Use these links to rapidly review the document

TABLE OF CONTENTS1

As filed with the Securities and Exchange Commission on November 29, 2016.

Registration No. 333-208693

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 6
to
Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TiGenix
(Exact name of Registrant as specified in its charter)

Kingdom of Belgium (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

Romeinse straat 12, box 2
3001 Leuven
Belgium
+32 (16) 39 6060
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

CT Corporation System
111 Eighth Avenue
New York, NY 10011
+1 (212) 894-8800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Peter Castellon, Esq. Proskauer Rose LLP 110 Bishopsgate London EC2N 4AY United Kingdom +44 (20) 7280-2000	Thomas S. Levato, Esq. Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 United States +1 (212) 813-8800

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated November 29, 2016

PROSPECTUS

American Depositary Shares
Representing             Ordinary Shares

$          per American Depositary Share

        TiGenix, a Belgian public limited liability company, is offering          American Depositary Shares, or ADSs. Each ADS will represent ten ordinary shares with no nominal value per share.

        This is our initial public offering in the United States. We have applied to list our ADSs on the NASDAQ Global Market under the symbol "TIG." Prior to this offering our ordinary shares have traded, and subsequent to this offering will continue to trade, on Euronext Brussels under the symbol "TIG." The latest reported closing sale price of our ordinary shares on Euronext Brussels on November 25, 2016 was 0.86 euros per share, or $0.91 per share (equivalent to a price of $9.10 per ADS) based on the rate of exchange on that day.

This investment involves a high degree of risk. See "Risk Factors" beginning on page 13.

	Per ADS	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to TiGenix	$	$
(1)
The underwriters will also be reimbursed for certain expenses incurred in this offering. See "Underwriting" for details.

        The underwriters have a thirty-day option to purchase up to          additional ADSs to cover over-allotments, if any.

        We are an "emerging growth company" as that term is defined in the Jumpstart Our Business Startups Act of 2012 and, as such, will be subject to reduced public company reporting requirements for future filings. See "Prospectus Summary—Implications of Being an Emerging Growth Company."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        Delivery of the ADSs will be made against payment in New York, New York on or about                        ,         .

Joint Book-Running Managers

BofA Merrill Lynch	Cowen and Company

Lead Manager

Canaccord Genuity

Co-Manager

BTIG

The date of this prospectus is                        ,         .

i

        You should rely only on the information contained in this prospectus and any related free-writing prospectus that we authorize to be distributed to you. We have not, and the underwriters have not, authorized any person to provide you with information different from that contained in this prospectus or any related free-writing prospectus that we authorize to be distributed to you. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies, regardless of the time of delivery of this prospectus or of any sale of the securities offered hereby.

        No action is being taken in any jurisdiction outside the United States to permit a public offering of the ADSs or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of the prospectus applicable to that jurisdiction.

        Until                        ,                         (twenty-five days after the commencement of this offering), all dealers that buy, sell or trade our ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry's future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors." These and other factors could cause our future performance to differ materially from our assumptions and estimates. See "Special Note Regarding Forward-Looking Statements."

        Our registered trademarks, TiGenix and ChondroCelect, the TiGenix logo and other trademarks or service marks of TiGenix appearing in this prospectus are our property. This prospectus contains additional trade names, trademarks and service marks of other companies that are the property of their respective owners.

ii

 PROSPECTUS SUMMARY

        This summary highlights selected information about us contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider in making your investment decision. Before investing in the ADSs, you should read this entire prospectus carefully, including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes, for a more complete understanding of our business and this offering.

        Except as otherwise required by the context, references to "TiGenix," "Company," "we," "us" and "our" are to TiGenix and its subsidiaries.

        We are an advanced biopharmaceutical company focused on developing and commercializing novel therapeutics from our proprietary technology platforms of allogeneic, or donor-derived, stem cells. We have completed, and received positive data in, a single pivotal Phase III trial in Europe and Israel of our most advanced product candidate Cx601, a first-in-class injectable allogeneic stem cell therapy indicated for the treatment of complex perianal fistulas in patients suffering from Crohn's disease. A complex perianal fistula consists of abnormal tracts between the rectum and the exterior surroundings of the anus, and is commonly associated with Crohn's disease. It is a serious clinical condition affecting the anal sphincter and is potentially associated with a perianal abscess. Cx601 has been granted orphan designation by the European Medicines Agency, or EMA, in recognition of its potential application for the treatment of anal fistulas, which affect approximately 120,000 adult patients in the United States and Europe and for which existing treatment options are inadequate. The EMA grants orphan designation to medicinal products for indications that affect no more than five out of 10,000 people in the European Union. The benefits of orphan designation include a streamlined process for obtaining relevant regulatory approvals and up to ten years of exclusivity in the European market.

        Cx601 is our lead product candidate based on our platform of expanded adipose, or fat tissue, derived stem cells, known as eASCs. On July 4, 2016, we entered into a licensing agreement with Takeda, a large pharmaceutical company active in gastroenterology, under which Takeda acquired the exclusive right to commercialize and develop Cx601 for complex perianal fistulas outside the United States.

        In the randomized, double-blind Phase III study, Cx601 met the primary endpoint of combined remission of complex perianal fistulas at twenty-four weeks. The results of the follow-up analysis after fifty-two weeks were also positive. The same endpoint of combined remission was also met at fifty-two weeks, showing that the effect of the treatment is sustained. The results also confirmed the favorable safety and tolerability profile of Cx601.

        Based on the data from our pivotal Phase III trial in Europe, we submitted a marketing authorization application for Cx601 to the EMA in March 2016. In July 2016, the EMA sent us their initial response to our application for marketing authorization, which we refer to as the "day 120 list of questions". As part of its standard process, the EMA prepares a list of potential outstanding issues, including major objections (if any), 120 days after an application is submitted. In this response, the EMA informed us of certain major objections related to the stability of the master cell stock we proposed, donor selection, viral safety and the potential inadequacy of the primary endpoint of the trial. Given the existence of major objections, the EMA followed its standard protocol for review at day 120 and stated in its response that our application was not approvable at that time. These objections would preclude a recommendation for marketing authorization, unless we are able to address them adequately. In August 2016, we had a clarification meeting with the EMA reviewers during which we discussed our strategy to address their major objections. Based on this meeting and the results of the follow-up analysis after fifty-two weeks, we believe we have reasonable replies to each of the major objections identified by the EMA. We expect to submit our replies to the day 120 list of questions in December 2016, and we expect the EMA to send us its "day 180 list of outstanding issues" in February

2017. The day 120 list of questions and the day 180 list of outstanding issues are part of the EMA's official review timetable. In addition, as part of the marketing authorization application process, we had a routine Good Clinical Practice inspection in September 2016. The inspectors identified certain critical and major deviations from Good Clinical Practices, in particular, a potential violation of patient privacy. We will include our replies to the issues raised in the inspection as part of our replies to the day 120 list of questions. Although we expect a decision from the EMA on our marketing authorization application during the second half of 2017, our reply might not be satisfactory and our marketing authorization application might not be approved by the EMA. If marketing authorization were to be approved by the second half of 2017, Takeda could begin to commercialize Cx601 in Europe thereafter.

        In the first half of 2017, we intend to initiate a pivotal Phase III trial for Cx601 for the treatment of complex perianal fistulas to register Cx601 in the United States and have begun the technology transfer process to Lonza, a U.S.-based contract manufacturing organization. Based on discussions with the U.S. Food and Drug Administration, or FDA, we believe that the U.S. Phase III trial, if successful, could, together with the European Phase III data, serve as supportive evidence for filing a biologics license application, or BLA, for regulatory approval with the FDA. We reached an agreement with the FDA through a special protocol assessment, or SPA, procedure for our proposed protocol in 2015. The agreed primary endpoint for the U.S. Phase III trial is the same as the one for the European Phase III trial. We are currently exploring the options for expedited review that could facilitate and accelerate the development of Cx601 and the review of its future BLA.

        Our eASC-based platform has generated other product candidates, including Cx611, for which we have completed a European Phase I safety trial. We are currently preparing to initiate a Phase I/II clinical trial in severe sepsis in Europe in the fourth quarter of 2016.

        On July 31, 2015, we acquired Coretherapix, a Spanish biopharmaceutical company focused on developing cost-effective regenerative therapeutics to stimulate the endogenous repair capacity of the heart and mitigate the negative effects of myocardial infarction, or a heart attack. Coretherapix has developed an allogeneic platform of expanded cardiac stem cells, or CSCs, and its lead product candidate, AlloCSC-01, employs allogeneic CSCs as a potential treatment for acute ischemic heart disease. We are sponsoring a European Phase I/II trial to evaluate the safety and efficacy of the intracoronary infusion of AlloCSC-01 in patients with acute myocardial infarction. We received six-month interim exploratory data in June 2016, and final results will be available during the first half of 2017. We are also developing AlloCSC-02, the second product candidate from the CSC-based platform, which is in a preclinical proof of concept stage for a chronic cardiac indication.

        Our eASC-based product candidates are manufactured at our facility in Madrid that has been approved by the Spanish Medicines and Medical Devices Agency as being compliant with current Good Manufacturing Practices, or cGMP, requirements, which are the standards prescribed by regulatory agencies that control and license the manufacture and supply of pharmaceutical products, such as eASCs. Through our expansion process, we can generate up to 2,400 doses of Cx601 from cells extracted from a single healthy donor. We believe we already have the capacity to scale up the production of our eASC-based products on a late-stage clinical as well as commercial scale and have successfully obtained a manufacturing license from the Spanish Medicines and Medical Devices Agency for the commercial production of Cx601. We expect to continue producing Cx601 at our facility until Takeda assumes responsibility for manufacturing. Our CSC-based product candidates are manufactured in Spain by 3P Biopharmaceuticals, a sub-contractor, which has been approved by the Spanish Medicines and Medical Devices Agency as being compliant with cGMP requirements, based on a manufacturing process developed by Coretherapix.

        Other than our licensing agreement with Takeda, under which Takeda has the exclusive right to commercialize Cx601 outside the United States, we have retained the worldwide rights for all of our product candidates. As of June 30, 2016, we owned or co-owned twenty-nine patent families and had more than one hundred granted patents in more than twenty jurisdictions, including the United States, with expiration dates starting from 2020 for a patent relating to ChondroCelect.

Product and Product Candidates

        Our therapeutic approach is to focus on the use of living cells, rather than conventional drugs, for the treatment of inflammatory and autoimmune diseases, through our eASC-based platform, and heart disease, through our CSC-based platform. Our pipeline of stem cell programs is based on validated platforms of allogeneic stem cells. Our eASCs are extracted and cultured from fat tissue sourced from healthy consenting adult donors for clinical studies focused on the treatment of autoimmune and inflammatory diseases. Our CSCs are sourced from a small amount of myocardial tissue that would typically be discarded during a routine valvular replacement operation.

        The following chart summarizes our product candidates:

Cx601

        Cx601, our lead product candidate, is a potential first-in-class local injectable allogeneic stem cell therapy that has completed a pivotal Phase III trial in Europe and Israel for the treatment of complex perianal fistulas in patients suffering from Crohn's disease. We have observed compelling clinical results that suggest that Cx601 has clinical utility in treating perianal fistulas in a single treatment with increased efficacy and a more favorable adverse events profile than currently available therapies in Europe and the United States, with patients having a 44.3% greater probability of achieving combined remission than placebo patients. Based on the results of our pivotal Phase III trial, we submitted a marketing authorization application to the EMA in March 2016, and a decision by the EMA could be expected during the second half of 2017. If marketing authorization were to be granted during the second half of 2017, Takeda could start to commercialize Cx601 in Europe thereafter. Moreover, Cx601 enjoys significant benefits due to its designation as an orphan drug by the EMA.

        We have also had a meeting with the FDA to discuss the adequacy of our clinical and non-clinical data to support an investigational new drug, or IND, application for a Phase III trial to register Cx601 in the United States. We received positive feedback regarding our pivotal European Phase III trial design for supporting a BLA and have reached an agreement with the FDA through an SPA procedure for our proposed protocol for a Phase III trial to register Cx601 in the United States. We are currently exploring the options for expedited review that could facilitate and accelerate the development of Cx601 and the review of its future BLA. In the first half of 2017, we intend to initiate a pivotal

Phase III trial for Cx601 for the treatment of complex perianal fistulas to register Cx601 in the United States.

Cx611

        Cx611, our second eASC-based product candidate, is a potential first-in-class intravenous injectable allogeneic stem cell therapy intended for the treatment of severe sepsis. We believe that Cx611, if approved for severe sepsis, would be an add-on therapy that has the potential to reduce mortality, which is estimated at up to 20% to 50% for patients suffering from severe sepsis. Following positive safety data from a European Phase I trial, we are planning to advance Cx611 in severe sepsis in a Phase I/II trial in Europe in the fourth quarter of 2016.

Cx621

        We have explored the intra-lymphatic administration of allogeneic eASCs with Cx621 and generated positive safety and feasibility information in a Phase I trial in Europe. This different route of administration has the potential to enable applications in autoimmune diseases.

AlloCSC-01

        AlloCSC-01, our lead CSC-based product candidate, is a suspension of allogeneic CSCs administered into the coronary artery of the patient. We are currently in the second stage of a two-stage Phase I/II trial in Europe to evaluate the safety and preliminary efficacy of the intracoronary infusion of AlloCSC-01 in patients with acute myocardial infarction. We received interim exploratory data in June 2016 and expect to receive final results during the first half of 2017. We believe that AlloCSC-01 has the potential to limit the extent of tissue damage caused by myocardial infarction and delay the onset, or reduce the severity of, congestive heart failure.

AlloCSC-02

        We are also developing AlloCSC-02, the second product candidate from our CSC-based platform, which is in a preclinical proof of concept stage for a chronic cardiac indication.

ChondroCelect

        ChondroCelect, our first commercial product, was the first cell-based product approved in Europe, and received centralized marketing authorization in October 2009 as an advanced therapy medicinal product. During the first six months of 2014, we discontinued our operations in connection with ChondroCelect, through the combination of the sale of our manufacturing subsidiary to PharmaCell and the entry into an agreement with Swedish Orphan Biovitrium, or Sobi, for the exclusive marketing and distribution rights with respect to ChondroCelect within the European Union (except for Finland), as well as several other countries, including the Middle East and North Africa. In July 2016, we requested the withdrawal of our marketing authorization for commercial reasons, which we expect will be effective as of November 30, 2016. After this date, we will no longer generate any revenues from ChondroCelect.

Technology Platform

        Our development programs are based on our proprietary allogeneic stem cell-based technology platforms and focus on the treatment of both inflammatory and autoimmune diseases and the chronic and acute settings of heart disease. The cells target different pathways than conventional drugs and may be effective in patients who fail to respond to such drugs, or in indications for which there is currently no available treatment. We believe our platforms offer significant market opportunities based on the following distinguishing factors:

  •
  Our use of allogeneic adult stem cells. This has the potential to enable efficient production of large batches of cells, does not require any biopsy or tissue procurement from the patient and results in the immediate and consistent availability of cells when required for treatment.

  •
  Our expertise in optimizing the delivery of stem cells as required by different indications through both local and systemic routes of administration.

  •
  Our use of eASCs extracted from human adipose tissue sourced from healthy donors. We believe that this type of cell may offer significant advantages over other mesenchymal cell types, such as stem cells sourced from bone marrow, for the treatment of inflammatory and autoimmune diseases.

  •
  Our use of human-derived cardiac tissue that would typically be discarded during a routine valvular replacement operation. We believe that CSCs extracted from this tissue play a role in supporting the regeneration process in the infarcted heart upon their administration.

  •
  The mechanism of action of our eASC-based product candidates, which utilizes two main biological pathways that underlie the efficacy of stem cells generally in disease treatment: (i) their anti-inflammatory properties and (ii) their secretion of repair and growth promoting molecules. In clinical studies, our eASCs have exhibited broad immunomodulatory properties, including the regulation of immune cells such as B lymphocytes, T lymphocytes, natural killer cells, monocytes or macrophages and neutrophils.

  •
  The mechanism of action of our CSC-based product candidates, which we believe relies on three potential biological pathways: (i) cardioprotection of damaged tissue, (ii) modulation of the immune response to reduce scarring and dampen the effects of chronic inflammation and (iii) support of the regeneration of myocardial tissue.

Strategy

        Key elements of our strategy to leverage our cell-therapy experience to develop innovative and safe treatment options for a broad range of inflammatory and autoimmune diseases and cardiology indications are as follows:

  •
  Advance the clinical development of Cx601 for the treatment of complex perianal fistulas in patients with Crohn's disease and secure regulatory approval in Europe and the United States.

  •
  Achieve global commercialization of Cx601.

  •
  Advance our product candidates Cx611, Cx621, AlloCSC-01 and AlloCSC-02 in the United States and the rest of the world.

  •
  Discover, develop and commercialize first-in-class novel therapeutics for areas of high unmet medical need by leveraging our proprietary allogeneic stem cell-based technology platforms and our experience in bringing stem-cell based products to market.

  •
  Strengthen our competitive position by leveraging our experienced management team and reinforcing key opinion leader support.

Summary Risk Factors

        An investment in the ADSs involves a high degree of risk. You should consider carefully the risks discussed below and under the heading "Risk Factors" beginning on page 13 of this prospectus before purchasing the ADSs. If any of these risks actually occurs, our business, financial condition or results of operations would likely be materially adversely affected. In such case, the trading price of our ADSs would likely decline, and you may lose all or part of your investment.

        These risks include the following:

  •
  We may experience delays or failure in the preclinical and clinical development of our product candidates.

  •
  Regulatory approval of our product candidates may be delayed, not obtained or not maintained, and we may be affected by future changes to any pharmaceutical legislation or guidelines.

  •
  We may need substantial additional funding, which may not be available on acceptable terms when required, if at all.

  •
  We have an accumulated deficit of 129 million euros as of June 30, 2016, and our net losses and significant cash used in operating activities have raised substantial doubt regarding our ability to continue as a going concern.

  •
  There may be uncertainty over reimbursement from third parties for newly approved healthcare products or such reimbursement may be refused, which could affect our ability to commercialize our product candidates.

  •
  We may not be able to protect our proprietary technology adequately or enforce any rights related thereto.

  •
  We rely or may rely on third parties for certain of our research, clinical trials, technology, supplies, manufacturing and sales and marketing, and a failure of service by such parties could adversely affect our business and reputation.

Company Information

        TiGenix was incorporated in Belgium on February 21, 2000 as a company with limited liability under Belgian corporate law. Our principal executive and registered offices are located at Romeinse straat 12, box 2, 3001 Leuven, Belgium. Our telephone number is +32 (16) 39 60 60. We are registered with the Register of Legal Entities (Leuven) under the enterprise number 0471.340.123. Our internet website is www.tigenix.com. The information contained on, or accessible through, our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

        Our agent for service of process in the United States is CT Corporation System, whose registered offices are located at 111 Eighth Avenue, 13th Floor, New York, NY 10011. Their telephone number is +1 (212) 894-8800.

        For additional information regarding our Company organizational history, see "History and Organizational Structure."

Recent Developments

        On July 4, 2016, we entered into a licensing agreement with Takeda, a large pharmaceutical company active in gastroenterology, under which Takeda acquired the exclusive right to commercialize and develop Cx601 for complex perianal fistulas outside the United States for an upfront non-refundable payment of 25 million euros, a further payment of 15 million euros if and when Cx601 receives marketing authorization from the EMA, an equity investment of 10 million euros within one year of the effective date of the agreement, additional sales and reimbursement milestone payments up to a total of 340 million euros and royalty payments ranging from 10% to 18% on net sales by Takeda.

        In July 2016, we requested the withdrawal of our marketing authorization for ChondroCelect, which we expect to be effective as of November 30, 2016, and decided to terminate our distribution agreements with Sobi and Finnish Red Cross Blood Service and our manufacturing agreement with our former subsidiary, which was acquired by PharmaCell.

        As at September 30, 2016, we had cash and cash equivalents of 43.0 million euros, including the upfront non-refundable payment received from Takeda in July 2016.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

        As a company with less than $1.0 billion in revenue during its fiscal year, we qualify as an "emerging growth company" as defined in Section 2(a) of the Securities Act of 1933, as amended, as modified by the Jumpstart our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of specified reduced reporting requirements and are relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

  •
  We are permitted to present only two years of audited consolidated financial statements and only two years of related Management's Discussion and Analysis of Financial Condition and Results of Operations in the registration statement of which this prospectus forms a part.

  •
  We are exempt from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002.

  •
  We are permitted to provide less extensive disclosure about our executive compensation arrangements.

        We expect to remain an "emerging growth company" for up to five years, or until any one of the following occurs:

  •
  The last day of the first fiscal year in which our annual gross revenue exceeds $1 billion.

  •
  The date on which we become a "large accelerated filer" as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, which would occur if the market value of our common equity held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least twelve months.

  •
  The date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period.

        We may choose to take advantage of some but not all of these reduced burdens. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from our competitors that are public companies, or other public companies in which you have made an investment.

        Further, as a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the Securities and Exchange Commission, or the SEC. Under the Exchange Act, we will be subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We will also have four months after the end of each fiscal year to file our annual reports with the SEC and will not be required to file current reports as frequently or promptly as U.S. domestic reporting companies. We will also present financial statements pursuant to International Financial Reporting Standards, or IFRS, instead of pursuant to U.S. generally accepted accounting principles, or U.S. GAAP. Furthermore, although the members of our management and supervisory boards will be required to notify the Belgian Financial Markets and Services Authority of certain transactions they may undertake, including with respect to our ordinary shares, our officers, directors and principal shareholders will be exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting companies. We intend to take advantage of the exemptions available to us as a foreign private issuer after we no longer qualify as an emerging growth company.

 The Offering

Issuer	TiGenix
ADSs offered	ADSs.
Ordinary shares outstanding immediately after this offering	ordinary shares.
Over-allotment option	ADSs.
The ADSs	Each ADS represents ten ordinary shares.

ADSs may be evidenced by American Depositary Receipts, or ADRs. The depositary will hold the ordinary shares underlying your ADSs. You will have rights of an ADR holder as provided in the deposit agreement. You may cancel your ADSs and withdraw the underlying ordinary shares. The depositary will charge you fees for, among other acts, any cancellation. In certain limited instances described in the deposit agreement, we may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs, you agree to be bound by the terms of the deposit agreement then in effect.

To better understand the terms of the ADSs, you should carefully read the section in this prospectus entitled "Description of American Depositary Shares." You should also read the deposit agreement, which is an exhibit to the registration statement of which this prospectus forms a part.

Depositary for the ADSs	Deutsche Bank Trust Company Americas.
Custodian for the ADSs	Deutsche Bank AG, Amsterdam Branch.
Use of proceeds

We expect to receive total net proceeds from this offering of approximately $      , after deducting the underwriting discounts and commissions and estimated offering expenses, assuming a public offering price of $        (        euros) per ADS, based on the closing price of our ordinary shares on Euronext Brussels on                    ,        . We intend to use the net proceeds of this offering for (i) clinical development of our product candidates, including Cx601 in the United States, and (ii) other research and development activities, working capital and other general corporate purposes, including the costs and expenses of being a U.S.-listed public company. Pending our use of the net proceeds as described above, we may invest the net proceeds in short-term bank deposits or interest-bearing, investment-grade securities. See "Use of Proceeds."

Dividend policy	We do not currently pay dividends and we do not anticipate declaring or paying any dividends for the foreseeable future.

Listing

We have applied to list our ADSs on the NASDAQ Global Market under the symbol "TIG." Prior to this offering, our ordinary shares have traded, and subsequent to this offering will continue to trade, on Euronext Brussels under the symbol "TIG," and we will timely apply for the listing and admission to trading on Euronext Brussels of the new ordinary shares underlying the ADSs.

Risk factors

Investing in our ADSs involves a high degree of risk. You should carefully read the information set forth under "Risk Factors" beginning on page 13 of this prospectus and the other information set forth in this prospectus before deciding to invest in the ADSs.

        The number of our ordinary shares that will be issued and outstanding immediately after this offering is based on 202,304,587 ordinary shares outstanding as of June 30, 2016 and excludes the following:

  •
            ordinary shares represented by the ADSs subject to the underwriters' over-allotment option to purchase additional ADSs.

  •
  26,989,096 ordinary shares issuable upon the conversion of our 9% senior unsecured bonds due 2018, at a conversion price of 0.9263 euros per share as of June 30, 2016.

  •
  9,898,500 ordinary shares issuable upon exercise of granted and outstanding warrants as of June 30, 2016, at a weighted-average exercise price of 1.31 euros per share.

        Unless otherwise indicated, this prospectus assumes no exercise of the underwriters' option to purchase up to an additional        ADSs from us.

 Summary Historical Consolidated Financial Data

TiGenix

        The tables below present our summary historical consolidated financial data. Our summary historical consolidated financial data as of December 31, 2015 and 2014 and for the years ended December 31, 2015 and 2014 have been derived from our audited consolidated financial statements, which are included elsewhere in this prospectus. Our summary historical consolidated financial data as of June 30, 2016 and for the periods ended June 30, 2016 and 2015 have been derived from our unaudited interim consolidated financial statements, which are included elsewhere in this prospectus. The consolidated financial statements have been prepared and presented in accordance with IFRS as issued by the International Accounting Standards Board, or IASB. As an emerging growth company, we are not required to present, and have not presented, selected financial data for any period prior to our most recently completed two fiscal years. The interim consolidated financial statements have been prepared and presented in accordance with International Accounting Standard 34 "Interim Financial Reporting." These interim consolidated financial statements do not include all the information required for full annual financial statements in accordance with IFRS as issued by IASB and should be read in conjunction with our consolidated financial statements as at and for the year ended December 31, 2015.

        Our consolidated financial statements are prepared and presented in euros, our presentation currency. Solely for the convenience of the reader our consolidated financial statements as at and for the year ended December 31, 2015 and as at and for the six-month period ended June 30, 2016 have been translated into U.S. dollars at 1.00 euro=$1.0859 on December 31, 2015 and 1.00 euro=$1.1032 on June 30, 2016, based on the certified foreign exchange rates published by the Federal Reserve Bank of New York. Such translation should not be construed as a representation that the euro amounts have been or could be converted into U.S. dollars at these or at any other rate of exchange, or at all.

        The following summary historical consolidated financial data should be read in conjunction with our historical consolidated financial statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this prospectus. The historical results for any prior period are not necessarily indicative of results to be expected for any future period.

Consolidated Income Statement Data

	Six-month periods ended June 30,			Years ended December 31,
	2016	2015	2016	2015	2014	2015
	In thousands of euros, except per share data	In thousands of euros, except per share data	In thousands of U.S. dollars, except per share data	In thousands of euros, except per share data	In thousands of euros, except per share data	In thousands of U.S. dollars, except per share data
	(unaudited)	(unaudited)	(unaudited)			(unaudited)
CONTINUING OPERATIONS
Revenues
Royalties	293	333	323	537	338	583
Grants and other operating income	650	605	717	1,703	5,948	1,849

Total revenues	943	938	1,040	2,240	6,286	2,432
Research and development expenses	(9,702)	(7,656)	(10,703)	(19,633)	(11,443)	(21,319)
General and administrative expenses	(4,322)	(2,833)	(4,768)	(6,683)	(7,406)	(7,257)
Total operating charges	(14,024)	(10,489)	(15,471)	(26,316)	(18,849)	(28,576)

Operating Loss	(13,081)	(9,551)	(14,431)	(24,076)	(12,563)	(26,144)
Financial income	57	34	63	148	115	161
Interest on borrowings and other finance costs	(3,766)	(3,080)	(4,155)	(6,651)	(1,026)	(7,222)
Fair value gains / (losses)	7,750	1,285	8,550	(6,654)	60	(7,226)
Impairment and gains/(losses) on disposal of financial instruments				(161)	—	(175)
Foreign exchange differences, net	(292)	747	(322)	1,000	1,101	1,086

Loss before taxes	(9,332)	(10,565)	(10,295)	(36,394)	(12,313)	(39,520)
Income tax benefits / (losses)	(48)		(53)	1,325	927	1,439

Loss for the year from continuing operations				(35,069)	(11,386)	(38,081)
DISCONTINUED OPERATIONS
Loss for the year from discontinued operations				—	(1,605)	—

Loss for the period	(9,380)	(10,565)	(10,348)	(35,069)	(12,990)	(38,081)

Attributable to equity holders of TiGenix	(9,380)	(10,565)	(10,348)	(35,069)	(12,990)	(38,081)
Basic and diluted loss per share	(0.05)	(0.07)	(0.06)	(0.21)	(0.08)	(0.23)
Basic and diluted loss per share from continuing operations	(0.05)	(0.07)	(0.06)	(0.21)	(0.07)	(0.23)
Basic and diluted loss per share from discontinued operations				—	(0.01)	—

Consolidated Statement of Financial Position Data—Summary

	As at June 30,		As at December 31,
	2016	2016	2015	2014	2015
	In thousands of euros (unaudited)	In thousands of U.S. dollars (unaudited)	In thousands of euros	In thousands of euros	In thousands of U.S. dollars (unaudited)
ASSETS
Non-current assets	50,278	55,467	54,241	36,808	58,900
Current assets	31,791	35,072	24,930	17,113	27,072

TOTAL ASSETS	82,069	90,539	79,171	53,921	85,972

EQUITY AND LIABILITIES
Equity attributable to equity holders	26,497	29,232	13,145	34,757	14,274
Total equity	26,497	29,232	13,145	34,757	14,274
Non-current liabilities	44,327	48,902	52,137	10,681	56,616
Current liabilities	11,245	12,405	13,889	8,483	15,082
TOTAL EQUITY AND LIABILITIES	82,069	90,539	79,171	53,921	85,972

Consolidated Statement of Cash Flows Data—Summary

	Six-month periods ended June 30,			Years ended December 31,
	2016	2015	2016	2015	2014	2015
	In thousands of euros (unaudited)	In thousands of euros (unaudited)	In thousands of U.S. dollars (unaudited)	In thousands of euros	In thousands of euros	In thousands of U.S. dollars (unaudited)
Net cash used in operating activities	(12,618)	(9,037)	(13,920)	(19,574)	(13,367)	(21,255)

Net cash (used) in / provided by investing activities	165	(4,576)	182	(4,434)	3,307	(4,815)

Net cash provided by financing activities	18,585	22,874	20,503	28,523	7,969	30,973

Cash and cash equivalents at end of period	24,113	22,732	26,601	17,982	13,471	19,527

RISK FACTORS

        Investing in the ADSs involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with other information contained in this prospectus, before making an investment decision. Any of the following risks and uncertainties could have a material adverse effect on our business, prospects, results of operations and financial condition. The market price of our ADSs could decline due to any of these risks and uncertainties, and you could lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

Risks Related to the Clinical Development and Regulatory Approval of Our Product Candidates

We may experience delays or failure in the preclinical and clinical development of our product candidates.

        As part of the regulatory approval process, we conduct preclinical studies and clinical trials for each of our unapproved product candidates to demonstrate safety and efficacy. The number of required preclinical studies and clinical trials varies depending on the product, the indication being evaluated, the trial results and the applicable regulations. Clinical testing is expensive and can take many years to be completed, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process. The results of preclinical studies and initial clinical trials do not necessarily predict the results of later-stage clinical trials, and products may fail to show the desired safety, efficacy and quality despite having progressed through initial clinical trials. The data collected from preclinical studies and clinical trials may not be sufficient to support the U.S. Food and Drug Administration, or FDA, the European Medicines Agency, or EMA, or other regulatory approval or approval by ethics committees in various jurisdictions. In addition, the review of a study by an independent data safety monitoring board or review body does not necessarily indicate that the clinical trial will ultimately be successfully completed.

        We cannot accurately predict when our current preclinical studies and clinical trials or future clinical trials will be completed, if at all, nor when planned preclinical studies and clinical trials will begin or be completed. Successful and timely completion of clinical trials will require us to recruit a sufficient number of patient candidates, locate or develop manufacturing facilities with regulatory approval sufficient for production of the product to be tested and enter into agreements with third party contract research organizations to conduct the trials. We may need to engage or further engage in preclinical studies and clinical trials with partners, which may reduce any future revenues from any future products.

        Our products may cause unexpected side effects or serious adverse events that could interrupt, delay or halt the clinical trials and could result in the FDA, the EMA or other regulatory authorities denying approval of our products for any or all targeted indications. An institutional review board or ethics board, the FDA, the EMA, any other regulatory authorities or we ourselves, based on the recommendation of an independent data safety review board or otherwise, may suspend or terminate clinical trials at any time, and none of our product candidates may ultimately prove to be safe and effective for human use.

        In addition, even if the data from our clinical trials is sufficient to support an application for marketing authorization, detailed analysis of such data, including analysis of secondary end-points and follow-up data from later periods, and the interpretation of such data by the regulatory authorities, prescribing physicians and others, including potential partners, could have a significant impact on the value of the asset and our ability to realize its full value.

If the EMA does not approve Cx601 for the treatment of complex perianal fistulas in patients with Crohn's disease, Takeda may not be able to commercialize Cx601 in Europe, and we may not receive our milestone payment in connection with approval of marketing authorization and subsequent milestone payments and royalties in a timely manner or at all.

        In March 2016, we submitted a marketing authorization application for Cx601 to the EMA for the treatment of complex perianal fistulas in adult patients with non-active or mildly active luminal Crohn's disease whose fistulas have shown an inadequate response to at least one conventional or biologic therapy. In July 2016, the EMA sent us its initial response to our application for marketing authorization, which we refer to as "the day 120 list of questions". In this response, the EMA informed us of certain major objections and, following its standard protocol for review at day 120, stated that our application was not approvable at the present time. These objections would preclude a recommendation for marketing authorization, unless we were able to address them adequately. These objections were as follows:

  •
  inadequate data with respect to the stability of the intermediate master cell stock for Cx601 and the questionable relevance of the potency test for stability of the master cell stock

  •
  incomplete information with respect to the details on donor selection and testing

  •
  an insufficient viral safety risk assessment

  •
  uncertainty as to whether the primary endpoint of the trial is adequately representative of complete closure of fistulas and is adequately sensitive as a measure of improvement.

        In addition, as part of the marketing authorization application process, we had a routine Good Clinical Practice inspection in September 2016. The inspectors identified certain critical and major deviations from Good Clinical Practices, in particular, a potential violation of patient privacy. In their report to the EMA's Committee for Human Medicinal Products, the inspectors recommend that the data from the trial should be disregarded as part of the marketing authorization application.

        While we believe we have adequate responses for these objections, the EMA reviewers may not be satisfied with our responses or may require additional information, which we may not be able to provide in a timely manner or at all. If we are not able to provide the EMA with satisfactory responses, we may not receive marketing authorization for Cx601, or if we need additional time to provide the required information, approval for marketing authorization could be delayed. This would delay or preclude our receipt of the milestone payment of 15 million euros from Takeda for receipt of marketing authorization of Cx601 in Europe, additional milestone payments for favorable pricing decisions in certain European markets and royalties from sales of Cx601 in Europe. In addition, Takeda has the option to terminate the licensing agreement if we do not receive marketing authorization in Europe by July 2020.

Regulatory approval of our product candidates may be delayed, not obtained or not maintained.

        In the United States, all of our cell-based product candidates are subject to a biologics license application, or BLA, issued by the FDA. In Europe, all of our product candidates require regulatory approval through the centralized marketing authorization procedure coordinated by the EMA for advanced therapy medicinal products.

        Besides the marketing authorization, we also need to obtain and maintain specific national licenses to perform our commercial operations, including manufacturing and distribution licenses, as well as authorizations to obtain and handle human cells and tissues.

        Regulatory approval may be delayed, limited or denied for a number of reasons, most of which are beyond our control, including the following:

  •
  The requirement to perform additional clinical trials.

  •
  The failure of the product to meet the safety or efficacy requirements.

  •
  Our ability to successfully conclude the transfer of our technology to our contract manufacturers.

  •
  Our ability to scale up manufacturing processes to the level required to successfully run the clinical trials for our product candidates and to commercialize them.

  •
  The failure of the relevant manufacturing processes or facilities to meet the applicable requirements.

Any delay or denial of regulatory approval of our product candidates or any failure to comply with post-approval regulatory policies is likely to have a significant impact on our operations and prospects, in particular on our expected revenues.

        Regulatory authorities, including the FDA and the EMA, may disagree with our interpretations of data from preclinical studies and clinical trials, our interpretation of applicable regulations including, without limitations, regulations relating to patent term extensions or restorations. They may also approve a product for narrower spectrum of indications than requested or may grant approval subject to the performance of post-marketing studies for a product. Such post-approval studies, if required, may not corroborate the results of earlier trials. Furthermore, the general use of such products may result in either or both of the safety and efficacy profiles differing from those demonstrated in the trials on which marketing approval was based, which could lead to the withdrawal or suspension of marketing approval for the product. In addition, regulatory authorities may not approve the labelling claims that are necessary or desirable for the successful commercialization of our products.

        In addition, a marketed product continues to be subject to strict regulation after approval. Changes in applicable legislation or regulatory policies or discovery of problems with the product, production process, site or manufacturer may result in delays in bringing products to the market, the imposition of restrictions on the product's sale or manufacture, including the possible withdrawal of the product from the market, or may otherwise have an adverse effect on our business.

        The failure to comply with applicable regulatory requirements may, among other things, result in criminal and civil proceedings and lead to imprisonment, fines, injunctions, damages, total or partial suspension of regulatory approvals, refusal to approve pending applications, recalls or seizures of products and operating and production restrictions.

        We may not receive regulatory clearance for trials at each stage and approval for our products and product candidates still in development without delay or at all. If we fail to obtain or maintain regulatory approval for our products, we will be unable to market and sell such products, and such failure or any delay could prevent us from ever generating meaningful revenues or achieving profitability.

We work in a strict regulatory environment, and future changes in any pharmaceutical legislation or guidelines, or unexpected events or new scientific insights occurring within the field of cell therapy, could affect our business.

        Regulatory guidelines may change during the course of a product development and approval process, making the chosen development strategy suboptimal. This may delay development, necessitate additional clinical trials or result in failure of a future product to obtain marketing authorization or the targeted price levels and could ultimately adversely impact commercialization of the authorized product. Market conditions may change, resulting in the emergence of new competitors or new treatment guidelines, which may require alterations in our development strategy. This may result in significant delays, increased trial costs, significant changes in commercial assumptions or the failure of future product candidates to obtain marketing authorization.

        In the past, the regulatory environment in Europe and certain EU member states has negatively affected our ChondroCelect business. In accordance with applicable advanced therapy medicinal product regulations, after January 1, 2013, in principle, all advanced therapy medicinal products required central marketing authorization from the EMA. This should have been beneficial for ChondroCelect, which was the first advanced therapy medicinal product to have obtained such central marketing authorization. However, the advanced therapy medicinal product regulation provided for an exemption for hospitals, which allowed EU member states to permit the non-routine production of advanced therapy medicinal product in their markets without central marketing authorization from the EMA. The implementation of this exemption by certain EU member states, notably Spain and Germany, which had very developed markets for autologous chondrocyte implantation procedures, has allowed such countries to keep local products in the market without central marketing authorization from the EMA even after January 1, 2013, thereby significantly reducing the market potential for ChondroCelect.

        Although the basic regulatory frameworks appear to be in place in the United States and in Europe for cell-based products, at present regulators have limited experience with such products and the interpretation of these frameworks is sometimes difficult to predict. Moreover, the regulatory frameworks themselves will continue to evolve as the FDA and the EMA issue new guidelines. The interpretation of existing rules or the issuance of new regulations may impose additional constraints on the research, development, regulatory approval, manufacturing or distribution processes of future and existing product candidates, and could prevent us from generating revenues or achieving profitability and force us to withdraw our products from the market.

        Unexpected events may occur in the cell therapy field, in particular unforeseen safety issues of any cell therapy product. Moreover, scientific progress might yield new insights on the biology of stem cells which might in turn impact the requirements of safety and efficacy demonstration for stem cell or other cell therapies. Such events or new insights might change the regulatory requirements and framework, in particular strengthening the required clinical research package and increasing the amount of data required to be provided. This could result in additional constraints on our product development process and lead to significant delays, which could prevent us from ever generating meaningful revenues or achieving profitability.

Expedited review for Cx601, if obtained, may not lead to a faster development process.

        We intend to seek expedited review for Cx601 in the United States. The fast track program is intended to expedite or facilitate the process for reviewing new drugs and biologics that meet certain criteria. Specifically, new drugs and biologics are eligible for expedited review if they are intended, alone or in combination with one or more drugs or biologics, to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. Expedited review applies to the combination of the product candidate and the specific indication for which it is being studied. The FDA has broad discretion in determining whether to grant review under any of its expedited development and review programs for a drug or biologic. Obtaining expedited review does not change the standards for product approval, but may expedite the development or approval process. There is no assurance that the FDA will grant such review. Even if the FDA does grant expedited review for Cx601, it may not actually result in faster clinical development or regulatory review or approval. Furthermore, such a review does not increase the likelihood that Cx601 will receive marketing approval in the United States.

Although we have entered into a special protocol assessment, or SPA, agreement with the FDA relating to the U.S. Phase III trial of Cx601 for the treatment of perianal fistulas, this agreement does not guarantee any particular outcome with respect to regulatory review of the trial or any associated biologics license application, or BLA.

        The protocol for our U.S. Phase III trial of Cx601 for the treatment of perianal fistulas was reviewed and agreed upon by the FDA under an SPA agreement in 2015. The FDA's SPA process is designed to facilitate the FDA's review and approval of drugs by allowing the FDA to evaluate the proposed design and size of clinical trials that are intended to form the primary basis for determining a drug product's safety and efficacy. Upon specific request by a clinical trial sponsor, the FDA will evaluate the protocol and respond to a sponsor's questions regarding, among other things, primary efficacy endpoints, trial conduct and data analysis. The FDA ultimately assesses whether the protocol design and planned analysis of the trial are acceptable to support regulatory approval of the product candidate with respect to the effectiveness of the indication studied.

        Because the SPA provides for the evaluation of protocols for trials that have not been initiated, the conduct and results of the subsequent trial are not part of the evaluation. Therefore, the existence of an SPA agreement does not guarantee that the FDA will accept a new drug application or a BLA or that the trial results will be adequate to support approval. Those issues are addressed during the review of a submitted application; however, it is hoped that trial quality will be improved by the SPA process.

        In rare cases, the FDA may rescind an SPA agreement. In particular, an SPA agreement is not binding on the FDA if public health concerns emerge that were unrecognized at the time of the SPA agreement, other new scientific concerns regarding product safety or efficacy arise, the sponsor company fails to comply with the agreed upon trial protocols, or the relevant data, assumptions or information provided by the sponsor in a request for the SPA change or are found to be false or omit relevant facts.

        An SPA agreement may be modified, and such modification will be deemed binding on the FDA review division, except under the circumstances described above, if the FDA and the sponsor agree in writing to modify the protocol and such modification is intended to improve the study.

        We plan to discuss proposed revisions to our SPA protocol with the FDA in order to increase sample size and patient recruitment, among other things, for our Phase III clinical trial of Cx601. For that, we need to submit a new SPA request to the FDA and provide written questions seeking the agency's guidance on proposed changes to our protocol. We plan to submit this new SPA request to the FDA in early 2017 and will be notified in writing of responses to our questions and whether the FDA regards the revised protocol as sufficient to maintain the SPA concurrence.

Risks Related to Our Financial Condition and Capital Requirements

If we fail to obtain additional financing, we may be unable to complete the development and commercialization of our product candidates.

        Our operations have consumed substantial amounts of cash since inception. We expect to continue to spend substantial amounts to continue the clinical development of our product candidates. If our product candidates are approved, we will require significant additional funds in order to launch and commercialize such product candidates in the United States and internationally. We may also need to spend substantial amounts to expand our manufacturing infrastructure.

        As at June 30, 2016, we had cash and cash equivalents of 24.1 million euros, and we believe that this amount, together with the upfront non-refundable payment of 25 million euros from Takeda in connection with the licensing agreement, will be sufficient to fund our operations through December 2017. However, changing circumstances may cause us to consume capital significantly faster than we currently anticipate, and we may need to spend more money than currently expected because of circumstances beyond our control. As a result, we may require additional capital for the further development and commercialization of our product candidates.

        Our future funding requirements, both near and long-term, will depend on many factors, including, but not limited to, the following:

  •
  The initiation, progress, timing, costs and results of clinical trials for our product candidates.

  •
  The clinical development plans we establish for these product candidates.

  •
  The number and characteristics of the product candidates that we develop and for which we seek regulatory approval.

  •
  The outcome, timing and cost of regulatory approvals by the FDA, the EMA and any other comparable foreign regulatory authorities, including the potential for the FDA, the EMA or any other comparable foreign regulatory authorities to require that we perform more studies than those that we currently expect.

  •
  The ability to enter into licensing agreements with appropriate partners and to negotiate favorable terms with such partners.

  •
  The cost of preparing, filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights.

  •
  The effects of competing technological and market developments.

  •
  The cost and timing of completing the technology transfer to contract manufacturing organizations in the United States and other international markets.

  •
  The ability to scale up manufacturing activities for our product candidates and approved products to a commercial scale.

  •
  The cost and timing of completion of commercial-scale manufacturing activities.

  •
  The cost of establishing sales, marketing and distribution capabilities for any product candidates for which we may receive regulatory approval in regions where we choose to commercialize our products on our own.

  •
  The cost of obtaining favorable pricing and market access decisions from public and private payors for our products.

        Additional funding may not be available on a timely basis, on favorable terms, or at all, and such funds, if raised, may not be sufficient to enable us to continue to implement our business strategy. Our ability to borrow may also be affected by the conditions under our financing agreements, including our 9% senior unsecured bonds due 2018 for 25.0 million euros in total principal amount, convertible into our ordinary shares, that we issued on March 6, 2015. If we are unable to raise additional funds through equity or debt financing, we may need to delay, scale back or eliminate expenditures for some of our research, development and commercialization plans, or grant rights to develop and market products that we would otherwise prefer to develop and market ourselves, thereby reducing their ultimate value to us.

We have a history of operating losses and an accumulated deficit and may never become profitable.

        We have experienced operating losses since our founding in February 2000. We experienced net losses of 13.0 million euros for the year ended December 31, 2014, 35.1 million euros for the year ended December 31, 2015 and 9.4 million euros for the six-month period ended June 30, 2016. As of

June 30, 2016, we had an accumulated deficit of 129.4 million euros. These losses resulted mainly from the following:

  •
  Preclinical, clinical, manufacturing and regulatory efforts we undertook to advance the product candidates in our pipeline and to obtain marketing authorization from the EMA with respect to ChondroCelect and Cx601.

  •
  Our commercial efforts in launching ChondroCelect.

  •
  General and administrative costs associated with our operations.

        Our costs have always exceeded our revenues, which have been historically generated mainly through grants and income from the sale of ChondroCelect.

        Our ability to become profitable depends on our ability to develop and commercialize our product candidates, and we do not know when, or if, we will generate significant revenues from their sale in the future. Our revenues from sales of ChondroCelect, our approved and commercialized product, including royalties received under the distribution agreement with Sobi, have been limited and we requested the withdrawal of our marketing authorization in July 2016.

        Even if we do generate sales from our product candidates in the future, we may never achieve or sustain profitability. We anticipate that our operating losses will substantially increase over the next several years as we execute our plan to expand our research, development and commercialization activities, including the clinical development and planned commercialization of our product candidates, and incur the additional costs of operating as a U.S.-listed public company. In addition, if we obtain regulatory approval of our product candidates, we may incur significant sales and marketing expenses. Because of the numerous risks and uncertainties associated with developing pharmaceutical products, we are unable to predict the extent of any future losses or when we will become profitable, if ever.

Our net losses and significant cash used in operating activities have raised substantial doubt regarding our ability to continue as a going concern.

        We have a limited operating history and have experienced net losses and significant cash used in operating activities in each period since inception. We expect to continue to incur net losses and have significant cash outflows for at least the next year and have an accumulated deficit of 129.4 million euros as of June 30, 2016. In addition, we have debt service obligations under our convertible bonds and the loan facility agreement with Kreos Capital IV (UK), which have an impact on our cash flow. These conditions, among others, raise substantial doubt about our ability to continue as a going concern. As a result, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements as of and for the year ended December 31, 2015 with respect to this uncertainty. Our ability to continue as a going concern could materially limit our ability to raise additional funds through the issuance of new debt or equity securities or otherwise. Future reports on our financial statements may include an explanatory paragraph with respect to our ability to continue as a going concern. We have not been profitable since inception, and it is possible we will never achieve profitability. None of our product candidates can be marketed until governmental approvals have been obtained. Accordingly, there is no substantial source of revenues, much less profits, to sustain our present activities, and no substantial revenues will likely be available until, and unless, our product candidates are approved by the EMA, FDA or comparable regulatory agencies in other countries and successfully marketed, either by us or a partner, an outcome which may not occur. Based upon our currently expected level of operating expenditures, we expect to be able to fund our operations through December 2017, but we will require significant additional cash resources to launch new development phases of existing projects in our pipeline. In addition, this period could be shortened if there are any significant increases in planned spending on development programs or more rapid progress of development programs than anticipated. Other financing may not be available when needed to allow us to continue as a going concern. The perception that we may not be able to continue as a going concern may cause others to choose not to deal with us due to concerns about our ability to meet our contractual obligations.

Our revenues and operating results may fluctuate and may not be sufficient to cover our fixed costs.

        Our revenues and operating results have fluctuated in the past and are likely to do so in the future due to a number of factors, many of which are not under our control. Some of the factors that could cause our operating results to fluctuate include, but are not limited to, those listed below and identified throughout this prospectus:

  •
  The (positive or negative) success rate of our development efforts.

  •
  Our ability to manage future clinical trials, given the regulatory environment.

  •
  The timing of approval, if any, of our products by the appropriate regulatory bodies.

  •
  Our ability to commercialize our products whether by ourselves or in conjunction with licensing partners (including our ability to obtain funding or reimbursement from public and private payors for our products).

  •
  Our ability to scale up manufacturing activities for our product candidates and approved products to a commercial scale.

        There is no direct link between the level of our expenses in connection with developing our pipeline of expanded adipose-derived stem cell-based, or eASC-based, product candidates or our pipeline of cardiac stem cell-based, or CSC-based, product candidates and our revenues, which will primarily consist of royalties from sales of Cx601 under our licensing agreement with Takeda, once the product comes to market until we are able to bring another product to market. Accordingly, if revenues decline or do not grow as we expect, we may not be able to reduce our operating expenses correspondingly and may suffer losses accordingly.

Our ability to borrow and maintain outstanding borrowings is subject to certain restrictions under our convertible bonds.

        On March 6, 2015, we issued 9% senior unsecured bonds due 2018 for 25.0 million euros in total principal amount, convertible into our ordinary shares. Under the terms of the convertible bonds, we are restricted from creating any security interests over any of our assets, including any part of our business, unless certain conditions are met. We may not be able to meet the conditions imposed by the trustee under the notes or the bondholders, which may restrict our ability to borrow and maintain outstanding borrowings. In addition, a breach of the covenant or other provisions of the bonds could result in an event of default, which, if not cured or waived, could result in outstanding borrowings becoming immediately due and payable.

The allocation of available resources could affect our ability to carry out our business plan.

        We have significant flexibility and broad discretion to allocate and use our available resources. If such resources are not wisely allocated, our ability to carry out our business plan could be threatened. Our board of directors and management will determine, in their sole discretion and without the need for approval from the holders of our ordinary shares and ADSs, the amounts and timing of our actual expenditures, which will depend upon numerous factors, including the status of our product development and commercialization efforts, if any, and the amount of cash received resulting from partnerships and out-licensing activities.

        For example, after our acquisition of Coretherapix, we decided to prioritize the ongoing Phase I/II clinical trial of AlloCSC-01 in acute myocardial infarction, which resulted in our decision to put our planned Phase IIb trial for Cx611 in early rheumatoid arthritis on hold. Likewise, in prior years, we did not have sufficient resources to both pursue the clinical development of the products coming from the allogeneic eASC platform while simultaneously aggressively commercializing ChondroCelect. As a result, our board of directors decided to license ChondroCelect to Sobi in order to concentrate our existing human and capital resources on the clinical development of product candidates from the eASC-based platform, which we perceived to be of more value than commercializing ChondroCelect.

        More generally, before the launch of ChondroCelect, we were expecting the product to be approved in both Europe and the United States. In order to approve the product in the United States, the FDA would have required us to perform a second Phase III trial in the United States, and the costs associated with such a trial made it impossible for us to launch the product into the United States, which we perceive to be our most important market. In Europe, we had anticipated that funding or reimbursement would be approved more rapidly in Spain and in the United Kingdom, that reimbursement would be approved on an unrestricted basis in Germany, and that reimbursement would be approved in France (see also "—There may be uncertainty over reimbursement from third parties for newly approved healthcare products or such reimbursement may be refused, which could affect our ability to commercialize our product candidates" below). We had also expected that the advanced therapy medicinal product regulation would be more strictly enforced (see "—We work in a strict regulatory environment, and future changes in any pharmaceutical legislation or guidelines, or unexpected events or new scientific insights occurring within the field of cell therapy, could affect our business" above), which would have forced all existing autologous chondrocyte implantation products that had not been approved through the advanced therapy medicinal product regulation to exit the market. Therefore, our expectations in respect of the potential market and the uptake of the product were higher than the results that were effectively obtained.

        In addition, we constantly evaluate opportunities to acquire businesses and technologies that we believe are complementary to our business activities, such as our acquisition of Coretherapix, which has a platform of allogeneic cardiac stem cell products, and we also expend our human and capital resources on the integration of such acquired businesses and the development of their technologies, which may affect our ability to develop our own product candidates.

Our international operations pose currency risks, which may adversely affect our operating results and net income.

        Our operating results may be affected by volatility in currency exchange rates and our ability to manage effectively our currency transaction risks. We use the euro as our currency for financial reporting purposes. In the future, a significant portion of our operating costs may be in U.S. dollars, because we have entered into an agreement with Lonza, a U.S.-based contract manufacturing organization, to manufacture our lead product candidate, in the United States, and will enter into research and development collaborations, trial collaborations, and professional services contracts in the United States. We also expect a share of our future revenues to be in U.S. dollars. Our exposure to currency risks could increase over time. We do not currently manage our foreign currency exposure in a manner that would eliminate the effects of changes in foreign exchange rates. For example, we have not engaged in any active hedging techniques, and we have not employed any derivative instruments to date. Therefore, unfavorable fluctuations in the exchange rate between the euro and U.S. dollars could have a negative impact on our financial results.

Risks Related to Our Business

The manufacturing facilities where our product candidates are made are subject to regulatory requirements that may affect the development of our product candidates and the successful commercialization of our product candidates.

        Our product candidates must be manufactured to high standards in compliance with regulatory requirements. The manufacture of such product candidates is subject to regulatory authorization and to requirements of the current good manufacturing practice, or cGMP, requirements prescribed in the relevant country or territory of manufacture or supply.

        The cGMP requirements govern quality control of the manufacturing process and require written documentation of policies and procedures. Compliance with such procedures requires record keeping and quality control to ensure that the product meets applicable specifications and other requirements including audits of vendors, contract laboratories and suppliers. Manufacturing facilities are subject to inspection by regulatory authorities at any time. If an inspection by a regulatory authority indicates that there are deficiencies, we or our contract manufactuer could be required to take remedial actions, stop production or close the relevant facility. If we fail to comply with these requirements, we also may be required to curtail the relevant clinical trials, might not be permitted to sell our product candidates or may be limited as to the countries or territories in which we are permitted to sell them.

        Our eASC-based development and clinical stage product candidates are manufactured in our facilities in Madrid, Spain, which have been certified by the Spanish Medicines and Medical Devices Agency under cGMP requirements. Cx601 will be manufactured by Lonza, a U.S.-based contract manufacturing organization, at its facility in Walkersville, Maryland, for our expected Phase III trial following the completion of technology transfer. Outside the United States, under our licensing agreement, we expect Takeda to assume responsibility for manufacturing Cx601 following the completion of technology transfer no later than January 1, 2021. AlloCSC-01, the CSC-based product candidate developed by our subsidiary Coretherapix, is manufactured by 3P Biopharmaceuticals, which has been certified as cGMP-compliant by the Spanish Medicines and Medical Devices Agency, based on a process developed by Coretherapix. However, the certification may be interrupted, suspended or discontinued because of a failure to maintain compliance or for any other reason. In addition, the regulations or policies applied by the relevant authorities may change, and any such change would require us to undertake additional work, which may not be sufficient for us to comply with the revised standards.

        Any failure to comply with applicable cGMP requirements and other regulations may result in fines and civil penalties, suspension of production, product seizure or recall, import ban or detention, imposition of a consent decree, or withdrawal of product approval, and may limit the availability of our product candidates. Any manufacturing defect or error discovered after our product candidates have been produced and distributed also could result in significant consequences, including adverse health consequences, injury or death to patients, costly recall procedures, damage to our reputation and potential for product liability claims. An inability to continue manufacturing adequate supplies of our product candidates at our facilities in Madrid, Spain, or elsewhere could result in a disruption in the supply of our product candidates.

There may be uncertainty over funding or reimbursement from third parties for newly approved healthcare products or such funding or reimbursement may be refused, which could affect our ability to commercialize our product candidates.

        Our ability to commercialize future product candidates will depend, in part, on the availability of reimbursement from government and health administration authorities, private health insurers, managed care programs and other third-party payers. Significant uncertainty exists as to the pricing, market access or reimbursement status of newly approved healthcare products. In many countries, medicinal products are subject to a regime of reimbursement by government health authorities, private health insurers or other organizations. Such organizations are under significant pressure to limit healthcare costs by restricting the availability and level of reimbursement. For example, we were not successful in obtaining certain forms of reimbursement with respect to ChondroCelect, such as the opinion of the French Haute Autorité de la Santé that ChondroCelect should not be reimbursed in France, the delays in obtaining funding or reimbursement in Spain and the United Kingdom, the decision to grant limited reimbursement in Germany, and the reversal of the decision to reimburse

ChondroCelect in Belgium. Negative decisions or reversals of reimbursement decisions by certain authorities or third-party payers may have an unfavorable spillover effect on pending or future funding or reimbursement applications.

        We may not be able to obtain or maintain prices for products sufficient to realize an appropriate return on investment if adequate public health service or health insurance coverage is not available. In addition, rules and regulations regarding funding or reimbursement may change, in some cases at short notice, especially in light of the global cost pressures on healthcare and pharmaceutical markets. Such changes could affect whether funding or reimbursement is available at adequate levels or at all.

The regulatory landscape that will govern our product candidates is evolving, and changes in regulatory requirements could result in delays or discontinuation of development of our product candidates or unexpected costs in obtaining regulatory approval.

        Because we are developing novel stem cell therapy product candidates that are unique biological entities, the regulatory requirements that we will be subject to may change. Even with respect to more established products that fit into the categories of cell therapies, the regulatory landscape is still developing and will likely continue to change in the future. In particular, such products may be subject to increased scrutiny by regulatory authorities. For example, the EMA established a special committee called the Committee for Advanced Therapies to assess the quality, safety and efficacy of advanced-therapy medicinal products, a category that includes cell therapy products including our product candidates. This committee advises the Committee for Medicinal Products for Human Use, or CHMP, which is responsible for a final opinion on the granting, variation, suspension or revocation of an application for marketing authorization in the European Union.

        Likewise, in the United States, the FDA has established the Office of Cellular, Tissue and Gene Therapies within its Center for Biologics Evaluation and Research, or CBER, to consolidate the review of cell therapy and related products, and the Cellular, Tissue and Gene Therapies Advisory Committee to advise CBER on its review. Cell therapy clinical trials are also subject to review and oversight by an institutional biosafety committee, or IBC, a local institutional committee that reviews and oversees basic and clinical research conducted at the institution participating in the clinical trial. Although the FDA decides whether individual cell therapy protocols may proceed, review process and determinations of other reviewing bodies can impede or delay the initiation of a clinical study, even if the FDA has reviewed the study and approved its initiation. Conversely, the FDA can place an IND application on clinical hold even if such other entities have provided a favorable review. Furthermore, each clinical trial must be reviewed and approved by an independent institutional review board, or IRB, at or servicing each institution at which a clinical trial will be conducted. Similarly complex regulatory environments exist in other jurisdictions in which we might consider seeking regulatory approvals for our product candidates, further complicating the regulatory landscape.

        As we advance our product candidates, we will be required to consult with these regulatory and advisory groups and comply with all applicable guidelines, rules and regulations. If we fail to do so, we may be required to delay or discontinue development of our product candidates. Delay or failure to obtain, or unexpected costs in obtaining, the regulatory approval necessary to bring a potential product to market could decrease our ability to generate sufficient product revenue to maintain our business.

        These various regulatory review committees and advisory groups may also promulgate new or revised guidelines from time to time that may lengthen the regulatory review process, require us to perform additional studies, increase our development costs, lead to changes in regulatory positions and interpretations, delay or prevent approval and commercialization of our product candidates or lead to significant post-approval limitations or restrictions. Because the regulatory landscape for our stem cell therapy product candidates is evolving, we may face even more cumbersome and complex regulations in the future. Furthermore, even if our product candidates obtain required regulatory approvals, such approvals may later be withdrawn as a result of changes in regulations or the interpretation of regulations by applicable regulatory agencies.

        In addition, adverse developments in clinical trials of cell therapy products conducted by others may cause the FDA or other regulatory bodies to change the requirements for approval of any of our product candidates.

Tissue-based products are regulated differently in different countries. These requirements may be costly and result in delay or otherwise preclude the distribution of our products in some foreign countries, any of which would adversely affect our ability to generate operating revenues.

        Tissue-based products are regulated differently in different countries. Many foreign jurisdictions have a different and sometimes more difficult regulatory pathway for human tissue-based products, which may prohibit the distribution of these products until the applicable regulatory agencies grant marketing approval or licensure. The process of obtaining regulatory approval is lengthy, expensive and uncertain, and we may never seek such approvals, or if we do, we may never gain those approvals. Any adverse events in our clinical trials for a future product under development could negatively impact our products.

Safe and efficacious human medical applications may never be developed using cell therapy products or related technology.

        If serious adverse events related to cell therapy products were to arise in clinical trials or after marketing approval, the EMA or FDA could impose more restrictive safety requirements on cell therapy products generally, including in the manner of use and manufacture, could require safety warnings in product labeling, and could limit, restrict or deny permission for new cell therapy products to enter clinical trials or to be marketed.

Our cell therapy product candidates represent new classes of therapy and may not be accepted by patients or medical practitioners.

        Our ability to commercialize Cx601 and future product candidates will depend, in part, on market acceptance, including the willingness of medical practitioners to invest in training programs to use the products. Cell therapy products are a novel treatment, and such products may not be immediately accepted as complementary or alternative treatments to the current standards of care. We may not be able to obtain or maintain recommendations and endorsements from influential physicians, which are an essential factor for market acceptance of our product candidates, or our product candidates may not gain sufficient market recognition in spite of favorable opinions from key leaders.

        The degree of market acceptance of our cell therapy product candidates will depend on a number of factors, including the following:

  •
  the clinical safety and effectiveness of our products and their demonstrated advantage over alternative treatment methods

  •
  our ability to demonstrate to healthcare providers that our products provide a therapeutic advancement over standard of care or other competitive products or methods

  •
  our ability to educate healthcare providers on the use of patient-specific human tissue, to avoid potential confusion with and differentiate ourselves from the ethical controversies associated with human fetal tissue and engineered human tissue

  •
  our ability to educate healthcare providers, patients and payers on the safety and adverse reactions involving our products

  •
  our ability to meet supply and demand and develop a core group of medical professionals familiar with and committed to the use of our products

  •
  the cost-effectiveness of our products and the reimbursement policies of government and third-party payers.

        If the medical community or patients do not accept the safety and effectiveness of our product candidates or they fail to demonstrate a favorable risk/benefit profile, this could negatively affect any future sales.

Ethical, legal, social and other concerns surrounding the use of human tissue in synthetic biologically engineered products may negatively affect public perception of us or our product candidates, or may result in increased scrutiny of our product candidates from a regulatory perspective.

        The public perception of ethical and social issues surrounding the use of tissue-engineered products or stem cells may limit or discourage the use of our product candidates. The use of human cells, such as differentiated cartilage cells, eASCs, CSCs and other adult stem cells, as starting material for the development of our product candidates could generate negative public perceptions of our product candidates and public expressions of concern could result in stricter governmental regulation, which may, in turn, increase the cost of manufacturing and marketing our product or impede market acceptance of our product candidates.

The manufacture of cell therapy products is characterized by inherent risks and challenges and may be a more costly endeavor than manufacturing other therapeutic products.

        The manufacture of cell therapy products, such as our product candidates, is highly complex and is characterized by inherent risks and challenges, such as raw material inconsistencies, logistical challenges, significant quality control and assurance requirements, manufacturing complexity, and significant manual processing. Unlike products that rely on chemicals for efficacy, such as most pharmaceuticals, cell therapy products are difficult to characterize due to the inherent variability of biological input materials. As a result, assays of the finished product may not be sufficient to ensure that the product will perform in the intended manner. Accordingly, we employ multiple steps to control our manufacturing process to ensure that the process works and that our product candidate is made strictly and consistently in compliance with the process. Problems with the manufacturing process, even minor deviations from the normal process, could result in product defects or manufacturing failures that result in lot failures, product recalls, product liability claims or insufficient inventory, which could be costly to us or result in reputational damage. We have experienced lot failures in the past and we might experience such failures in the future.

        We may encounter problems achieving adequate quantities and quality of clinical-grade materials that meet EMA, FDA or other applicable standards or specifications with consistent and acceptable production yields and costs. In addition, the FDA, the EMA and other foreign regulatory authorities may require us to submit samples of any lot of any approved product together with the protocols showing the results of applicable tests at any time. Under some circumstances, the FDA, the EMA or other foreign regulatory authorities may require that we not distribute a lot until the agency authorizes its release.

        Successfully transferring complicated manufacturing techniques to contract manufacturing organizations and scaling up these techniques for commercial quantities is time consuming and subject to potential difficulties and delays. We have entered into an agreement with Lonza, a leading U.S.-based contract manufacturing organization active in biological and cell therapy manufacturing, to produce Cx601 in the United States in connection with the proposed Phase III clinical trial to register Cx601 in the United States. Our technology transfer to Lonza may result in setbacks in replicating the current manufacturing process at a new facility and in scaling up production. Likewise, we or any other third parties with whom we enter into strategic relationships, including Takeda, might not be successful in streamlining manufacturing operations or implementing efficient, low-cost manufacturing capabilities and processes that will enable us to meet the quality, price and production standards or production volumes to achieve profitability. Our failure to develop these manufacturing processes in a timely manner could prevent us from achieving our growth and profitability objectives as projected or at all.

We face competition and technological change, which could limit or eliminate the market opportunity for our product candidates.

        The pharmaceutical industry is characterized by intense competition and rapid innovation. Our product candidates will compete against a variety of therapies in development for inflammatory and autoimmune diseases that use therapeutic modalities such as biologics and cell therapy, including products under development by Anterogen, Delenex Therapeutics, Novartis, Takeda, Celgene, Bristol Myers Squibb, Sanofi/Regeneron, Johnson & Johnson, GlaxoSmithKline and others, including various hospitals and research centers. Finally, with respect to the product candidates of our subsidiary Coretherapix, there are a variety of cell therapy treatments in development for acute myocardial infarction, including products under development by Pharmicell, Caladrius, Athersys, Mesoblast and Capricor.

        Our competitors may be able to develop other products that are able to achieve similar or better results than our product candidates. Our potential competitors include established and emerging pharmaceutical and biotechnology companies and universities and other research institutions. Many of our competitors have substantially greater financial, technical and other resources, such as larger research and development staff and experienced marketing and manufacturing organizations and well-established sales forces. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated in our competitors. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries. Our competitors may succeed in developing, acquiring or licensing on an exclusive basis products that are more effective or less costly than our product candidates. We believe the key competitive factors that will affect the development and commercial success of our product candidates are efficacy, safety and tolerability profile, reliability, price and reimbursement.

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

        We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with EMA or FDA regulations, to provide accurate information to the EMA or FDA, to comply with manufacturing standards we have established, to comply with federal and state healthcare fraud and abuse laws and regulations, to report financial information or data accurately or to disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent off-label promotion, fraud, kickbacks, self-dealing and other abusive practices in the United States and in jurisdictions outside of the United States where we conduct our business. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. If governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions, up to and including criminal prosecution, fines and imprisonment.

We could face product liability claims, resulting in damages against which we are uninsured or underinsured.

        Our business exposes us to potential product liability and professional indemnity risks, which are inherent in the research, development, manufacturing, marketing and use of medical treatments. It is impossible to predict the potential adverse effects that our product candidates may have on humans. The use of our product candidates in human clinical trials may result in adverse effects, and long-term adverse effects may only be identified following clinical trials and approval for commercial sale. In addition, physicians and patients may not comply with any warnings that identify the known potential adverse effects and the types of patients who should not receive our product candidates. We may not be able to obtain necessary insurance at an acceptable cost or at all. We currently carry 20 million euros of liability insurance. In the event of any claim, the level of insurance we carry now or in the future may not be adequate, and a product liability or other claim may materially and adversely affect our business. If we cannot adequately protect ourselves against potential liability claims, we may find it difficult or impossible to commercialize our product candidates. Moreover, such claims may require significant financial and managerial resources, may harm our reputation if the market perceives our drugs or drug candidates to be unsafe or ineffective due to unforeseen side effects, and may limit or prevent the further development or commercialization of our product candidates and future product candidates.

        We use various chemical and biological products to conduct our research and to manufacture our medicines. Despite the existence of strict internal controls, these chemical and biological products could be the object of unauthorized use or could be involved in an accident that could cause personal injury to people or damage to the environment, which could result in a claim against us. Our activities are subject to specific environmental regulations that impose obligations which, if not complied with, could give rise to third party or administrative claims and could even result in fines being imposed or, in the worst case scenario, to our operations being suspended or shut down.

Our international operations subject us to various risks, and our failure to manage these risks could adversely affect our results of operations.

        We face significant operational risks as a result of doing business internationally, such as the following:

  •
  fluctuations in foreign currency exchange rates;

  •
  potentially adverse and/or unexpected tax consequences, including penalties due to the failure of tax planning or due to the challenge by tax authorities on the basis of transfer pricing and liabilities imposed from inconsistent enforcement;

  •
  potential changes to the accounting standards, which may influence our financial situation and results;

  •
  becoming subject to the different, complex and changing laws, regulations and court systems of multiple jurisdictions and compliance with a wide variety of foreign laws, treaties and regulations;

  •
  difficulties in attracting and retaining qualified personnel;

  •
  rapid changes in global government, economic and political policies and conditions, political or civil unrest or instability, terrorism or epidemics and other similar outbreaks or events, and potential failure in confidence of our suppliers or customers due to such changes or events; and

  •
  tariffs, trade protection measures, import or export licensing requirements, trade embargoes and other trade barriers.

Our inability to manage our expansion, both internally and externally, could have a material adverse effect on its business.

        We may in the future acquire other businesses, companies with complementary technologies or products to expand our activities. As a consequence, intangible assets, including goodwill, may account for a larger part of the balance sheet total than is currently the case. Despite the fact that we carefully investigate every acquisition, the risk remains, amongst others, that corporate cultures may not match, expected synergies may not be not fully realized, restructurings may prove to be more costly than initially anticipated and that acquired companies may prove to be more difficult to integrate than foreseen. We can therefore not guarantee that we will successfully be able to integrate any acquired companies.

        Our ability to manage our growth effectively will require us to continue to improve our operations, financial and management controls, reporting systems and procedures, and to train, motivate and manage our employees and, as required, to install new management information and control systems. We may not be able to implement improvements to our management information and control systems in an efficient and timely manner or such improvements, if implemented, may not be adequate to support our operations.

The results of the United Kingdom's referendum on leaving the European Union may have a negative effect on our business.

        In June 2016, a majority of voters in the United Kingdom voted to leave the European Union in a referendum. The terms of any withdrawal are subject to a negotiation period that could last up to two years after the United Kingdom formally initiates a withdrawal process. The referendum has created significant uncertainty about the future relationship between the United Kingdom and the European Union, including with respect to the laws and regulations that will apply in the future. These developments have had and may continue to have a material adverse effect on global economic conditions and the stability of global financial markets, and may significantly reduce global market liquidity and restrict the ability of key market participants to operate in certain financial markets. Any of these factors could depress economic activity and restrict our access to capital. In addition, it is uncertain whether our EMA approvals, if granted, will cover the United Kingdom. If not, it is not yet known what the new U.K. approval process will involve.

Risks Related to Our Intellectual Property

We may not be able to protect adequately our proprietary technology or enforce any rights related thereto.

        Our ability to compete effectively with other companies depends, among other things, on the exploitation of our technology. In addition, filing, prosecuting and defending patents on all of our product candidates throughout the world would be prohibitively expensive. Our competitors may, therefore, develop equivalent technologies or otherwise gain access to our technology, particularly in jurisdictions in which we have not obtained patent protection or in which enforcement of such protection is not as strong as it is in the United States.

        Patents might not be issued with respect to our pending or future applications. The lack of any such patents may have a material adverse effect on our ability to develop and market our proposed product candidates. We may not be able to develop product candidates that are patentable, or our current or future patents may not be sufficiently broad in their scope to provide commercially meaningful protection against competition from third parties. The validity or scope of any of our patents may be insufficient, claims relating to our patents may be asserted by other parties and, if challenged, our patents may be revoked. Even if competitors do not successfully challenge our patents, they might be able to design around such patents or develop unique technologies or products providing effects similar to our product candidates.

        If our intellectual property rights, trade secrets and know-how are infringed, litigation may be necessary to protect our intellectual property rights, trade secrets and know-how, which could result in substantial costs and diversion of efforts with no guarantee of success. Our attempts to obtain patent or other protection for certain of our product candidates or technologies may also be subject to opposition. We may need to incur substantial costs to overcome such opposition with no guarantee of success. From time to time, we engage in opposition or interference proceedings to prevent third parties from obtaining relevant patent or other protection, which may be expensive and time-consuming again with no guarantee of success.

Developments in U.S. patent law may prevent us from obtaining or enforcing patents directed to our stem cell technologies, which could have a material adverse effect on our business.

        U.S. courts have recently issued decisions limiting the patent eligibility of natural products and natural correlations. On June 13, 2013, in Association for Molecular Pathology v. Myriad Genetics, the U.S. Supreme Court held that claims to isolated genomic DNA are not patentable subject matter, but claims to complementary DNA molecules are patentable subject matter. On May 8, 2014, the U.S. Court of Appeals for the Federal Circuit held that claims to cloned animals are not patentable subject matter. Furthermore, on March 20, 2012, in Mayo Collaborative Services v. Prometheus Laboratories, the U.S. Supreme Court held that several claims drawn to measuring drug metabolite levels from patient samples and correlating them to drug doses are not patentable subject matter. On June 19, 2004, in Alice Corporation Pty. Ltd. v. CLS Bank International, et al., a case involving patent claims directed to a method for mitigating settlement risk, the Court held that the patent eligibility of claims directed to abstract ideas, products of nature, and laws of nature should be determined using the same framework set forth in Prometheus.

        The Patent and Trademark Office has issued guidelines setting forth procedures for determining subject matter eligibility of claims directed to abstract ideas, product of nature and laws of nature in line with the Prometheus, Myriad, and Alice decisions. The guidelines indicate that a claim reciting any natural phenomenon or natural product will be treated as ineligible for patenting, unless the claim as a whole recites something significantly different from the natural product. The effect of these decisions on patents for inventions relating to other natural phenomena and natural products, such as stem cells, is uncertain. Because our patent portfolio is largely directed to stem cells and their use, as well as to uses of naturally-occurring biomarkers, these developments in U.S. patent law could affect our ability to obtain new U.S. patents or to enforce our existing patents. In some of our pending U.S. patent applications the Patent and Trademark Office has questioned whether certain of our claims are eligible for patenting. If we are unable to procure additional U.S. patents or to enforce our existing U.S. patents, we would be vulnerable to competition in the United States.

Third-party claims of intellectual property infringement may prevent or delay our product discovery and development efforts.

        Our commercial success depends in part on avoiding infringement of the patents and proprietary rights of third parties. There is a substantial amount of litigation involving patents and other intellectual property rights in the biotechnology and pharmaceutical industries, as well as administrative proceedings for challenging patents, including interference and reexamination proceedings before the Patent and Trademark Office or oppositions and other comparable proceedings in foreign jurisdictions. Recently, under U.S. patent reform, new procedures including inter partes review and post grant review have been implemented. This reform is untried and untested and will bring uncertainty to the possibility of challenge to our patents in the future. Numerous U.S. and non-U.S. issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing our product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that our product candidates may give rise to claims of infringement of the patent rights of others.

        Third parties may assert that we are employing their proprietary technology without authorization. There may be third-party patents of which we are currently unaware with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of our product candidates. Because patent applications can take many years, there may be currently pending patent applications that may later result in issued patents that our product candidates may infringe. In addition, third parties may obtain patents in the future and claim that the use of our technologies infringes upon these patents. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of our product candidates, any molecules formed during the manufacturing process or any final product itself, the holders of any such patents might be able to block our ability to commercialize the product candidate, unless we were to obtain a license under the applicable patents, or until such patents expired or they were finally determined to be invalid or unenforceable. Similarly, if any third-party patent were held by a court of competent jurisdiction to cover aspects of our formulations, processes for manufacture or methods of use, the holders of any such patent might be able to block our ability to develop and commercialize our product candidate unless we were to obtain a license or until such patent expired or was finally determined to be invalid or unenforceable. In either case, such a license might not be available on commercially reasonable terms or at all. If we are unable to obtain a necessary license to a third-party patent on commercially reasonable terms, or at all, our ability to commercialize our product candidates might be impaired or delayed, which could in turn significantly harm our business.

        Parties making claims against us may seek and obtain injunctive or other equitable relief, which could effectively block our ability to develop further and commercialize our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we might have to pay substantial damages, including treble damages and attorneys' fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign our infringing products, which might be impossible or require substantial time and monetary expenditure. We cannot predict whether any such license would be available at all or whether it would be available on commercially reasonable terms. Furthermore, even in the absence of litigation, we might need to obtain licenses from third parties to advance our research or allow commercialization of our product candidates. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all.

Our future development may depend on our ability to obtain and maintain licenses to certain technologies.

        We might further expand our activities in the future by in-licensing certain technologies. Collaboration and integration may have an important impact on the success of our expansion strategy. In such a case, we might not own the patents or supplementary protection certificates on the basis of which these licenses may be granted. These licenses may generally be terminated by the licensor if we breach certain of our obligations under the license and in other specified circumstances. If any of our license agreements were to be terminated, the further development and commercialization of some of our product candidates could be prevented or delayed, reducing their potential revenues. The scope of our rights under such licenses may be subject to dispute by licensors or third parties. We might not control the filing or the prosecution of all the patents to which we hold licenses and may need to rely upon our licensors to enforce the patents and to prevent or to challenge possible infringement by third parties. We might not be able to obtain licenses for the technologies that we require in the future.

We may be involved in lawsuits to protect or enforce our patents, which could be expensive, time-consuming and unsuccessful.

        Competitors may infringe our patents. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that one or more of our patents is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation or defense proceedings could expose one or more of our patents to the risk of being invalidated, held unenforceable, or interpreted narrowly and could put our patent applications at risk of not issuing. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys' fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign our infringing products, which may be impossible or require substantial time and monetary expenditure.

        Interference proceedings provoked by third parties or brought by the Patent and Trademark Office may be necessary to determine the priority of inventions with respect to our patents or patent applications. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. We may not be able to prevent misappropriation of our confidential information, particularly in countries where the laws may not protect those rights as fully as in the United States and in Europe.

        Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our ADSs.

We are currently engaged in proceedings challenging a patent owned by the University of Pittsburgh and may choose to delay the launch of our eASC-based products in the United States until the expiration of the patent on March 10, 2020 due to the risk of patent infringement or further litigation.

        On April 1, 2011, Cellerix (the predecessor entity of our subsidiary TiGenix SAU) filed an inter partes re-examination request with the Patent and Trademark Office regarding the patent US6777231, owned by the University of Pittsburgh. The Patent and Trademark Office examiner issued a decision concluding that all ten originally issued and all eighteen newly submitted claims of the patent granted to the University of Pittsburgh were invalid. The University of Pittsburgh then appealed the examiner's decision, but only with respect to two of the newly submitted claims. We cross-appealed the examiner's refusal to reject those two newly submitted claims as anticipated by the prior art. The Patent Trial and Appeal Board issued a decision simultaneously granting both appeals, thus confirming that all claims of the patent were invalid, but with respect to the newly submitted claims, on different grounds than those cited in the decision by the initial examiner. On this basis, the University of Pittsburgh filed a request to reopen prosecution and submitted claim amendments to those newly submitted claims to the Patent and Trademark Office for further consideration in an attempt to overcome the Patent Trial and Appeal Board's institution of a new ground for rejection as anticipated by the prior art. We submitted comments to the Patent and Trademark Office arguing that these claim amendments did not overcome the anticipated rejection. On March 16, 2015, the examiner issued her determination that the claim amendments did not overcome the anticipated rejection and further adopted our proposed anticipated rejections over two additional prior art references and two proposed indefiniteness rejections. We and the University of Pittsburgh have submitted comments on the examiner's determination and replied to each other's comments. The comments and replies have been entered into the record, and the proceedings were forwarded to the Patent Trial and Appeal Board (PTAB) on December 18, 2015. The proceedings were docketed at the PTAB as of September 13, 2016; accordingly a decision could be rendered by the PTAB at any time. We do not know exactly when a final decision will be rendered, and at this stage, we are not in a position to assess the probable outcome of these proceedings.

        This proceeding may take longer than expected and may not ultimately succeed, which may result in unexpected additional costs and may have a material adverse effect on our future business, financial condition, operating results and cash flow. If the re-examination is not successful, we may be required to obtain a license on unfavorable terms, or may not be able to obtain a license at all in order to commercialize our adipose-derived stem cell products in the United States. We would potentially be susceptible to patent infringement or litigation regarding patent infringement while commercializing our eASC products in the United States. We may, therefore, choose to delay the launch of our adipose-derived stem cell products in the U.S. market until the expiration of the patent US6777231 on March 10, 2020. To avoid infringing granted patents equivalent to US6777231 in other countries, we may at any given point in time be forced to develop and utilize alternative technology, to exploit our current technology and products under a royalty-bearing license with respect to the intellectual property rights of other parties or to delay the launch of our adipose-derived stem cell products in the relevant market until patent expiration.

Risks Related to Our Dependence on Third Parties

In the future, we may rely on third parties to manufacture our product candidates in Spain and the United States; a failure of service by such parties could adversely affect our business and reputation.

        We have entered into an agreement with Lonza, a leading U.S.-based contract manufacturing organization active in biological and cell therapy manufacturing, to produce Cx601 in the United States in connection with the proposed Phase III clinical trial to register Cx601 in the United States. Outside the United States, under our licensing agreement, we expect Takeda to assume responsibility for manufacturing Cx601 following the completion of technology transfer no later than January 1, 2021. Our CSC-based product candidates are manufactured by 3P Biopharmaceuticals in Spain. We are, therefore, exposed to risks relating to the conduct of business of such parties, including the following:

  •
  Their ability to employ and retain suitably qualified staff and maintain good labor relations with their workforce.

  •
  Their ability to meet the required legal, regulatory or quality control standards, including the cGMP requirements prescribed in the relevant country or territory of manufacture or supply.

  •
  Their level of investment in their facilities and equipment and their ability to consistently manufacture our product candidates to the required standard.

        In addition, we may face challenges in communicating with such third parties, which could potentially lead to mistakes and difficulties in coordinating activities. We could also face unexpected cost increases that are beyond our control.

        Any failure by such parties to meet the required standards could have a materially adverse effect on our reputation or expose us to legal liability, with respect to which we may have limited recourse to the defaulting party. If such a party were to breach its contractual commitments to us, our only option might be to seek a legal remedy, which could be costly or time-consuming and, even if successful, may not fully compensate us for our damages. If we have to terminate our relationship with such a party due to problems with the timeliness or quality of their work, we may not be able to replace them on commercially acceptable terms, or at all, which could delay or threaten our ability to generate meaningful revenue from product sales as a result of which we may have insufficient capital resources to support our operations.

We will depend heavily on our licensing arrangement with Takeda for the success of Cx601 for complex perianal fistulas outside of the United States. If Takeda terminates our licensing agreement or is unable to meet its contractual obligations, it could negatively impact our business.

        In July 2016, we entered into a licensing agreement pursuant to which we granted exclusive rights to Takeda to commercialize and develop Cx601 for complex perianal fistulas outside of the United States.

        Under the terms of the licensing agreement, we are entitled to receive specified regulatory and sales milestone payments, as well as royalty payments and an equity investment. In addition, as part of the licensing agreement with Takeda, we will expand our production facility in Madrid, the cost of which we have agreed to share equally with Takeda. In addition, Takeda will be solely responsible for all commercialization activities and associated costs, relating to the licensed product in the licensed territories.

        Unless earlier terminated, the licensing agreement will expire on a country-by-country basis upon the expiration of the royalty term in such country for such licensed product. Either party may, subject to a cure period, terminate the licensing agreement in the event of the other party's uncured material breach. Takeda may also terminate the licensing agreement under specified circumstances relating to regulatory approval, infringement of intellectual property rights or increases in production costs.

        If Takeda were to terminate the licensing agreement or fail to meet its contractual obligations, the assumption by us of all costs related to the development of Cx601 and the establishment of a commercial infrastructure in the licensed territories would require substantial resources, financial and otherwise, and could result in us incurring greater expenses than the increase in revenues from our direct sales of the licensed product in the licensed territories. It could also cause a delay in the development of Cx601. Seeking and obtaining a viable, alternative collaborator to partner on the development and commercialization of the licensed product may not be available on similar terms or at all.

We may need to rely on distributors and other third parties to commercialize our product candidates, and such distributors may not succeed in commercializing our product candidates effectively or at all or maintain favorable reimbursement decisions by private and public insurers.

        For some market opportunities, we may need to enter into co-development, co-promotion or other licensing arrangements with larger pharmaceutical firms to increase the chances of commercial success of our product candidates. For example, with respect to Cx601, we have entered into a licensing agreement with Takeda, a large pharmaceutical company active in gastroenterology, under which Takeda acquired the exclusive right to commercialize Cx601 outside the United States. Previously, with respect to ChondroCelect, we entered into an exclusive distribution agreement with Sobi for the European Union (excluding Finland, where we had a pre-existing distribution agreement with Finnish Red Cross Blood Service) as well as several other countries. In the future, we may enter into additional distribution agreements in other territories. We may not be able to establish sales, marketing and distribution, pricing, reimbursement and market access capabilities of our own or to enter into arrangements with contract sales organizations or larger pharmaceutical firms in a timely manner or on acceptable terms. Additionally, building marketing and distribution capabilities may be more expensive than we anticipate and may require us to divert funds from other intended purposes or prevent us from building our own marketing and distribution capabilities to desired levels.

        Therefore, the performance of our product candidates will depend in part on our ability to attract and retain suitable partners that will be able to market and support our products effectively. We may lose one or more of our distributors or might not be able to recruit additional or replacement distributors.

        Our dependence on third parties may also reduce our profit margins and delay or limit our ability to develop and commercialize our products on a timely and competitive basis.

        Our distributors may be faced with hurdles in reimbursement, market acceptance, distribution and competition that delay or even prevent the commercialization of our product candidates or result in the early termination of licensing agreements. The ability of our distributors to commercialize our product candidates also depends, in part, on the extent to which our competition will react.

We rely on third parties to conduct our clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines or if we or these third parties do not comply with applicable regulatory requirements, we may not be able to obtain regulatory approval for, or commercialize, our product candidates.

        We rely on third-party contract research organizations to conduct clinical trials for our product candidates, and we control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our studies is conducted in accordance with applicable protocol, regulatory and scientific standards, and our reliance on our contract research organizations does not relieve us of our regulatory responsibilities. We and our contract research organizations will be required to comply with good clinical practices, or GCP, requirements, and good tissue practice, or GTP, requirements, which are a collection of regulations enforced by the FDA, the EMA and/or comparable foreign regulatory authorities for product candidates in clinical development. These GCP and GTP requirements are intended to protect the health, safety and welfare of study subjects through requirements such as informed consent and to ensure data integrity, among other things. Regulatory authorities enforce these GCP and GTP requirements through periodic inspections of trial sponsors, contract research organizations, principal investigators and study sites. If we or any of our contract research organizations fail to comply with applicable GCP and GTP regulations, the clinical data generated in our clinical trials may be deemed unreliable and the FDA, the EMA or a comparable foreign regulatory authority may require us to perform additional clinical trials before approving our marketing applications. Upon inspection, such regulatory authorities might determine that any of our clinical trials do not comply with GCP and GTP regulations. In addition, for biological products, our clinical trials must be conducted with products made under cGMP regulations and will require a large number of test subjects. Our failure or any failure by our contract research organizations to comply with these regulations or to recruit a sufficient number of patients may disregard the clinical data generated in such trial and require us to repeat clinical trials, which would delay the regulatory approval process. Moreover, we may be implicated or subject to civil or criminal liability if any of our contract research organizations violates fraud and abuse or false claims laws and regulations or healthcare privacy and security laws in any jurisdiction in which we conduct our trials.

        For example, as part of the marketing authorization application process, we had a routine Good Clinical Practice inspection in September 2016. Following this inspection, we received an inspection report identifying certain critical and major deviations from Good Clinical Practices. We submitted our initial replies to the report from this inspection, including the corresponding planned "corrective and preventive actions", on October 21, 2016. We received the inspector's report to the EMA's Committee for Human Medicinal Products, or the Integrated Inspection Report, in November 2016, which indicated that the inspectors continue to be concerned about potential critical GCP deviations, in particular a potential violation of patient privacy due to the presence of a company-sponsored healthcare professional during the administration of Cx601. The inspectors recommended to the EMA that the data from the trial should be disregarded as part of the marketing authorization application. In making their recommendation, the inspectors focused on the infringement of the patient's right to consent to the presence of a company-sponsored healthcare professional. Due to the nature of this finding, the inspectors deemed the trial not to be conducted in accordance with ethical principles, including GCP and applicable regulatory requirements. We will include our replies to the issues raised in the Integrated Inspection Report as part of our replies to the day 120 list of questions. If our replies are not deemed sufficient by the EMA, we may face additional consequences, including rejection of data or other direct action by national regulatory authorities, which could require us to conduct additional clinical trials or other supportive studies to obtain EMA approval.

        The contract research organizations will not be employed directly by us and, except for remedies available to us under our agreements with such contract research organizations, we cannot control whether they devote sufficient time and resources to our ongoing preclinical and clinical programs. These contract research organizations may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical studies or other product development activities, which could affect their performance on our behalf. If these contract research organizations do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated or be deemed unreliable, and we may not be able to complete development of, obtain regulatory approval for, or commercialize our product candidates.

        Switching or adding contract research organizations involves substantial cost and requires extensive management time and focus. In addition, there is a natural transition period when a new contract research organization commences work. As a result, delays may occur, which could materially affect our ability to meet our desired clinical development timelines, and the quality of work may be affected. We may encounter challenges in our relationships with our contract research organizations or delays in the future.

We may form or seek strategic alliances in the future, and we might not realize the benefits of such alliances.

        We may form or seek strategic alliances, create joint ventures or collaborations or enter into licensing arrangements with third parties that we believe will complement or augment our development and commercialization efforts with respect to our product candidates and any future products that we may develop. Any of these relationships may require us to incur non-recurring and other charges, increase our near and long-term expenditures, issue securities that dilute our existing shareholders or disrupt our management and business. In addition, we face significant competition in seeking appropriate strategic partners, and the negotiation process is time-consuming and complex. Moreover, we may not be successful in our efforts to establish a strategic partnership or other alternative arrangements for our product candidates, because they may be deemed to be at too early of a stage of development for collaborative effort and third parties may not view our product candidates as having the requisite potential to demonstrate safety and efficacy. If we license products or businesses, we may not be able to realize the benefit of such transactions if we are unable to integrate them with our existing operations and company culture. Following a strategic transaction or license, we might not be able to achieve the revenues or specific net income that justifies such transaction. Any delays in entering into new strategic partnership agreements related to our product candidates could delay the development and commercialization of our product candidates in certain geographies for certain indications.

Risks Related to the ADSs and this Offering

There is no established trading market for the ADSs.

        This offering constitutes our initial public offering of ADSs, and no public market for the ADSs currently exists. We have applied to list the ADSs on the NASDAQ Global Market, subject to completion of customary procedures in the United States. Any delay in the commencement of trading of the ADSs on the NASDAQ Global Market would impair the liquidity of the market for the ADSs and make it more difficult for holders to sell the ADSs.

        Even if the ADSs are listed on the NASDAQ Global Market, there is a risk that an active trading market for the ADSs may not develop or be sustained after this offering is completed. The initial offering price will be based, in part, on the price of our ordinary shares on Euronext Brussels, and determined by negotiations among the lead underwriters and us. Among the factors considered in determining the initial offering price are our future prospects and the prospects of our industry in general, our revenue, net income and certain other financial and operating information in recent periods, and the financial ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours. Following this offering, the ADSs may not trade at a price equal to or greater than the offering price.

The ADSs may experience price and volume fluctuations.

        Stock markets have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of listed companies. Broad market and industry factors may negatively affect the market price of the ADSs, regardless of our actual operating performance. The market price and liquidity of the market for the ADSs that will prevail in the market after this offering may be higher or lower than the price you pay and may be significantly affected by numerous factors, some of which are beyond our control. These factors include:

  •
  Significant volatility in the market price and trading volume of securities of companies in our sector, which is not necessarily related to the operating performance of these companies.

  •
  Delays between our expenditures to develop and market new products and the generation of sales from those products.

  •
  Changes in the amount that we spend to develop, acquire or license new products, technologies or businesses.

  •
  Changes in our expenditures to promote our products and services.

  •
  Success or failure of research and development projects of us or our competitors.

  •
  Announcements of acquisitions by us or one of our competitors.

  •
  The general tendency towards volatility in the market prices of shares of companies that rely on technology and innovation.

  •
  Changes in regulatory policies or tax guidelines.

  •
  Changes or perceived changes in earnings or variations in operating results.

  •
  Any shortfall in revenue or net income from levels expected by investors or securities analysts.

  •
  Disputes or other developments relating to proprietary rights, including patents, and our ability to obtain patent protection for our technologies.

  •
  Departures of key scientific or management personnel.

  •
  Significant lawsuits, including patent litigation.

  •
  General economic trends and other external factors, many of which are beyond our control.

        In addition, the stock market in general, and the NASDAQ Global Market and pharmaceutical companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. If the market price of our ADSs after this offering does not exceed the initial public offering price, you may not realize any return on your investment and may lose some or all of your investment. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of a company's securities. This type of litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources.

As a new investor, you will experience substantial dilution as a result of this offering.

        The public offering price per ADS will be substantially higher than the net tangible book value per ADS prior to this offering. Consequently, if you purchase ADSs in this offering at an assumed public offering price of $        (        euros), based on the closing price of our ordinary shares on Euronext Brussels on                        ,        , you will incur immediate dilution of $        (        euros) per ADS. For further information regarding the dilution resulting from this offering, please see the section entitled "Dilution" in this prospectus. This dilution is due in large part to the fact that our earlier investors paid substantially less than the assumed initial public offering price when they purchased their ordinary shares.

Raising additional capital may cause additional dilution of the percentage ownership of our shareholders, restrict our operations, require us to relinquish rights to our technologies, products or product candidates and could cause our share price to fall.

        We expect that significant additional capital may be needed in the future to continue our planned operations, including conducting clinical trials, commercialization efforts, expanded research and development activities and costs associated with operating as a U.S.-listed public company. To raise capital, we may issue new ordinary shares, ADSs, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we issue new ordinary shares, ADSs, convertible securities or other equity securities, investors may be materially diluted by subsequent sales. Such issuances or sales may also result in material dilution to our existing shareholders, and new investors could gain rights, preferences and privileges senior to the holders of our ordinary shares or ADSs, including ADSs sold in this offering. The incurrence of indebtedness could result in increased fixed payment obligations and could involve certain restrictive covenants, such as limitations on our ability to incur additional debt and other operating restrictions that could adversely impact our ability to conduct our business. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, products or product candidates, or grant licenses on terms unfavorable to us.

Conversion of the 25.0 million euros senior unsecured convertible bonds due 2018, contractual obligations with Genetrix resulting from the acquisition of Coretherapix and the anticipated equity investment by Takeda may result in a dilution of existing shareholders.

        We have issued 25.0 million euros of senior unsecured convertible bonds due 2018. The bonds were issued on March 6, 2015 at 100 per cent of their principal amount (100,000 euros per bond) and have a coupon of 9% per annum. On March 14, 2016, the conversion price was adjusted downwards to 0.9263 euros. The conversion price is subject to customary adjustment mechanisms. At the current conversion price, the bonds will be convertible into 26,989,096 fully paid ordinary shares. If the bonds are converted into new shares, and assuming that the conversion price will be lower than the then prevailing market price of the shares, the conversion will entail a financial dilution of the existing shareholders.

        On July 31, 2015, we acquired Coretherapix from Genetrix for an upfront payment of 1.2 million euros in cash and 7.7 million new shares issued in connection with the acquisition. Additionally, Genetrix may receive up to 15.0 million euros in new TiGenix shares depending on the results of the ongoing clinical trial of Coretherapix, which would result in a dilution of existing shareholders. The issue price for these new TiGenix shares will be calculated on the basis of the average closing share price of the Company's shares on Euronext Brussels over the ninety day period immediately preceding the date of completion of the clinical trial.

        On July 4, 2016, we entered into a licensing agreement with Takeda, a large pharmaceutical company active in gastroenterology, under which Takeda acquired the exclusive right to commercialize Cx601 for complex perianal fistulas outside the United States. Under the agreement, Takeda has agreed to invest 10 million euros in equity within one year of the effective date of the agreement, which would result in a dilution of existing shareholders. The issue price for these new TiGenix shares will be calculated on the basis of the average closing share price of the Company's shares on Euronext Brussels over the thirty-day period immediately preceding the issuance of the new shares.

Fluctuations in the exchange rate between the U.S. dollar and the euro may increase the risk of holding our ADSs and shares.

        Our shares currently trade on Euronext Brussels in euros, and our ADSs will trade on the NASDAQ Global Market in U.S. dollars. Fluctuations in the exchange rate between the U.S. dollar and the euro may result in temporary differences between the value of our ADSs and the value of our ordinary shares, which may result in heavy trading by investors seeking to exploit such differences.

        In addition, as a result of fluctuations in the exchange rate between the U.S. dollar and the euro, the U.S. dollar equivalent of the proceeds that a holder of our ADSs would receive upon the sale in Belgium of any shares withdrawn from the depositary and the U.S. dollar equivalent of any cash dividends paid in euros on our shares represented by the ADSs could also decline.

Holders of ADSs are not treated as shareholders of our Company.

        By participating in this offering you will become a holder of ADSs with underlying shares in a Belgian limited liability company. Holders of ADSs are not treated as shareholders of our Company, unless they withdraw our ordinary shares underlying the ADSs. The depositary is the holder of the ordinary shares underlying the ADSs. Holders of ADSs therefore do not have any rights as shareholders of our Company, other than the rights that they have pursuant to the deposit agreement.

You will not have the same voting rights as the holders of our ordinary shares and may not receive voting materials in time to be able to exercise your right to vote.

        Except as described in this prospectus and the deposit agreement, holders of ADSs will not be able to exercise voting rights attaching to the ordinary shares evidenced by the ADSs on an individual basis. Under the terms of the deposit agreement, holders of ADSs may instruct the depositary to vote the ordinary shares underlying their ADSs, but only if we ask the depositary to ask for their instructions. Otherwise, holders of ADSs will not be able to exercise their right to vote unless they withdraw ordinary shares underlying their ADSs to vote them in person or by proxy in accordance with Belgian corporate law and our articles of association. Even so, holders of ADSs may not know about a meeting far enough in advance to withdraw those ordinary shares. If we ask for the instructions of holders of ADSs, the depositary, upon timely notice from us, will notify holders of ADSs of the upcoming vote and arrange to deliver our voting materials to them. Upon our request, the depositary will mail to holders of ADSs a shareholder meeting notice that contains, among other things, a statement as to the manner in which voting instructions may be given, including an express indication that such instructions may be given or deemed given to the depositary to give a discretionary proxy to a person designated by us if no instructions are received by the depositary from holders of ADSs on or before the response date established by the depositary. No voting instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which we inform the depositary that (i) substantial opposition exists, or (ii) such matter materially and adversely affects the rights of shareholders. We cannot guarantee that holders of ADSs will receive the voting materials in time to ensure that they can instruct the depositary to vote their shares. A shareholder is only entitled to participate in, and vote at, the meeting of shareholders, provided that its shares are recorded in its name at midnight (Central European Time) at the end of the fourteenth day preceding the date of the meeting of shareholders. Failure by the depositary to record your shares by the record date, could result in the inability to participate and vote at the relevant meeting of shareholders. In addition, the depositary's liability to holders of ADSs for failing to execute voting instructions or for the manner of executing voting instructions is limited by the deposit agreement. As a result, holders of ADSs may not be able to exercise their right to give voting instructions or to vote in person or by proxy and they may not have any recourse against the depositary or our Company if their shares are not voted as they have requested or if their shares cannot be voted.

We have no present intention to pay dividends on our ordinary shares in the foreseeable future and, consequently, your only opportunity to achieve a return on your investment during that time is if the price of the ADSs appreciates.

        We have no present intention to pay dividends in the foreseeable future. Any recommendation by our board of directors to pay dividends will depend on many factors, including our financial condition, results of operations, legal requirements and other factors. Furthermore, pursuant to Belgian law, the calculation of amounts available for distribution to shareholders, as dividends or otherwise, must be determined on the basis of our non-consolidated statutory accounts prepared in accordance with Belgian accounting rules. In addition, in accordance with Belgian law and our articles of association, we must allocate each year an amount of at least 5% of our annual net profit under our non-consolidated statutory accounts to a legal reserve until the reserve equals 10% of our share capital. Therefore, we are unlikely to pay dividends or other distributions in the foreseeable future. If the price of the ADSs or the underlying ordinary shares declines before we pay dividends, you will incur a loss on your investment, without the likelihood that this loss will be offset in part or at all by potential future cash dividends.

As a foreign private issuer, we are exempt from a number of rules under the U.S. securities laws and are permitted to file less information with the SEC than U.S. domestic issuers. This may limit the information available to holders of ADSs.

        We are a "foreign private issuer," as defined in the SEC rules and regulations, and, consequently, we are not subject to all of the disclosure requirements applicable to U.S. domestic issuers. For example, we are exempt from certain rules under the Exchange Act that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and "short-swing" profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of our securities. Moreover, we are not required to file periodic reports and consolidated financial statements with the SEC as frequently or as promptly as U.S. domestic issuers. Accordingly, there may be less publicly available information concerning our Company than there is for U.S. public companies. As a foreign private issuer, we will file an annual report on Form 20-F within four months of the close of each year ended December 31 and furnish reports on Form 6-K relating to certain material events promptly after we publicly announce these events. However, we are not required to publish quarterly financial information, and, therefore, our shareholders will not be afforded the same information generally available to investors holding shares in public companies organized in the United States.

We are an "emerging growth company," and we intend to take advantage of reduced disclosure and governance requirements applicable to emerging growth companies, which could result in the ADSs being less attractive to investors.

        We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including the following:

  •
  Exemption from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

  •
  Reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements.

  •
  Exemptions from the requirements to hold nonbinding advisory votes on executive compensation and to seek shareholder approval of any golden parachute payments not previously approved.

        We could be an emerging growth company for up to five years following the year in which we complete this offering, although circumstances could cause us to lose that status earlier, including if the market value of our ordinary shares held by non-affiliates exceeds $700.0 million as of any June 30 before that time or if we have total annual gross revenue of $1.0 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31 or, if we issue more than $1.0 billion in non-convertible debt during any three-year period before that time, we would cease to be an emerging growth company immediately. We cannot predict if investors will find our ADSs less attractive because we may rely on these exemptions. If some investors find our ADSs less attractive as a result, there may be a less active trading market for our ADSs, and our share price may be more volatile.

If we fail to maintain an effective system of internal control over financial reporting in the future, we may not be able to report accurately our financial condition, results of operations or cash flows, which may adversely affect investor confidence in us.

        The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, in the future, we will be required, under Section 404 of the Sarbanes-Oxley Act, to perform system and process evaluations and testing of our internal controls over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting. This assessment will need to include disclosure of any material weaknesses in our internal control over financial reporting identified by our management or our independent registered public accounting firm. Section 404 of the Sarbanes-Oxley Act also generally requires an attestation from our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. However, for as long as we remain an emerging growth company as defined in the JOBS Act, we intend to take advantage of the exemption permitting us not to comply with the independent registered public accounting firm attestation requirement. At the time when we are no longer an emerging growth company, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating. Our remediation efforts may not enable us to avoid a material weakness in the future.

        Our compliance with Section 404 will require that we incur substantial accounting expense and expend significant management efforts. We currently do not have an internal audit group, and we may need to hire additional accounting and financial staff or a third-party service provider with the appropriate experience, as well as understanding of internal control processes around supervision and monitoring of our accounting and reporting functions and technical accounting knowledge and application, and compile the system and process documentation necessary to perform the evaluation needed to comply with Section 404.

        We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal control over financial reporting is effective. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of the ADSs could decline, and we could be subject to sanctions or investigations by the NASDAQ Stock Market, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

We will incur significant increased costs as a result of operating as a company whose ADSs are publicly traded in the United States, and our management will be required to devote substantial time to new compliance initiatives.

        As a company whose ADSs will be publicly traded in the United States, we will incur significant legal, accounting, insurance and other expenses that we have not previously incurred. In addition, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and related rules implemented by the SEC and the NASDAQ Stock Market have imposed various requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls. These costs will increase at the time when we are no longer an emerging growth company eligible to rely on exemptions under the JOBS Act from certain disclosure and governance requirements. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage. These laws and regulations could also make it more difficult and expensive for us to attract and retain qualified persons to serve on our board of directors or its committees. Furthermore, if we are unable to satisfy our obligations as a U.S.-listed public company, we could be subject to delisting of the ADSs, fines, sanctions and other regulatory action and potentially civil litigation.

You may be subject to limitations on the transfer of your ADSs.

        Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems doing so expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of the ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks that it is advisable to do so because of any requirement of law or of any government or governmental body or of any regulatory authority, or under any provision of the deposit agreement, or for any other reason in accordance with the terms of the deposit agreement.

You may not receive distributions on our ordinary shares represented by the ADSs or any value for them if it is illegal or impractical to make them available to holders of ADSs.

        Under the terms of the deposit agreement, the depositary for the ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of our ordinary shares your ADSs represent. However, it may be unlawful or impractical to make a distribution available to holders of ADSs. We have no obligation to take any other action to permit the distribution of the ADSs, ordinary shares, rights or anything else to holders of the ADSs. This means that you may not receive the distributions we make on our ordinary shares or any value from them if it is unlawful or impractical to make them available to you. These restrictions may have a material adverse effect on the value of your ADSs.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding the ADSs, the market price for the ADSs and trading volume could decline.

        The trading market for the ADSs will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade the ADSs, the market price for the ADSs would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for the ADSs to decline.

It may be difficult for investors outside Belgium to serve process on, or enforce foreign judgments against, us or our directors and senior management.

        We are a Belgian public limited liability company. Only one member of our board of directors and no member of our executive management is a resident of the United States. All or a substantial portion of the assets of such non-resident persons and most of our assets are located outside the United States. As a result, it may not be possible for investors to effect service of process upon such persons or on us or to enforce against them or us a judgment obtained in U.S. courts. Original actions or actions for the enforcement of judgments of U.S. courts relating to the civil liability provisions of the federal or state securities laws of the United States are not directly enforceable in Belgium. The United States and Belgium do not currently have a multilateral or bilateral treaty providing for reciprocal recognition and enforcement of judgments, other than arbitral awards, in civil and commercial matters. In order for a final judgment for the payment of money rendered by U.S. courts based on civil liability to produce any effect on Belgian soil, it is accordingly required that this judgment be recognized or be declared enforceable by a Belgian court in accordance with Articles 22 to 25 of the 2004 Belgian Code of Private International Law. Recognition or enforcement does not imply a review of the merits of the case and is irrespective of any reciprocity requirement. A U.S. judgment will, however, not be recognized or declared enforceable in Belgium if it infringes upon one or more of the grounds for refusal that are exhaustively listed in Article 25 of the Belgian Code of Private International Law. These grounds mainly require that the recognition or enforcement of the foreign judgment should not be a manifest violation of public policy, that the foreign courts must have respected the rights of the defense, that the foreign judgment should be final, and that the assumption of jurisdiction by the foreign court may not have breached certain principles of Belgian law. In addition to recognition or enforcement, a judgment by a federal or state court in the United States against us may also serve as evidence in a similar action in a Belgian court if it meets the conditions required for the authenticity of judgments according to the law of the state where it was rendered. The findings of a federal or state court in the United States will not, however, be taken into account to the extent they appear incompatible with Belgian public policy.

We could be subject to securities class action litigation.

        In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us, because pharmaceutical companies have experienced significant share price volatility in recent years. If we face such litigation, it could result in substantial costs and a diversion of management's attention and resources.

We believe that our shares and ADSs should not be treated as stock of a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for the 2016 taxable year and should not be treated as such for subsequent taxable years, but this conclusion is a factual determination that is made annually and thus may be subject to change. If we were to qualify as a PFIC, this could result in adverse U.S. federal income tax consequences to U.S. investors.

        Based on the composition of our assets and the nature of our income, we believe that our shares and ADSs should not be treated as stock of a PFIC for U.S. federal income tax purposes for the 2016 taxable year and should not be treated as such for subsequent taxable years, but this conclusion is a factual determination that is made annually and thus may be subject to change. Because PFIC status must be determined annually based on factual tests, our PFIC status in future taxable years will depend on our income, assets and activities in those years for example, the timing of receipt of certain royalty streams. Furthermore, because the value of our gross assets is likely to be determined in large part by reference to our market capitalization and the value of our goodwill, a decline in the value of our shares or ADSs could affect the determination of whether we are PFIC. In general, we will be treated as a PFIC for any taxable year in which either of the following is true:

  •
  At least 75% of our gross income (looking through certain corporate subsidiaries) for the taxable year is "passive income."

  •
  At least 50% of the value, determined on the basis of a quarterly average, of our gross assets (looking through certain corporate subsidiaries) is attributable to assets that produce or are held for the production of "passive income."

        Passive income generally includes dividends, interest, royalties, rents (other than certain rents and royalties derived in the active conduct of a trade or business), annuities and gains from assets that produce passive income. If we are treated as a PFIC, and you are a U.S. Holder as defined in "Taxation—U.S. Taxation" that did not make a "mark-to-market election," as described below, you will be subject to potentially adverse U.S. federal income tax consequences in the taxable year in which the shares or ADSs are sold or upon receipt of an "excess distribution" with respect to the shares or ADSs. In general, a U.S. Holder would receive an "excess distribution" if the amount of any distribution for U.S. federal income tax purposes in respect of the shares or ADSs is more than 125% of the average distributions made with respect to the shares or ADSs within the three preceding taxable years (or shorter period in which such U.S. Holder held the shares or ADSs). In general, a U.S. Holder would be subject to an additional tax that is equivalent to an interest charge on U.S. taxes that are deemed due during the period the U.S. Holder owned the shares or ADSs computed by assuming that the gain (in the case of a sale) or the "excess distribution" in respect of the shares or ADSs was taxed in equal portions at the highest applicable tax rate throughout the period in which such U.S. Holder owned such shares or ADSs. A "mark-to-market election," if available to and made by a U.S. Holder generally would result in such U.S. Holder taking into account ordinary income or loss in respect of such U.S. Holder's investment in the shares or ADSs by marking the shares or ADSs to market on an annual basis. In addition, as a PFIC, dividends on the shares or ADSs would not be eligible for the special tax rate available to non-corporate U.S. Holders applicable to "qualified dividend income." Prospective U.S. Holders of shares or ADSs should consult their own U.S. tax advisors regarding the potential application of the PFIC rules. See "Taxation—U.S. Taxation—Passive Foreign Investment Company Considerations."

We are a Belgian public limited liability company, and shareholders of our Company may have different and in some cases more limited shareholder rights than shareholders of a U.S. listed corporation.

        We are a public limited liability company incorporated under the laws of Belgium. Our corporate affairs are governed by Belgian corporate law. The rights provided to our shareholders under Belgian corporate law and our articles of association differ in certain respects from the rights that you would typically enjoy as a shareholder of a U.S. corporation under applicable U.S. federal and state laws.

        Under Belgian corporate law, other than certain limited information that we must make public and except in certain limited circumstances, our shareholders may not ask for an inspection of our corporate records, while under Delaware corporate law any shareholder, irrespective of the size of its shareholdings, may do so. Shareholders of a Belgian corporation are also unable to initiate a derivative action, a remedy typically available to shareholders of U.S. companies, in order to enforce a right of our Company, in case we fail to enforce such right ourselves, other than in certain cases of director liability under limited circumstances. In addition, a majority of our shareholders present or represented at our meeting of shareholders may release a director from any claim of liability we may have, including if he or she has acted in bad faith or has breached his or her duty of loyalty, provided, in some cases, that the relevant acts were specifically mentioned in the convening notice to the meeting of shareholders deliberating on the discharge. In contrast, most U.S. federal and state laws prohibit a company or its shareholders from releasing a director from liability altogether if he or she has acted in bad faith or has breached his or her duty of loyalty to the company. Finally, Belgian corporate law does not provide any form of appraisal rights in the case of a business combination.

        As a result of these differences between Belgian corporate law and our articles of association, on the one hand, and the U.S. federal and state laws, on the other hand, in certain instances, you could receive less protection as a shareholder of our Company than you would as a shareholder of a listed U.S. company.

Because we are a foreign private issuer and intend to follow certain home country corporate governance practices, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all NASDAQ Global Market corporate governance requirements.

        As a foreign private issuer, we have the option to follow Belgian corporate law and the Belgian Corporate Governance Code rather than the corporate governance practices of the NASDAQ Global Market, except to the extent that such laws would be contrary to U.S. securities laws, and provided that we disclose the requirements we are not following and describe the home country practices we follow instead. As a result, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all the NASDAQ Global Market corporate governance requirements. See "Management—Differences between Our Corporate Governance Practices and the Listing Rules of the NASDAQ Stock Market."

Holders of ADSs or ordinary shares have limited rights to call meetings of shareholders or to submit shareholder proposals.

        Except under limited circumstances, only the board of directors or the statutory auditor may call a meeting of shareholders. Shareholders that collectively own at least 20% of the share capital of our Company may require the board of directors or the statutory auditor to convene a special or an extraordinary general meeting of shareholders. Provided that certain conditions are satisfied, one or more shareholders holding at least 3% of our share capital may request for items to be added to the agenda of any convened meeting and submit proposed resolutions in relation to existing agenda items or new items to be added to the agenda. As a result, the ability of holders of the ADSs or ordinary shares to participate in and influence the governance of our Company is limited.

Holders or beneficial owners of the ADSs have limited recourse if we or the depositary fail to meet our respective obligations under the deposit agreement or if they wish us or the depositary to participate in legal proceedings.

        The deposit agreement expressly limits the obligations and liability of us and the depositary. Neither we nor the depositary will be liable to the extent that liability results from the fact that we:

  •
  Are prevented, forbidden from or delayed in doing or performing any obligation under the terms of the deposit agreement by reason of any provision of any present or future law or regulation of the United States, any state thereof, Belgium or any other country, or governmental or regulatory authority or stock exchange, or on account of possible civil or criminal liabilities or by reason of any provision of our constitutional documents or any other provision governing the ordinary shares or by reason of any act of God, war or other circumstances beyond our or their control.

  •
  Exercise or fail to exercise discretion under the deposit agreement or our constitutional documents or any other provision governing the ordinary shares.

  •
  Perform our obligations without gross negligence or willful misconduct or bad faith.

  •
  Take any action or fail to take any action based upon advice of or information from legal counsel, accountants, any person presenting shares for deposit, any holder of the ADSs or any other person believed in good faith to be competent to give such advice or information.

  •
  Rely on any documents we believe to be genuine and properly executed.

        In addition, neither we nor the depositary has any obligation to participate in any action, suit or other proceeding in respect of the ADSs which may involve it in expense or liability unless it is indemnified to its satisfaction. Additionally, neither we nor the depositary will incur any liability for any special, consequential, indirect or punitive damages for any breach of the deposit agreement or otherwise. These provisions of the deposit agreement will limit the ability of holders or beneficial owners of the ADSs to obtain recourse if we or the depositary fail to meet our respective obligations under the deposit agreement or if they wish us or the depositary to participate in a legal proceeding.

Investors may not be able to participate in equity offerings, and ADS holders may not receive any value for rights that we may grant.

        In accordance with Belgian corporate law, our articles of association provide for preferential subscription rights to be granted to our existing shareholders to subscribe on a pro rata basis for any issue for cash of new shares, convertible bonds or warrants that are exercisable for cash, unless such rights are canceled or limited by resolution of our meeting of shareholders or the board of directors. Our meeting of shareholders or board of directors may cancel or restrict such rights in future equity offerings. In addition, certain shareholders (including those in the United States, Australia, Canada or Japan) may not be entitled to exercise such rights even if they are not canceled unless the rights and related shares are registered or qualified for sale under the relevant legislation or regulatory framework. As a result, there is the risk that investors may suffer dilution of their shareholding should they not be permitted to participate in preference right equity or other offerings that we may conduct in the future.

        If rights are granted to our shareholders, as the case may be, but the depositary is unable to sell rights corresponding to shares represented by ADSs that are not exercised by, or distributed to, ADS holders, or if the sale of such rights is not lawful or reasonably practicable, the depositary may allow the rights to lapse, in which case ADS holders will receive no value for such rights.

We have broad discretion to determine how to use the net proceeds from this offering and may use them in ways that may not enhance our results of operations or the price of the ADSs.

        Although we currently intend to use the net proceeds from this offering in the manner described in the section titled "Use of Proceeds" in this prospectus, our management will have broad discretion over the use of net proceeds from this offering, and we could spend the net proceeds from this offering in ways the holders of the ADSs may not agree with or that do not yield a favorable return. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, our use of these proceeds may differ substantially from our current plans. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering.

HISTORY AND ORGANIZATIONAL STRUCTURE

        We were incorporated in Belgium on February 21, 2000, initially to capitalize on technology developed at the universities of Leuven and Ghent for the regeneration of cartilage, bone and other musculoskeletal tissues.

        The following chart illustrates our corporate structure as of the date of this prospectus:

        Coretherapix SLU.    On July 31, 2015, we acquired Coretherapix, a cardiology-focused cell therapy company based in Madrid, Spain, from Genetrix. Coretherapix's lead product candidate is AlloCSC-01, an allogeneic cardiac stem cell product in a Phase I/II clinical trial in acute myocardial infarction. The Coretherapix team and facilities have been completely integrated into our organization.

        TiGenix SAU.    On May 3, 2011, we acquired Cellerix, a cell-therapy company based in Madrid, Spain. Cellerix, which was later renamed TiGenix SAU, had an eASC-based technology platform for indications of inflammatory and autoimmune origin that are the basis of our eASC-based pipeline. The Cellerix team and facilities have been completely integrated into our organization.

        Arcarios B.V.    On July 8, 2010, we spun off certain drug discovery assets to the Dutch company Arcarios B.V. (formerly named Therosteon B.V.) in which we hold a 3.53% equity stake as of June 30, 2016.

        TiGenix Inc.    We incorporated TiGenix Inc., a wholly-owned U.S. subsidiary, on February 7, 2006, and on May 8, 2007, TiGenix Inc. and Cognate BioServices entered into a fifty-fifty joint venture with respect to TC CEF LLC, an asset management company. TC CEF LLC subsequently acquired the assets of a fully equipped cell expansion facility from Cell Genesys, Inc., for the manufacture of ChrondroCelect for clinical trials required by the FDA and to serve the U.S. market after obtaining marketing approval for ChondroCelect in the United States. However, after we abandoned our plans to introduce ChondroCelect into the U.S. market independently due to the associated costs and the required time, we withdrew from the joint venture as of November 23, 2010 and terminated our membership interests in TC CEF LLC. As of the date of this prospectus, TiGenix Inc. is a dormant subsidiary.

        Other Historical Subsidiaries.    On September 24, 2009, we established TiGenix B.V., a wholly-owned Dutch subsidiary. TiGenix B.V. constructed a new European human cell expansion facility in Geleen to increase the manufacturing capacity of ChondroCelect in Europe. On May 30, 2014, we completed the sale of all of the shares of TiGenix B.V. to PharmaCell. ChondroCelect continues to be manufactured in that facility under a long-term manufacturing agreement with our former subsidiary until the withdrawal of marketing authorization, which we expect to be effective as of November 30, 2016.

        On November 30, 2009, we acquired Orthomimetics Limited, a biomaterials company that was later renamed TiGenix Ltd. TiGenix Ltd. designed, developed and manufactured novel, bioresorbable implants for the regenerative repair of articular joint damage resulting from sports injuries and other trauma, including ChondroMimetic, an off-the-shelf biomaterial scaffold for the treatment of small osteochondral defects and small focal chondral lesions with possible underlying subchondral bone plate damage. In view of our exclusive focus on cell therapy since the Cellerix acquisition in 2011, we decided to shut down TiGenix Ltd. The intellectual property related to TiGenix Ltd., which was recognized as part of our intangible assets, was fully impaired in our consolidated financial statements as of December 31, 2011. TiGenix Ltd. was dissolved in May 2014.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements and our estimates with respect to our anticipated future performance and the market in which we operate. Certain of these statements, forecasts and estimates can be recognized by the use of words such as, without limitation, "believes," "anticipates," "expects," "intends," "plans," "seeks," "estimates," "may," "will," "predicts," "projects" and "continue" and similar expressions. Such statements, forecasts and estimates are based on various assumptions and assessments of known and unknown risks, uncertainties and other factors, which may or may not prove to be correct. Actual events are difficult to predict and may depend upon factors that are beyond our control. Therefore, our actual results, financial condition or performance may turn out to be materially different from such statements, forecasts and estimates. Factors that might cause such a difference include, but are not limited to, those discussed in the section "Risk Factors" included elsewhere in this prospectus.

        By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics and industry change, and depend on economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. All of our forward-looking statements are subject to risks and uncertainties that may cause our actual results to differ materially from our expectations.

        Actual results could differ materially from our forward-looking statements due to a number of factors, including, without limitation, the following:

  •
  We may experience delays or failure in the preclinical and clinical development of our product pipeline.

  •
  Regulatory approval of our products may be delayed, not obtained or not maintained.

  •
  We work in a strict regulatory environment, and future changes to any pharmaceutical legislation or guidelines or unexpected events or new scientific insights occurring within the field of cell therapy, could affect our business.

  •
  If we fail to obtain additional financing, we may be unable to complete the development and commercialization of our product candidates.

  •
  We have a history of operating losses and an accumulated deficit and may never become profitable.

  •
  We have an accumulated deficit of 129.4 million euros as of June 30, 2016 and our net losses and significant cash used in operating activities have raised substantial doubt about our ability to continue as a going concern.

  •
  The manufacturing facilities at which our product candidates are made are subject to regulatory requirements, which may affect the development of our product pipeline and the successful commercialization of our products.

  •
  We may not be able to adequately protect our proprietary technology or enforce any rights related thereto.

  •
  Third party claims of intellectual property infringement may prevent or delay our product discovery and development efforts.

  •
  We may need to rely on distributors and other third parties to commercialize our product candidates, and such distributors may not succeed in commercializing our product candidates effectively or at all.

  •
  We rely on third parties to conduct our clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates.

  •
  The allocation of available resources could affect our ability to carry out our business plan.

        The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus or to conform these statements to actual results or to changes in our expectations.

 EXCHANGE RATES

        The following tables set forth the high, low, average and period end Bloomberg Generic Composite Rate expressed in U.S. dollars per euro. The Bloomberg Generic Composite Rate is a best market calculation, in which, at any point in time, the bid rate is equal to the highest bid rate of all contributing bank indications and the ask rate is set to the lowest ask rate offered by these banks. The Bloomberg Generic Composite Rate is a mid-value rate between the applied highest bid rate and the lowest ask rate.

Year (U.S. dollar per euro)	High	Low	Average Rate(1)	Period End
2011	1.4874	1.2925	1.3922	1.2960
2012	1.3463	1.2053	1.2859	1.3197
2013	1.3802	1.2780	1.3285	1.3743
2014	1.3934	1.2098	1.3285	1.2098
2015	1.2104	1.0496	1.1102	1.0862

(1)
The average rate for a year means the average of the Bloomberg Generic Composite Rates on the last day of each month during a year.

Month (U.S. dollar per euro)	High	Low	Average Rate(1)	Period End
May, 2016	1.1534	1.1115	1.1298	1.1132
June, 2016	1.1395	1.1025	1.1242	1.1106
July, 2016	1.1174	1.0977	1.1064	1.1174
August, 2016	1.1354	1.1086	1.1205	1.1158
September, 2016	1.1260	1.1147	1.1212	1.1235
October, 2016	1.1211	1.0882	1.1024	1.0981

(1)
The average rate for a month, means the average of the daily Bloomberg Generic Composite Rates during that month.

        The Bloomberg Generic Composite Rate on November 25, 2016 was $1.0589 per euro.

 USE OF PROCEEDS

        We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $      , at the assumed public offering price of $      (       euros) per ADS, based on the closing price of our ordinary shares on Euronext Brussels on                  ,        .

        A $1.00 increase (decrease) in the assumed initial public offering price of $      per ADS or        euros per ordinary share would increase (decrease) the net proceeds from this offering to us by approximately $      , assuming no change to the number of ADSs offered as set forth on the cover page of this prospectus. An increase (decrease) of 500,000 ADSs in the aggregate number of ADSs offered by us would increase (decrease) the net proceeds to us by approximately $      , assuming the initial public offering price remains the same.

        We intend to use the net proceeds of this offering for the following purposes:

  •
  With respect to Cx601 in the United States, to complete the process of technology transfer to Lonza, a U.S.-based contract manufacturing organization, to file an investigational new drug application to conduct a pivotal Phase III trial in the United States supporting a biologics license application with the FDA and to commence recruitment of patients for the Phase III trial (approximately $       million).

  •
  To advance the Phase II clinical development of Cx611 in severe sepsis until well into the stage of recruitment (approximately $       million).

  •
  To advance the development of AlloCSC-01 in acute myocardial infarction until the end of PhaseI/II clinical development (approximately $       million).

  •
  The remainder for general corporate purposes, including research and development and working capital requirements.

        The foregoing represents our current intentions with respect to the use and allocation of the net proceeds of this offering based upon our present plans and business conditions, but our management will have significant flexibility and discretion in applying the net proceeds. The occurrence of unforeseen events or changed business conditions could result in the application of the net proceeds of this offering in a manner other than as described above. Pending our use of the net proceeds as described above, we intend to invest the net proceeds in short-term bank deposits or interest-bearing, investment-grade securities.

 DIVIDEND POLICY

        We do not currently pay dividends, and we do not anticipate declaring or paying any dividends for the foreseeable future.

        All of the ordinary shares represented by the ADSs offered by this prospectus will have the same dividend rights as all of our other outstanding ordinary shares. In general, distributions of dividends proposed by our board of directors require the approval of our shareholders at a meeting of shareholders with a simple majority vote, although our board of directors may declare interim dividends without shareholder approval, subject to the terms and conditions of the Belgian Company Code. See "Description of Share Capital."

        Pursuant to Belgian law, the calculation of amounts available for distribution to shareholders, as dividends or otherwise, must be determined on the basis of our non-consolidated statutory financial accounts. In addition, under the Belgian Company Code, we may declare or pay dividends only if, following the declaration and issuance of the dividends, the amount of our net assets on the date of the closing of the last financial year according to our statutory annual accounts (i.e., the amount of the assets as shown in the balance sheet, decreased with provisions and liabilities, all as prepared in accordance with Belgian accounting rules), decreased with the non-amortized costs of incorporation and expansion and the non-amortized costs for research and development, does not fall below the amount of the paid-up capital (or, if higher, the called capital), increased with the amount of non-distributable reserves. Finally, prior to distributing dividends, we must allocate at least 5% of our annual net profits (under our non-consolidated statutory accounts prepared in accordance with Belgian accounting rules) to a legal reserve, until the reserve amounts to 10% of our share capital.

        For information regarding the Belgian withholding tax applicable to dividends and related U.S. reimbursement procedures, see "Taxation—Belgian Taxation."

CAPITALIZATION

        The following table sets forth our capitalization as of June 30, 2016:

  •
  on an actual basis.

  •
  on a pro forma basis as adjusted to reflect the sale by us of      ADSs in this offering at the assumed public offering price of $       (      euros) per ADS, based on the closing price of our ordinary shares on Euronext Brussels on                        ,        , and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

        The pro forma as adjusted information below is for illustrative purposes only. Our capitalization following the closing of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.

        Solely for the convenience of the reader our pro forma and pro forma as adjusted capitalization has been translated into U.S. dollars at 1.00 euro=$1.1032 on June 30, 2016 based on the certified foreign exchange rate published by the Federal Reserve Bank of New York. Such translation should not be construed as a representation that the euro amounts have been or could be converted into U.S. dollars at this or at any other rate of exchange, or at all.

        This table should be read in conjunction with "Use of Proceeds," "Selected Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the accompanying notes thereto appearing elsewhere in this prospectus.

	Actual As of June 30, 2016	Pro Forma As Adjusted(1)	Pro Forma As Adjusted(1)
	In thousands of euros (unaudited)	In thousands of euros (unaudited)	In thousands of U.S. dollars (unaudited)
Cash and cash equivalents	24,113

Financial loans and other payables	31,421
Total equity:
Share capital	20,230
Share premium	132,364
Accumulated deficit	(129,382)
Other reserves	3,285

Total equity	26,497

Total capitalization	57,918

(1)
A $1.00 (            euro) increase (decrease) in the assumed public offering price of $             (            euros) per ADS would increase (decrease) each of pro forma as adjusted cash and cash equivalents, total equity and total capitalization by approximately                        euros ($            ), assuming that the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. Each increase (decrease) of 500,000 ADSs in the number of ADSs offered by us would increase (decrease) each of pro forma as adjusted cash and cash equivalents, total equity and total capitalization by approximately                        euros ($            ), if the assumed initial public offering price remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

 DILUTION

        If you invest in the ADSs in this offering, your interest will be diluted immediately to the extent of the difference between the initial public offering price per ordinary share or ADS and the pro forma net tangible book value per ordinary share or ADS after this offering. Dilution results from the fact that the initial public offering price per ordinary share or ADS is substantially in excess of the net tangible book value per ordinary share or ADS attributable to our existing shareholders for our ordinary shares that will be outstanding immediately prior to the closing of this offering. We calculate net tangible book value per ordinary share by dividing the net tangible book value (total assets less intangible assets and total liabilities) by the number of outstanding ordinary shares. Dilution is determined by subtracting net tangible book value per ordinary share or ADS from the initial public offering price per ordinary share or ADS.

        Our net tangible book value as of June 30, 2016 was negative 21.3 million euros (negative $23.5 million), or negative 0.11 euros (negative $0.12) per ordinary share and $      per ADS. Investors participating in this offering will incur immediate and substantial dilution.

        Upon the closing of this offering and the sale by us of the ADSs in this offering at the assumed public offering price of $      (      euros) per ADS based on the closing price of our ordinary shares on Euronext Brussels on                        ,         , and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of June 30, 2016 would have been approximately            euros ($      ), or $ per ADS. This amount represents an immediate increase in our pro forma net tangible book value of $      per ADS to our existing shareholders and an immediate dilution of $      per ADS to new investors purchasing the ADSs in this offering at the initial public offering price.

        The following table illustrates this dilution per ADS:

Per ADS
(in euros)
Assumed initial public offering price
Historical net tangible book value as of June 30, 2016
Pro forma net tangible book value
Increase in pro forma net tangible book value attributable to investors purchasing ADSs in this offering
Pro forma as adjusted net tangible book value after giving effect to this offering
Dilution to new investors purchasing in this offering

        A $1.00 (        euro) increase (decrease) in the assumed public offering price of $      (        euros) per ADS would increase (decrease) our pro forma net tangible book value after this offering by $      (        euros) per ADS, and decrease (increase) the dilution in pro forma net tangible book value to new investors by $       (        euros) per ADS, assuming that the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. Each increase (decrease) of 500,000 ADSs in the number of ADSs offered by us would increase (decrease) our pro forma net tangible book value after this offering by $      (        euros) per ADS and decrease (increase) the dilution to investors participating in this offering by approximately $       (        euros) per ADS, assuming that the assumed initial public offering price remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

        The following table summarizes on a pro forma basis, as of June 30, 2016, the differences between the shareholders as of June 30, 2016 and the new investors with respect to the number of ordinary shares purchased from us, the total consideration paid and the average price per ordinary share paid by existing shareholders and by investors participating in this offering at the assumed public offering price

of $      (        euros) per ADS, before deducting the underwriting discounts and commissions and estimated offering expenses payable by us:

	Ordinary Shares Purchased		Total Consideration
							Average Price per Ordinary Share		Average Price per ADS
	Number	Percent	Amount	Amount	Percent
			(in euros)	(in U.S. dollars)			(in euros)	(in U.S. dollars)	(in euros)
Existing shareholders						%
New investors						%

Total					100.0%

        A $1.00 (        euro) increase (decrease) in the assumed public offering price of $      (        euros) per ADS or would increase (decrease) total consideration paid by new investors by $       million (        million euros), assuming that the number of ADSs offered, as set forth on the cover page of this prospectus, remains the same, and before deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

        If the underwriters exercise their over-allotment option in full, our existing shareholders would own      ordinary shares, or      %, in the aggregate, of our total outstanding share capital and our new investors would own ADSs, or      %, in the aggregate, of our total outstanding share capital after this offering. If the underwriters exercise their over-allotment option in full, our pro forma net tangible book value would be      euros ($        ) per ADS and the dilution to investors participating in this offering would be $      per ADS.

        The tables and calculations above are based on the number of ordinary shares outstanding as at June 30, 2016 as adjusted for the transactions described above and exclude the following:

  •
  26,989,096 ordinary shares issuable upon the conversion of our 9% senior unsecured bonds due 2018, at a conversion price of 0.9263 euros per share as of June 30, 2016.

  •
  9,898,500 ordinary shares issuable upon exercise of granted and outstanding warrants as of June 30, 2016, at a weighted average exercise price of 1.31 euros per share.

        To the extent that we grant warrants or other equity awards to our directors, executive management or employees in the future, and those warrants or other equity awards are exercised or other issuances of our ordinary shares are made, there will be further dilution to investors participating in this offering. In addition, there will be further dilution to investors participating in this offering in the case of any future capital increase with cancellation of the preferential subscription rights of our existing shareholders and any future offering where U.S. investors are excluded from participation.

MARKET FOR OUR SHARES

        Our ordinary shares began trading on Euronext Brussels in 2007. The current trading symbol on Euronext Brussels is "TIG."

        Our ordinary shares will continue trading on Euronext Brussels under the symbol "TIG" and we expect that our ADSs will trade on the NASDAQ Global Market under the symbol "TIG" after the effective date of the registration statement to which this prospectus relates.

        The following table lists the high and low sales prices and the average daily trading volume on Euronext Brussels for our ordinary shares on a monthly basis for the last six full months, a quarterly basis for the last two full fiscal years and the subsequent period and an annual basis for the last five full fiscal years. Prices indicated below with respect to our ordinary share price include interdealer prices, without retail mark up, mark down or commission and may not necessarily represent actual transactions. All prices are quoted in euros and U.S. dollars using the Bloomberg Generic Composite Rate on the applicable trading date.

	Euros		U.S. dollars
					Average daily trading volume
Period	High	Low	High	Low
Monthly
October 31, 2016	0.94	0.84	1.05	0.92	180,986
September 30, 2016	0.97	0.90	1.12	1.10	186,999
August 31, 2016	1.05	0.96	1.16	1.07	161,581
July 31, 2016	1.12	0.82	1.24	0.91	753,271
June 30, 2016	1.03	0.82	1.14	0.91	455,178
May 31, 2016	0.95	0.91	1.06	1.01	184,705
Quarterly
September 30, 2016	1.12	0.82	1.24	0.91	358,319
June 30, 2016	1.03	0.82	1.14	0.91	330,893
March 31, 2016	1.21	0.91	1.38	1.04	619,698
December 31, 2015	1.19	0.88	1.29	0.96	618,357
September 30, 2015	1.01	0.86	1.13	0.96	947,382
June 30, 2015	1.31	0.65	1.46	0.72	1,995,827
March 31, 2015	0.82	0.60	0.88	0.64	431,061
December 31, 2014	0.84	0.52	1.02	0.63	905,858
September 30, 2014	0.59	0.48	0.75	0.61	246,507
June 30, 2014	0.66	0.49	0.88	0.66	288,165
March 31, 2014	0.85	0.54	1.17	0.75	799,349
Yearly
December 31, 2015	1.28	0.52	1.39	0.56	999,430
December 31, 2014	1.03	0.48	1.25	0.58	1,215,133
December 31, 2013	1.05	0.19	1.44	0.26	1,254,614
December 31, 2012	1.02	0.43	1.35	0.57	314,278
December 31, 2011	1.45	0.57	1.88	0.74	55,974

        On November 25, 2016, the last reported sale price of our ordinary shares on Euronext Brussels was 0.86 euros per share, or $0.91 per share based on the rate of exchange on that day.

 SELECTED FINANCIAL INFORMATION

        The tables below present our summary historical consolidated financial data. Our summary historical consolidated financial data as of December 31, 2015 and 2014 and for the years ended December 31, 2015 and 2014 has been derived from our audited consolidated financial statements, which are included elsewhere in this prospectus. Our summary historical consolidated financial data as of June 30, 2016 and for the periods ended June 30, 2016 and 2015 have been derived from our unaudited interim consolidated financial statements, which are included elsewhere in this prospectus. The consolidated financial statements have been prepared and presented in accordance with IFRS as issued by the IASB. As an emerging growth company, we are not required to present, and have not presented, selected financial data for any period prior to our most recently completed two fiscal years. The interim consolidated financial statements have been prepared and presented in accordance with International Accounting Standard 34 "Interim Financial Reporting." These interim consolidated financial statements do not include all the information required for full annual financial statements in accordance with IFRS as issued by IASB and should be read in conjunction with our consolidated financial statements as at and for the year ended December 31, 2015.

        Our consolidated financial statements are prepared and presented in euros, our presentation currency. Solely for the convenience of the reader our consolidated financial statements as at and for the year ended December 31, 2015 and as at and for the six-month period ended June 30, 2016 have been translated into U.S. dollars at 1.00 euro=$1.0859 on December 31, 2015 and 1.00 euro=$1.1032 on June 30, 2016, based on the certified foreign exchange rates published by the Federal Reserve Bank of New York. Such translation should not be construed as a representation that the euro amounts have been or could be converted into U.S. dollars at these or at any other rate of exchange, or at all.

        The following summary historical consolidated financial data should be read in conjunction with our historical consolidated financial statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this prospectus. The historical results for any prior period are not necessarily indicative of results to be expected for any future period.

Consolidated Income Statement Data:

	Six-month periods ended June 30,			Years ended December 31,
	2016	2015	2016	2015	2014	2015
	In thousands of euros, except per share data (unaudited)	In thousands of euros, except per share data (unaudited)	In thousands of U.S. dollars, except per share data (unaudited)	In thousands of euros, except per share data	In thousands of euros, except per share data	In thousands of U.S. dollars, except per share data (unaudited)
CONTINUING OPERATIONS
Revenues
Royalties	293	333	323	537	338	583
Grants and other operating income	650	605	717	1,703	5,948	1,849

Total revenues	943	938	1,040	2,240	6,286	2,432
Research and development expenses	(9,702)	(7,656)	(10,703)	(19,633)	(11,443)	(21,319)
General and administrative expenses	(4,322)	(2,833)	(4,768)	(6,683)	(7,406)	(7,257)
Total operating charges	(14,024)	(10,489)	(15,471)	(26,316)	(18,849)	(28,576)

Operating Loss	(13,081)	(9,551)	(14,431)	(24,076)	(12,563)	(26,144)
Financial income	57	34	63	148	115	161
Interest on borrowing and other finance costs	(3,766)	(3,080)	(4,155)	(6,651)	(1,026)	(7,222)
Fair value gains / (losses)	7,750	1,285	8,550	(6,654)	60	(7,226)
Impairment and gains/(losses) on disposal of financial instruments				(161)	—	(175)
Foreign exchange differences, net	(292)	747	(322)	1,000	1,101	1,086

Loss before taxes	(9,332)	(10,565)	(10,295)	(36,394)	(12,313)	(39,520)
Income tax benefits / (losses)	(48)		(53)	1,325	927	1,439

Loss for the year from continuing operations				(35,069)	(11,386)	(38,081)
DISCONTINUED OPERATIONS
Loss for the year from discontinued operations				—	(1,605)	—

Loss for the period	(9,380)	(10,565)	(10,348)	(35,069)	(12,990)	(38,081)

Attributable to equity holders of TiGenix	(9,380)	(10,565)	(10,348)	(35,069)	(12,990)	(38,081)
Basic and diluted loss per share	(0.05)	(0.07)	(0.06)	(0.21)	(0.08)	(0.23)
Basic and diluted loss per share from continuing operations	(0.05)	(0.07)	(0.06)	(0.21)	(0.07)	(0.23)
Basic and diluted loss per share from discontinued operations				—	(0.01)	—

Consolidated Statements of Financial Position Data—Summary

	As at June 30,		As at December 31,
	2016	2016	2015	2014	2015
	In thousands of euros (unaudited)	In thousands of U.S. dollars (unaudited)	In thousands of euros	In thousands of euros	In thousands of U.S. dollars (unaudited)
ASSETS
Non-current assets	50,278	55,467	54,241	36,808	58,900
Current assets	31,791	35,072	24,930	17,113	27,072

TOTAL ASSETS	82,069	90,539	79,171	53,921	85,972

EQUITY AND LIABILITIES
Equity attributable to equity holders	26,497	29,232	13,145	34,757	14,274
Total equity	26,497	29,232	13,145	34,757	14,274
Non-current liabilities	44,327	48,902	52,137	10,681	56,616
Current liabilities	11,245	12,405	13,889	8,483	15,082
TOTAL EQUITY AND LIABILITIES	82,069	90,539	79,171	53,921	85,972

Consolidated Statements of Cash Flows Data—Summary

	Six-month periods ended June 30,			Years ended December 31,
	2016	2015	2016	2015	2014	2015
	In thousands of euros (unaudited)	In thousands of euros (unaudited)	In thousands of U.S. dollars (unaudited)	In thousands of euros	In thousands of euros	In thousands of U.S. dollars (unaudited)
Net cash used in operating activities	(12,618)	(9,037)	(13,920)	(19,574)	(13,367)	(21,255)

Net cash (used) in / provided by investing activities	165	(4,576)	182	(4,434)	3,307	(4,815)

Net cash provided by financing activities	18,585	22,874	20,503	28,523	7,969	30,973

Cash and cash equivalents at end of period	24,113	22,732	26,601	17,982	13,471	19,527

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        On July 31, 2015, we acquired 100% of the shares of Coretherapix from its sole shareholder Genetrix, as well as certain receivables Genetrix had with Coretherapix on that date, pursuant to a contribution agreement regarding the contribution of shares in, and the contribution and the transfer and assignment of receivables with, Coretherapix dated July 29, 2015. Genetrix contributed 100% of the shares of Coretherapix and part of the receivables Genetrix had with Coretherapix on July 31, 2015 (for a nominal value of 2.2 million euros) in return for the issuance of 7.7 million of our shares (6.1 million euros). Part of the receivables Genetrix had with Coretherapix on July 31, 2015 (for a nominal value of 1.2 million euros) were transferred and assigned to us by Genetrix. Pursuant to the terms of the contribution agreement, we made a cash payment of 1.2 million euros at closing and issued new shares to Genetrix with a value of 6.1 million euros, which Genetrix subsequently distributed to its shareholders as a dividend in kind.

        Coretherapix is a Spanish biopharmaceutical company focused on developing cost-effective regenerative therapeutics to stimulate the endogenous repair capacity of the heart and mitigate the negative effects of myocardial infarction, or a heart attack.

        The unaudited pro forma condensed combined financial information gives effect to the acquisition as if it had been completed on January 1, 2015 for purposes of the income statement. Our historical consolidated financial information and that of Coretherapix have been adjusted in the unaudited pro forma condensed combined financial information to give effect to events that are:

  (1)
  directly attributable to the acquisition,

  (2)
  factually supportable, and

  (3)
  expected to have a continuing impact on the combined results.

        The unaudited pro forma adjustments are based upon currently available information and assumptions that we believe to be reasonable. The pro forma adjustments and related assumptions are described in the notes accompanying the unaudited pro forma condensed combined financial information below.

        The pro forma financial information and adjustments are preliminary and have been made solely for purposes of providing the unaudited pro forma condensed combined income statement. The actual results reported in future periods may differ significantly from that reflected in this pro forma financial information for a number of reasons, including but not limited to, differences between the assumptions used to prepare this pro forma financial information and actual amounts, as well as cost savings from operating and expense efficiencies and potential income enhancements.

        The unaudited pro forma condensed combined income statement does not reflect any prospective income enhancements or operating synergies that the combined company may achieve as a result of the acquisition or the costs to integrate the operations or the costs necessary to achieve these income enhancements and operating synergies. In addition, the unaudited pro forma condensed combined income statement does not give effect to the consummation of this offering. As a result, the pro forma information does not purport to be indicative of what the financial condition or results of operations would have been had the transactions been completed on the applicable dates of this pro forma financial information. The unaudited pro forma condensed combined income statement is for informational purposes only and do not purport to project the future financial condition and results of operations after giving effect to the transactions.

        You should read this unaudited pro forma condensed combined financial information in conjunction with the accompanying notes, our financial statements and those of Coretherapix and "Management's Discussion and Analysis of Financial Condition and Results of Operations", each of which are included elsewhere in this prospectus.

        The unaudited pro forma combined condensed financial information has been prepared from, and should be read in conjunction with, our historical consolidated financial statements and those of Coretherapix, prepared in accordance with IFRS as issued by the IASB. Our historical consolidated financial statements for the year ended December 31, 2015 are included in this prospectus. Coretherapix's historical consolidated financial statements for the year ended December 31, 2014 and the six-months period ended June 30, 2015 are also included in this prospectus. The unaudited pro forma results for the year ended December 31, 2015 also include the results of operations for Coretherapix for the period July 1, 2015 to July 31, 2015, which are not included in this prospectus.

 TiGenix

Unaudited Pro Forma Condensed Combined Income Statement
For the year ended December 31, 2015
(in thousands of euros, except share and per share data)

	TiGenix	Coretherapix January 1 to June 30, 2015	Coretherapix July 1 to July 31, 2015	Proforma Adjustment (Note 3)		TiGenix Proforma Combined
Revenues
Royalties	537	—	—	—		537
Grants and other operating income	1,703	719	9	—		2,431

Total revenues	2,240	719	9	—		2,968
Research and development expenses	(19,633)	(717)	(211)	—	a	(20,561)
General and administrative expenses	(6,683)	(802)	(111)	—		(7,596)
Total operating charges	(26,316)	(1,519)	(322)	—		(28,157)

Operating Loss	(24,076)	(800)	(313)	—		(25,189)
Financial income	148	—	—	—		148
Interest on borrowings and other finance costs	(6,651)	(152)	(188)	—		(6,991)
Fair value gains (losses)	(6,654)	—	—	—		(6,654)
Impairment and gains/(losses) on disposal of financial instruments	(161)	—	—	—		(161)
Foreign exchange differences, net	1,000	—	—	—		1,000

Loss before taxes	(36,394)	(952)	(501)	—		(37,847)
Income tax benefits	1,325	—	279	—	b	1,604

Loss for the period	(35,069)	(952)	(222)	—		(36,243)

Basic and diluted loss per share (euro)	(0.21)					(0.21)

Weighted average shares outstanding	164,487,813				c,d	168,958,669

 Notes to Unaudited Pro Forma Condensed Combined Financial Information
(in thousands of euro, except share and per share data)

Note 1. Basis of preparation

        The acquisition is accounted for in accordance with the acquisition method of accounting for business combinations with us as the acquiring entity. The unaudited pro forma condensed combined financial information is based on our historical audited consolidated income statement of TiGenix for the year ended December 31, 2015, after giving effect to the acquisition. In accordance with the acquisition method of accounting for business combinations, tangible and intangible assets acquired and liabilities assumed are required to be recorded at their respective fair market values as of the date of the acquisition, with any excess purchase price allocated to goodwill.

        The fair values assigned to the intangible assets acquired in the transaction are based on management's estimates and assumptions with the assistance of an independent valuation specialist.

        Under the acquisition method, acquisition-related transaction costs (such us advisory, legal, valuation and other professional fees) are not included as consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. We consider the total acquisition-related costs of the combined company to be insignificant.

Note 2. Calculation of Estimated Consideration Transferred and Preliminary Allocation of Consideration to Net Assets Acquired

        The following table summarizes the preliminary reconciliation of upfront payments in accordance with the Contribution Agreement, and the total purchase price is as follows:

(in thousands of euros)
Cash Consideration payable	1,154
Issuance of ordinary shares of the Group according to the Contribution Agreement	6,093
Estimate of fair value of contingent consideration	11,344

Total Purchase Price	18,591

        The value of the 7.7 million of ordinary shares issued as part of the consideration paid for 100% of Coretherapix shares and certain receivables from Genetrix was based on a share price of 0.79 euros, our share price at the date of the acquisition.

        The fair value of the contingent deferred elements of the purchase price of 11.3 million euros was computed as the sum of the probability-weighted values of the fair values of the purchase prices associated with each of the nine product development routes. The fair value of each route was in turn computed as the sum of the survival probability-discounted present values of the contingent payments in each such route including the milestone and commercialization payments. The discount rate used in the model was 15%.

        The fair value of the contingent consideration was determined at the date of acquisition in our audited consolidated financial statements and revalued at December 31, 2015, with any changes in fair value being charged to income statement and reflected in the fair value gains and losses line item. The fair values are reviewed on a regular basis, at least at each balance sheet date and at each interim reporting date, and any changes are reflected in the income statement. The fair value of contingent consideration increased from 11.3 million euros at the acquisition date to 12.0 million euros at December 31, 2015. The increase was due to the update of discounting future cash flows to December 31, 2015 and resulted in an increase of 0.7 million euros in the fair value gains and losses line item in our audited consolidated income statement for the year ended December 31, 2015.

        The unaudited pro forma condensed combined financial information gives effect to the acquisition as if it had been completed on January 1, 2015. For the purposes of these pro forma financial statements, we have assumed no change in the fair value of contingent consideration from January 1, 2015 through July 31, 2015. If we had taken into account the discount effect on this liability only, assuming that all other variables remain constant, the fair value gains and losses line item would have increased by a further 0.9 million euros.

        The discount and probability of survival rates used were the same for the valuation of the underlying intangible assets and contingent deferred elements of the purchase price.

        Under the terms of the contribution agreement, upon successful development of the lead product Allo-CSC-01, Genetrix could receive up to 15 million euros in new ordinary shares depending on the results of the ongoing clinical trial. Based on and subject to future sales milestones, Genetrix may receive in addition up to 245 million euros plus certain percentages of the direct net sales of the first product, or certain percentages of any third-party royalties and sales milestones for the first product. Sales milestones start when annual net sales reach 150 million euros and the last one will be payable once annual net sales are above 750 million euros. Also, Genetrix will receive a 25 million euro milestone payment for each additional product based on the acquired pipeline reaching the market.

        For purposes of these unaudited pro forma condensed financial statements, any consideration paid to Genetrix will be assigned to the fair value of acquired assets and liabilities assumed. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as if the transaction occurred on June 30, 2015:

(in thousands of euros)
In process research and development	17,374
Accounts receivable (received from Genetrix)	3,306
Other net asset acquired:
Other intangible assets	278
Property, plant and equipment	113
Other current assets	1,039
Cash	94
Financial loans	(3,617)
Trade & other payables	(491)

Total net asset acquired	18,096

Total consideration	18,591

Goodwill on acquisition	495

        No deferred tax liability has been recorded on the fair value of the intangible assets acquired. We have tax losses carryforward not recognized in financial statements that are sufficient to absorb the impact of this deferred tax liability.

Note 3. Pro Forma Notes Adjustments

  a)
  The acquired asset (in-process research & development) has been recognized at an estimated fair value. This asset is not yet available for use; therefore, it will not be amortized until the necessary market authorization from EMA is obtained.

  b)
  A deferred tax liability of 1.5 million euros, created as a consequence of the increase in fair value of intangibles in the consolidated financial statements of 6.3 million euros from the value capitalized in the statutory accounts for tax purposes of 11.0 million euros, has been offset by applicable net operating losses available to us.

  c)
  This reflects the issuance of 7,712,757 shares on the acquisition of Coretherapix as if the acquisition occurred on January 1, 2015.

  d)
  Net proceeds of 22.1 million euros from the issuance of the new shares in March 2016 will be used for general corporate purposes, and therefore such new shares have not been used in computing earnings per share.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled "Selected Financial Information" and our consolidated financial statements and accompanying notes included elsewhere in this prospectus. In addition to historical consolidated financial information, this section contains forward-looking statements that reflect our plans, estimates and opinions. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences, include, without limitation, those discussed in the sections entitled "Risk Factors," "Special Note Regarding Forward-Looking Statements," "Business" and elsewhere in this prospectus.

Overview

        We are an advanced biopharmaceutical company focused on developing and commercializing novel therapeutics from our proprietary technology platforms of allogeneic, or donor-derived, stem cells. We have completed, and received positive data in, a single pivotal Phase III trial in Europe and Israel of our most advanced product candidate Cx601, a first-in-class injectable allogeneic stem cell therapy indicated for the treatment of complex perianal fistulas in patients suffering from Crohn's disease. A complex perianal fistula consists of abnormal tracts between the rectum and the exterior surroundings of the anus, and is commonly associated with Crohn's disease. It is a serious clinical condition affecting the anal sphincter and is potentially associated with a perianal abscess. Cx601 has been granted orphan designation by the European Medicines Agency, or EMA, in recognition of its potential application for the treatment of anal fistulas, which affect approximately 120,000 adult patients in the United States and Europe and for which existing treatment options are inadequate.

        Cx601 is our lead product candidate based on our platform of expanded adipose, or fat tissue, derived stem cells, known as eASCs. On July 4, 2016, we entered into a licensing agreement with Takeda, a large pharmaceutical company active in gastroenterology, under which Takeda acquired the exclusive right to commercialize Cx601 for complex perianal fistulas outside the United States.

        In the randomized, double-blind Phase III study, Cx601 met the primary endpoint of combined remission of complex perianal fistulas at twenty four weeks. The results of the follow-up analysis after fifty-two weeks were also positive in terms of efficacy and confirmed the favorable safety and tolerability profile of Cx601.

        Based on the data from our pivotal Phase III trial in Europe, we submitted a marketing authorization application to the EMA in March 2016, and a decision by the EMA could be expected during the second half of 2017. If marketing authorization were to be granted during the second half of 2017, Takeda could start to commercialize the approved product in Europe thereafter. We also intend to initiate a pivotal Phase III trial for Cx601 for the treatment of complex perianal fistulas in the United States in the first half of 2017 and have begun the technology transfer process to Lonza, a U.S.-based contract manufacturing organization. Based on discussions with the U.S. Food and Drug Administration, or FDA, we believe that the U.S. Phase III trial, if successful, could, together with the European Phase III data, serve as supportive evidence for filing a biologics license application, or BLA, for regulatory approval with the FDA. We reached an agreement with the FDA through a special protocol assessment, or SPA, procedure for our proposed protocol. The agreed primary endpoint for the U.S. Phase III trial is the same as the one for the European Phase III trial. We intend to apply for fast-track designation from the FDA, which would facilitate and expedite development and review of our U.S. Phase III trial.

        Our eASC-based platform has generated other product candidates, including Cx611, for which we have completed a European Phase I trial in severe sepsis. We are currently preparing to initiate a Phase II clinical trial in severe sepsis in Europe in the fourth quarter of 2016.

        On July 31, 2015, we acquired Coretherapix, a Spanish biopharmaceutical company focused on developing cost-effective regenerative therapeutics to stimulate the endogenous repair capacity of the heart and mitigate the negative effects of myocardial infarction, or a heart attack. Coretherapix has developed an allogeneic platform of expanded cardiac stem cells, or CSCs, and its lead product candidate, AlloCSC-01, employs allogeneic CSCs as a potential treatment for acute ischemic heart disease. We are sponsoring a European Phase I/II trial to evaluate the safety and efficacy of the intracoronary infusion of AlloCSC-01 in patients with acute myocardial infarction. We received six-month interim exploratory data in June 2016, and final results are expected to be available during the first half of 2017. We are also developing AlloCSC-02, the second product candidate from the CSC-based platform, which is in a preclinical proof of concept stage for a chronic cardiac indication.

        We also developed and commercialized ChondroCelect, the first cell-based medicinal product to receive marketing authorization from the EMA, which was indicated for cartilage repair in the knee. In July 2016, we requested the withdrawal of marketing authorization for ChondroCelect.

Recent Developments

        On July 4, 2016, we entered into a licensing agreement with Takeda, a large pharmaceutical company active in gastroenterology, under which Takeda acquired the exclusive right to commercialize and develop Cx601 for complex perianal fistulas outside the United States for an upfront non-refundable payment of 25 million euros, which we received in July 2016, a further payment of 15 million euros if and when Cx601 receives marketing authorization from the EMA, an equity investment of 10 million euros within one year of the effective date of the agreement, additional sales and reimbursement milestone payments up to a total of 340 million euros and royalty payments ranging from 10% to 18% on net sales by Takeda.

        In July 2016, we requested the withdrawal of our marketing authorization for ChondroCelect for commercial reasons, which we expect to be effective as of November 30, 2016, and decided to terminate our distribution agreements with Sobi and Finnish Red Cross Blood Service and our manufacturing agreement with our former subsidiary, which was acquired by PharmaCell.

        As at September 30, 2016, we had cash and cash equivalents of 43.0 million euros, including the upfront non-refundable payment received from Takeda in July 2016.

Key Income Statement Items

Revenues

        Historically, we have generated revenues from sales of ChondroCelect, our commercialized product, for which we received marketing authorization from the EMA in 2009. During the first half of 2014, we transformed our operations to focus fully on realizing the value of our eASC platform and pipeline by discontinuing our operations in connection with ChondroCelect.

        Effective June 1, 2014, we entered into an agreement with Swedish Orphan Biovitrium, or Sobi, for the exclusive marketing and distribution rights with respect to ChondroCelect within the European Union (excluding Finland, where we have a pre-existing distribution agreement with Finnish Red Cross Blood Service), Switzerland, Norway, Russia, Turkey and the Middle East and North Africa region. We also completed the sale of TiGenix B.V., our Dutch subsidiary, which held our manufacturing facility for ChondroCelect, to PharmaCell, a leading European contract manufacturing organization active in the area of cell therapy, for an upfront payment of 3.5 million euros when the sale became effective on May 30, 2014. We will receive a payment of 0.8 million euros on May 30, 2017 for a total consideration of 4.3 million euros.

        As a result of the discontinuation of our operations related to ChondroCelect, we reclassified all ChondroCelect operations as discontinued in our consolidated financial statements for the year ended December 31, 2014, which are included elsewhere in this prospectus.

        In July 2016, we decided to terminate our distribution agreements with Sobi and Finnish Red Cross Blood Service and our manufacturing agreement with our former subsidiary. We also requested the withdrawal of our marketing authorization, which we expect will be effective as of November 30, 2016. After this date, we will no longer generate any revenues from ChondroCelect.

        On July 4, 2016, we entered into a licensing agreement with Takeda, in connection with which we received 25 million euros as an upfront non-refundable payment, and will receive a further payment of 15 million euros if and when Cx601 receives marketing authorization from the EMA, additional revenues of up to a total of 340 million euros in connection with various sales and reimbursement-related milestones and royalty payments ranging from 10% to 18% on net sales by Takeda.

Royalties

        Going forward, we expect to receive ongoing royalty payments from Takeda and other partners with whom we may enter into distribution agreements or license agreements. Until July 2016, we only received royalty payments generated from the sale of ChondroCelect by Sobi. Such income is presented in our consolidated financial statements in revenues under the line item "royalties."

Grants and Other Operating Income

        We also receive a portion of our revenues in the form of government grants directly related to our research and development efforts, which are presented in our consolidated income statement under the line item "grants and other operating income."

        We do not recognize government grants until we have reasonable assurance that we will be able to comply with their terms and that the grants will be received. Government grants are recognized as income on a systematic basis over the periods in which we recognize expenses related to the costs for which the grants are intended to compensate. Specifically, for grants whose primary condition is the purchase, construction or acquisition of non-current assets, we recognize the grants as deferred revenue in our consolidated balance sheet and transfer them to the income statement on a systematic and rational basis over the useful life of the related assets. Grants that are receivable as compensation for expenses or losses already incurred or for immediate financial support with no related costs are recognized in the period in which they are received. We also treat the benefit of government loans, which we receive at below-market rates of interest, as government grants (measured as the difference between the proceeds received and the fair value of the loan based on prevailing market conditions), only when we have sufficient assurance that we will be able to comply with the terms and conditions of the loan and will not be required to return the funds prematurely. We recognize these loans as grants in our income statement under the line item "grants and other operating income."

        In addition, we present any payments we receive with respect to ChondroCelect other than royalties from Sobi, for example from Finnish Red Cross Blood Service, and any revenues from Sobi that we occasionally receive from certain non-recurring items in our income statement under the line item "grants and other operating income."

Research and Development Expenses

        Our research and development activities primarily consist of preclinical research; Phase I, Phase II and Phase III of various clinical studies; the production of eASCs and CSCs used in our preclinical and clinical studies; regulatory activities and intellectual property activities to protect our know how. Research and development expenses include, among others, employee compensation, including salary, fringe benefits and share-based compensation; expenses related to our manufacturing facilities, including operating costs for such facilities; and regulatory expenses and activities related to the development of our product pipeline, including reimbursement, market access, general and administrative expenses and amortization of intangible assets related to our research programs.

        Our eASC-based product candidates are derived from the technology platform we acquired as part of our acquisition of Cellerix in May 2011 and our CSC-based product candidates are derived from the technology platform we acquired as part of our acquisition of Coretherapix in July 2015.

        Since May 2011, we have spent a total of 70.5 million euros on research and development expenses as of June 30, 2016, of which 20.3 million euros were incurred in connection with Cx601; 6.9 million euros were incurred in connection with Cx611; 1.3 million euros were incurred in connection with AlloCSC-01 since July 2015 and the remaining 42.0 million euros were non-allocated research and development expenses.

        We recognize expenditure on research activities as an expense in the period in which it is incurred.

        An internally-generated intangible asset arising from development is capitalized to the extent that all the following can be demonstrated:

  •
  The technical feasibility of completing the intangible asset so that the asset will be available for use or sale.

  •
  The intention to complete and the ability to use or sell the asset.

  •
  How the asset will generate future economic benefits.

  •
  The availability of resources to complete the asset.

  •
  The ability to measure reliably the expenditure during development.

        Accordingly, during 2010 and 2011 we capitalized the development costs related to ChondroCelect with a useful life of ten years.

        The amount initially recognized for internally-generated intangible assets is the sum of the various expenses needed to generate the related intangible assets. Amortization starts from the date that the intangible asset first meets the recognition criteria. These intangible assets are amortized on a straight-line basis over their estimated useful life of between five to ten years from the moment they are available for use. Where no internally-generated intangible asset can be recognized, development expenditure is recognized in the income statement in the period in which it is incurred.

        Subsequent to initial recognition, internally-generated intangible assets are reported at cost less accumulated amortization and accumulated impairment losses, on the same basis as intangible assets that are acquired. In 2015, we recognized an impairment loss of 1.1 million euros in relation to the capitalized development costs of ChondroCelect.

General and Administrative Expenses

        Our general and administrative expenses are costs to support our operations and consist of employee compensation, including salary, fringe benefits and share-based compensation for our core corporate supporting functions including, among others, finance, human resources, legal, information technology, business development and investor relations. Other significant expenses include external corporate costs consisting of outside legal counsel, independent auditors and other outside consultants, insurance, facilities and depreciation.

Interest on Borrowings and Other Finance Costs

        Interest on borrowings include both cash financial expenditures and non-cash financial expenditures resulting from the recording of financial liabilities under our debt instruments, including government loans (or so-called "soft" loans), our loan facility with Kreos Capital IV (UK) and our 9% senior unsecured convertible bonds due 2018 issued in March 2015 at amortized cost.

Fair Value Gains and Losses

        Our fair value gains and losses are non-cash financial expenditures, resulting from the change in fair value of the warrant component of our 9% senior unsecured convertible bonds due 2018, the warrants issued for the Kreos loan and the contingent components of the consideration for the acquisition of Coretherapix, which are subject to certain milestones connected to the results of the ongoing clinical trial and the receipt of marketing authorization, as well as royalty payments based on sales of products derived from our CSC-based platform.

Discontinued Operations

        The results of operations discontinued during the year are included in our consolidated income statements up to the date of discontinuation.

        A discontinued operation is a component of our business that represents a separate major line of business or geographical area of operations or is a subsidiary acquired exclusively with a view to resale, that has been discontinued, has been abandoned or that meets the criteria to be classified as held for sale.

        Discontinued operations are presented in our consolidated income statements as a single line item that is comprised of the post-tax profit or loss of the discontinued operation along with the post-tax gain or loss recognized on the re-measurement to fair values less costs to sell or on disposal of the assets or disposal groups constituting discontinued operations.

Income Taxes

        Income tax expense represents the sum of the tax currently payable and deferred tax. We calculate our current tax using tax rates that have been enacted or substantively enacted by the end of the reporting period. We recognize deferred tax liabilities for all taxable temporary differences between the carrying amount of assets and liabilities in the consolidated financial statements and in the corresponding tax bases used in the computation of taxable profit.

        In the course of 2013, a new tax law became applicable retrospectively from January 1, 2013 under which eligible companies could claim certain research and development investment tax credits instead of deducting them from their taxable base and carrying them forward until the expiration date. An applicant is required to provide an audit report from an independent third party certifying that research and development activities were performed and reported as eligible for this purpose. We recognize this income at the time when we receive these reports.

        We have tax losses carried forward, which amounted to 180.7 million euros as of December 31, 2015. These tax losses generate a potential deferred tax asset of 55.7 million euros, and do not have an expiration date. Because we are uncertain whether we will be able to realize taxable profits in the near future, we did not recognize any deferred tax assets in our balance sheet. In addition to these tax losses, we have unused tax credits amounting to 20.1 million euros as of December 31, 2015.

Result of Operations

Comparison of the Six-Month Periods Ended June 30, 2016 and 2015

        The following table summarizes the unaudited results of our operations for the six-month periods ended June 30, 2016 and 2015:

	Six-month periods ended June 30,
	2016	2015	% Change
	(unaudited)	(unaudited)	(unaudited)
	Thousands of euros
CONTINUING OPERATIONS
Revenues
Royalties	293	333	(12)%
Grants and other operating income	650	605	7%

Total revenues	943	938	1%
Research and development expenses	(9,702)	(7,656)	27%
General and administrative expenses	(4,322)	(2,833)	53%
Total operating charges	(14,024)	(10,489)	34%

Operating Loss	(13,081)	(9,551)	37%
Financial income	57	34	68%
Interest on borrowings and other finance costs	(3,766)	(3,080)	22%
Fair value gains	7,750	1,285	*
Foreign exchange differences	(292)	747	(139)%

Loss before taxes	(9,332)	(10,565)	(12)%
Income taxes	(48)	—	*

Loss for the period	(9,380)	(10,565)	(11)%

*
Not meaningful

        Royalties.    Royalties decreased by 12%, from 0.3 million euros for the six-month period ended June 30, 2015 to 0.3 million euros for the six-month period ended June 30, 2016. In both periods, we received these royalties in connection with the sales of ChondroCelect by Sobi under the license agreement that we entered into in June 2014.

        Grants and Other Operating Income.    Grants and other operating income increased by 7%, from 0.6 million euros for the six-month period ended June 30, 2015 to 0.7 million euros for the six-month period ended June 30, 2016. Grant income decreased by 33%, from 0.3 million euros to 0.2 million euros. During the six-month period ended June 30, 2015 we received grants under the EU's Seventh Framework Program for Research and Technological Development, a transnational research funding initiative. During the six-month period ended June 30, 2016, we recognized grant income under the Horizon 2020 program, the EU's framework program for research and innovation, to conduct a clinical Phase II trial for Cx611 in patients with severe sepsis as a result of severe community-acquired pneumonia, that we received at the end of 2015. This was offset by an increase in other operating income of 67% from 0.3 million euros for the six-month period ended June 30, 2015 to 0.5 million euros for the six-month period ended June 30, 2016. In both periods, other operating income mainly represented reimbursement for certain regulatory and pharmacovigilance activities that we performed on behalf of Sobi under the license agreement.

        Research and Development Expenses.    Our research and development expenses increased by 27%, from 7.7 million euros for the six-month period ended June 30, 2015 to 9.7 million euros for the six-month period ended June 30, 2016. The increase was mainly driven by the following activities, which we undertook in 2016:

  •
  filing for marketing authorization for Cx601 in Europe

  •
  preparation for the Phase III clinical trial for Cx601 in the United States

  •
  preparation for the Phase II clinical trial for Cx611 in severe sepsis

  •
  activities in connection with the ongoing Phase I/II clinical trial for AlloCSC-01 in acute myocardial infarction, which were not reflected in our expenses during the same period in 2015, since the acquisition of Coretherapix was completed in July 2015.

        Our research and development expenses in the six-month period ended June 30, 2015 mainly related to costs in connection with the European Phase III trial for Cx601 and other related preparations to file for marketing authorization for Cx601 in Europe. In addition, we concluded the Phase I trial for Cx611 in severe sepsis and launched Phase II activities during this period. The following table provides a breakdown of our research and development expenses for Cx601, Cx611 and AlloCSC-01, the three product candidates we have in clinical development, as well as our non-allocated research and development expenses, which primarily include personnel and facility costs that are not related to specific projects:

	Six-month periods ended June 30,
	2016	2015
	(unaudited)	(unaudited)
	Thousands of euros
Non-allocated research and development expenses	6,346	4,062
Cx601	2,578	2,289
Cx611	425	1,305
AlloCSC-01	353	—

Total	9,702	7,656

        General and Administrative Expenses.    General and administrative costs increased by 53% from 2.8 million euros for the six-month period ended June 30, 2015 to 4.3 million euros for the six-month period ended June 30, 2016. The increase was mainly attributable to non-recurrent expenses including the costs in connection with our proposed U.S. initial public offering and the Takeda licensing transaction.

        Financial Income.    Financial income increased from 34,000 euros for the six-month period ended June 30, 2015 to 57,000 euros for the six-month period ended June 30, 2016. Financial income mainly consists of interest income on the cash balances in our bank deposits.

        Interest on borrowings and other finance costs.    Interest on borrowings and other finance costs increased by 22% from 3.1 million euros for the six-month period ended June 30, 2015 to 3.8 million euros for the six-month period ended June 30, 2016. This financial expense had three primary components for the period ended June 30, 2016:

  •
  interest of 0.7 million euros under the loan facility with Kreos Capital IV (UK)

  •
  interest of 0.7 million euros on government loans

  •
  interest of 2.4 million euros in connection with the issuance of senior unsecured convertible bonds on March 6 2015, which constituted the majority of the increase.

        Since the bonds were issued in March 2015, interest was only due for part of the six-month period ended June 30, 2015, as compared to the entire six-month period ended June 30, 2016.

        Fair value gains.    Fair value gains significantly increased from 1.3 million euros for the six-month period ended June 30, 2015 to 7.8 million euros for the six-month period ended June 30, 2016. This increase is mainly driven by the evolution of the fair value of the embedded derivative related to our senior, unsecured convertible bonds from December 31, 2015 to June 30, 2016. The variable with the most significant effect on the fair value calculation of the warrants linked to the convertible bonds is our share price, which dropped from 1.19 euros at December 31, 2015 to 0.85 euros at June 30, 2016.

        Foreign Exchange Differences.    Foreign exchange differences decreased from 0.7 million euros for the six-month period ended June 30, 2015 to negative 0.3 million euros for the six-month period ended June 30, 2016. The decrease is mainly due to the translation into euros of the U.S. dollar denominated intercompany balance existing between us and our subsidiary, TiGenix Inc. The decrease is due to fall of the U.S. dollar against the euro during the six month-period ended June 30, 2016.

Comparison of the Years Ended December 31, 2015 and 2014

        The following table summarizes the results of our operations for the years ended December 31, 2015 and 2014:

	Years ended December 31,
	2015	2014	% Change
	Thousands of euros
CONTINUING OPERATIONS
Revenues
Royalties	537	338	59%
Grants and other operating income	1,703	5,948	(71)%

Total revenues	2,240	6,286	(64)%
Research and development expenses	(19,633)	(11,443)	72%
General and administrative expenses	(6,683)	(7,406)	(10)%
Total operating charges	(26,316)	(18,849)	40%

Operating loss	(24,076)	(12,563)	92%
Financial income	148	115	29%
Interest on borrowings and other finance costs	(6,651)	(1,026)	*
Fair value gains and losses	(6,654)	60	*

Impairment and gains/(losses) on disposal of financial instruments	(161)	—	*

Foreign exchange differences net	1,000	1,101	(9)%

Loss before taxes	(36,394)	(12,313)	196%
Income taxes benefit	1,325	927	43%

Loss for the year from continuing operations	(35,069)	(11,386)	208%
DISCONTINUED OPERATIONS
Loss for the year from discontinued operations	—	(1,605)	*

Loss for the year	(35,069)	(12,990)	170%

*
Not meaningful

        Royalties.    In the year ended December 31, 2015, we earned 0.5 million euros in royalties on net sales of ChondroCelect by Sobi, compared to 0.3 million euros in royalties in the year ended December 31, 2014, which were earned after we entered into the license agreement with Sobi in June

2014. Income generated from sales of ChondroCelect prior to June 2014 is reflected under loss for the period from discontinued operations. Units of ChondroCelect sold dropped by 54% in the second half of 2015 compared to the same period in 2014, after the authorities in Belgium decided to reverse their decision to reimburse ChondroCelect in April 2015.

        Grants and Other Operating Income.    Revenue from grants and other operating income decreased from 6.0 million euros in the year ended December 31, 2014 to 1.7 million euros in the year ended December 31, 2015. The following table provides a breakdown between grant revenues and other operating income:

	Years ended December 31,
	2015	2014
	Thousands of euros
Grant revenues	855	5,522
Other operating income	848	426

Total Grants and other operating income	1,703	5,948

        For 2015, grant revenue had the following components:

  •
  Income of 0.5 million euros from a grant from the EU Seventh Framework Program for research in connection with Cx611, a decrease of 55% from 1.1 million euros in 2014. The project lasted from January 2012 to December 2014, and all related activities and expenses were recognized in two reporting periods in June 30, 2013 and December 31, 2014, when we received the bulk of the grant. As our justified costs in relation to the project were higher than our initial grant allowance, in 2015, we received an additional part of the grant that was initially allocated to our partner institutions in the project that did not spend the entire amount of their respective authorized grants to recoup some of our costs.

  •
  Income of 0.3 million euros related to a so-called "soft" loan of 0.7 million euros from the Spanish Ministry of Science. At December 31, 2015, we completed all the activities related to this loan, and, therefore, fully recognized as grant income the benefit received by borrowing these sums at a below-market rate of interest (measured as the difference between the proceeds received and the fair value of the loan based on prevailing market interest rates), in an amount of 0.3 million euros.

        For 2014, grant revenue had the following components:

  •
  Income of 3.4 million euros related to two so-called "soft" loans from Madrid Network, of 5.0 million euros and 1.0 million euros respectively. At December 31, 2014, we completed all the activities related to these loans, and, therefore, fully recognized as grant income the benefit received by borrowing these sums at a below-market rate of interest (measured as the difference between the proceeds received and the fair value of the loan based on prevailing market interest rates), in an amount of 2.8 million euros for the first loan and 0.6 million euros for the second loan.

  •
  Income of 1.1 million euros from a grant from the EU Seventh Framework Program for research in connection with Cx611 in 2014.

  •
  Income of 1.0 million euros related to six different "soft" loans for various projects from the Spanish Ministry of Science. At December 31, 2014, we completed all the activities related to these loans and the period for inspection for compliance with the terms of the loans had elapsed for all of these loans. We believed that there was sufficient assurance of the grant of the loans and recognized as grant income the benefit received by being able to borrow at a below-market rate of interest.

        Other operating income increased by 0.4 million euros in 2015. In 2014, this income was related to reimbursement for certain regulatory and pharmacovigilance activities that we performed on behalf of Sobi under the license agreement. In 2015, in addition to the reimbursement from Sobi, we received 0.2 million euros from the sale of a database of information related to our research in connection with ChondroCelect.

        Research and Development Expenses.    Our research and development expenses increased by 72%, from 11.4 million euros for the year ended December 31, 2014 to 19.6 million euros for the year ended December 31, 2015. The increased expenses were in connection with the conclusion of the Phase III clinical trial for Cx601 and the Phase I sepsis challenge trial for Cx611, other activities in connection with the filing for marketing authorization for Cx601 in Europe, as well as 0.9 million euros in research and development expenses in connection with AlloCSC-01, the product candidate we acquired through the acquisition of Coretherapix in July 2015. As a result of an impairment test in the fourth quarter of 2015, we also recognized an impairment charge of 1.1 million euros in connection with the capitalized development costs related to ChondroCelect in 2010 and 2011. The following table provides a breakdown of our research and development expenses for Cx601, Cx611 and AlloCSC-01 (the three product candidates we currently have in clinical development) as well as the impairment charge for ChondroCelect and our non-allocated research and development expenses, which primarily include personnel and facility costs that are not related to specific projects:

	Years ended December 31,
	2015	2014
	Thousands of euros
Non-allocated research and development expenses	7,081	6,580
ChondroCelect impairment	1,121	—
Cx601	8,380	4,144
Cx611	2,155	719
AlloCSC-01	896	—

Total	19,633	11,443

        General and Administrative Expenses.    General and administrative costs decreased by 10%, from 7.4 million euros for the year ended December 31, 2014 to 6.7 million euros for the year ended December 31, 2015. The decrease was related to lower expenses to obtain additional funding during 2015 as compared to 2014 as well as lower employee benefits costs, due to a reduction in the number of our staff in Belgium by approximately 60%, which was partially offset by additional staff joining as a result of the Coretherapix acquisition.

        Financial Income.    Financial income remained broadly stable at 0.1 million euros for the years ended December 31, 2014 and 2015. Financial income consists of interest income and varies based on the cash balances in our bank deposits.

        Interest on borrowings and other finance costs.    Interest on borrowings increased from 1.0 million euros for the year ended December 31, 2014 to 6.7 million euros for the year ended December 31, 2015. This significant increase was primarily driven by interest expense in connection with our borrowings, of 3.9 million euros (with respect to the convertible bonds issued on March 6, 2015), 1.7 million euros (with respect to the Kreos loans) and 0.9 million euros (with respect to various government loans). Financial expenses in 2014 related mainly to the interest expense under the Kreos loans of 1.0 million euros.

        Fair value gains and losses.    Fair value gains and losses changed from a gain of 60,000 euros for the year ended December 31, 2014 to a loss of 6.7 million euros for the year ended December 31, 2015. This was due to the evolution of the fair value of the embedded derivatives in connection with our borrowings, of which 5.5 million euros related to the fair value of our 9% senior unsecured convertible bonds due 2018 and 0.5 million euros related to the fair value of the Kreos loans, as well as a change in the value of the contingent deferred elements of the purchase price for the Coretherapix acquisition, amounting to 0.7 million euros.

        Impairment and gains/(losses) on disposal of financial instruments.    In the year ended December 31, 2015, we recognized an impairment loss of 0.2 million euros in connection with our investment in Arcarios, our Dutch spin-off, due to continuing losses, representing a total impairment of our investment.

        Foreign Exchange Differences.    Foreign exchange differences remained stable at approximately 1 million euros during the years ended December 31, 2015 and 2014. The differences are related to the intercompany loan (expressed in U.S. dollars) incurred by our subsidiary. We have an intercompany receivable in U.S. dollars against TiGenix Inc. As of December 31, 2015 and due to the appreciation of the U.S. dollar against the euro in 2015, the balance of the receivable in euros has been updated with the new closing exchange rate, generating a foreign exchange difference in TiGenix NV.

        Income Taxes.    Income taxes changed from a benefit of 0.9 million euros for the year ended December 31, 2014 to a benefit of 1.3 million euros for the year ended December 31, 2015. These benefits resulted from the enactment in September 2013 of a new law for entrepreneurial enterprises in Spain under which our subsidiary TiGenix SAU recognized a cash tax credit as a result of research and development activities performed during 2013 and 2014.

        As of December 31, 2014, we had a tax loss carried forward of 143.4 million euros compared to 180.7 million euros as of December 31, 2015. These tax losses generate a potential deferred tax asset of 55.7 million euros, and do not have an expiration date. Because we are uncertain whether we will be able to realize taxable profits in the near future, we did not recognize any deferred tax assets in our balance sheet. In addition to these tax losses, we have unused tax credits amounting to 15.0 million euros as of December 31, 2014 compared to 20.1 million euros as of December 31, 2015, consisting of approximately 3 million euros in tax credits resulting from the Coretherapix acquisition, as well as additional tax credits generated during 2015.

        Loss for the Period from Discontinued Operations.    During 2015, we had no gain or loss from discontinued operations. Our loss from discontinued operations for the year ended December 31, 2014 was 1.6 million euros.

        The following table provides a breakdown of the loss from discontinued operations during 2014:

Years ended December 31,
2014
Thousands of euros, except per share data
Revenue	3,527
Expenses	(4,991)
Operating expenses	(3,875)
Impairment losses	—
Loss on disposal	(1,116)
Other income and expenses	(141)

Loss before taxes	(1,605)

Attributable income tax expense	—

Total	(1,605)

Basic and diluted loss per share from discontinued operations (in euros)	(0.01)

        The loss on disposal included in the discontinued operations at December 31, 2014 of 1.1 million euros is composed of the following (thousands of euros):

Consideration received in cash	3,490
Deferred consideration	534
Net assets disposed of	(5,139)

Loss on disposal	(1,116)

        These costs were incurred in connection with the discontinuation during the first six months of 2014 of our operations in connection with ChondroCelect, our commercialized product, through the combination of the sale of TiGenix B.V., our Dutch subsidiary that held our production facility for ChondroCelect, to PharmaCell for a total consideration of 4.3 million euros and the entry into an agreement with Sobi for the exclusive marketing and distribution rights for ChondroCelect. Under the terms of the share purchase agreement with PharmaCell, we received an upfront payment of 3.5 million euros when the sale became effective on May 30, 2014 and will receive a final payment of 0.8 million euros on May 30, 2017, which we have recognized at the net present value of 0.6 million euros at December 31, 2015. At the end of 2013, we conducted an impairment test with respect to the disposal of our Dutch subsidiary and recognized a loss of 0.7 million euros. After the completion of the disposal of the Dutch subsidiary and as a result of entering into the distribution agreement with Sobi, we recognized an additional loss on disposal of 1.1 million euros at June 30, 2014.

        On June 1, 2014, we entered into an agreement with Sobi for the exclusive marketing and distribution rights with respect to ChondroCelect. Sobi will market and distribute the product within the European Union (excluding Finland), Switzerland, Norway, Russia, Turkey and the Middle East and North Africa region. We will receive royalties on the net sales of ChondroCelect, and Sobi will reimburse nearly all of our costs in connection with the product. The agreements with our former subsidiary, now owned by PharmaCell, and Sobi both include commitments for minimum quantities of ChondroCelect that are required to be purchased by us and from us under the respective contracts. If Sobi's actual purchases were to be lower than the required minimum, we would nevertheless be entitled to receive payment from Sobi up to a maximum undiscounted amount of 8.8 million euros and would be required to pass on such payment to PharmaCell over a three-year period from June 2014.

        The sale of our Dutch subsidiary also included cost relief of up to 1.5 million euros on future purchases of ChondroCelect under the conditions of the long-term manufacturing agreement with our former subsidiary, which is now owned by PharmaCell. We pass on this cost relief on a like-for-like basis to Sobi, which purchases ChondroCelect from us at cost.

        As a result of these transactions, for the year ended December 31, 2014, all ChondroCelect operations, including revenues, production costs, sale and marketing expenses, have been presented as discontinued operations in the consolidated financial statements.

Critical Accounting Policies

        Our financial statements are prepared in accordance with IFRS as issued by the IASB. The preparation of our financial statements in accordance with IFRS as issued by the IASB requires us to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, cost of sales, operating expenses and related disclosures. We consider an accounting policy to be critical if it is important to our financial condition or results of operations, and if it requires significant judgment and estimates on the part of management in its application. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, and we evaluate our estimates on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions. If actual results or events differ materially from the judgments and estimates that we have made in reporting our financial position and results of operations, our financial position and results of operations could be materially affected.

        The summary of significant accounting policies and critical accounting judgments and key sources of estimation uncertainty can be found in notes 2 and 3 respectively in the Consolidated Financial Statements included elsewhere in this prospectus.

Going Concern

        We have experienced net losses and significant cash used in operating activities since our inception in 2000 and as of June 30, 2016, had an accumulated deficit of 129.4 million euros, a net loss of 9.4 million euros and net cash used in operating activities of 12.6 million euros and as of December 31, 2015 had an accumulated deficit of 120.0 million euros, a net loss of 35.1 million euros and net cash used in operating activities of 19.6 million euros. Our management expects us to continue to incur net losses and have significant cash outflows for at least the next twelve months. These conditions, among others, raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements included elsewhere in this prospectus have been prepared assuming that we will continue as a going concern. This basis of accounting contemplates the recovery of our assets and the satisfaction of liabilities in the normal course of business. A successful transition to attaining profitable operations is dependent upon achieving a level of positive cash flows adequate to support our cost structure.

        As at June 30, 2016, we had cash and cash equivalents of 24.1 million euros, compared to 18.0 million euros at the beginning of the year.

        Our board of directors is of the opinion that this cash position, together with the upfront non-refundable payment of 25 million euros from Takeda in connection with the licensing agreement, is sufficient to continue operating through December 2017, but will require significant additional cash resources to launch new development phases of existing projects in our pipeline.

        In order to be able to launch such new development phases, we intend timely to obtain additional non-dilutive funding, such as from partnering, and/or dilutive funding. In addition, a successful transition to attaining profitable operations is dependent upon achieving a level of positive cash flows adequate to support the our cost structure.

Business Combinations and Goodwill

        We account for business combinations using the acquisition method of accounting, which requires that the assets acquired and liabilities assumed be recorded at the date of acquisition at their respective fair values. Any excess of the fair value of consideration given over the fair values of the identifiable assets and liabilities acquired is recorded as goodwill. The determination of estimated fair values of acquired intangible assets, as well as the useful economic life ascribed to finite lived intangible assets, requires the use of significant judgment. The use of different estimates and assumptions to those we use could result in a materially different valuation of acquired intangible assets, which could have a material effect on our results of operations.

        Several methods may be used to determine the estimated fair value of intangible assets acquired in a business combination, all of which require multiple assumptions.

        We used the relief from royalty method, which is a variant of the income valuation approach, to determine the fair value of the intangibles related to the acquisition of TiGenix SAU. It is based on the principle that ownership of the intangible asset relieves the owner of the need to pay a royalty to another party in exchange for rights to use the asset.

        We determined the fair value of assets related to the acquisition of Coretherapix by taking into account the sum of the survival probability discounted present values of Coretherapix's projected cash flows in each year of its key product's development and commercialization life.

        Goodwill is capitalized. Any impairment in carrying amount is charged to the consolidated income statement. Where the fair value of identifiable assets and liabilities exceeds the fair value of consideration paid, the excess is credited in full to the consolidated income statement on the acquisition date.

        The fair value of any contingent consideration at the date of acquisition is computed as the sum of the probability weighted values of the fair values of the purchase prices associated with each of the potential product development routes. The fair value of each route is in turn computed as the sum of the survival probability discounted present values of the contingent payments in each such route including the milestone and commercialization payments.

        The nine routes considered in the development process of Coretherapix are the result of combining multiple variables. The structure of these routes and the probability assigned to each route are the best estimate of management as at June 30, 2016. This assessment will be varied or modified when the development process reaches a milestone.

        Any contingent consideration included in the consideration payable for a business combination is recorded at fair value at the date of acquisition. The fair values are reviewed on a regular basis, and at least at each reporting date, and any changes are reflected in the income statement.

        Acquisition costs incurred are expensed and included in general and administrative expenses.

Recognition of Government Grants

        We do not recognize government grants until there is reasonable assurance that we will comply with the conditions attaching to them and that the grants will be received.

        The benefit of a government loan at a below-market rate of interest is treated as a government grant, measured as the difference between proceeds received and the fair value of the loan based on prevailing market interest rates. Only when there is sufficient assurance that we will comply with the conditions attached to the grant, the grant is recognized in profit or loss (under "other operating income"). Determination of the appropriate amount of grant income to recognize involves judgments and estimates that we believe to be reasonable, but it is possible that actual results may differ from our estimates. When we receive the final written reports confirming that we have satisfied the requirements of the grantor, to the extent these are not received within a reasonable time frame following the end of the period, we record any differences between estimated grant income and actual grant income in the next reporting period once we determine the final amounts. During the period that these benefits cannot be considered as grants due to the insufficient assurance that all the conditions have been met, these grants are included in the liabilities as financial loans and other payables.

Discontinued Operations

        The results of operations disposed during the year are included in our consolidated statement of comprehensive income up to the date of disposal.

        A discontinued operation is a component of our business that represents a separate major line of business or geographical area of operations or is a subsidiary acquired exclusively with a view to resale, that has been disposed of, has been abandoned or that meets the criteria to be classified as held for sale.

        Discontinued operations are presented in our consolidated statement of comprehensive income as a single line item that is comprised of the post-tax profit or loss of the discontinued operation along with the post-tax gain or loss recognized on the re measurement to fair value less costs to sell or on disposal of the assets or disposal groups constituting discontinued operations.

        At the end of 2013, our board of directors decided to withdraw from the ChondroCelect business and to focus on the development of its platform and pipeline of allogeneic treatments, using expanded adipose-derived stem cells (eASCs) for the benefit of patients suffering from a range of inflammatory and immunological conditions.

        Consequently, we developed a single, coordinated plan under which discussions were entered into with one potential purchaser for the manufacturing facility and with another for the sales and marketing activities. Both of these transactions were discussed in parallel with Pharmacell (for the manufacturing facility) and Sobi (for the sales and marketing activities). The arrangement with Pharmacell initially progressed faster, but ultimately both transactions completed at almost the same time (May 30 and June 1, 2014).

        The transaction with Pharmacell included a supply contract under which we purchased the ChondroCelect product; a mirror image sales contract was entered into with Sobi. The purchase agreement with Pharmacell included a discounted price for the first three years of supply, and exactly the same prices were included in the sales contract with Sobi.

        The agreement with Sobi for the sales and marketing activities has a term of ten years and includes the European Union (excluding Finland, where the Group has a pre-existing distribution agreement with Finnish Red Cross Blood Service), Switzerland, Norway, Russia, Turkey and the Middle East and North Africa region. The agreement includes the transfer of staff previously employed by us to carry out those activities to Sobi and involves the payment of a licence fee by Sobi which is calculated as a percentage of the net sales generated by Sobi of ChondroCelect. At the end of the ten-year term of the agreement with Sobi, no further development costs for ChondroCelect will be left to be amortized.

        Consequently, during 2014, all activities relating to the manufacture, marketing and sale of ChondroCelect were transferred to Pharmacell and Sobi through contractual arrangements that were entered into at almost the same time and were made in contemplation of each other. The effect of the arrangements is that we receive a licence fee from Sobi but, other than acting as a 'pass through' intermediary for ChondroCelect (which is purchased from Pharmacell and sold to Sobi through back to back, identical contractual arrangements), we have no involvement in activities relating to that product.

        In July 2016, we decided to terminate our distribution agreements with Sobi and Finnish Red Cross Blood Service and our manufacturing agreement with our former subsidiary, which was acquired by PharmaCell. We will cease to generate any revenues from ChondroCelect by November 30, 2016.

        We have accounted for the ChondroCelect activities as discontinued operations in accordance with IFRS 5.

Impairment of Assets

        We review the carrying value of intangible assets with indefinite lives for potential impairment on a periodic basis and also whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. We review the carrying value of tangible assets and intangible assets with definitive lives for potential impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. We determine impairment by comparing the recoverable amount to its carrying value. If impairment is identified, a loss is recorded equal to the excess of the asset's carrying amount over its recoverable amount.

        The recoverable amount for Cx601 as at December 31, 2015 has been determined based on the fair value of Cx601, calculated using cash flow projections from financial expectations approved by senior management covering a fifteen-year period, less the cost of selling the asset.

        On July 31, 2015, we acquired 100% of the issued share capital of Coretherapix. The most significant part of the purchase price has been allocated to in-process research and development (17.4 million euros) as well as certain other intangible assets (277,000 euros). The difference between the fair values of the assets acquired and liabilities assumed and the purchase price comprises the value of expected synergies arising from the acquisition and has been recorded as goodwill (717,000 euros).

        For impaired assets, we recognize a loss equal to the difference between the carrying value of the asset and its estimated recoverable amount. The recoverable amount is based on discounted future cash flows of the asset using a discounted rate commensurate with the risk. Estimates of future costs savings, based on what we believe to be reasonable and supportable assumptions and projections, require management's judgment. Actual results could vary from these estimates. When it is not possible to estimate the recoverable amount of an individual asset, we estimate the recoverable amount of the cash generating unit to which the asset belongs.

        Based on the analysis involved, there was no impairment through December 31, 2015.

Recognition and Measurement of Internally-Generated Intangible Assets

        An internally-generated intangible asset is recognized if it can be documented with sufficient certainty that the future benefits from the development project will exceed the aggregate cost of production, development and the sale and administration of the product. A development project involves a single product candidate undergoing a high number of tests to illustrate its safety profile and the effect on human beings prior to obtaining the necessary approval of the product from the appropriate authorities. The future economic benefits associated with the individual development projects are dependent on obtaining such approval. Considering the significant risk and duration of the development period related to the development of our products, our management has concluded that the future economic benefits associated with a particular project cannot be estimated with sufficient certainty until the project has been finalized and the necessary regulatory final approval of the product has been obtained.

        Accordingly, we have capitalized such intangible assets for the development costs related to ChondroCelect with a useful life of ten years. In 2015, we recognized an impairment in relation to the asset for an amount of 1.1 million euros (corresponding to its net carrying amount prior to its impairment).

Research and Development Costs

        Research and development costs are charged to expense as incurred and are typically made up of salaries and benefits, clinical and preclinical activities, drug development and manufacturing costs, and third-party service fees, including for clinical research organizations and investigative sites. Costs for certain development activities, such as clinical trials, are periodically recognized based on an evaluation of the progress to completion of specific tasks using data such as patient enrollment, clinical site activations, or information provided by vendors on their actual costs incurred. Payments for these activities are based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and are reflected in the financial statements as prepaid or accrued expenses.

Foreign Exchange Differences

        Foreign exchange differences are related to the intercompany loan (expressed in U.S. dollars) granted by us to our subsidiary, TiGenix Inc. The exchange difference arises as a result of the translation of the intercompany loan in TiGenix NV. As the dollar appreciated during the year, the receivable granted to our subsidiary Tigenix Inc. has increased recognizing an exchange difference.

        Management is of the opinion that under the strategy of Cx601 in the United States, where we currently expect TiGenix Inc. to play a role, TiGenix Inc. will be able to settle the intercompany loan in the foreseeable future. As a consequence, the arisen exchange difference is recognized in financial results in the consolidated income statements, instead of recognizing it in the consolidated statements of comprehensive income.

Deferred Taxes

        Deferred tax assets are recognized for unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilized. Significant management judgment is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and the level of future taxable profits together with future tax planning strategies.

        At December 31, 2015, we had 203.8 million euros of tax losses carry forward and other tax credits such as investment tax credits and notional interest deduction. This compared to 163.6 million euros in 2014.

        These tax deductions relate both to us and our subsidiaries, all of which have a history of losses. Our tax deductions do not expire, except for the investment tax credits and the notional interest deduction of 23.1 million euros. These tax deductions may not be used to offset taxable income elsewhere in our group.

        With respect to our net operating losses, no deferred tax assets have been recognized, given that there is uncertainty as to the extent to which these tax losses will be used in future years.

Derivative Financial Instruments

        Derivatives are initially recognized at fair value at the date the derivative contracts are entered into and are subsequently re-measured to their fair value at the end of each reporting period. The resulting gain or loss is recognized in profit or loss immediately, unless the derivative is designated and effective as a hedging instrument, in which event the timing of the recognition in profit or loss depends on the nature of the hedge relationship.

        Pursuant to the terms and conditions of the loan facility agreement that we entered into with Kreos, on April 22, 2014, an extraordinary meeting of our shareholders issued and granted 1,994,302 new cash-settled warrants, including a put option to Kreos Capital IV (Expert Fund). These warrants have been designated at fair value through profit or loss. We recognize the warrants, including the put option, as one instrument, because we believe that the put option is unconditionally linked to the warrant. Because the issued warrants can be settled in cash, the instrument is considered as a financial derivative liability measured at fair value with changes in fair value recognized immediately in profit or loss.

        The measurement of the warrant (and the put option) at fair value is based on the Black-Scholes option pricing model taking into account the following variables:

  •
  The share price.

  •
  The strike price.

  •
  The volatility of the share, which has been determined based on historical stock prices of our shares.

  •
  The dividend yield, which has been estimated as zero, as we have never paid a dividend due to the past experience of losses.

  •
  The duration, which has been estimated as the difference between the valuation date of the warrant plans and final exercise date.

  •
  The risk free interest rate, which has been calculated based on the discount curve composed based on liquid euro deposit rates for periods shorter than one year, futures typically for maturities between one and six years and interbank euro swap rates for periods longer than six years.

        We will continue to use judgment in evaluating the risk-free interest rate, dividend yield, duration and volatility related to our cash-settled warrant plan on a prospective basis and incorporating these factors into the Black-Scholes option pricing model. If in the future we determine that other methods are more reasonable and provide better results, or other methods for calculating these assumptions are prescribed by authoritative guidance, we may change or refine our approach, and our share based payment expense in future periods could change significantly.

        Pursuant to the terms and conditions of the convertible bonds issued on March 6, 2015, the warrant is reflected at any reporting period at its fair value. Measurement of the fair value is determined using methodologies such as Black-Scholes, binominal lattices or Monte Carlo simulations. The conversion features of the 9% senior unsecured convertible bonds due 2018 are complex and render Black-Scholes and binominal trees inapplicable. The measurement of the warrant at fair value is based on a Monte Carlo valuation model.

        The resetting and the early redemption clauses embedded in the instrument result in the conversion price being dependent upon an unknown share price path.

        Such conversion features cannot be factored into a fixed conversion price continuous or discrete model, such as Black-Scholes or binomial lattices, respectively. However, they can be incorporated in a Monte Carlo model.

        The value of the warrant in the event of a change of control was determined using the same Monte Carlo model but with a deterministic and pre-defined change of control date estimated by us.

        The final value of the warrant was then calculated as the probability-weighted values derived from the valuation of the warrant in (i) the non-change of control and (ii) in the change of control scenarios. The probabilities assigned to the non-change of control and change of control scenarios were 20% and 80%, respectively. We performed a sensitivity analysis, changing probabilities assigned to non-change of control and change of control scenarios. There is no significant impact in the valuation of the warrant when changing these scenarios.

Share-Based Payment Arrangements

        We used the Black-Scholes model to estimate the fair value of the share-based payment transactions. Using this model requires our management to make assumptions with regard to volatility and expected life of the equity instruments. The assumptions used for estimating fair value for share-based payment transactions are estimated as follows:

  •
  Volatility is estimated based on the average annualized volatility of our share price.

  •
  The estimated life of the warrant is until the first exercise period.

  •
  The dividend return is estimated by reference to our historical dividend payment. Currently, this is estimated to be zero, because no dividend has been paid since our inception.

Liquidity and Capital Resources

        We have historically funded our operations principally from equity financing, borrowings, grants and subsidies and cash generated from operations. As we continue to grow our business, we expect to fund our operations through multiple sources, possibly including the expected proceeds from this offering; short and long term investments; loans or collaborative agreements with corporate partners, such as our licensing agreement with Takeda; revenues from potential licensing arrangements future earnings and cash flow from operations and borrowings. This expectation could change depending on how much we spend on our development programs, potential licenses or acquisitions of complementary technologies, products or companies. We may in the future supplement our funding with further debt or equity offerings or commercial borrowings.

        In July 2016, we received an upfront non-refundable payment of 25 million euros from Takeda in connection with our licensing agreement for the right to commercialize and develop Cx601 outside of the United States.

        On March 14, 2016, we raised 23.8 million euros in gross proceeds through a private placement of 25 million new shares.

        On November 27 and December 3, 2015, we raised a total of 8.7 million euros through a private placement of 9.1 million new shares.

        During 2015 we were awarded a 1.3 million euros grant from the European Commission under Horizon 2020, the European Union's framework program for research and innovation to conduct a clinical Phase I/II trial of Cx611 in patients with severe sepsis secondary to severe community-acquired pneumonia. In October 2015 we received 0.6 million euros in advance of the activities needed to initiate the trial.

        On March 6, 2015, we issued 9% senior unsecured bonds due 2018 for 25.0 million euros in total principal amount, convertible into our ordinary shares. On March 14, 2016, as a result of the private placement, the conversion price for the 9% senior unsecured convertible bonds due 2018 was adjusted from its previous level of 0.9414 euros to the new level of 0.9263 euros per share.

        The bonds are guaranteed by our subsidiary TiGenix SAU. We account for the bonds as two instruments: the host contract and the embedded derivative. As at June 30, 2016, the fair value of the embedded derivative amounted to 5.2 million euros and the amortized cost of the host contract amounted to 20.1 million euros. The financial income due to the changes in the fair value of the derivative during the six-month period ended June 30, 2016 of 8.1 million euros has been recorded under "fair value gains" in our condensed consolidated interim financial statements. The host contract is amortized using the effective interest rate method on a discounted rate of 28.06%.

        On December 20, 2013, we entered into a loan facility agreement of up to 10.0 million euros with Kreos Capital IV (UK), under which we borrowed 7.5 million euros during the first half of 2014. On September 30, 2014, we borrowed the final installment of 2.5 million euros under the facility.

        The terms of the loan facility agreement are as follows:

  •
  Term: four years from the date of each drawdown.

  •
  Repayment schedule: repayment of principal amount started at first anniversary.

  •
  Interest: 12.5% fixed annual interest rate.

  •
  Structure: security over certain of our assets (including a pledge over certain intellectual property and bank accounts and a pledge of all of the outstanding capital stock of TiGenix S.A.U.); no financial covenants.

        In addition, pursuant to the terms of the loan facility agreement, on April 22, 2014, an extraordinary meeting of shareholders issued and granted 1,994,302 new warrants to Kreos Capital IV (Expert Fund). Kreos exercised its put option with respect to one-third of these warrants on May 5, 2015. The put options with respect to the remaining two-thirds of the warrants lapsed in January 2016 due to the increase in our share price above the strike price of the warrants.

        Our borrowings also include government loans from public and semi public entities, such as Madrid Network. These loans have an extended repayment period of ten to fifteen years, and are interest free or have very low interest rates, if all the terms and conditions are met. In addition, there is a grace period of three to five years before any repayment is required under such loans.

        On September 30, 2011, our subsidiary TiGenix SAU entered into a loan facility for a total value of 5.0 million euros with Madrid Network, the terms of which were as follows:

  •
  Term: until December 31, 2026.

  •
  Repayment schedule: repayment of interest and principal amount started at June 30, 2015.

  •
  Effective interest: 1.46% fixed annual interest rate.

  •
  Structure: joint and several guarantee from us.

        The loan was granted to finance in part our ongoing Phase III trial for Cx601 and also to cover some research and development expenses related to Cx601 from 2012 until the end of 2014. The specific activities covered for this period were agreed with Madrid Network at the time of the grant of the loan, and any change to this plan requires approval from Madrid Network on a semi-annual basis.

        On July 30, 2013, our subsidiary TiGenix SAU entered into a second loan facility for a total value of 1.0 million euros with Madrid Network, the terms of which were as follows:

  •
  Term: until December 31, 2025.

  •
  Repayment schedule: repayment of interest and principal amount started at June 30, 2016.

  •
  Effective interest: 1.46% fixed annual interest rate.

  •
  Structure: first demand bank guarantee for the full amount of the loan provided by Bankinter, where we maintain our primary bank accounts in Spain.

        This loan was granted to finance our preparatory work to determine which new indications we should pursue with respect to Cx611, our second product candidate, the development of the clinical protocol for such new indications and the initial expenses of the clinical trials for such indications from July 2013 until the end of 2014. The specific activities covered for this period were agreed with Madrid Network at the time of the grant of the loan and any change to this plan requires approval from

Madrid Network on a semi-annual basis. We completed the activities agreed with Madrid Network under both loans by December 31, 2014, and therefore fully recognized as grant income on our income statement the benefit received by being able to borrow these sums at a below-market rate of interest (measured as the difference between the proceeds received and the fair value of the loan based on prevailing market interest rates), in an amount of 2.8 million euros for the first loan and 0.6 million euros for the second loan.

        We have experienced net losses and significant cash used in operating activities in each period since inception. As of June 30, 2016, we had an accumulated deficit of 129.4 million euros, a net loss of 9.4 million euros and net cash used in operating activities of 12.6 million euros. We have only one commercial product that generates limited revenues through royalties and several product candidates in clinical development. We, therefore, expect to incur net losses and have significant cash outflows for at least the next year.

        These conditions, among others, raise substantial doubt about our ability to continue as a going concern. The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern. This basis of accounting contemplates the recovery of our assets and the satisfaction of our liabilities in the normal course of business.

        As at June 30, 2016, we had cash and cash equivalents of 24.1 million euros. In July 2016, we received an upfront non-refundable payment of 25 million euros from Takeda in connection with the licensing agreement. Our board of directors is of the opinion that this cash position is sufficient to continue operating through December 2017 but that we will require significant additional cash resources to launch new development phases of existing projects in our pipeline.

        In order to be able to launch such new development phases, we intend to obtain on a timely basis either or both of additional non-dilutive, funding such as from establishing commercial relationships, and dilutive funding. In addition a successful transition to attaining profitable operations is dependent upon achieving a level of positive cash flows adequate to support our cost structure.

        Our future viability is dependent on the following:

  •
  Our ability to generate cash from operating activities.

  •
  Our ability to raise additional capital to finance our operations.

  •
  Our ability successfully to obtain regulatory approval to allow marketing of our products.

  •
  Our ability to enter into licensing arrangements to distribute our products or product candidates.

        Our failure to raise capital as and when needed could have a negative impact on our financial condition and ability to pursue our business strategies.

        We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. Because of the numerous risks and uncertainties associated with the development and commercialization of our product candidates, and the extent to which we may enter into collaborations with third parties for development and commercialization of our product candidates, we are unable to estimate the amounts of increased capital outlays and operating expenses associated with completing the development of our current product candidates. Our future capital requirements will depend on many factors, including the following:

  •
  The progress of our application for marketing authorization for Cx601, our lead product candidate, in Europe and the progress and results of the clinical trials for Cx601 in the United States and for Cx611 in Europe and the United States.

  •
  The expenditure in connection with bringing our CSC-based product candidates derived from the technology platform we acquired as part of our acquisition of Coretherapix to market.

  •
  The scope, progress, results and costs of pre-clinical development, laboratory testing and clinical trials for our other product candidates.

  •
  The extent to which we acquire or in-license other products and technologies.

  •
  Our ability successfully to out-license our products or product candidates in certain markets.

  •
  The cost, timing and outcome of regulatory review of our product candidates in the United States, Europe or elsewhere.

  •
  The cost and timing of completing the technology transfer to contract manufacturing organizations in the United States and other international markets.

  •
  The costs of future commercialization activities, including product sales, marketing, manufacturing and distribution, for any of our product candidates for which we receive marketing authorization.

  •
  Any additional revenue received from commercial sales of our products, should any of our product candidates receive marketing approval.

  •
  The cost of preparing, filing, prosecuting, defending and enforcing patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims.

  •
  The cost of obtaining favorable reimbursement terms from public and private insurers for our products.

  •
  Our ability to establish any future collaboration arrangements on favorable terms, if at all.

        We will also incur costs as a U.S.-listed public company that we have not previously incurred, including, but not limited to, costs and expenses for increased personnel costs, audit and legal fees, expenses related to compliance with the Sarbanes-Oxley Act of 2002 and the rules implemented by the SEC and NASDAQ and various other costs.

        These factors raise uncertainty about our ability to continue as a going concern. The consolidated financial statements included elsewhere in this prospectus have been prepared assuming that we will continue as a going concern. This basis of accounting contemplates the recovery of our assets and the satisfaction of liabilities in the normal course of business. A successful transition to attaining profitable operations is dependent upon achieving a level of positive cash flows adequate to support our cost structure. To improve our financial performance, we discontinued our ChondroCelect operations through two initiatives:

  •
  The sale of our subsidiary TiGenix B.V. to PharmaCell, for which we received an upfront payment of 3.5 million euros when the sale became effective on May 30, 2014 and will receive a final payment of 0.8 million euros on May 30, 2017.

  •
  Our entry into a distribution agreement with Sobi for the marketing and distribution rights with respect to ChondroCelect, effective June 1, 2014, which will bring us future royalty earnings and allow us to focus on our eASC-based platform of product candidates in inflammatory and autoimmune diseases and our CSC-based platform of product candidates in cardiac indications.

        In July 2016, we decided to terminate our distribution agreements with Sobi and Finnish Red Cross Blood Service and our manufacturing agreement with our former subsidiary, which was acquired by PharmaCell. We will cease to generate any revenues from ChondroCelect by November 30, 2016.

        The consolidated financial statements included elsewhere in this prospectus do not include any adjustments due to this uncertainty relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should we be forced to take any actions.

        Our liquidity plans are subject to a number of risks and uncertainties, including those described in the section of this prospectus entitled "Risk Factors," some of which are outside of our control.

Cash Flows

Comparison of the Six-Month Periods Ended June 30, 2016 and 2015

        Net cash outflow from operating activities was 12.6 million euros for the six-month period ended June 30, 2016 compared to 9.0 million euros for the six-month period ended June 30, 2015, an increase of 40%. This increase was mainly due to higher operating expenses incurred during the six-month period ended June 30, 2016 due to the research and development activities related to the filing for market authorization for Cx601 in Europe, preparation for the Phase III trial of Cx601 in the United States, activities in connection with the Phase I/II for AlloCSC-01 for acute myocardial infarction and other general and administrative expenses including those related to the U.S. initial public offering process and the license agreement with Takeda.

        Net cash inflow from investing activities was 0.2 million euros for the six-month period ended June 30, 2016 compared to an outflow of 4.6 million euros for the six-month period ended June 30, 2015. During the six-month period ended June 30, 2016, we transferred 1.1 million euros from an escrow account presented as "other non-current assets" to "cash and cash equivalents" to cover the third interest payment on the convertible bonds issued in March 2015. This amount was partially offset by investments in property, plant and equipment for additional space for our facility in Madrid and investments in intangible assets. During the six-month period ended June 30, 2015, we transferred 4.5 million euros received from our issuance of 9% senior, unsecured convertible bonds due 2018 into an escrow account partly classified as "other non-current assets" and partly as "other current financial assets" for the purposes of the interest payment on the convertible bonds.

        Net cash inflow from financing activities was 18.6 million euros for the six-month period ended June 30, 2016 compared to 22.9 million euros for the six-month period ended June 30, 2015, a decrease of 19%. During the six-month period ended June 30, 2016, we raised net proceeds of 22.1 million euros from a private placement in March 2016, and repaid 3.9 million euros in principal and interest on financial loans. During the six-month period ended June 30, 2015 we raised net proceeds of 23.9 million euros from the issuance of unsecured convertible bonds and received 0.9 million euros in government grants, and repaid 1.7 million euros in principal and interest on financial loans.

Comparison of Years Ended December 31, 2015 and 2014

        Net cash outflow from operating activities was 19.6 million euros for the year ended December 31, 2015 compared to net cash outflow of 13.4 million euros for the year ended December 31, 2014. This increase is mainly due to an increase in research and development activities and the consolidation of Coretherapix in the consolidation scope.

        Net cash outflow from investing activities amounted to 4.4 million euros for the year ended December 31, 2015 compared to net cash inflow of 3.3 million euros for the year ended December 31, 2014. The principal outflows during 2015 related to the acquisition of Coretherapix, for which we paid 1.2 million euros in cash, and the allocation of future interest payments in connection with the 9% senior unsecured convertible bonds due 2018 into an escrow amount in the amount of 3.4 million euros. In 2014, we sold our Dutch manufacturing facility for 3.5 million euros.

        Net cash inflow from financing activities was 28.5 million euros for the year ended December 31, 2015 compared to net cash inflow of 8.0 million euros for the year ended December 31, 2014. Inflow from financing activities in 2015 derived from the issuance of convertible bonds in March 2015, for an amount of 25.0 million euros, and the private placement in November and December 2015, which raised 8.7 million euros in gross proceeds. These inflows were partially offset by costs of 1.6 million euros relating to the issuance of the convertible bonds and the private placements, interest expense of 2.2 million euros and 2.7 million euros in the repayment of principal on outstanding loans. In 2014, the cash inflow of 8.0 million euros mainly corresponded to the drawdown of the Kreos loan.

Contractual Obligations

        The following table details the remaining contractual maturity for our financial liabilities with agreed repayment periods, including both interest and principal cash flows as at December 31, 2015:

	Within one year	1 - 3 years	3 - 5 years	After 5 years	Total
	Thousands of euros
Financial loans and other payables(1)	7,294	35,777	2,292	4,404	49,767
Operating lease commitments	590	781	570	—	1,941

Total	7,884	36,558	2,862	4,404	51,708

(1)
Includes the interest payable on financial loans and other payables.

        On July 31, 2015, we acquired Coretherapix from Genetrix for an upfront payment of 7.3 million euros, of which 1.2 million euros was paid in cash and 6.1 million euros was paid in the form of 7.7 million of our ordinary shares. In addition, we may be obligated to issue to Genetrix up to 15 million euros in new ordinary shares depending on the results of the ongoing clinical trial of the Coretherapix lead product candidate. Genetrix may also receive up to 245 million euros plus certain percentages of net sales or royalties for the first product sold. Finally, Genetrix may receive a 25 million euro milestone payment for each additional product based on any of the acquired Coretherapix product candidates reaching the market. These future contingent payments are not reflected in the table above.

        As part of the licensing agreement entered into with Takeda on July 4, 2016, we will expand our production facility in Madrid to produce up to 1,200 doses of Cx601 per year. We estimate that this expansion will require a capital investment of between 3.0 million and 3.5 million euros, which we have agreed to share equally with Takeda.

        TiGenix Inc., our wholly owned subsidiary, guarantees the operating lease payments of Cognate BioServices for the building leased in the United States. Cognate BioServices was the party with whom we entered into a joint venture in 2007.

Off-Balance Sheet Arrangements

        We do not have any special purpose or limited purpose entity that provides off-balance sheet financing, liquidity or market or credit risk support, and we have not engaged in hedging or other relationships that expose us to liability that is not reflected in our consolidated financial statements.

Quantitative and Qualitative Disclosure about Financial Risk

        We co-ordinate our access to financial markets and monitor and manage the financial risks relating to our operations through internal risk reports analyzing our exposures by the degree and magnitude of the relevant risk. These risks include currency risk, interest rate risk, liquidity risk and credit risk.

        Our risk management policies are more fully described in Note 4 in the notes to our consolidated financial statements included elsewhere in this prospectus.

Currency Risk

        We are subject to limited currency risk. Our reporting currency is the euro, in addition to which we are exposed to the U.S. dollar. We currently have no commercial revenues denominated in U.S. dollars. We try to match foreign currency cash inflows with foreign currency cash outflows. We have not engaged in hedging of the foreign currency risk via derivative instruments. Despite our limited external currency exposure, our income statement presents a significant amount in foreign exchange differences that are mainly related to the intercompany balances in foreign currencies with our subsidiary in the United States, TiGenix Inc.

Interest Rate Risk

        We are exposed to very limited interest rate risk, because the vast majority of our borrowings are at fixed interest rates and only a very limited part is at floating interest rates.

        We have one outstanding rollover credit facility denominated at a floating rate. We entered into the facility in 2007 to acquire manufacturing equipment in the United States for an original amount of 0.4 million euros. The borrowing matures on June 30, 2017 and carries a floating interest rate of three-month Euribor plus 1.40%. The outstanding amount for this borrowing at June 30, 2016 was 40,000 euros compared to 60,000 euros at December 31, 2015.

Liquidity Risk

        We manage our liquidity risk by maintaining adequate reserves, banking facilities and reserve borrowing facilities, by continuously monitoring forecast and actual cash flows, and by matching the maturity profiles of financial assets and liabilities.

Credit Risk Management

        Credit risk refers to the risk that one of our counterparty will default on its contractual obligations resulting in financial loss to us. We have adopted a policy of only dealing with creditworthy counterparties and obtaining sufficient collateral, where appropriate, as a means of mitigating the risk of financial loss from defaults. We continuously monitor our obligations and ensure that we spread the aggregate value of transactions concluded among approved counterparties.

        Most of our counterparties are established public health care facilities, and we believe we are exposed to a limited risk of counterparty default. The maximum exposure to credit risk at the reporting date is the carrying amount of each class of financial asset. We do not hold any collateral as security.

Market risk

        We are exposed to market risk. Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises three types of risk: currency risk, interest rate risk (as described above) and other price risk, such as equity price risk and commodity risk. Financial instruments affected by market risk include the derivative instruments linked to the finance agreement with Kreos and those embedded in the convertible bonds issued on March 6, 2015.

        The measurement of the Kreos warrants at June 30, 2016 at fair value is based on a Black-Scholes valuation model taking into account the following inputs: share price (0.85 euros), strike price (0.74 euros), volatility of the share (67.1%), duration (2.81 years) and risk free interest rate (negative 0.19%).

        The inputs with the most significant effect on the fair value calculation of the Kreos warrants are the value and volatility of our shares. The potential effect of using reasonable assumptions (under the

Black-Scholes formula) for these inputs are the following: (i) share price (a 10% increase or decrease would have an impact of 86,000 euros to negative 83,000 euros) and (ii) volatility of the shares (a 10% increase or decrease would have an impact of 40,000 to negative 41,000 euros).

        Pursuant to the terms and conditions of the convertible bonds issued on March 6, 2015, the measurement of the warrant at fair value shall be reflected at any time at its fair value as determined by direct observation.

        The inputs with the most significant effect on the fair value calculation are the value and volatility of our shares. The potential effect of using reasonable assumptions (under the Black-Scholes formula) for these inputs are the following: (i) share price (a 10% increase or decrease would have an impact of 1.6 million euros to negative 1.1 million euros) and (ii) volatility of the shares (a 10% increase or decrease would have an impact of 0.6 million euros to negative 0.6 million euros)

Jumpstart Our Business Startups Act of 2012

        As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an "emerging growth company" as defined in Section 2(a) of the Securities Act of 1933, as amended, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of specified reduced reporting requirements and are relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

  •
  We are permitted to present only two years of audited consolidated financial statements and only two years of related Management's Discussion and Analysis of Financial Condition and Results of Operations in the registration statement of which this prospectus forms a part.

  •
  We are exempt from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002.

  •
  We are permitted to provide less extensive disclosure about our executive compensation arrangements.

        We expect to remain an "emerging growth company" for up to five years, or until any one of the following occurs:

  •
  The last day of the first fiscal year in which our annual gross revenue exceeds $1 billion.

  •
  The date on which we become a "large accelerated filer" as defined in Rule 12b 2 under the Securities Exchange Act of 1934, as amended, which would occur if the market value of our common equity held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least twelve months.

  •
  The date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period.

        Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided for under the JOBS Act.

BUSINESS

Our Company

        We are an advanced biopharmaceutical company focused on developing and commercializing novel therapeutics from our proprietary technology platforms of allogeneic, or donor-derived, stem cells. We have completed, and received positive data in, a single pivotal Phase III trial in Europe of our most advanced product candidate Cx601, a potential first-in-class injectable allogeneic stem cell therapy indicated for the treatment of complex perianal fistulas in patients suffering from Crohn's disease. A complex perianal fistula consists of abnormal tracts between the rectum and the exterior surroundings of the anus, and is commonly associated with Crohn's disease. It is a serious clinical condition affecting the anal sphincter and is potentially associated with a perianal abscess. Cx601 has been granted orphan designation by the European Medicines Agency, or EMA, in recognition of its potential application for the treatment of anal fistulas, which affect approximately 120,000 adult patients in the United States and Europe and for which existing treatment options are inadequate. The EMA grants orphan designation to medicinal products for indications that affect no more than five out of 10,000 people in the European Union. The benefits of orphan designation include a streamlined process for obtaining relevant regulatory approvals and up to ten years of exclusivity in the European market.

        Cx601 is our lead product candidate based on our platform of expanded adipose, or fat tissue, derived stem cells, known as eASCs. On July 4, 2016, we entered into a licensing agreement with Takeda, a large pharmaceutical company active in gastroenterology, under which Takeda acquired the exclusive right to commercialize and develop Cx601 for complex perianal fistulas outside the United States.

        In the randomized, double-blind Phase III study in Europe and Israel, with a single treatment of Cx601 the rate of combined remission in patients treated with Cx601 compared with patients who received placebo was statistically significant, meeting the primary endpoint of combined remission of complex perianal fistulas at twenty four weeks. In the 'intention to treat,' or ITT, population, which was comprised of 212 Crohn's disease patients with inadequate response to previous therapies, 49.5% of patients treated with Cx601 had combined remission compared to 34.3% in the placebo arm. The trial's results indicated that patients receiving Cx601 had a 44.3% greater probability of achieving combined remission than placebo patients. The efficacy results had a p-value, the statistical measure used to indicate the strength of a trial's observations, of 0.024. (A p-value of 0.024 is equivalent to a probability of an effect happening by chance alone being less than 2.4%.) A p-value less than 0.05 is a commonly used criterion for statistical significance. Moreover, the trial confirmed a favorable safety and tolerability profile, and treatment-emergent adverse events (non-serious and serious) and discontinuations due to adverse events were comparable between the Cx601 and placebo arms.

        The results of the follow up analysis after fifty-two weeks were also positive. A single injection of Cx601 was statistically superior to placebo in achieving combined remission in 54.2% of patients treated with Cx601 compared to 37.1% of patients in the placebo arm. The result had a p-value of 0.012, indicating high statistical significance. In addition, after fifty-two weeks, 75.0% of patients treated with Cx601 who were in combined remission at week twenty four did not relapse, compared to 55.9% for patients in the placebo arm who were in combined remission at week twenty-four. The results also confirmed the favorable safety and tolerability profile of Cx601.

        Based on the data from our pivotal Phase III trial in Europe, we submitted a marketing authorization application for Cx601 to the EMA in March 2016. In July 2016, the EMA sent us their initial response to our application for marketing authorization, which we refer to as the "day 120 list of questions". As part of its standard process, the EMA prepares a list of potential outstanding issues, including major objections (if any), 120 days after an application is submitted. In this response, the EMA informed us of certain major objections related to the stability of the master cell stock we proposed, donor selection, viral safety and the potential inadequacy of the primary endpoint of the trial. Given the existence of major objections, the EMA followed its standard protocol for review at day 120 and stated in its response that our application was not approvable at that time. These objections would preclude a recommendation for marketing authorization unless we are able to address them adequately. In August 2016, we had a clarification meeting with the EMA reviewers during which we discussed our strategy to address their major objections. Based on this meeting and the results of the follow-up analysis after fifty-two weeks, we believe we have reasonable replies to each of the major objections identified by the EMA. We expect to submit our replies to the day 120 list of questions in December 2016, and we expect the EMA to send us its "day 180 list of outstanding issues" in February 2017. The day 120 list of questions and the day 180 list of outstanding issues are part of the EMA's official review timetable. In addition, as part of the marketing authorization application process, we had a routine Good Clinical Practice inspection in September 2016. The inspectors identified certain critical and major deviations from Good Clinical Practices, in particular, a potential violation of patient privacy. We will include our replies to the issues raised in the inspection as part of our replies to the day 120 list of questions. Although we expect a decision from the EMA on our marketing authorization application during the second half of 2017, our reply might not be satisfactory and our marketing authorization application might not be approved by the EMA. If marketing authorization were to be approved by the second half of 2017, Takeda could begin to commercialize Cx601 in Europe thereafter.

        In the first half of 2017, we intend to initiate a pivotal Phase III trial for Cx601 for the treatment of complex perianal fistulas to register Cx601 in the United States and have begun the technology transfer process to Lonza, U.S.-based contract manufacturing organization. Based on discussions with the U.S. Food and Drug Administration, or FDA, we believe that the U.S. Phase III trial, if successful, could, together with the European Phase III data, serve as supportive evidence for filing a biologics license application, or BLA, for regulatory approval with the FDA. We reached an agreement with the FDA through a special protocol assessment, or SPA, procedure for our proposed protocol in 2015. The agreed primary endpoint for the U.S. Phase III trial is the same as the one for the European Phase III trial. In addition, the required p-value is less than 0.05 for the U.S. trial, compared to the more stringent threshold of less than 0.025 that Cx601 was successfully able to meet in the European trial. We are currently exploring options for expedited review that could facilitate and accelerate the development of Cx601 and the review of its future BLA.

        Our eASC-based platform has generated other product candidates, including Cx611, for which we have completed a European Phase I safety trial. We are currently preparing to initiate a Phase I/II clinical trial in severe sepsis in Europe in the fourth quarter of 2016.

        On July 31, 2015, we acquired Coretherapix, a Spanish biopharmaceutical company focused on developing cost-effective regenerative therapeutics to stimulate the endogenous repair capacity of the heart and mitigate the negative effects of myocardial infarction, or a heart attack. Coretherapix has developed an allogeneic platform of expanded cardiac stem cells, or CSCs, and its lead product candidate, AlloCSC-01, employs allogeneic CSCs as a potential treatment for acute ischemic heart disease. We are sponsoring a European Phase I/II trial to evaluate the safety and efficacy of the intracoronary infusion of AlloCSC-01 in patients with acute myocardial infarction. We received six-month interim exploratory data in June 2016, and final results will be available during the first half of 2017. We are also developing AlloCSC-02, the second product candidate from the CSC-based platform, which is in a preclinical proof of concept stage for a chronic cardiac indication.

        Our eASC-based product candidates are manufactured at our facility in Madrid which has been approved by the Spanish Medicines and Medical Devices Agency as being compliant with current Good Manufacturing Practices, or cGMP, requirements, which are the standards prescribed by regulatory agencies that control and license the manufacture and supply of pharmaceutical products, such as eASCs. Through our expansion process, we can generate up to 2,400 doses of Cx601 from cells extracted from a single healthy donor. Our CSC-based product candidates are manufactured in Spain by 3P Biopharmaceuticals, a sub-contractor, which has been approved by the Spanish Medicines and

Medical Devices Agency as being compliant with cGMP requirements, based on a manufacturing process developed by Coretherapix. We expect to continue producing Cx601 at our facility until Takeda assumes responsibility for manufacturing. Other than our licensing agreement with Takeda, under which Takeda has the exclusive right to commercialize Cx601 outside the United States, we currently hold the worldwide rights for all of the product candidates we have developed.

        Our therapeutic approach is to focus on the use of living cells, rather than conventional drugs, for the treatment of inflammatory and autoimmune diseases, through our eASC-based platform, and heart disease, through our CSC-based platform. Cells target different pathways than conventional drugs and may be effective in patients who fail to respond to such drugs, including the biologics currently used to treat inflammatory and autoimmune conditions. Our pipeline is based on proprietary platforms of allogeneic stem cells, which are extracted from human adipose tissue from healthy adult donors or myocardial tissue that would typically be discarded during a routine valvular replacement operation. We have conducted a full spectrum of studies analyzing various routes of administration and indications to further the preclinical and clinical development of our platform. We have also had extensive discussions with the EMA regarding our eASC platform through their established procedures for scientific advice regarding chemistry, manufacturing and control packages and preclinical packages as well as a scientific advice meeting with respect to Cx601 that has allowed us to pursue an expedited route to clinical development. In addition, we have had a meeting with the Center for Biologics Evaluation and Research within the FDA on the clinical development of Cx601 in the United States. We believe we already have the capacity to scale up the production of our eASC-based products on a late-stage clinical as well as commercial scale and have successfully obtained a manufacturing license from the Spanish Medicines and Medical Devices Agency for the commercial production of Cx601.

        As of June 30, 2016, we believe that our pipeline portfolio was the most advanced cell therapy platform in Europe, with positive pivotal Phase III data for our lead product candidate and three further product candidates in Phases II and I and preclinical development.

        The following chart summarizes our product candidates:

  •
  Cx601.  Cx601, our lead product candidate, is a potential first-in-class local injectable allogeneic stem cell therapy that has completed a pivotal Phase III trial in Europe and Israel for the treatment of complex perianal fistulas in patients suffering from Crohn's disease. We have observed compelling clinical results that suggest that Cx601 has clinical utility in treating perianal fistulas in one injectable dose with increased efficacy and a more favorable adverse events profile than currently available therapies in Europe and the United States. Based on the results of our successful pivotal Phase III trial, we submitted a marketing authorization application to the EMA in March 2016, and a decision by the EMA could be expected during the second half of 2017. Moreover, Cx601 enjoys significant benefits due to its designation as an orphan drug by the EMA.

    We have also had a meeting with the FDA to discuss the adequacy of our clinical and non-clinical data to support an investigational new drug, or IND, application for a Phase III trial to register Cx601 in the United States. We received positive feedback regarding our current pivotal European Phase III trial design for supporting a BLA and have reached an agreement with the FDA through an SPA procedure for our proposed protocol for a Phase III trial to register Cx601 in the United States. We are currently exploring the options for expedited review that could facilitate and accelerate the development of Cx601 and the review of its future BLA. In the first half of 2017, we intend to initiate a pivotal Phase III trial for Cx601 for the treatment of perianal fistulas to register Cx601 in the United States. Current therapies have limited efficacy, and there is currently no commercially available cell-based therapy for this indication in the United States or Europe. We believe Cx601, if approved, would fulfill a significant unmet need in the market.

  •
  Cx611.  Cx611, our second eASC-based product candidate, is a potential first-in-class intravenous injectable allogeneic stem cell therapy intended for the treatment of severe sepsis. We believe that Cx611, if approved for severe sepsis, would be an add-on therapy that has the potential to reduce mortality. Following positive data from a Phase I safety trial in Europe, we are planning to advance Cx611 in severe sepsis in a Phase I/II trial in Europe in the fourth quarter of 2016.

  •
  Cx621.  We have also explored the intra-lymphatic administration of allogeneic eASCs with Cx621 and generated positive safety and feasibility information in a Phase I trial in Europe. This different route of administration has the potential to enable applications in autoimmune diseases.

  •
  AlloCSC-01.  AlloCSC-01, our first product candidate from the CSC-based platform, is a suspension of allogeneic CSCs administered into the coronary artery of the patient. We are currently in the second stage of a two-stage Phase I/II trial in Europe to evaluate the safety and preliminary efficacy of the intracoronary infusion of AlloCSC-01 in patients with acute myocardial infarction. We received six-month interim exploratory data in June 2016, and final results will be available during the first half of 2017. We believe that AlloCSC-01, if approved, would limit the extent of tissue damage caused by myocardial infarction and delay the onset or reduce the severity of congestive heart failure.

  •
  AlloCSC-02.  AlloCSC-02, our second product candidate from the CSC-based platform, is in a preclinical proof of concept stage for a chronic cardiac indication.

        We also developed ChondroCelect, the first cell-based product to receive centralized marketing authorization from the EMA in October 2009 as an advanced therapy medicinal product, a new medical product category regulated by the EMA that includes products based on gene therapy, cell therapy or tissue engineering. In July 2016, we requested the withdrawal of our marketing authorization for commercial reasons, which we expect will be effective as of November 30, 2016. After this date, we will no longer generate any revenues from ChondroCelect.

        As of June 30, 2016, we owned or co-owned twenty-nine patent families and had more than one hundred granted patents in more than twenty jurisdictions, including the United States, with expiration dates starting from 2020, for a patent relating to ChondroCelect.

Our Strategy

        Our objective is to leverage our cell-therapy experience to develop innovative and safe treatment options for a broad range of inflammatory and autoimmune diseases using our eASC-based technology platform and cardiology indications using our CSC-based technology platform. Key elements of our strategy for achieving this objective are as follows:

  •
  Advance the clinical development of Cx601 and secure regulatory approval in Europe and the United States.  Leveraging our experience with ChondroCelect, the first cell-based product to be granted centralized marketing authorization in Europe as an advanced therapy medicinal product, we intend to secure regulatory approval for our eASC-based product candidates, starting with Cx601.

  •
  Europe.    Based on the results of our successful pivotal Phase III trial in Europe, we filed for marketing authorization in Europe in the first quarter of 2016.

  •
  United States.    We received positive feedback in our meeting with the Center for Biologics Evaluation and Research within the FDA, which has agreed to review the results of the recently completed European Phase III trial as supportive evidence for filing for regulatory approval in the United States. The FDA has agreed with the design of our proposed single pivotal trial in the United States through the SPA procedure and we intend to explore options for expedited review. We have started the process of technology transfer to Lonza, a U.S.-based contract manufacturing organization. We therefore have all the elements in place in preparation for an IND application for a Phase III trial to register Cx601 in the United States, which, if successful and together with positive Phase III data from the European trial, would enable us to file a BLA with the FDA. We expect to initiate the Phase III trial to register Cx601 in the United States in the first half of 2017.

  •
  Achieve global commercialization of Cx601.  On July 4, 2016, we entered into a licensing agreement with Takeda, a large pharmaceutical company active in gastroenterology, under which Takeda acquired the exclusive right to commercialize Cx601 for complex perianal fistulas outside the United States. We will follow a commercial strategy to increase the probability of Cx601's ultimate success and may consider other partnerships in the United States. Complex perianal fistula in patients with Crohn's disease, for which Cx601 is being developed, is a debilitating condition with a well-defined patient population managed by a limited number of medical specialists, which we believe will allow us to rely on a relatively small and effective commercialization structure to manage the relevant reference centers. Based on the positive Phase III data in Europe and a standard regulatory pathway for advanced therapy medicinal products, we anticipate generating our first royalties from Cx601 within the next two years.

  •
  Advance our product candidates Cx611, Cx621, AlloCSC-01 and AlloCSC-02 in the United States and the rest of the world.  As with Cx601, we are focusing on a well-defined patient population with respect to Cx611 and have selected a subgroup of patients suffering from severe sepsis within the otherwise relatively large indications in inflammatory disease. We successfully concluded a Phase I safety trial in the first quarter of 2015, and expect to enroll the first patient for a Phase I/II trial in the fourth quarter of 2016. We believe that if Cx611 were approved, it would supplement existing therapies and would have the potential to reduce mortality in patients with severe sepsis. With Cx621, we have explored the intra-lymphatic administration of allogeneic eASCs and have generated positive safety and feasibility information in a Phase I trial in Europe. With AlloCSC-01, we are targeting patients who have suffered from acute myocardial infarction and we believe that it can limit the extent of tissue damage if used within a few days after the treatment of the initial infarction. AlloCSC-01 is currently in a Phase I/II trial. We are also developing AlloCSC-02, the second product candidate from the CSC-based platform, which is in a preclinical proof of concept stage for a chronic cardiac indication.

  •
  Discover, develop and commercialize first-in-class novel therapeutics for areas of high unmet medical need by leveraging our proprietary allogeneic stem cell-based technology platforms and our experience in bringing stem-cell based products to market.  We intend to advance our position through the continuing discovery and development of new product candidates for multiple indications. We believe that our technology platforms as well as our in-house expertise allow us to achieve candidate selection and proof-of-concept in an efficient manner. Our product candidates use novel mechanisms of action offering benefits that are expected to be superior to existing treatment options in terms of efficacy and safety in the selected indications, and we believe that they have the potential to be effective in a broad range of indications. We will continue to invest in our eASC and CSC-based platforms, and identify, develop and manufacture additional product candidates from them. As our subsequent product candidates advance in their development for more prevalent indications, we aim to achieve substantial growth.

  •
  Strengthen our competitive position by leveraging our experienced management team and reinforcing key opinion leader support.  Our management team is comprised of highly experienced professionals with track records in the biomedical and pharmaceutical fields. The team has demonstrated its ability to create value by bringing the first cell therapy-based medicinal product in Europe to market and achieving key value enhancing milestones in all other areas of pharmaceutical development, including clinical development, regulatory, manufacturing and commercialization. In doing so, our team has acquired a unique expertise in the field of cell therapy. As a cell therapy pioneer, we have developed and will continue to capitalize on our strong relationships with key opinion leaders who have collaborated and consulted with us in developing our product candidates. As a result, we have established strong scientific advisory boards that share our belief in the therapeutic potential of cell therapies. With respect to Cx601, we have advisory boards in Europe and in the United States. For Cx611, we have an advisory board in Europe for severe sepsis, and for AlloCSC-01, we have an international advisory board for cardiology.

Technology Platforms

        Our product candidates are based on our proprietary allogeneic stem cell-based platforms, which offer significant market opportunities in both inflammatory and autoimmune diseases and heart disease, based on the following distinguishing factors:

  •
  Our use of allogeneic adult stem cells.  Our platforms use allogeneic stem cells because this approach offers clear advantages over autologous cells, i.e., cells extracted from each individual patient and subsequently processed, which are summarized below:

  •
  Efficient production of large batches of cells.  Economies of scale can be applied with respect to manufacturing and quality control tests, reducing the cost of manufacturing and leading to a more consistent end product, i.e., individual lots of a large batch. For eASCs, up to 360 billion cells can be obtained upon expansion of cells extracted from a single donor. At current scale, this could be used to generate up to 2,400 doses of Cx601.

  •
  No patient biopsy/tissue procurement needed.  The use of allogeneic cells also benefits physicians and patients, because the treatment can be administered readily in a single procedure, taking less clinical time and resources. The process avoids taking biopsies from patients and allows for the treatment of patients who do not possess sufficient healthy tissue or who for any other medical reason cannot undergo tissue procurement.

  •
  Immediate and consistent availability of cells.  The use of allogeneic cells, which are extracted from healthy donors and processed in large batches and are therefore available to physicians whenever required, enables the use of stem cells for the immediate treatment of acute conditions such as severe sepsis and acute myocardial infarction, because the additional step of procuring and processing autologous cells, which need to be extracted from each individual patient, is eliminated. This could potentially increase patient throughput significantly, creating a more attractive commercial opportunity than would be possible using autologous cells.

  •
  Our expertise in optimizing the delivery of stem cells as required by different indications.  This expertise is evidenced by the preclinical and clinical data we have generated with respect to our product candidates.

  •
  Local administration.  For local diseases or tissue damage, we believe that depositing the cells as close as possible to the affected tissue or organ optimizes the effect of the cells, which are not diluted and thus achieve the highest concentration at the site of action, and have developed the appropriate expertise in administering the cells. The cells immediately encounter the affected environment leading to direct activation of the cells thereby exerting their immunomodulatory and/or repair-supporting actions. Therefore, for a disease like fistulas or myocardial infarction, we locally administer the cells.

  •
  Systemic administration.  For systemic diseases like sepsis, where the cells need to act at several places in the body, we believe that systemic administration of the cells, through either the blood or the lymphatic system, is preferred. With this method of administration, which we use for our eASCs in certain applications, the cells are distributed across the body and are able to reach the affected tissues. We believe that the capacity of eASCs to detect inflammation and to accumulate at the site of inflammation will result in an efficient mechanism of action.

  •
  Our use of human-derived adipose tissue for our eASC-based platform.  We use eASCs extracted from the human adipose tissue of healthy volunteers. We believe that this type of cell offers significant advantages over other cell types, such as stem cells sourced from bone marrow. The key advantages of this approach are the following:

  •
  Ease and amount of supply.  The cells can be collected through standard liposuction.

  •
  Rich supply of stem cells.  Stem cells can represent up to 2% of the total cells of the stromal vascular fraction of the fat tissue, a potential yield of 100 to 1,000 times higher than other possible sources of stem cells.

  •
  Robust phenotype.  The eASCs do not require overly elaborate growth conditions and can be grown continuously without loss of their immunomodulatory characteristics. They have also been shown to maintain cell stability during expansion.

  •
  Pharmacological profile.  The eASCs have low immunogenicity as defined by the low presence or absence of human leukocyte antigens, co-stimulatory molecules and ligands for neurokinin receptors and are therefore considered to be applicable for allogeneic treatment.

  •
  Our use of human-derived cardiac tissue for our CSC-based platform.  We use CSCs extracted from a small amount of myocardial tissue that would typically be discarded during a routine valvular replacement operation. We expect these stem cells to support the regeneration process in the infarcted heart upon their administration, since heart stem cells have a natural role in cardiac tissue renewal. These CSCs can also be readily expanded, and have low immunogenicity.

Mechanism of Action of our eASC-based Product Candidates

        Our eASC-based product candidates are derived from a proprietary technology platform exploiting their recognized mechanism of action in immune-mediated inflammatory processes. Our basic preclinical package for eASCs is based on a full spectrum of studies focusing on three indications—inflammatory bowel disease, sepsis and rheumatoid arthritis—and five possible routes of administration—local (perianal), rectovaginal, intraperitoneal, intravenous and intralymphatic. In these preclinical studies, we have found no indications of toxicity; tumorigenicity, which is the potential of the cells to cause tumors; or ectopic tissue growth, which is the growth of new tissue at a site within the body where such tissue would not occur naturally. We have extensively characterized our eASC platform to establish the potency, identity and purity of our eASC based product candidates and had discussions with the EMA via their established procedures for scientific advice regarding our chemistry, manufacturing and control package. Based on these discussions, we have validated our manufacturing process and our platform associated analytical procedures as per the EMA's guidelines, including the quality guidelines of the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

        There are two main biological pathways that underlie the efficacy of adipose-derived stem cells, or ASCs, in disease treatment: their anti-inflammatory properties and their secretion of repair and growth promoting molecules.

        In particular, the immunomodulatory properties of these cells offer potential novel treatments for autoimmune and inflammatory diseases, as evidenced by promising preclinical and clinical results. The eASCs exhibit broad immunomodulatory properties, including the regulation of immune cells such as B lymphocytes, T lymphocytes, natural killer cells, monocytes or macrophages and neutrophils. These modulatory effects rely on a direct interaction between eASCs and immune cells as well as the effect of substances secreted by the eASCs on tissues and cells through a broad panel of soluble factors. In particular the degradation of the amino acid tryptophan by the enzyme indoleamine 2,3 dioxygenase, is of key importance because it halts the growth of T cells, and enhances the activity of suppressor cells, such as regulatory T cells and anti-inflammatory macrophages.

        The following charts illustrate two mechanisms of action through which eASCs regulate inflammation, inhibition of immune cell proliferation and reduction of pro-inflammatory cytokines:

Inhibition of Immune Cell Proliferation

        The left bar of the chart above depicts the activation of peripheral blood mononuclear cells, or PBMCs, with specific antibodies that cause the proliferation of T cells, constituting the majority of the observed effect on the PBMC population.

        When ASCs are added or co-cultured with the PBMCs, the T cells are largely inhibited, as indicated in the middle bars. This effect is due to the ASCs' expression of Indoleamine 2,3-dioxygenase, or IDO enzyme, a tryptophan degrading enzyme. The addition of an IDO-inhibitor largely reverses the inhibitory effect, as shown in the right bars. This inhibitory effect is mediated through the medium as demonstrated by the fact that separating the two cell types with a transwell, or semi-permeable membrane, as indicated by the black bars, results in comparable inhibition as when the cells are in contact with each other, as indicated by the white bars.

Reduction of Pro-Inflammatory Cytokines

        In non-stimulated conditions, as indicated by the above bars titled "PBMC," "ASC" and "PBMC+ASC," there is no secretion of the pro-inflammatory cytokines, interferon-g, or IFN-g, or Tumor Necrosis Factor-a, or TNF-a. Upon stimulation, PBMCs secrete these cytokines, as indicated by the bar "Activated PBMC." In the presence of ASCs, as indicated by the bar "Activated PBMC + ASC," this secretion is strongly reduced. The p-value is below 0.05 for this effect, indicating that it is statistically significant and unlikely to occur by chance.

        More broadly, the following image depicts the mechanism of action of mesenchymal stem cells, or MSCs, a category that includes eASCs:

        MSCs can interact with the different cells of the immune system, including T cells; B cells, which secrete the immunoglobulins IgG, IgM and IgA; NK cells; and macrophages and dendritic cells. The effects of the MSCs on such cells can be decreasing, or inhibitory (-), or increasing, or stimulatory (+). The overall effect of these interactions aims at dampening the inflammatory intensity of the immune reaction.

        Our eASC-based product candidates leverage this recognized mechanism of action of MSCs in immune-mediated and inflammatory processes, which should enable us to develop rapidly and bring to market groundbreaking products that have the potential to treat safely a broad range of inflammatory and autoimmune diseases. We have had extensive discussions with the EMA regarding chemistry, manufacturing and control packages and preclinical packages in connection with our eASCs platform, which have allowed us to advance rapidly our clinical development with respect to our pipeline candidates.

Mechanism of Action of our CSC-based Platform

        Our allogeneic CSC-based products are derived from a proprietary platform developed by Coretherapix to exploit their regenerative potential. Starting from myocardial muscle obtained from donor tissue that would typically be discarded during a routine valvular replacement operation, the CSCs are isolated and then expanded in-vitro. We believe that the mechanism of action relies on three potential biological pathways: (i) cardioprotection of damaged tissue, (ii) modulation of the immune response to reduce scarring and dampen the effects of chronic inflammation and (iii) support of the inherent regeneration of myocardial tissue. Based on these expected mechanisms, the product candidates derived from this platform are likely to find application in the acute and chronic settings of heart disease. The following diagram shows the three axes of the mechanism of action of CSCs:

Transplanted Allogeneic Cardiac Stem Cell

        Firstly, secretion of protective factors by the cells in the recently damaged cardiac tissue could reduce cell death caused when both blood flow is interrupted and when it is restored, thus salvaging valuable tissue. Secondly, the cells could control the inflammatory process, limiting the extent of scarring in the cardiac tissue in the infarcted region. Finally, the cells could promote regeneration of viable new tissue, improving the functional capacity of the myocardium. The efficacy of the platform has been demonstrated in a pig model in which the cells were shown to prevent remodeling of the heart after an infarction, preserving heart function and reducing the scar size, with results improving significantly when a higher dose was administered.

Product and Product Candidates

        Our pipeline is derived from our proprietary platforms of allogeneic stem cells. Our stem cells are extracted and cultured from tissue sourced from consenting adult donors and for administration in our clinical studies targeting autoimmune and inflammatory diseases and heart disease. Cx601, our lead product candidate, is being studied for the treatment of complex perianal fistulas in Crohn's disease patients, and met the primary endpoint of its single pivotal European Phase III clinical trial in August 2015. We filed for marketing authorization in Europe during the first quarter of 2016, and a decision by the EMA could be expected during the second half of 2017. Cx601 was also granted orphan drug designation by the EMA in 2009. The FDA has agreed to review the results of this pivotal Phase III trial as supportive evidence for filing for future regulatory approval in the United States, and agreed with our proposed design for a Phase III trial for registration in the United States through an SPA. In the first half of 2017, we intend to initiate a pivotal Phase III trial for Cx601 for the treatment of complex perianal fistulas to register Cx601 in the United States. On July 4, 2016, we entered into a licensing agreement with Takeda, a large pharmaceutical company active in gastroenterology, under which Takeda acquired the exclusive right to commercialize and develop Cx601 for complex perianal fistulas outside the United States. Cx611, our next most advanced clinical stage product candidate from our eASC-based technology platform, has completed a Phase I challenge study in sepsis and a successful Phase I/IIa trial for the treatment of refractory rheumatoid arthritis, both in Europe. We are planning to advance the clinical development of this product candidate with a European Phase I/II trial in severe sepsis. We have also explored the intra-lymphatic administration of allogeneic eASCs with Cx621 and generated positive safety and feasibility information in a Phase I trial in Europe.

        AlloCSC-01 is in the second stage of a European Phase I/II trial in acute myocardial infarction and has demonstrated a good safety profile. We are also developing AlloCSC-02, a second product candidate from the CSC-based platform, which is currently in a preclinical proof of concept stage for a chronic cardiac indication.

        We also had one commercial product, ChondroCelect, that was indicated for cartilage repair in the knee and was the first cell-based medicinal product to receive centralized marketing authorization from the EMA. In July 2016, we requested the withdrawal of marketing authorization for ChondroCelect for commercial reasons.

Cx601

        Cx601, our lead product candidate, is a suspension of allogeneic eASCs administered locally in the perianal fistula through intra-lesional injection as a single treatment. Cx601 has completed a Phase III trial in Europe and Israel, and we are planning to initiate a Phase III trial to register Cx601 in the United States for the treatment of complex perianal fistulas in patients suffering from Crohn's disease.

        In the randomized, double-blind Phase III study, with a single treatment of Cx601 the rate of combined remission in patients treated with Cx601 compared with patients who received placebo was statistically significant, meeting the primary endpoint of combined remission of complex perianal fistulas at twenty four weeks. In the ITT population, which was comprised of 212 Crohn's disease patients with inadequate response to previous therapies, 49.5% of patients treated with Cx601 had combined remission compared to 34.3% in the placebo arm. The trial's results indicated that patients receiving Cx601 had a 44.3% greater probability of achieving combined remission than placebo patients. The efficacy results were consistent and robust across all statistical populations with a p-value of less than 0.025. Moreover, the trial confirmed a favorable safety and tolerability profile, and treatment-emergent adverse events (non-serious and serious) and discontinuations due to adverse events were comparable between the Cx601 and placebo arms.

        The results of the follow up analysis after fifty-two weeks were also positive. In the ITT population, 54.2% of patients treated with Cx601 had combined remission compared to 37.1% of patients in the placebo arm. The result had a p-value of 0.012, indicating high statistical significance. In addition, after fifty-two weeks, 75.0% of patients treated with Cx601 who were in combined remission at week twenty-four did not relapse, compared to 55.9% for patients in the placebo arm who were in combined remission at week twenty-four. The results also confirmed the favorable safety and tolerability profile of Cx601.

        We have a clear and potentially rapid pathway to the market for Cx601. On July 4, 2016, we entered into a licensing agreement with Takeda, a large pharmaceutical company active in gastroenterology, under which Takeda acquired the exclusive right to commercialize and develop Cx601 for complex perianal fistulas outside the United States for an upfront non-refundable payment of 25 million euros, a further payment of 15 million euros if and when Cx601 receives marketing authorization from the EMA, an equity investment of 10 million euros within one year of the effective date of the agreement, additional sales and reimbursement milestone payments up to a total of 340 million euros and royalty payments ranging from 10% to 18% on net sales by Takeda. Based on the positive results of our single pivotal Phase III trial in Europe and Israel, we submitted the marketing authorization application to the EMA in March 2016, and a decision by the EMA could be expected in the second half of 2017. In 2009, the EMA granted Cx601 orphan designation for the treatment of anal fistulas, recognizing the debilitating nature of the disease and the lack of treatment options for this indication that affects no more than five out of 10,000 people in the European Union. Cx601 enjoys significant benefits due to its designation as an orphan drug by the EMA, including the streamlined process for obtaining the relevant regulatory approvals in Europe and up to ten years of exclusivity in the European market from the date of the product's launch.

        We have also had a meeting with the FDA to discuss the adequacy of our clinical and non-clinical data to support an IND application for a Phase III trial to register Cx601 in the United States. We received positive feedback regarding our pivotal European Phase III trial design for supporting a BLA and have reached an agreement with the FDA through an SPA procedure for our proposed protocol for a Phase III trial to register Cx601 in the United States. In the first half of 2017, we intend to initiate a pivotal Phase III trial for Cx601 for the treatment of complex perianal fistulas to register Cx601 in the United States. We filed for orphan designation for the treatment of anal fistulas in the United States and have received feedback from the FDA indicating that it believes fistulizing Crohn's disease to be a chronic disease with a potential patient population in excess of the threshold for orphan designation, which is 200,000 patients in the United States. We have commissioned a study to explore in more detail the prevalence of complex perianal fistulas in Crohn's disease patients in the United States. Depending on the results of this study, we may renew our application for orphan designation in the United States. We intend to explore our options with respect to expedited FDA review for Cx601.

        We will follow a commercial strategy to increase the probability of Cx601's ultimate success.

Complex Perianal Fistulas in Crohn's Disease Patients

        Crohn's disease is a chronic inflammatory disease of the intestine. It is characterized by focal or segmental transmural inflammation, or inflammation of the intestinal wall, which may occur in any part of the digestive tract with occasional granuloma formation. The transmural inflammation disrupts intestinal mucosal integrity, which frequently leads to the development of abscesses and fistulas. A fistula is an abnormal tract connecting two surfaces; a perianal fistula is defined as a tract between the perianal space and the epithelial surface proximal to the anus.

        Although multiple schemes of fistula classification have been proposed, no scheme has been universally adopted. The American Gastroenterology Association recommends classification according to complexity as either simple or complex:

  •
  A simple perianal fistula is a superficial fistula having only a single external opening, without pain or fluctulence to suggest an abscess.

  •
  A complex perianal fistula is a serious condition that typically involves more of the anal sphincters, can have multiple tracts, is associated with a perianal abscess and may be recurrent. Patients with complex fistulas are at an increased risk for incontinence following aggressive surgical intervention and have a smaller chance of healing.

        Individuals who suffer from the condition are often unable to carry out ordinary daily activities and have significant decrease in their quality of life due to the recurring nature of the condition. They generally experience severe discomfort, pain and embarrassment and, in many cases, have significant psychological problems, requiring additional treatment and often causing substantial burdens for the health care systems that cover the associated treatment costs. Current treatment options, which include antibiotics, immunosuppressants, biologics and surgical treatment, do not offer a long-term solution and the risk of recurrence is high.

Market Opportunity

        Complex perianal fistulas in patients suffering from Crohn's disease tend to occur in individuals between the ages of twenty and forty, though 10-15% of patients are diagnosed before adulthood. We have estimated the worldwide incidence of Crohn's disease in Europe and the United States on the basis of collated scientific publications on the following basis:

  •
  Known Crohn's disease epidemiology.

  •
  Approximately 11% of adult patients suffering from Crohn's disease suffer a perianal fistula.

  •
  Of these fistulas, 75% will be classified as complex.

        The following chart provides an overview of the estimated population of Crohn's disease patients suffering from complex perianal fistulas in Europe and the United States based on the assumptions stated above:

Cx601: Estimated Patient Population (European Union and United States)

        The burden of perianal fistulas in Crohn's disease is high, both to the individual patient and to the health care provider. In 2010, we commissioned a study by IMS Health, an independent provider of market research, that concluded that the total mean cost of treatment of a patient with complex perianal fistulas due to Crohn's disease was approximately $38,000 per patient, of which approximately $30,000 was spent on pharmaceutical treatment alone. A systemic literature review conducted for us in 2016 by Quintiles, a pharmaceutical outsourcing services company, revealed that the mean annual total direct costs of patients with perianal fistulas may reach up to $43,500 in the United States.

        We have conducted market research with physicians in the five largest Western European markets, which suggests that physicians would consider using Cx601 in 55% to 100% of patients with complex perianal fistulas who have never been treated with anti-TNFs and 100% of patients who have taken anti-TNFs but whose fistulas did not respond.

        Taking into consideration a target population of approximately 118,000 patients with complex perianal fistulas (approximately 72,000 patients in Europe and approximately 46,000 patients in the United States) and assuming a cost per patient range of $30,000 to $50,000, we estimate the market size range for complex perianal fistulas to be approximately $3.5 billion to $5.9 billion for Europe and the United States combined.

        Patented biopharmaceuticals in most markets in the world are subject to pricing decisions from payers representing government authorities or private health insurance. In most major markets, payers base their pricing decisions on the perceived therapeutic improvement as compared to existing therapies, the unmet need in the indication and population size. We believe that Cx601 represents a significant improvement as compared to existing therapies and serves a well-defined patient population with a high unmet need.

        If we receive marketing authorization in Europe in the second half of 2017, Takeda could start the first wave of launches in selected European markets thereafter and a second wave by the end of 2018.

Current Treatment Options

        For Crohn's patients with complex perianal fistulas, medical treatments of choice are antibiotics and azathioprine or 6-mercaptopurine, as first-line therapy, and the biologic Remicade® (Infliximab), as second-line therapy. Both offer limited long-term efficacy and in many instances have notable side effects, such as the reactivation of tuberculosis and increased risk of bacterial infection with Aspergillus, Listeria and Cryptococcus.

        The table below gives an overview of the most common drug treatments for complex perianal fistulas in patients suffering from Crohn's disease:

Antibiotics	Immunosuppressants	Antibiotics + Immunosuppressants	Biologics
First-line or adjuvant therapy to treat infections and abscesses from fistulas.	Azathioprine and 6-mercaptopurine used as first-line after antibiotics therapy.	Antibiotics and immunosuppressants often used in combination as first-line therapy.	Remicade® (Infliximab) is the only approved biologic drug for fistulizing Crohn's disease. Used as a second-line therapy in Europe. Recent U.S. guidelines recommend use as first-line therapy.

        The standard second-line treatment of complex perianal fistula in patients suffering from Crohn's disease involved the prescription of anti-tumor necrosis factors, or anti-TNFs. As of June 30, 2016, Remicade® (Infliximab), a chimeric monoclonal antibody, is the only biologic approved for the treatment of fistulizing Crohn's by the FDA and the EMA. In a pivotal fifty-four week trial, 306 patients with Crohn's disease with some sort of disease-related fistulas were administered Infliximab at weeks zero, two and six. Patients who had ongoing fistula response to the drug at week fourteen were randomized and placed on a maintenance regimen administered every eight weeks thereafter. By the end of the trial, 36% of the patients who went on to receive a maintenance therapy continued to be in complete remission; complete remission is defined here as the absence of draining fistulas. If remission for the total population who started treated treatment with Infliximab is taken into account, efficacy of Infliximab at one year is limited to only 23%.

        Other biologics used in the treatment of luminal Crohn's but not specifically approved for the treatment of fistulizing Crohn's are the following:

  •
  Humira (adalimumab)—Abbvie.  Second generation anti-TNF approved for the treatment of Crohn's disease (but not fistulizing Crohn's). Humira has the advantages of requiring only subcutaneous dosing (instead of intravenous infusion) and being a fully human antibody. Fistula healing was studied as a secondary endpoint in the Humira maintenance trial. Efficacy results were a 33% rate of complete closure at fifty-six weeks.

  •
  Cimzia (certolizumab)—UCB.  Although not developed for the treatment of fistulizing Crohn's directly, fistula healing was a secondary endpoint in two of Cimzia's maintenance trials. In neither of the two trials did Cimzia outperform the efficacy of the placebo. The EMA refused the marketing authorization for Cimzia to treat active Crohn's disease. Nevertheless, Cimzia received FDA approval for treating adults with moderate to severe Crohn's disease who have not responded to conventional therapies.

        The results of these other biologics that have been evaluated for the treatment of perianal fistula in patients suffering from Crohn's disease confirm the limited efficacy of the existing approaches.

        The following chart summarizes the current treatment algorithm for complex perianal fistulas in patients suffering from Crohn's disease:

Phase III Clinical Results

        In our Phase III pivotal trial, we have demonstrated that Cx601 can be used to treat complex perianal fistulas in patients suffering from Crohn's disease. Cx601 utilizes eASCs derived from adipose tissue, which we believe have anti-inflammatory and repair and growth-promoting properties and are an effective treatment for fistulas.

        In mid-2012, we initiated a randomized, double-blind, placebo-controlled European Phase III trial for Cx601 with 289 recruited patients in fifty centers in eight countries, which was the largest study conducted in complex perianal fistulas as of June 30, 2016. Recruitment for the trial was completed in November 2014, after initial delays due to a change in the third-party contract research organization in charge of conducting the trial.

        The protocol of this Phase III program was approved by the ethics committees and regulatory agencies in all eight participating countries: Spain, Italy, Austria, Belgium, Germany, France, the Netherlands and Israel. The Committee for Medicinal Products for Human Use of the EMA indicated that the proposed single pivotal Phase III study, if successful, could suffice to demonstrate the efficacy required to support the marketing authorization application to the EMA.

        The clinical trial included males and females who were allowed to maintain their current treatment of their underlying Crohn's disease as long as the dose was not modified during the course of the study and who met the following criteria:

  •
  Older than eighteen years.

  •
  Had been diagnosed with perianal Crohn's disease with non-active or mildly active luminal disease (with a Crohn's disease activity index score of 220 or lower) and had failed at least one previous treatment for the fistulas (antibiotics, immunosuppressants or biologics). Patients refractory to antibiotics were restricted to fewer than 25% of patients included in the study.

  •
  Had fistulas with up to two internal orifices and up to three external orifices.

  •
  Were diagnosed with Crohn's disease more than six months prior to their inclusion in the trial.

  •
  Had their fistulas draining for at least six months less than six weeks prior to their inclusion in the trial.

        The study was designed as a two-group, double-blind placebo controlled trial, in which patients were randomly assigned to either a placebo control group or an active treatment group in a 1:1 ratio. The active treatment group received a single treatment of 120 million eASCs.

        The patients participating in the trial had similar demographics and perianal disease activity index scores between the two arms of the study in both the ITT population, which is comprised of all patients included and randomized, regardless of their having received the study treatment or having any post-baseline measurements (212 patients) and the safety population, which includes those patients who were randomized and treated (205 patients). However, a higher proportion of patients with multiple-tract fistulas were in the group that received Cx601. The total dose of Cx601 administered was the same regardless of the number of tracts. The following table provides a demographic breakdown of the patients in the active treatment arm and the placebo arm in the ITT population:

	Cx601 n=107	Placebo n=105
Demographics
Age (years) mean (standard deviation)	39.0 (13.1)	37.6 (13.1)
Men (%)	60 (56.1)	56 (53.3)
Caucasian (%)	100 (93.5)	96 (91.4)
Weight (kg) mean (standard deviation)	73.9 (15.0)	71.3 (14.9)
Perianal disease activity index
Mean (standard deviation)	6.8 (2.5)	6.6 (2.9)
Topography of internal & external openings(1)
One-tract fistula (%)	51.4	67.7
Multiple-tract fistula (%)	44.8	29.6

(1)
Topography of internal and external openings was not available for seven patients in the ITT population.

        The study's endpoints were as follows:

  •
  Primary endpoint:

  •
  Combined remission of the fistulous disease, defined as 100% closure of all treated external openings draining at baseline despite gentle finger compression and the lack of collections, or fluid deposits, larger than two centimeters confirmed by MRI.

  •
  Secondary endpoints:

  •
  Clinical remission (closure of all treated external openings draining at baseline despite gentle finger compression).

  •
  Response (closure of at least 50% of all treated external openings draining at baseline despite gentle finger compression).

  •
  Time to clinical remission.

  •
  Time to response.

  •
  Perianal disease activity index and other scores.

  •
  Safety data.

  •
  Tolerability data.

        The trial has produced safety and efficacy results from a first analysis of data obtained from a follow-up visit twenty-four weeks post-treatment. We have also received initial results from a second follow-up analysis performed at fifty-two weeks post-treatment, and a final follow-up analysis will occur at 104 weeks post-treatment.

        On August 24, 2015 we announced that Cx601 had met the primary endpoint in the pivotal Phase III trial based on the analysis of the data obtained twenty-four weeks post-treatment. A single treatment of Cx601 was statistically superior to placebo in achieving combined remission of complex perianal fistulas in Crohn's disease patients with inadequate response to previous therapies, including anti-TNFs, after twenty-four weeks.

        In the ITT population of 212 patients, Cx601 achieved statistically significant superiority, with a p-value of 0.024, with 49.5% combined remission at week twenty-four compared to 34.3% in the placebo arm. In the safety population of 205 treated patients, the combined remission rates at week twenty-four were 51.5% and 35.3% for Cx601 and placebo, respectively, with a p-value of 0.019. These results translate into an observed relative risk of 1.443, meaning that patients receiving Cx601 had a 44.3% greater probability of achieving combined remission than placebo patients. Efficacy results were robust and consistent across all statistical populations.

        In particular, we observed that results were comparable in patients with single or multiple tracts and in patients treated with or without biologics.

        The difference between the ITT population and the safety population consists of seven patients who did not receive the study treatment, as follows:

  •
  In the active treatment arm, four patients were not treated for the following reasons:

  •
  Two patients withdrew due to adverse events (one due to a recurrence of Crohn's disease and one due to deep vein thrombosis).

  •
  One patient withdrew informed consent.

  •
  Data is missing with respect to one patient.

  •
  In the placebo arm, three patients were not treated, for the following reasons:

  •
  One patient withdrew informed consent.

  •
  One patient had to be excluded because he or she did not meet the inclusion criteria.

  •
  One patient had to be excluded because he or she did not have a post-baseline efficacy evaluation.

        The full set of safety and efficacy results was announced at the eleventh Congress of the European Crohn's and Colitis Organization in March 2016.

        The secondary endpoint results were broadly consistent with the benefit observed on the primary endpoint, with borderline statistical significance. The safety population, which includes all patients randomized and treated, showed improvements in both response (with a p-value of 0.039) and clinical remission (with a p-value of 0.052), as demonstrated in the chart below, which compares the safety population to the ITT population.

        The statistical significance of the results with respect to the key secondary endpoints, clinical remission and clinical response, is lower than that with respect to the primary endpoint of combined remission. In setting up our Phase III clinical trial, we calculated the sample size to enable us to find a statistically significant difference for the primary endpoint, for which a larger difference between the Cx601 and placebo arms was expected, compared to the differences anticipated between the two arms for the key secondary endpoints. Key secondary endpoints are defined to be less stringent efficacy indicators. For example, a patient could exhibit the closure of all treated external openings, which would indicate that he is in clinical remission, even though an MRI might still show internal abscesses larger than two centimetres, indicating that he is not in combined remission. For this reason, a fraction of patients in the placebo group, who, under the protocol for the study, continued with their ongoing treatment of their underlying Crohn's disease showed sufficient improvement to meet the requirements for these less stringent secondary endpoints.

        The perianal disease activity index score, which measures the severity of the disease, fell by more than 30% in the Cx601 group and maintained a statistically significant difference over placebo at six, twelve and eighteen weeks.

        In the trial, Cx601 had a safety and tolerability profile comparable to placebo. In contrast, treatment with immunosuppressants or anti-TNFs can be related to a range of serious adverse events. Use of immunosuppressants has been connected to bone marrow suppression, hypersensitivity, lymphoma, liver toxicity or pancreatitis and use of anti-TNFs has been associated with hypersensitivity, serious infections, and lymphoma among other adverse events.

        The favourable safety and tolerability profile of Cx601 is likely connected to both its mechanism of action and to its local method of administration at the site of the fistula in a single treatment. This maximizes the action of the cells at the local fistula site, as compared to immunosuppressants or anti-TNFs, which are administered systemically over a long period of time.

        In addition, the median time to clinical remission was 6.7 weeks with Cx601, compared to 14.6 weeks in the placebo group, as shown in the chart below:

        On March 7, 2016, we announced the positive results of the fifty-two week follow-up analysis for Cx601. We analyzed combined remission, defined as closure of all treated external openings draining at baseline despite gentle finger compression and lack of collections larger than two centimeters confirmed by MRI, which was the study's primary endpoint at week twenty-four, as a secondary variable after fifty-two weeks.

        In the ITT population, 54.2% of patients treated with Cx601 had combined remission compared to 37.1% of patients in the placebo arm. The result had a p-value of 0.012, indicating high statistical significance.

        The chart below shows the rate of combined remission in the ITT population after twenty-four and fifty-two weeks respectively.

        In addition, after fifty-two weeks, 75% of patients treated with Cx601 who were in combined remission at week twenty-four did not relapse, compared to 55.9% for patients in combined remission in the placebo arm. The results also confirmed the favorable safety and tolerability profile of Cx601, with comparable levels of treatment-emergent adverse events, both serious and non-serious, and discontinuations due to adverse events across the two groups.

        Treatment emergent adverse events (both non-serious and serious) and discontinuations due to adverse events were comparable between patients who received Cx601 and placebo both at twenty-four weeks and fifty-two weeks.

Number of Patients with (%)	Cx601 n=103		Placebo n=102
	W24	W52	W24	W52
Treatment emergent adverse events	68 (66.0)	79 (76.7)	66 (64.7)	74 (72.5)
Related treatment emergent adverse events	18 (17.5)	21 (20.4)	30 (29.4)	27 (26.5)
Withdrawn due to a treatment emergent adverse events	5 (4.9)	9 (8.7)	6 (5.9)	9 (8.8)
Treatment emergent serious adverse events	18 (17.5)	25 (24.3)	14 (13.7)	21 (20.6)
Related treatment emergent serious adverse events	5 (4.9)	7 (6.8)	7 (6.9)	7 (6.9)
Withdrawn due to treatment emergent serious adverse events	4 (3.9)	6 (5.8)	4 (3.9)	7 (6.9)

        We evaluated treatment emergent adverse events both at twenty-four weeks and at fifty-two weeks. At the most complete and up-to-date assessment of adverse events at fifty-two weeks, nine patients withdrew in each of the Cx601 and placebo arms.

        In the Cx601arm, patients withdrew for the following reasons:

  •
  One withdrew due to proctalgia.

  •
  One withdrew due to Crohn's disease.

  •
  One withdrew due to an anal fistula.

  •
  One withdrew due to an intestinal obstruction.

  •
  One withdrew due to an infected fistula.

  •
  One withdrew due to pregnancy.

  •
  Three withdrew due to anal abscesses.

        In the placebo arm, patients withdrew for the following reasons:

  •
  One withdrew due to proctalgia.

  •
  One withdrew due to Crohn's disease.

  •
  One withdrew due to a fistula.

  •
  One withdrew due to a B-cell lymphoma.

  •
  One withdrew due to a female genital tract fistula.

  •
  Four withdrew due to anal abscesses.

Phase II Clinical Results

        Prior to the Phase III trial, we had conducted a single-arm non-controlled Phase II trial in which twenty-four patients suffering from complex perianal fistulas were treated. Due to the design of the trial, in which patients were required to stop their existing treatment in order to isolate the effect of the therapy, four patients dropped out due to the exacerbation of their underlying Crohn's disease, while others dropped out due to anal abscesses and significant deviations from the study protocol. The results of the Phase II clinical trial were as follows:

  •
  Efficacy in treating fistula tracts, defined as the complete closure and re-epithelization of the fistula being treated with absence of drainage, at twenty-four weeks was 56.3%, which is more than twice as high as the anti-TNF, the prevalent standard of care for fistulizing Crohn's disease.

  •
  69.2% of patients experienced a reduction in the number of initially draining tracts.

  •
  Safety of the use of allogeneic stem cells for the treatment of perianal fistula was demonstrated.

        Subjects were followed until twenty-four weeks after the initial administration of the cells. The primary objective was to assess the safety (i.e., the incidence of drug-related adverse events). Secondary endpoints were as follows:

  •
  to assess the efficacy of Cx601 for the closure of complex perianal fistulas in perianal Crohn's disease patients after twelve and twenty-four weeks

  •
  to evaluate the changes over time in the Perianal Disease Activity Index, or PDAI, and in the Crohn's Disease Activity Index, or CDAI

  •
  to evaluate the changes over the time in the MRI Score of Severity, or MSS

  •
  to assess the reduction in the number of draining fistulas at twelve and twenty-four weeks

  •
  to track the percentage of subjects with MRIs indicating fistula healing at twelve and twenty-four weeks (i.e., the absence of collections greater than two centimeters).

Clinical and Regulatory Development in Europe

        Based on the data from our pivotal Phase III trial in Europe, we submitted a marketing authorization application for Cx601 to the EMA in March 2016. In July 2016, the EMA sent us the day 120 list of questions, their initial response to our application for marketing authorization. In this response, the EMA informed us of certain major objections and, following its standard protocol for review at day 120, stated that our application was not approvable at that time. These objections would preclude a recommendation for marketing authorization unless we were able to address them adequately. The major objections identified by the EMA in the day 120 day list of questions—and elaborated upon by EMA during an August 2016 clarification meeting, during which we discussed our strategy to address the major objections—relate to the following principal deficiencies:

  •
  The EMA questioned whether the stability data available to date adequately supports the stability of the intermediate master cell stock and also questioned the relevance of the potency test for stability of the master cell stock. We expect to update the stability data in our application based on data that has been generated as part of the stability protocols currently in place. At the time of the submission of our replies to the day 120 list of questions, we will have additional one-year stability data for older batches, while more recent batches of the master cell stock will have completed their first year of stability. We believe that based on this data, we will be able to provide additional information about the behavior of the master cell stock while in storage.

  •
  The EMA noted that the information provided on the starting material with respect to details on the donor selection and testing is incomplete. We acknowledge that the information about donor testing included in our initial submission was limited and we are prepared to provide additional information. We intend to respond fully to the EMA's request, which includes, among other things, providing information about the tests performed on the donors, including the list of the viral markers that were tested and the names and addresses of the centers where the lipoaspirates, or the material removed through a liposuction procedure that we use to produce our eASCs, are collected along with information about the inspection status of these centers.

  •
  The EMA deemed our viral safety risk assessment to be insufficient. Although we performed a safety risk assessment prior to submission of our application for marketing authorization, we did not believe such assessment was relevant and, therefore, did not include it in our application materials. We are updating this risk assessment following the requirements outlined in the relevant directives of the European Commission and the general text of the European Pharmacopeia on viral safety, as directed by the EMA, and will provide this updated risk assessment as part of our replies to the day 120 list of questions.

  •
  The EMA questioned the clinical relevance of the observed treatment effect as defined by the primary endpoint used. Specifically, the EMA raised three key questions related to the primary endpoint definition and results:

  (
  ) Question on MRI-based endpoint as representative of complete closure of fistulas: The EMA requested justification of the imaging portion of the primary endpoint. We anticipate providing additional clarifications and two expert opinions on the justification of the primary endpoint in our replies to the day 120 list of questions, including justification of the greater than two centimeter cutoff and re-reading of the data using different cutoffs. During the August 2016 clarification meeting, the reviewers acknowledged the clinical relevance of the selection of absence of collections for the imaging part of the primary endpoint and they also acknowledged the clinical justification provided for the selected cut-off.

  (
  ) Question on whether the primary endpoint is adequately sensitive as a measurement of change given the exclusion criterion of collections greater than two centimeters: In light of this question, the EMA requested to see data based on absence of collections as assessed by MRI. We anticipate generating the requested data by December 2016, which is when we expect to submit our replies to the day 120 list of questions to the EMA.

  (
  ) Question on long-term efficacy: The EMA requested to see data on development of new fistulas at a time point later than twenty-four weeks. We believe that the data from the follow-up analysis at fifty-two weeks, which was not available as part of our initial submission, and which demonstrates, among other findings, that 75% of patients treated with Cx601 who achieved combined remission at twenty-four weeks did not relapse by week fifty-two, is of clinical relevance. This data will be submitted as part of our replies to the day 120 list of questions. During the August 2016 clarification meeting, the reviewers acknowledged the clinical relevance of this data.

        Based on the August 2016 clarification meeting and the results of the follow-up analysis after fifty-two weeks, we believe we have reasonable replies to each of the major objections identified by the EMA.

        The day 120 list of questions also included a number of technical questions and comments that do not rise to the level of major objections. We believe that we have adequate replies to all of these questions and comments.

        We expect to submit our replies to the day 120 list of questions in December 2016, and we expect the EMA to send us their day 180 list of outstanding issues in February 2017. The day 120 list of questions and the day 180 list of outstanding issues are part of the EMA's official review timetable.

        In addition, as part of the marketing authorization approval process, we had a Good Clinical Practice, or GCP, inspection in September 2016. The EMA indicated that this was a routine inspection and was not the result of any specific concerns identified by the reviewers during their ongoing evaluation of our application. The inspectors identified certain critical and major deviations from GCP. We submitted our initial replies to the report from this inspection, including the corresponding planned "corrective and preventive actions" on October 21, 2016. We received the inspector's report to the EMA's Committee for Human Medicinal Products, or the Integrated Inspection Report, in November 2016, which indicated that the inspectors continue to be concerned about potential critical GCP deviations, in particular a potential violation of patient privacy due to the presence of a company-sponsored healthcare professional during the administration of Cx601. This healthcare professional was trained or had previous experience in the administration of Advanced Therapy Medicinal Products. This professional was present at the time of administration of Cx601 or placebo by the surgeon in the initial administrations at each trial site to ensure proper understanding and therefore compliance with the surgical protocol. This enabled us to standardize the surgical procedure to administer Cx601 and placebo to help ensure the quality of the safety and efficacy data generated. The presence of this additional healthcare professional was not disclosed to patients prior to the procedure when they gave informed consent or included in the clinical protocol that was evaluated by an ethics committee. In their Integrated Inspection Report, the inspectors recommend that the data from the trial should be disregarded as part of the marketing authorization application. In making their recommendation, the inspectors focused on the infringement of the patient's right to consent to the presence of a company-sponsored healthcare professional irrespective of mitigating factors. Due to the nature of this finding, the inspectors deemed the trial not to be conducted in accordance with ethical principles, including GCP and applicable regulatory requirements. We believe that we have reasonable replies to the inspectors' concerns, including an evaluation of the impact of the potential privacy violation on the patients and our proposed preventive actions, each of which we will include in our replies to the issues raised in the Integrated Inspection Report, which we will submit as part of our replies to the day 120 list of questions. We believe that any potential violation of patient privacy due to the presence of an additional individual would be limited, since this individual was a healthcare professional subject to a duty of confidentiality, did not have access to any patient information and was only present during the surgical procedure, usually entering the room after the patient was anesthetized and covered. In addition, we believe that given the lack of treatment alternatives and the heavy commitment of the patients for invasive procedures under the treatment protocol, it is unlikely that the patients would not have given specific consent for the presence of an additional specifically trained healthcare professional to ensure the safety and efficacy of the intervention. Moreover, it is our view that the presence of this professional does not affect the integrity of the trial data.

        Although we expect a decision from the EMA on our marketing authorization application during the second half of 2017, our replies might not be satisfactory and our marketing authorization application might not be approved by the EMA. If marketing authorization were to be approved by the second half of 2017, Takeda could begin to commercialize Cx601 in Europe thereafter.

        While we believe that the data we have announced to date is sufficient for us to receive marketing authorization in Europe, the data we are continuing to collect and analyze, and the interpretation of such data by the regulatory authorities, prescribing physicians and others, including potential partners, could have a significant impact on the value of the asset and our ability to realize its full value.

Commercialization in Europe and the rest of the world

        On July 4, 2016, we entered into a licensing agreement with Takeda, a large pharmaceutical company active in gastroenterology, under which Takeda acquired the exclusive right to commercialize and develop Cx601 for complex perianal fistulas outside the United States for an upfront non-refundable payment of 25 million euros, a further payment of 15 million euros if and when Cx601 receives marketing authorization from the EMA, an equity investment of 10 million euros within one year of the effective date of the agreement, additional sales and reimbursement milestone payments up to a total of 340 million euros and royalty payments ranging from 10% to 18% on net sales by Takeda.

Clinical and Regulatory Development in the United States

        In addition to allowing us to file for marketing authorization in Europe, the pivotal Phase III study we have just completed will serve as a key supportive study in filing for approval in many other jurisdictions, including the United States. We had a Type B meeting with the Center for Biologics Evaluation and Research within the FDA in December 2013, at which we discussed the following issues:

  •
  The adequacy of the existing non clinical data available from previous trials to support an IND for a pivotal U.S.-based Phase III study.

  •
  Guidance on the design of such pivotal U.S.-based Phase III study.

  •
  Confirmation of the acceptability of using the data from the ongoing European Phase III study to support a BLA filing in the United States.

        A Type B meeting is a category of meetings that includes each of the following:

  •
  Pre-IND application meetings.

  •
  Certain end-of-Phase I meetings.

  •
  End-of-Phase II and pre-Phase III meetings.

  •
  Pre-new drug application or BLA meetings.

        Based on the advice received at this Type B meeting, in December 2014 we asked the FDA to review our proposed design for a Phase III registration trial in the United States by filing a special protocol assessment, or SPA. In August 2015, we reached an agreement with the FDA on our proposed design for a Phase III trial to register Cx601 in the United States as part of an SPA. We expect to file an IND for this study by the end of 2016.

        The agreed trial will be a randomized, double-blind, parallel group, placebo-controlled multicenter study in complex perianal fistulas in Crohn's disease patients. We expect to enroll 360 patients to assess the efficacy and safety of Cx601 twenty-four and fifty-two weeks after a single dose of the product candidate is administered. The SPA describes the primary endpoint as combined remission, defined as 100% closure of all treated external openings draining at baseline despite gentle finger compression, and the lack of abscesses greater than two centimeters confirmed by magnetic resonance imaging, or MRI, by twenty-four weeks after administration. The agreed primary endpoint is the same as the one for the European Phase III trial. In addition, the required p-value for the U.S. registration trial, the statistical measure that will be used to measure the strength of the trial's observations, is less than 0.05, compared to the more stringent threshold of less than 0.025 which Cx601 was successfully able to meet in the European trial.

        We are currently exploring the options for expedited review that could facilitate and accelerate the development of Cx601 and the review of its future BLA. In order to further expedite clinical development in the United States, in February 2015 we entered into an agreement with Lonza to manufacture Cx601 in Lonza's Walkersville, Maryland facility. The technology transfer with Lonza is now underway in preparation for an IND application for the pivotal Phase III study to register Cx601 in the United States. We expect to initiate the Phase III trial to register Cx601 in the United States in the first half of 2017.

Cx611

        Cx611 is an allogeneic cellular suspension of eASCs that is injected intravenously. We have completed a Phase I sepsis challenge trial in which we studied the effect of Cx611 on volunteers with induced sepsis-like symptoms and a Phase I/IIa trial for Cx611 for the treatment of refractory rheumatoid arthritis, both in Europe. We intend to develop Cx611 for patients suffering from severe sepsis.

Severe Sepsis

        Sepsis is a potentially life-threatening condition that arises when the body's response to infection injures its own tissues and organs by releasing inflammatory molecules. This inflammation can lead to a cascade of detrimental changes that damage multiple organ systems, causing them to fail. Sepsis first produces a pro-inflammatory response and then an anti-inflammatory response. The pro-inflammatory responses lead to organ failure and coagulation, leading to tissue hypo perfusion and tissue injury; the anti-inflammatory responses produce a susceptibility to infection. When sepsis is complicated by organ failure, which may include respiratory compromise, cardiovascular compromise, central nervous system dysfunction or acute kidney injury, it is considered severe. Patients with severe sepsis require close monitoring and treatment in a hospital intensive care unit. If sepsis progresses to septic shock, the patient's blood pressure drops dramatically, potentially leading to death. Mortality increases as the condition progresses, with estimates ranging from 10-20% in sepsis to 20-50% in severe sepsis to 40-80% in patients who progress to septic shock.

        Drug therapy is likely to include broad-spectrum antibiotics, corticosteroids or vasopressor drugs to increase blood pressure, along with oxygen and large amounts of intravenous fluids. Supportive therapy may be needed to stabilize breathing and heart function and to replace kidney function.

Market Opportunity

        An estimated 15 million to 19 million cases of sepsis occur worldwide every year, according to an article published in The Lancet, in 2012. The incidence rate has dramatically increased over the last decade due to an aging population, the increasing use of high-risk interventions in all age groups, and the development of drug-resistant and more virulent varieties of microbes. The sepsis mortality rate was estimated at 36% in a recent major European study and is the most common cause of death in non-coronary intensive care units. In the case of septic shock, mortality can reach up to 80%, with 28 to 50% of patients dying within the first month of diagnosis.

        Approximately 70% of patients with sepsis require treatment in critical care units (incorporating intensive care and high dependency care), with treatment of sepsis accounting for approximately 40% of total expenditure in intensive care units.

        In 2016, GlobalData projects the sepsis market to be valued at $25.7 million across the six main markets, the United States, Spain, Germany, the United Kingdom, Italy and France. The United States is expected to account for 80% of the 2016 market share, with sales of $20.3 million. In the five EU countries, sales are expected to reach $5.4 million. By 2021, GlobalData expects sales to reach a total of $354.0 million across these six markets, at a compound annual growth rate of 69% over the period. GlobalData believes that this growth will be driven by the increased uptake of novel therapies in select patients as the critical care community regains confidence in sepsis-specific products and as more data is generated on their overall efficacy and safety.

Current Treatment Options

        Severe sepsis represents a high unmet medical need. Current treatments are insufficient and mainly symptomatic, and aim at controlling the infection with antibiotics, improving some of the symptoms, as with vasopressor treatment, or providing supportive treatment such as haemodialysis or mechanical ventilation. Biologics are also used but generally have limited effect. There is a clear need for a product that could impact both the pro-inflammatory and the anti-inflammatory pathways.

Clinical Development

        In the fourth quarter of 2014, we began a randomized placebo-controlled Phase I trial to test the safety and study the mechanism of action of Cx611 in healthy volunteers challenged with a low dose of bacterial endotoxin (lipopolysaccharide), a potent pro-inflammatory constituent of the outer membrane of gram-negative bacteria, which elicits a strong inflammatory response inducing sepsis-like symptoms. A total of thirty-two volunteers were recruited for the study, and divided into four groups of eight patients each. Patients in the first three groups received Cx611 in different doses and patients in the final group received placebo.

        The endpoints of the study included the following:

  •
  Vital signs including blood pressure, temperature and heart rate.

  •
  Laboratory measures and functional assays of innate immunity.

        In May 2015, we reported positive results from this trial. Cx611 demonstrated a favorable safety and tolerability profile. However, the volunteers' lipopolysaccharide-induced symptoms were short-lived and no significant effect of Cx611 could be detected prior to the dissipation of symptoms.

        Based on the results of this study, we have designed a follow-on trial in severe sepsis patients with the help of our Advisory Board. We expect to enroll the first patient by the fourth quarter of 2016.

        The Phase I/II trial is designed to be a randomized double-blind placebo controlled multicenter study with two parallel arms. We expect to recruit 180 patients in at least fifty centers in at least four countries, with ninety patients in each group. We will recruit patients with severe community-acquired bacterial pneumonia, or pneumonia acquired outside a hospital setting, who are admitted into intensive care units requiring either or both of mechanical ventilation and vasopressors. Patients will receive 160 million cells of eASCs or doses of placebo on each of the first and third days of the treatment in addition to the standard of care therapy. We will follow up with the patients for two years, with visits at three, six and twelve months, and telephone calls to the patients and their general practitioners only for safety purposes and to record any severe adverse events at eighteen and twenty-four months after the first dose is administered.

        The endpoints of the study will be as follows:

  •
  Primary endpoint: Safety profile—any adverse event and potential immunological host responses against the administered cells.

  •
  Secondary endpoints:

  •
  Reduction in the duration of either or both of mechanical ventilation or vasopressors needed.

  •
  Improved survival.

  •
  Clinical cure of the community-acquired bacterial pneumonia.

  •
  Other infection related endpoints.

        We received a grant from the European Commission Horizon 2020 program for the Phase I/II trial. Horizon 2020 is the European Union framework program for research and innovation. We will receive 1.3 million euros directly and will be responsible for managing a further 4.1 million euros. We received 3.2 million euros on October, 2015. The balance will be received from 2017 onwards.

Preclinical Development

        MSCs have been shown in the literature to reduce mortality in several animal models of sepsis. Our eASCs have also been shown to reduce mortality in animal sepsis models of acute periponitis, an infection of the intestine, and endotoxemia, a bacterial infection. The effect is due to a combination of reducing pro-inflammatory and increasing anti-inflammatory mediators, the production of antimicrobial effectors and increased absorption of pathogens by specially adapted cells known as phagocytes.

Rheumatoid Arthritis

        Rheumatoid arthritis is a chronic system disorder characterized by inflammation of the joint tissues, leading to degeneration of the joint bone and cartilage. It is a common autoimmune disease, and according to a report by GlobalData, in 2011, approximately 4 million people in the United States, France, Germany, Italy, Spain, the United Kingdom and Japan had been diagnosed with rheumatoid arthritis. In 2011, the prevalence of rheumatoid arthritis in the adult population in the United States was estimated to be 0.6%. The economic burden associated with the treatment of rheumatoid arthritis is huge for any healthcare system. In the United States, sales of drugs to treat rheumatoid arthritis were estimated to be approximately $9.5 billion in 2011.

        The treatment of rheumatoid arthritis comprises four general classes of drugs: non-steroidal anti-inflammatory agents, or NSAIDs, corticosteroids, synthetic disease modifying anti-rheumatic drugs, or DMARDs, and biologics. However, rheumatoid arthritis remains an insufficiently met clinical need due to the shortcomings of existing treatment options.

Clinical Results

        In January 2012, we completed a Phase I/IIa clinical trial in Europe using allogeneic eASCs for the intravenous treatment of refractory rheumatoid arthritis in twenty-three centers.

        The Phase I/IIa clinical trial was a twenty-four week, single blind dose-escalating study. Fifty-three patients with moderate to high disease activity (disease activity score in twenty-eight joints, or DAS 28, greater than 3.2), who all were under treatment with one synthetic DMARD participated in the study. Forty-six participants received eASCs, and seven received placebo. All patients received three intravenous infusions on days one, eight and fifteen of the trial. Patients in different cohorts received placebo, low (1 million eASCs per kg), medium (2 million eASCs per kg) and high (4 million eASCs per kg) doses of Cx611.

        As follow-up, we conducted a detailed monthly workup of each patient measuring all the pre-defined parameters. We aimed to evaluate the safety, tolerability and optimal dosing over the full six months of the trial, as well as to explore therapeutic activity.

        The primary end-points (safety) of the study were as follows:

  •
  tolerability

  •
  treatment emergent adverse events, including the following:

  •
  dose limiting toxicities

  •
  serious adverse events

  •
  non-serious adverse events.

        The secondary end-points (therapeutic activity) were as follows:

  •
  American College of Rheumatology scores (known as ACR20/50/70, which measures the percentage of patients who experience 20%, 50% and 70% improvement, respectively, in tender or swollen joint counts, as well as, three out of five additional parameters identified by the American College of Rheumatology).

  •
  The European League against Rheumatism, or EULAR, criteria, which are based on the improvement in the DAS 28.

  •
  A short-form health survey measuring patients' quality of life.

        We reported the final results of the Phase I/IIa study in April 2013, which included positive safety data as well as a first indication of therapeutic activity on standard outcome measures and biologic markers of inflammation, the results of which were as follows:

  •
  Patient and disease characteristics were comparable for all three dose groups.

  •
  There was no major safety signal from the repeated intravenous infusion of eASCs, and the dose-limiting safety signal was not identified.

  •
  Three serious adverse event were reported (lacunar infarction, peroneal palsy and fever of unknown origin) of which lacunar infarction was thought to be possibly related to the treatment and led to the discontinuation of the treatment. The patient subsequently recovered. A lacunar infarction is a small deep infarction in the subcortical regions of the brain. Peroneal palsy is a lower limb neuropathy consisting of the loss of motor function and/or sensation in the foot and leg due to the compression of the perineal nerve in its course around the head of the fibula, or the calf bone.

  •
  The most frequent non-serious adverse effects, occurring in more than 10% of patients treated with eASCs, included the following:

  •
  fever (20%)

  •
  headache (13%)

  •
  urinary tract infection (13%)

  •
  upper respiratory tract infection (11%)

  •
  nausea (11%).

        With respect to the secondary end-points, our findings were as follows:

  •
  A clear dose response effect was not observed.

  •
  With respect to the American College of Rheumatology scores, after three months, 20% of patients achieved a 20% improvement versus no patient in the placebo group; 11% of patients achieved 50% improvement versus no patient in the placebo group; and 4% of patients achieved 70% improvement versus no patient in the placebo group.

  •
  With respect to the EULAR criteria based on the improvement in the DAS 28 (ESR, or erythrocyte sedimentation rate), three months after the treatment, 39% of patients had a good to moderate response compared to no patient in the placebo group.

  •
  With respect to the disease activity score, in twenty-eight joints as modified to measure the C-reactive protein value, or DAS 28 (CRP), 11% of patients achieved remission after three months compared to no patient in the placebo group.

        These clinical results were the first to suggest that intravenous infusion of eASCs has a favorable safety profile, is well tolerated along twenty four weeks and could be associated with clinical benefits in the treatment of refractory rheumatoid arthritis. The results of the study were presented at a plenary session of the American College of Rheumatology meeting in San Diego on October 29, 2013 and were published in May 2016.

Cx621

        Cx621 is an allogeneic cellular suspension of eASCs for the potential treatment of a variety of autoimmune diseases via a proprietary technique of intra-lymphatic administration, or the injection of eASCs into the lymphatic system rather than the blood stream or the affected tissue.

Clinical Development

        Based on positive preclinical data on toxicology, biodistribution and efficacy, we conducted a Phase I protocol to assess safety, tolerability and pharmacodynamics of intranodal injected allogeneic eASCs in healthy volunteers in 2012.

        We conducted a randomized, controlled, single-blind Phase I trial in Europe to assess the intra lymphatic administration of two fixed doses (2.5 and 5 million) of eASCs in two different cohorts of five healthy volunteers each. Each dose was administered twice with an interval of seven days and was injected into two inguinal lymph nodes. Two volunteers per cohort received treatment with HypoThermosolTM as a control group. The primary objective was to determine the safety, feasibility and tolerability of intra-lymphatic eASCs administration. The safety assessment was performed over twenty-one days after the second administration. It included signs and symptoms, laboratory tests, chest x-ray and appearance of the injected lymph nodes by ultrasound. Pharmacodynamic parameters were included as an exploratory measure. No serious or severe adverse events occurred.

        The confirmation of the safety of intra-lymphatic administration of our eASCs could have significant clinical and commercial implications. This use of a different route of administration has the potential to enable applications in other autoimmune diseases.

AlloCSC-01

        AlloCSC-01 is a suspension of allogeneic CSCs administered into the coronary artery of the patient. AlloCSC-01 is currently in the second stage of a two-stage Phase I/II trial in acute myocardial infarction in Europe.

Acute Myocardial Infarction

        Acute myocardial infarction, the medical term for a heart attack, occurs when blood circulation stops to a part of the heart, causing damage to the heart muscle. It is most commonly treated by percutaneous coronary angioplasty, a non-surgical procedure to widen the coronary artery by inserting a catheter, or a small tube with a balloon tip, into the obstructed coronary artery and inflating the balloon to open the artery. A wire mesh tube, known as a stent, is then usually placed in the artery to keep it open.

        However, myocardial infarction can leave non-functional scar tissue, leading to a process of ventricular remodeling, whereby the cardiac muscle tries to compensate for the effect of the injury.

Over time, the heart becomes enlarged and cannot pump blood efficiently, causing the onset of congestive heart failure, a terminal disease. Survivors of myocardial infarction are at increased risk of recurrent infarctions and have an annual mortality rate of 5%, which is six times higher than in people of the same age who do not suffer from coronary heart disease. There is no curative treatment for congestive heart failure other than a heart transplantation.

Market Opportunity

        Cardiovascular disease is the most common cause of death, leading to 17.5 million deaths worldwide in 2012, of whom 7.4 million people died of ischemic heart disease, or decreased blood flow to the heart, according to the World Health Organization. Up to 1.9 million people annually are diagnosed with acute myocardial infarction in the United States, Europe and Japan, according to the Acute Coronary Syndrome Cardium Study by Decision Resources (January 2015), most of whom are treated by percutaneous coronary angioplasty and the implantation of one or more stents. Congestive heart failure following myocardial infarction affects 26 million patients.

        In 2015, the American Heart Association estimated that the direct and indirect cost of coronary heart disease, the main cause of myocardial infarction, was $182 billion and is expected to reach $322 billion in 2030. Similarly the cost of heart failure in the United States was estimated at $24 billion for 2015, reaching $47 billion in 2030.

Clinical Development

        We believe that AlloCSC-01 can be used within a few days after the stent is inserted to limit the extent of tissue damage, through three potential modes of action:

  •
  By secreting protective factors in the recently damaged cardiac tissue, AlloCSC-01 could reduce cell death produced both when blood flow is interrupted and when it is restored, thus salvaging valuable tissue.

  •
  By controlling inflammation, AlloCSC-01 could limit the scarring of cardiac tissue in the infarcted region, which would lead to an improved prognosis.

  •
  AlloCSC-01 could support the regeneration of new viable tissue from resident cardiac cells, improving the functional capacity of the cardiac muscle.

        AlloCSC-01 is in a Phase I/II trial initiated in June 2014 to evaluate the safety and efficacy of intracoronary infusion in patients who have suffered from acute myocardial infarction. The study includes both males and females who meet the following criteria:

  •
  Are between eighteen and eighty years of age.

  •
  Suffer from a ST segment elevation myocardial infarction, or STEMI, which is the more severe type of heart attack in which the coronary artery is completely blocked by a blood clot, leading to infarction of virtually all of the cardiac muscle being supplied by the artery.

  •
  Have a Killip classification of two or less on admission, meaning that these patients are less likely to die in the thirty days following the myocardial infarction.

  •
  Have been successfully treated by percutaneous coronary angioplasty within twelve hours of the onset of symptoms, with a thrombolysis in myocardial infarction (TIMI) score of three, meaning that the flow of blood to the heart has been successfully restored, lowering the patient's risk of death or ischemic events.

  •
  Have an ejection fraction, which is the percentage of blood that is pumped out of the ventricles with each contraction, less than or equal to 50% as measured by echocardiography on the second day after showing infarct symptoms (which is lower than a normal ejection fraction of 55-75%, indicating impaired function, according to the American Heart Association).

  •
  Have an ejection fraction less than or equal to 45% as measured by magnetic resonance imaging, or MRI, three to five days following the STEMI.

  •
  Have an infact size greater than or equal to 25% of the left ventricle, as measured by the first MRI after the STEMI.

  •
  Have a bare-metal stent or a second generation drug-eluting stent inserted in the coronary artery after the percutaneous coronary intervention.

  •
  Have an infarct culprit coronary artery adequate for treatment administration such that the treatment is technically feasible.

  •
  Are in stable and adequate clinical condition to undergo the procedure.

        Phase I of the trial was an open label dose-escalation phase in which six patients received a single injection of 11 million, 22 million or 35 million cells of AlloCSC-01 by intracoronary infusion five to seven days after percutaneous coronary intervention. Five of the patients were followed up for six months.

        Phase II, which is ongoing, is a double-blind placebo-controlled randomized trial in which the forty-nine patients will be either assigned to an active treatment group or a placebo control group in a 2:1 ratio. The active treatment group will receive one dose of 35 million cells, while patients receiving placebo will be injected with human serum albumin. The study's endpoints will be as follows:

  •
  Primary endpoint (acute safety of treatment):

  •
  Mortality from any cause within thirty days.

  •
  Other safety events:

  •
  In the dose-escalation phase: all adverse events from any cause observed from inclusion, which is the moment at which the first magnetic resonance imaging, or MRI, scan is performed, until seven days after treatment administration.

  •
  In the randomized phase: major adverse cardiac events, or MACE, during the first thirty days.

  •
  Secondary endpoints:

  •
  Follow-up on safety:

  •
  Adverse events during the clinical trial.

  •
  Major adverse cardiac events at six months and twelve months after treatment.

  •
  Mortality from any cause during the clinical trial.

  •
  Evaluation of efficacy:

  •
  Evolution of the size of the infarcted region.

  •
  Evolution of the biomechanical parameters by MRI including the absolute change in the ejection fraction at six and twelve months after treatment.

  •
  Evolution of the edema.

  •
  Clinical parameters analysis: Testing for B-type natriuretic peptide or BNP, which is secreted in response to changes in pressure that occur with heart failure; testing for C-reactive protein, a marker for inflammation in the body; performing a six-minute walking test to determine the functional capacity of the heart; determining the New York Health Association scale, which classifies patients' heart failure according to the severity of their impairment; and obtaining the Minnesota Living with Heart Failure Questionnaire, which aims to determine the ways in which heart failure and treatments affect physical, emotional, social and mental dimensions of quality of life, among others.

Clinical Results

        The first phase of the study was completed successfully, demonstrating a good safety profile for AlloCSC-01, with no adverse events or major adverse cardiac events observed during the six-month follow-up period. In addition, patients showed a reduction in infarct size, and an improvement in the left ventricular ejection fraction as measured by MRI over the six-month follow-up period for five of the six patients treated, with a p-value below 0.05 for both parameters, indicating that these results are statistically significant. However, given the design of this phase of the trial, in which all six patients received AlloCSC-01 along with the standard of care for the indication, it is not possible to isolate the effect of AlloCSC-01 on efficacy. These results were presented at the meeting of the European Society of Cardiology in London between August 29 and September 2, 2015.

        The second phase of the study is ongoing in eight sites in Belgium and Spain. Recruitment of forty-nine patients was completed in November 2015.

        On June 17, 2016, we announced the preliminary interim data from the trial, which was comprised of the six-month follow-up results of the forty-nine randomized patients, plus two patients from the initial dose-escalation phase who received similar target doses of 35 million cells. No mortality from any cause within one month was recorded in either the placebo group or the AlloCSC-01 group. Similarly, there was no major adverse cardiac event in either group within one month. At six months, no major adverse cardiac event was recorded in either group. Preliminary efficacy data was limited to the evolution of the size of the infarcted region, defined as a change in the percentage of the left ventricular mass measured by magnetic resonance imaging. The mean absolute change in the size of the infarcted region from the baseline to the six-month analysis was similar in the AlloCSC-01 and placebo groups. We expect to report the final full set of safety and efficacy results of the study at twelve months in the first half of 2017. None of the treated patients have demonstrated any significant adverse effects as of the date of this prospectus, although a few patients have suffered from minor adverse effects, some of which may have been related to the treatment.

AlloCSC-02

        We are carrying out a preclinical proof of concept to develop AlloCSC-02, the second product from our CSC-based platform, for a chronic heart disease indication, based on preclinical and clinical observation that the size of scar tissue is reduced following the administration of CSCs in the chronic setting.

        Based on preliminary preclinical data in a pig model, we are exploring the design of a clinical study, and gathering additional preclinical evidence and applied for funding for this purpose in the form of a "soft" loan of 1.6 million euros from the RETOS program, a national collaborative research subsidy program run by the Spanish Ministry for the Economy and Competitiveness, along with a grant of 0.6 million euros to the Gregorio Marañon Hospital, the clinical partner in this project.

ChondroCelect

        We have one discontinued product: ChondroCelect, a cell-based medicinal product for cartilage repair in the knee. It was the first approved cell-based product in Europe that successfully completed the entire development track from research through clinical development to European approval. ChondroCelect received marketing authorization in October 2009 as an advanced therapy medicinal product, a new medical product category regulated by the EMA that includes products based on gene therapy, cell therapy or tissue engineering.

        In July 2016, we decided to terminate our distribution agreements with Sobi and Finnish Red Cross Blood Service and our manufacturing agreement with PharmaCell for commercial reasons. We will no longer generate revenues from ChondroCelect after November 30, 2016.

Competition

        The biopharmaceutical industry is characterized by intense and dynamic competition to develop new technologies and proprietary therapies. Any product candidates that we successfully develop and commercialize will have to compete with existing therapies and new therapies that may become available in the future. While we believe that our eASC platform and scientific expertise in the field of cell therapy provide us with competitive advantages, we face potential competition from various sources, including larger and better-funded pharmaceutical, specialty pharmaceutical and biotechnology companies, as well as from academic institutions, hospitals, governmental agencies and public and private research institutions.

        Cx601 will compete against a variety of therapies in development for perianal fistulas in patients suffering from Crohn's disease, using therapeutic modalities such as biologics and cell therapy, including products under development by Delenex Therapeutics, Takeda, Novartis and Celgene as well as various hospitals and research centers, as well as a product marketed in Korea by Anterogen. In addition, there are products in development for the treatment of Crohn's disease that do not focus on the treatment of fistulas.

        Likewise, with respect to Cx611, for the sepsis indication, there is a limited late-stage pipeline of candidates addressing the underlying immune dysfunction, with the two non-antibiotic front runners being developed by Asahi Kassey and Toray Industries. Other compounds by InflaRX GmbH, Ferring and Baxter are currently in earlier stages of development

        AlloCSC-01 will compete against a variety of cell therapy treatments in development for acute myocardial infarction, including products under development by Pharmicell, Caladrius, Athersys, Mesoblast and Capricor, as well as treatments using other therapeutic modalities such as tissue engineering and gene therapy approaches.

        Many of our competitors, either alone or with their strategic partners, have substantially greater financial, technical and human resources than we do and significantly greater experience in the discovery and development of product candidates, obtaining FDA, EMA and other regulatory approvals of treatments and commercializing those treatments.

        Accordingly, our competitors may be more successful in obtaining approval for treatments and achieving widespread market acceptance. Our competitors' treatments may be more effective, or more effectively marketed and sold, than any treatment we may commercialize and may render our treatments obsolete or non competitive before we can recover the expenses of developing and commercializing any of our treatments.

        Mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated among a smaller number of our competitors. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical study sites and in recruiting patients for clinical studies. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies.

        We anticipate that we will face intense and increasing competition as new drugs enter the market and advanced technologies become available. We expect any treatments that we develop and commercialize to compete on the basis of, among other things, efficacy, safety, convenience of administration and delivery, price, the level of competition and the availability of reimbursement from government and other third-party payers.

        Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we may develop. Although we believe that our cell therapy pipeline is the most advanced in Europe as of the date of this prospectus, our competitors also may obtain FDA, EMA or other regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market.

Intellectual Property

        Our commercial success depends in part on our ability to obtain and maintain proprietary or intellectual property protection in key markets for certain aspects of our cell therapy products, processes and related technologies to operate without infringing on the proprietary rights of others and to prevent others from infringing our proprietary or intellectual property rights. Our policy is to seek to protect our proprietary and intellectual property position by, among other methods, filing U.S., international and foreign patent applications related to multiple aspects of our proprietary products, processes and technologies.

        As of June 30, 2016, we owned or co-owned twenty-nine patent families and had more than one hundred granted patents in more than twenty jurisdictions, including the United States, with expiration dates from 2020 onwards. Of these patents, twenty are related to our eASC-based technology platform, with expiration dates from 2024 onwards. Some of our pending patent applications are filed under the Patent Cooperation Treaty, or PCT, an international patent law treaty that provides a unified procedure for filing a single initial patent application to seek patent protection for an invention simultaneously in each of the 151 jurisdictions, followed by the process of entering into national phases in each of the jurisdictions, which requires a separate application in each of the jurisdictions when continued protection is sought.

        A number of our patent families are the result of collaborations with academic parties, and are jointly owned. Co-ownership agreements are in place with respect to all but one of such patent families, and certain types of exploitation of such patents may be subject to the co-owner's approval. We exclusively own the patents and patent applications that form the remainder of our patent portfolio.

        Our patent portfolio includes the following:

  •
  Certain key foreign base patents and U.S. and foreign patent applications related to our eASC platform.

  •
  U.S. and foreign patents and patent applications for other cell therapy applications.

  •
  U.S. and foreign patents and patent applications with respect to chondrocyte markers.

  •
  A U.S. patent and U.S. and foreign patent applications for cell therapy delivery mechanisms.

  •
  U.S. and foreign patent applications for technology improvements with respect to our eASC platform.

        The following patent families are materially relevant to our eASC pipeline and to ChondroCelect:

  •
  "Identification and isolation of multipotent cells from non osteochondral mesenchymal tissue." (PCT Application Publication WO2006037649; TiGenix Reference PCX006): a patent family claiming a non osteochondral derived multipotent adult stem cell population characterized by a set of biological markers. Additionally the patent family claims methods for identifying and isolating such cells, as well as pharmaceutical compositions and therapeutic uses in healing and tissue regeneration. This patent family is of relevance to our eASC platform. The patent family is comprised of seven granted patents (in Spain, Australia, Europe, Japan, Canada, China and Israel) and pending patent applications in Singapore, the United States, Europe (the European

    Patent Office, or EPO) and India derived from the PCT application or its priority documents. Oppositions have been filed against the patents issued in Europe and Japan. The anticipated expiration date of the granted Spanish patent ES2313805 is October 4, 2024, and the anticipated expiration date of the remaining granted patents (AU2011253985, EP2292736, JP5732011, CA2583151, CN101056974 and IL182441) is October 4, 2025. This is also the anticipated expiration date of all pending patent applications. We jointly own this patent family with the Universidad Autónoma de Madrid, with which we have a co-ownership agreement that provides us with an exclusive license.

  •
  "Use of adipose tissue derived stromal stem cells in treating fistula." (PCT Application Publication WO2006136244; TiGenix Reference PCX007): a patent family claiming an adipose derived stem cell composition characterized by a panel of cell surface markers, methods of preparation of such a composition and adipose tissue derived stromal stem cells for use in treating fistula and wounds. This patent family is relevant to Cx601. The patent family is comprised of granted patents in Australia, Israel, Mexico, New Zealand, Russia, Singapore, the United States, Canada and Europe and pending patent applications in China, Japan, the United States, Brazil, Europe (the EPO), Russia and Hong Kong, derived from the PCT application. An opposition to this patent has been filed in Europe. The anticipated expiration date of these patents and patent applications is May 16, 2026 for patents filed by means of the PCT application, and February 14, 2025 or June 24, 2025, without taking into account any patent term adjustment, for U.S. patents derived from US 11/167,061 without the benefit of the PCT application filing. We jointly own this patent family with the Universidad Autónoma de Madrid, and it is subject to the co-ownership agreement mentioned above with respect to PCX006, which provides us with an exclusive license.

  •
  "Cell populations having immunoregulatory activity, method for isolation and uses." (PCT Application Publication number WO2007039150; TiGenix Reference PCX008): a patent family claiming a stem cell population, methods for the isolation of such stem cells, their use in the preparation of regulatory T cells and cell therapy of immune and inflammatory diseases. This patent family is relevant to Cx611 and Cx601. The patent family is comprised of a granted patent in South Korea, Japan and Europe (the EPO) (KR10-1536239, JP5925408 and EP1926813) and pending patent applications in Canada, China, Singapore, Hong Kong, Israel, the United States, Mexico, Australia, and South Korea derived from the PCT. The anticipated expiration date of the granted patent and all these patent applications is September 22, 2026. We jointly own this patent family with the Consejo Superior de Investigaciones Cientificas, the Spanish National Research Council, with which we have a co-ownership agreement providing us with an exclusive license.

  •
  "Uses of mesenchymal stem cells." (PCT Application Publication number WO/2010/015929; TiGenix Reference PCX011): a patent family claiming the use of mesenchymal stem cells in the treatment of systemic inflammatory response syndrome. This patent family is relevant to the use of Cx611 for the treatment of sepsis. The patent family is comprised of granted patents in Australia and Europe (the EPO) and pending patent applications in Canada, Japan, the United States, and South Korea derived from the PCT application. The anticipated expiration date of all these patent applications is August 3, 2029. We jointly own this patent family with the Consejo Superior de Investigaciones Cientificas, the Spanish National Research Council, and the University of Seville, with which we have a co-ownership agreement providing us with an exclusive license.

  •
  "Methods and compositions for use in cellular therapies." (PCT Application Publication number WO 2011/004264; TiGenix Ref. PCX019): a patent family claiming therapeutic uses of cells by administration to lymphatic organs. This patent family is relevant to Cx621. The patent family is comprised of granted patents in the United States, New Zealand, Australia and Japan and pending patent applications in Brazil, Canada, Mexico, Singapore, China, Israel, South Korea, India, Russia and Europe (the EPO) derived from the PCT application. The anticipated expiration date of these patents and patent applications is July 9, 2030. We are the sole owners of this patent family.

  •
  "Adipose-derived mesenchymal stem cells for intralymphatic administration in autoimmune and inflammatory diseases." (PCT Application Publication number WO/2012/095743; TiGenix Ref. PCX022): a patent family claiming therapeutic uses of cells by administration to lymphatic organs. This patent family is relevant to Cx621. The patent family is comprised of pending patent applications in the United States, Japan, South Korea and Europe (the EPO) derived from the PCT application. The anticipated expiration date of these patent applications is January 12, 2032. We are the sole owners of this patent family.

  •
  "In-vivo assay for testing the phenotypic stability." (PCT Application Publication number WO/2001/024833; TiGenix Reference PTX001): a patent family claiming assays for use in determining cell stability, as well as methods for cell sorting, antibodies, therapeutic compositions, diagnostic means and cell cultures. This patent family is relevant to ChondroCelect. The patent family is comprised of pending patent applications in Europe (the EPO) and the United States as well as granted patents in Canada, Austria, Belgium, Switzerland, Cyprus, Germany, Denmark, Spain, Finland, France, the United Kingdom, Greece, Ireland, Italy, Luxemburg, Monaco, Netherlands, Portugal, Sweden, Hong Kong and the United States derived from the PCT application. The anticipated expiration date of these patents is October 6, 2020; however, supplementary protection certificates extending patent term by up to five years have been granted in Austria, Cyprus, Spain, France, Greece, Italy, Luxemburg, Netherlands, Portugal and Sweden. Furthermore, this patent family includes three granted U.S. patents US7479367, US7482114, and US9089598. US7479367 and US7482114 are anticipated to expire on June 11, 2022, and US9089598 is anticipated to expire on February 16, 2023, respectively. We are the sole owners of this patent family.

  •
  "Biopsy Device."(EPO Application Publication number EP2395923; TiGenix Reference PTX006): a European (EPO) patent application claiming an injection device. This patent is relevant to a device that may be used to take a biopsy of healthy cartilage cells from the patient's knee that are then cultured and reimplanted as part of the ChondroCelect process. The anticipated expiration date of this patent application is February 11, 2030. We jointly own this patent family with Doktor Yves Fortems BVBA; currently, we do not have a co-ownership agreement.

        The patent family related to the cardiac stem cell platform and AlloCSC-01 consists of one application filed under the Patent Cooperation Treaty, or PCT, and a parallel application filed directly with the US Patent and Trademark Office. Overall the application has entered national prosecution in eight jurisdictions. A more detailed description of the patent family is as follows:

  •
  "Adult cardiac stem cell population" (PCT Application publication no. WO 2014/141220; TiGenix Reference Ctx-3): a patent family claiming an isolated multipotent adult cardiac stem cell characterized by the presence and absence of particular biological markers, and the ability of the cell to differentiate into at least adipocytes, osteocytes, endothelial cells and smooth muscle cells. The PCT application claims are also directed to a substantially pure population of the claimed cells, methods for preparing such a population of cells, as well as pharmaceutical compositions and methods of treating cardiovascular disease, ischemic injury and autoimmune diseases and preventing allogeneic organ transplant rejection. The international application has recently entered into the national phase in Australia, Canada, China, Israel, Japan, Europe, South Korea

    and the United States. The PCT application was filed on March 17, 2014 and the anticipated expiration date of any patents stemming from the international application is therefore March 17, 2034.

  •
  "Adult cardiac stem cell population" (U.S. application Number 14/213868; publication no. US 2014-0271575; TiGenix Reference Ctx-3): a separate U.S. application claiming a substantially pure population of adult cardiac stem cells characterized by the presence and absence of a set of biological markers, and pharmaceutical compositions comprising the claimed population of cells. Claims directed to methods of preparing the population of cells and to methods of treating cardiovascular disease, ischemic injury, autoimmune disease, inflammatory processes and chronic ulcers and preventing allogeneic organ transplant rejection can be pursued in a divisional application if required. The U.S. application was filed on March 14, 2014 and the anticipated expiration date (without taking into account any patent term adjustment) is March 14, 2034.

        In addition, we have over fifty registered trademarks and trademark applications.

        Finally, several elements of our cell therapy program involve unpatented proprietary technology, processes, know-how or data, including cell isolation, production and release processes, which we consider to be part of our intellectual property. With respect to proprietary technology, know-how and data that are not patentable or potentially patentable, or processes other than production processes for which patents are difficult to enforce, we have chosen to protect our interests by relying on trade secret protection and confidentiality agreements with our employees, consultants and certain contractors and collaborators. All our employees are parties to employment agreements that include such confidentiality provisions.

Partnerships, Licensing and Collaboration

        We have entered into partnerships and collaborations in the past and will consider such opportunities in the future.

        During the first six months of 2014, we completed the discontinuation of our operations in connection with ChondroCelect, our commercialized product, through the combination of the sale of TiGenix B.V., our Dutch subsidiary, that held our production facility for ChondroCelect, to PharmaCell, a leading European contract manufacturing organization active in the area of cell therapy, for a total consideration of 4.3 million euros and the entry into an agreement with Sobi for the exclusive marketing and distribution rights for ChondroCelect.

        In July 2016, we decided to terminate our contracts with Sobi and Finnish Red Cross Blood Service and our manufacturing agreement with our former subsidiary purchased by PharmaCell. We will no longer generate revenues from ChondroCelect after November 30, 2016. Under the terms of the share purchase agreement with PharmaCell, we received an upfront payment of 3.5 million euros when the sale became effective on May 30, 2014 and will receive a final payment of 0.8 million euros on May 30, 2017.

        In connection with this sale, we also entered into a long-term manufacturing agreement with our former Dutch subsidiary, which we sold to PharmaCell, to continue to manufacture ChondroCelect in its facility. Under the agreement, our former subsidiary continued to manufacture ChondroCelect at the facility, which we purchased, with the price being determined based on the volume of ChondroCelect purchased. We also received cost relief in the form of aggregate pricing discounts of up to 1.5 million euros on our purchases of ChondroCelect over an initial three-year period. Our former subsidiary was responsible for ensuring that the facility and their services comply with cGMP requirements. Under the agreement, our former subsidiary was our exclusive supplier of ChondroCelect within the European Union, and a potential supplier for any sales in certain additional territories in the Middle East and North Africa; however, we retained the right to appoint additional suppliers within those territories.

The agreement also included standard provisions regarding the protection of each party's intellectual property and confidential information. The agreement had an initial term of ten years, after which it had the option to be automatically renewed for consecutive one-year terms, unless either party gave written notice of termination at least three years prior to the expiration of the initial term or any renewal period. Either party had the option to terminate the agreement with immediate effect in the event of a material breach that was not remedied within thirty calendar days by the other party or the insolvency of the other party. We also had the right to terminate the agreement in the case of a change of control of our former subsidiary, if it was acquired by one of our direct competitors or if there was any condition that made it reasonably likely that our former subsidiary or its successor entity would fail to meet its obligations under the agreement. In addition, we had the right to terminate the agreement with twelve months' notice if we decided to terminate the ChondroCelect business, either due to a change in European regulatory conditions or a decision by the EMA that rendered ChondroCelect commercially unviable and, after the second anniversary of the agreement, we also had the right to terminate the agreement if we determined that the ChondroCelect business was not commercially viable. In July 2016, we decided to terminate our manufacturing agreement with our former subsidiary.

        Effective June 1, 2014, we entered into a distribution agreement with Sobi for the exclusive marketing and distribution rights with respect to ChondroCelect. Sobi marketed and distributed the product within the European Union (excluding Finland), Switzerland, Norway, Russia, Turkey and the Middle East and North Africa region. The agreement was for a ten-year term during which we received royalties of 22% on the net sales during the first year of the agreement and 20% on the net sales of ChondroCelect thereafter. Sobi reimbursed nearly all of our costs in connection with the product. We passed on the cost relief of 1.5 million euros received from our former subsidiary under the terms of the long-term manufacturing agreement on a like-for-like basis to Sobi, which purchased ChondroCelect from us at cost. Under the distribution agreement with Sobi, we continued to hold the marketing authorization for ChondroCelect in the European Union, and retained the discretion to decide whether to obtain regulatory approval for ChondroCelect in other jurisdictions, including the territories covered under the distribution agreement. Sobi assumed responsibility for certain other regulatory procedures and entering into contracts with hospitals to distribute ChondroCelect, managing orders and invoicing, training hospital staff in the use of ChondroCelect (after we provided initial training to certain key personnel at Sobi) and providing customer support to such hospitals, with the exception of hospitals in Belgium and the Netherlands, where we continued to provide local customer support on behalf of Sobi.

        The agreement with Sobi included commitments for minimum quantities of ChondroCelect that Sobi was required to purchase from us. If Sobi's actual purchases were lower than the required minimum, we would nevertheless be entitled to receive payment from Sobi up to a maximum amount of 8.8 million euros, which we were required to pass on to PharmaCell under the long-term manufacturing agreement with our former subsidiary. If Sobi's purchases were lower than the required minimum amount for two consecutive years, we would be entitled to terminate unilaterally the agreement or render it non-exclusive towards Sobi, which would permit us to enter into additional distribution agreements for the territories covered under the agreement.

        After the initial ten-year term of the distribution agreement, the distribution agreement with Sobi automatically renewed for successive two-year terms. Either party had the right to request a renegotiation of terms in connection with a renewal of the agreement, and if we failed to reach an agreement on terms, the agreement would be terminated. Either party also had the right to terminate the agreement immediately under certain limited circumstances including the insolvency of the other party or a material breach of the provisions of the agreement, and in addition, after the fifth year of the agreement, either party had the right to terminate the agreement with six months' notice if the agreement became commercially non-viable, meaning that one party, despite its best efforts had made or could demonstrate that it would make a loss over a consecutive two-year period, and the situation is not just temporary. In July 2016, we decided to terminate our distribution agreement with Sobi for commercial reasons.

        In addition to the Sobi agreement, we had a distribution agreement in place with Finnish Red Cross Blood Service to conduct and facilitate the ChondroCelect business in the Finnish territory. The revenues from this agreement are not material to our operations as a whole; only five patients in Finland were treated with ChondroCelect in 2014, resulting in revenues of 84,305 euros. In July 2016, we decided to terminate our distribution agreement with Finnish Red Cross Blood Service.

        In February 2015, we entered into an agreement with Lonza, a U.S.-based contract manufacturing organization and started the process for technology transfer in connection with a proposed Phase III study to register Cx601 in the United States. Under the agreement, Lonza will manufacture some of the material for the Phase III trial to register Cx601 in the United States at Lonza's cell therapy production facility in Walkersville, Maryland. The agreement will continue until February 9, 2020 unless earlier terminated or extended by the parties. Pursuant to the agreement, the parties will develop certain statements of work, which describe the process or product to be developed and the related activities to be performed by both parties or the technology to be transferred to Lonza for the manufacturing of the product. Lonza will be responsible for complying with cGMP requirements and will maintain any licenses, permits and approvals necessary.

        We will make payments to Lonza in the amounts and dates set forth in the statements of work, and we will also pay a security deposit equal to the lesser of 20% of the budgeted costs of the statement of work or $100,000.

        The agreement includes standard provisions regarding the protection of each party's intellectual property and confidential information.

        Either party may terminate the agreement for any material breach that is not cured within thirty days (or one hundred eighty days in case of payment default). We also have the right to terminate the agreement with a written notice of no less than twelve months; Lonza may terminate the agreement with a written notice of twenty-four months. In case of suspension or termination of production by a regulatory authority, we may terminate the agreement with a written notice of no less than two months. Finally, either party may terminate the agreement upon written notice in case of insolvency.

        We submitted the first statement of work on May 18, 2015. This provides a description of the activities, timelines and budgets for the initial set-up and one-year maintenance for the provision of clinical/GMP grade human adipose tissue to be used for manufacturing allogenic mesenchymal adult stem cells.

        The estimated program set-up fees amount to $22,400. Other fees (including contingency fees) amount to $6,500.

        On October 14, 2015 we executed the second statement of work. This describes the activities, timelines and budgets for the development/optimization of the GMP manufacturing process of Cx601.

        In 2016, we have submitted four additional statements of work. The aggregate estimated total fees for these statements of work amount to $5,726,125.

        On July 4, 2016, we entered into a licensing agreement with Takeda, a large pharmaceutical company active in gastroenterology, under which Takeda acquired the exclusive right to commercialize and develop Cx601 for complex perianal fistulas outside the United States. Under the agreement, Takeda paid an upfront non-refundable licensing fee of 25 million euros and will pay an additional payment of 15 million euros if and when Cx601 receives marketing authorization from the EMA.

        The agreement excludes clinical development and commercialization rights in the United States, where we will continue to develop Cx601 for complex perianal fistulas. We also retain the right to develop Cx601 in any indications outside the indication of complex perianal fistulas. Canada and Japan will be included in the scope of the agreement if Takeda notifies us of their intent to cover either or both of these countries by December 31, 2016. However, if Takeda has not presented us with a plan accepted by the regulatory authorities of either Canada or Japan to access the market in those countries by the second anniversary of the receipt of marketing authorization from the EMA, we have the option of unilaterally excluding those territories from the scope of the agreement. If either or both of Canada or Japan are included in the scope of the agreement, Takeda will pay us 1.5 million euros upon receipt of regulatory approval for the sale of Cx601 to patients in either country. In addition, if Cx601 is approved for reimbursement in either or both of Canada or Japan at a price equivalent to 30,000 euros per patient or more, Takeda will pay us a further 1 million euros per country.

        In Europe, we will transfer the marketing authorization to Takeda once it is granted by the EMA. Takeda will also make milestone payments for positive pricing and market access decisions from regulators in France, Germany, Italy, Spain and the United Kingdom of 2 million euros per country, if Cx601 is approved at a price of 30,000 euros or equivalent per patient or more, or 1 million euros per country, if Cx601 is approved at a price between 26,000 euros and 30,000 euros or equivalent per patient.

        Under the agreement, we will receive tiered quarterly royalty payments on net sales of Cx601 on a country-by-country basis, ranging from 10% to 18%, and calculated based on the price of Cx601 in each country during that quarter. We will also receive one-time sales milestone payments ranging from 15 million euros, if net sales in the territory reach 150 million euros, to 100 million euros, if net sales reach 1 billion euros. The potential sales and reimbursement milestones could total up to 340 million euros, and are in addition to any royalty payments we receive under the agreement.

        Takeda has also agreed to invest 10 million euros in equity within one year of the effective date of the agreement. The shares will be subject to a one-year lock-up, subject to certain exceptions.

        Under the agreement, we will cooperate closely with Takeda and will set up a number of joint committees to oversee the overall commercialization process; operational matters including product development, intellectual property and regulatory matters; and manufacturing. We will initially continue to manufacture Cx601 at our facility in Madrid, and we and Takeda will share equally the cost of expanding the facility to increase the manufacturing capacity up to 1,200 doses of Cx601 per year at an estimated cost of 3 million to 3.5 million euros. We intend to transfer manufacturing responsibilities to Takeda once the technology transfer process is complete, which is expected to be by January 1, 2021 at the latest.

        The agreement will expire on a country-by-country basis at the occurrence of the latest any of the following:

  •
  the twentieth anniversary of the date of the first commercial sale of Cx601 in such country

  •
  the expiration of the last valid patent claim covering Cx601 or its use in such country

  •
  the expiration of market exclusivity in such country granted under the marketing authorization of the product as an orphan drug

  •
  the expiration of any data exclusivity with respect to Cx601.

        Either party may terminate the agreement with thirty days' written notice in case of insolvency of the other party. Either party may terminate the agreement upon a change of control of the other party with sixty days' written notice. Either party may terminate the agreement in case of a material breach or non-performance by the other party with immediate effect or, in case of a curable material breach, if such breach should not be cured within sixty days after receipt of such notice.

        We also have a right to terminate the agreement on a region-by-region basis with thirty days' written notice if expected royalties from a key market within the region are at least 25% lower than expected based on the commercialization plan provided by Takeda for at least three consecutive years and we reasonably determine that Takeda did not use commercially reasonable efforts to meet the established sales target. If we cannot mutually resolve any dispute related to such a claim either within the established committees or through negotiations between senior management or the board of directors within thirty days, the dispute shall be referred to a third party expert for adjudication. In addition, we can terminate the agreement with thirty days' notice if Takeda or one of its affiliates challenges or takes any material steps to assist a third party in challenging the validity of our intellectual property rights.

        Takeda has a right to terminate the agreement with thirty days' written notice if we do not obtain marketing authorization from the EMA within four years of the entry into the agreement. Takeda can also terminate the agreement with thirty days' written notice on a country-by-country basis if there is a third party claim of infringement of intellectual property rights provided that external counsel confirms that there is a greater than 50% probability of a finding of infringement, or in the case of a final court decision confirming such infringement.

        In addition, we remain solely responsible for certain third party obligations arising from sales of the product, including with respect to the rights licensed from the Universidad Autonóma de Madrid or the Consejo Superior de Investigaciones Científicas. In case we decide to terminate any such existing license and Takeda disagrees with our decision, they may request that we assign them the license or terminate the agreement on a country-by-country basis.

        Finally, Takeda has the right to terminate the agreement with thirty days' written notice in case any changes to the production or quality control process required by regulatory authorities lead to the production costs increasing by more than 15%.

        We also rely on third-party contract research organizations to conduct our clinical trials.

        In addition, a number of our patent families are the result of collaborations with academic parties, including with Universidad Autónoma de Madrid and Consejo Superior de Investigaciones Científicas, and are jointly owned. Co-ownership agreements are in place with respect to all but one of such patent families, and certain types of exploitation of such patents may be subject to the co-owner's approval.

        The patent families referred to as PCX006 and PCX007 are the subject of a co ownership agreement dated November 3, 2004, between our subsidiary TiGenix SAU (formerly Cellerix), and the Universidad Autónoma de Madrid. Under the terms of this agreement, the Universidad Autónoma de Madrid assigned all exploitation rights to TiGenix SAU, including the right to license or sub-license to third parties. We are obligated to provide fifteen days' notice to the Universidad Autónoma de Madrid prior to the execution of any such license or sub license. The agreement will remain in force throughout the legal life of the patents covered by this agreement, unless it is terminated by mutual agreement. Under the terms of an amendment dated April 24, 2008, we are obliged to make the following royalty payments to the Universidad Autónoma de Madrid as consideration for the exclusive assignment:

  •
  1.0% on net sales less than 50 million euros.

  •
  1.5% on net sales between 50 million euros and 100 million euros.

  •
  2.0% on net sales over 100 million euros.

        The annual royalty rights we owe with respect to net sales generated in any country where a patent has not been granted will be halved until a patent is granted in such country.

        The anticipated expiration date of the patents and patent applications of the patent family referred to as PCX006 is of October 4, 2024 for the granted Spanish patent ES2313805 and of October 4, 2025 for the patent applications.

        The anticipated expiration date of patents and patent applications of the patent family referred to as PCX007 is May 16, 2026, with the exception of U.S. patents derived from US 11/167,061 without the benefit of the PCT filing, for which the anticipated expiration date is February 14, 2025 or June 24, 2025, without taking into account any patent term adjustment.

        The patent family referred to as PCX008 is the subject of a co-ownership agreement dated June 1, 2009 between TiGenix SAU (formerly Cellerix) and the Consejo Superior de Investigaciones Científicas, under which ownership interests were allocated between TiGenix SAU and the Consejo Superior de Investigaciones Científicas in a ratio of two-thirds to one-third. We have an exclusive worldwide licence, with the right to sub license all the exploitation rights. The agreement will remain in force until the end of the life of the patent, unless it is terminated by mutual consent. If we wish to assign our interest in the patent family to a third party the Consejo Superior de Investigaciones Científicas shall have a first right of refusal. Our payment obligations under the agreement are as follows:

  •
  An initial payment of 30,000 euros on signing the agreement.

  •
  A payment of 120,000 euros on the date on which any product that incorporates any of the patent's claims is brought onto the market.

  •
  Royalty payments to be determined on the following basis:

  •
  0.1% of net sales equal to or less than 50 million euros.

  •
  0.2% of net sales between 50 million euros and 100 million euros.

  •
  0.3% of net sales greater than 100 million euros.

        If we sub-license the rights to exploit the patent in Europe, the Consejo Superior de Investigaciones Científicas must receive consideration not less than it would receive if we exploited the patent rights ourselves. If we sub-license the rights to exploit the patent outside Europe, the Consejo Superior de Investigaciones Científicas must receive consideration equal to 1.5% of the amount of the royalties based on net sales. If we enter into a cross-licence agreement with a third party whereby we authorize the third party to exploit the patent in exchange for the right to exploit any rights of that third party, net sales shall be deemed to be our sales from the exploitation of the rights acquired under the cross-licence agreement, after first deducting any amount we may owe under the cross-licence agreement. In addition, we will pay the Consejo Superior de Investigaciones Científicas 1.5% of any of the non-percentage-based fixed amounts, whether payable once or at regular intervals, that we may receive from sub-licensees for the sub-licensing of the rights to exploit the patent, on the same terms as agreed by us with such sub-licensee. Consequently, if our payment for the sub license is wholly or partly conditional on market introduction, the Consejo Superior de Investigaciones Científicas will also be paid all or a pro rata amount of such percentage after the conditions are met.

        The anticipated expiration date of all patent applications of the patent family referred to as PCX008 is September 22, 2026.

        PCX011 is subject to a co-ownership agreement dated January 17, 2011, between TiGenix SAU (formerly Cellerix), the Consejo Superior de Investigaciones Científicas and the University of Seville determining ownership of the patent family, with 50% belonging to TiGenix SAU, 45% to the Consejo Superior de Investigaciones Científicas and 5% to the University of Seville. Under this agreement, we have an exclusive worldwide licence to the rights, without the right to sub-license. The agreement shall remain in force until the end of the life of the patent, unless it is terminated by mutual consent. Our payment obligations under the agreement are as follows:

  •
  An initial payment of 5,000 euros on signing the agreement.

  •
  A payment of 35,000 euros on the first visit by the first patient in a clinical trial for a product we promote that incorporates the patent rights.

  •
  A payment of 35,000 euros on the first visit by the first patient in a pivotal Phase III clinical trial of a product we promote that incorporates the patent rights.

  •
  A payment of 35,000 euros upon submission of a marketing authorization request dossier to a regulatory authority for a product that incorporates the patent rights.

  •
  A payment of 100,000 euros upon approval of the product by the first regulatory agency.

  •
  A royalty to be determined on the following basis on worldwide sales:

  •
  0.2% of net sales equal to or less than 50 million euros.

  •
  0.3% of net sales between 50 million euros and 100 million euros.

  •
  0.4% of net sales more than 100 million euros.

        All payments shall be distributed between the Consejo Superior de Investigaciones Científicas, which will receive 90% and the University of Seville, which will receive 10%. If we sub-license exploitation rights to the patent rights to which we provide added value, our counter parties will receive 15% of the total consideration. If such rights are sub-licensed to a third party outside Europe, our counterparties will receive 10% of the total consideration. In the event that we sublicense exploitation rights to the patent rights to which we have not provided any added value our counterparties will receive consideration no less than what they would have received had we directly exploited the patent. All parties have the right to terminate the agreement in case of a breach. We are permitted to terminate the agreement with ninety days' notice if we terminate development or commercialization of a product falling under the scope of the agreement.

        The anticipated expiration date of all patent applications of the patent family referred to as PCX011 is August 3, 2029.

        We will consider partnerships in the United States and other markets to rapidly bring Cx601, Cx611 or any of our other future products to market and maximize our value.

Manufacturing and Logistics

Our eASC-based Product Candidates

        Our eASC-based product candidates are considered medicinal products pursuant to the European regulation governing advanced therapy medicinal products and Spanish Order SCO/3461/2003 and therefore must be manufactured in compliance with cGMP requirements in an authorized pharmaceutical establishment. This also applies to the medicinal products manufactured for use in clinical trials. We have successfully obtained a manufacturing license from the Spanish Medicines and Medical Devices Agency for the commercial production of Cx601.

        Our product candidates are allogeneic eASCs that are originally derived from the subcutaneous fat tissue of a healthy donor. The fat biopsy tissue is first enzymatically digested and stem cells are recovered from it through a series of cell culture steps. In this first series of expansion steps, we create a master cell stock and extensively test the quality and safety of these first large cell stock. Once the master cell bank is qualified, it can be used to generate sequentially a large number of so called final drug substances cell stock. These final drug substances are obtained by expanding the cells of the master cell stock with a new series of cell expansions in cell culture. The final drug substances are then cryopreserved, or frozen at very low temperatures, until final use. When a final product needs to be provided to the physician, the required amount of frozen cells are thawed and recovered in cell culture. These cells are then subsequently collected for final formulation in excipient, or inert, medium. The amounts of cells and excipient volume depend on the particular product and their use in the clinics.

        During the entire manufacturing process, there are specific quality controls to guarantee that the product complies with the adequate specifications for use. The controls applied during the process on raw materials and on the finished product before and after it is packaged are particularly important. We also conduct microbiological and environmental controls and process controls to ensure that the manufacturing conditions are compliant for the manufacturing and distribution of the finished product as required by cGMP requirements.

        The EMA has established the characterization of eASCs in terms of identity, purity, potency, morphology, viability and cell growth kinetic according to the Guideline on Cell Based Medicinal Products (EMA/CHMP/410869/2006) and the Reflection Paper on Stem Cells (EMA/CAT/571134/2009, adopted on January 14, 2011) in order to set the routine controls that will be applied at final product release as well as those to be performed at different stages of the manufacturing process to guarantee the batch consistency. We obtained scientific advice from the EMA to ensure that our manufacturing process is aligned with their requirements.

        Our facilities for the manufacture of eASCs are located in Madrid, Spain and consist of two separate clean rooms and adjacent support rooms. The facilities have been approved by the Spanish Medicines and Medical Devices Agency as being compliant with cGMP requirements for the manufacture of cellular medicinal products for investigational use (i.e., clinical trials) and commercial use of approximately 400 patient lots, or finished products, per year. We expect to complete the expansion of the facility to increase production capacity to approximately 1,200 finished products per year by the end of 2017. The estimated cost of this expansion is 3 million to 3.5 million euros which we expect to share equally with Takeda. A modest additional investment would enable us to further expand our capacity to serve the European market on a commercial basis for Cx601.

        The logistics for our eASC-based products include the transport of the finished product in a special temperature controlled shipping container. The shipping process has been validated with specialist courier services. Based on our experience with these companies and the proximity of our manufacturing facility to the Madrid international airport of Barajas, we have demonstrated that we can reliably deliver the finished product to treatment sites anywhere in Europe and Israel within twenty-four hours.

Our CSC-based Product Candidates

        Our CSC-based product candidates are also considered medicinal products pursuant to the European regulation governing advanced therapy medicinal products and Spanish Order SCO/3461/2003 and therefore must be manufactured in compliance with cGMP requirements in an authorized pharmaceutical establishment.

        AlloCSC-01 and AlloCSC-02 are allogeneic CSC-based product candidates that are originally derived from a small amount of myocardial tissue that would typically be discarded during a routine valvular replacement operation. Coretherapix developed a manufacturing process compliant with cGMP that can produce hundreds of doses from a single biopsy to provide clinicians with an off-the-shelf product. The final product is cryopreserved in liquid nitrogen tanks to keep the cellular material in optimal condition until it is administered to patients.

        We use 3P Biopharmaceuticals in Pamplona, Navarra, Spain, as a sub-contractor for manufacturing our CSC-based product candidates.

Facilities

        Our registered office is in Leuven, Belgium. We have facilities in Madrid, Spain, where we lease two adjacent buildings. The first building houses our administrative offices, while the other building hosts our pharmaceutical development laboratories and a facility compliant with cGMP requirements for the manufacturing of clinical eASC products. The facility contains two separate clean rooms and adjacent support rooms. They have been approved by the Spanish Medicines and Medical Devices Agency as complying with cGMP requirements for the manufacture of cellular medicinal products for investigational use, i.e., clinical trials.

        Our subsidiary Coretherapix also has leased office space and laboratory facilities in Madrid, Spain and hosts our research and development facilities. The laboratory facilities are equipped with scientific equipment appropriate for molecular and cell biology research.

Employees

        We rely on a team of experienced professionals in all areas required to meet our strategic objectives including research and development, medical and regulatory, manufacturing, business development, product development, infrastructure, intellectual property and finance.

        On June 30, 2016, we had a total of seventy-four employees on a full-time equivalent basis. Approximately 67% of these employees were engaged in research and development activities, including clinical development and manufacturing, and the remainder were engaged in corporate functions, including finance, human resources, legal, information technology, business development, investor relations and intellectual property.

United States Government Regulation

        Biological products, such as our product candidates, are subject to regulation under the Federal Food, Drug, and Cosmetic Act, or FD&C Act, and the Public Health Service Act, or the PHS Act, as well as other federal, state and local statutes and regulations. Both the FD&C Act and the PHS Act and their corresponding regulations govern, among other things, the testing, manufacturing, safety, efficacy, labeling, packaging, storage, record keeping, distribution, reporting, advertising and other promotional practices involving biological products. FDA approval must be obtained before clinical testing of biological products. FDA approval also must be obtained before marketing of biological products. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources, and each process may take several years to complete, although certain expedited programs potentially applicable to our product candidates, such as FDA fast track approval processes for certain new drugs with the potential to address unmet medical needs for certain serious or life-threatening conditions, may potentially expedite approval processes. Certain federal incentive programs are also potentially applicable to our product candidates, such as for "orphan drugs" that treat rare conditions. Data obtained from clinical activities, including late stage clinical trials, is not always conclusive and may be susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. The FDA may not grant approval on a timely basis, or at all, and we may encounter difficulties or unanticipated costs in our efforts to secure necessary governmental approvals, which could delay or preclude us from marketing our product candidates. In addition, the FDA may limit the indications for use or place other conditions on any approvals that could restrict the commercial application of the products. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further testing requirements and FDA review and approval. In addition, our failure, or the failure of our third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including clinical holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or products, operating restrictions and criminal prosecutions, any of which could adversely affect our ability to commercialize our product candidates.

The BLA Approval Process

        The process required by the FDA before a biological product may be marketed in the United States generally involves the following:

  •
  completion of preclinical laboratory tests and animal studies according to good laboratory practices, or GLPs, and applicable requirements for the humane use of laboratory animals or other applicable regulations;

  •
  submission to the FDA of an application for an IND, which must become effective before human clinical trials may begin and which must include approval by an independent IRB at each clinical site before the trials may be initiated;

  •
  performance of adequate and well controlled human clinical trials according to the FDA's regulations commonly referred to as good clinical practices, or GCPs, and any additional requirements for the protection of human research subjects and their health information, to establish the safety and efficacy of the proposed biological product for its intended use;

  •
  submission to the FDA of a BLA for marketing approval that includes substantive evidence of safety, purity, and potency from results of preclinical testing and clinical trials, and detailed information about the chemistry, manufacturing and controls for the product, reports of the outcomes and full data sets of the clinical trials and proposed labeling and packaging for the product;

  •
  satisfactory completion of an FDA inspection of the manufacturing facility or facilities where the biological product is produced to assess compliance with cGMPs, to assure that the facilities, methods and controls are adequate to preserve the biological product's identity, strength, quality and purity and, if applicable, the FDA's current good tissue practices, or cGTPs, for the use of human cells, tissues and cellular and tissue-based products;

  •
  potential FDA audit of the preclinical and clinical trial sites that generated the data in support of the BLA; and

  •
  FDA review and approval, or licensure, of the BLA, including agreement on post-marketing commitments, if applicable.

        Before testing any biological product candidate in humans, the product candidate enters the preclinical study stage. Preclinical studies include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies to assess the potential safety and activity of the product candidate. The conduct of certain preclinical studies must comply with federal regulations and requirements including GLPs.

        The clinical trial sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, to the FDA as part of the IND. Some preclinical studies may continue even after the IND is submitted. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA places the clinical trial on a clinical hold within that 30-day time period. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. The FDA may also impose clinical holds on a biological product candidate at any time before or during clinical trials due to safety concerns or non-compliance. If the FDA imposes a clinical hold, studies may not recommence without FDA authorization and then only under terms authorized by the FDA. Accordingly, we cannot be sure that submission of an IND will result in the FDA allowing clinical trials to begin, or that, once begun, issues will not arise that suspend or terminate such studies.

        Clinical trials involve the administration of the biological product candidate to healthy volunteers or patients under the supervision of qualified investigators. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria, and the parameters to be used to monitor subject safety, including stopping rules that assure a clinical trial will be stopped if certain adverse events, or AEs, should occur. Each protocol and any amendments to the protocol must be submitted to the FDA as part of the IND. Clinical trials must be conducted and monitored in accordance with the FDA's regulations comprising the GCP requirements, including the requirement that all research subjects provide informed consent. Further, each clinical trial must be reviewed and approved by an IRB at or servicing each institution at which the clinical trial will be conducted. An IRB is charged with protecting the welfare and rights of trial participants and considers such items as whether the risks to individuals participating in the clinical studies are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the form and content of the informed consent that must be signed by each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed. Federal regulations governing the protection of human subjects in clinical trials have remained generally consistent for many years, subject to certain amendments. On September 8, 2015, the U.S. Department of Health and Human Services and other federal agencies issued a notice of proposed rulemaking seeking comments on proposals to substantially change aspects of these regulations, for example, mandating the use of a single institutional review board for multi-site trials, imposing specified data security and information regulations on trials, and involving imposing new consent requirements with respect to the use of biospecimens. The outcome of this regulatory review is not yet certain

        Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

  •
  Phase I.    The biological product is initially introduced into a small group of healthy human subjects (e.g., 10 to 20 volunteers) and tested for safety. In the case of some products for severe or life-threatening diseases, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients.

  •
  Phase II.    The biological product is evaluated in a larger but limited patient population (e.g., a few hundred patients) to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance, optimal dosage and dosing schedule.

  •
  Phase III.    Clinical studies are undertaken to further evaluate dosage, clinical efficacy, potency and safety in an expanded patient population (e.g., several hundred to several thousand patients) at geographically dispersed clinical trial sites. These clinical studies are intended to establish the overall risk/benefit ratio of the product and provide an adequate basis for product labeling.

        Post-approval clinical studies, sometimes referred to as Phase IV clinical studies, may be conducted after initial marketing approval. These clinical studies are used to gain additional experience from the treatment of patients in the intended therapeutic indication, particularly for long-term safety follow-up.

        During all phases of clinical development, regulatory agencies require extensive monitoring and auditing of all clinical activities, clinical data and clinical trial investigators. Annual progress reports detailing the results of the clinical studies must be submitted to the FDA. Written IND safety reports must be promptly submitted to the FDA, the NIH and the investigators for serious and unexpected AEs, any findings from other studies, tests in laboratory animals or in vitro testing and other sources that suggest a significant risk for human subjects, or any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. The sponsor must submit an IND safety report within fifteen calendar days after the sponsor determines that the information qualifies for reporting. The sponsor also must notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction within seven calendar days after the sponsor's initial receipt of the information. Phase I, Phase II and Phase III clinical studies may not be completed successfully within any specified period, if at all. The FDA or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB's requirements or if the biological product has been associated with unexpected serious harm to patients.

        Concurrent with clinical studies, companies usually complete additional animal studies, develop additional information about the physical characteristics of the biological product and finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. To help reduce the risk of the introduction of adventitious agents with use of biological products, the PHS Act emphasizes the importance of manufacturing control for products whose attributes cannot be precisely defined. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the sponsor must develop methods for testing the identity, strength, quality, potency and purity of the final biological product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the biological product candidate does not undergo unacceptable deterioration over its shelf life.

Review and Approval Processes

        After the completion of clinical trials of a biological product, FDA approval of a BLA must be obtained before commercial marketing of the biological product. The testing and approval processes for a BLA require substantial time and effort and there can be no assurance that the FDA will accept the BLA for filing and, even if filed, that any approval will be granted on a timely basis, if at all. The BLA must include results of product development, laboratory and animal studies, human studies, information on the manufacture and composition of the product, proposed labeling and other relevant information.

        In addition, under the Pediatric Research Equity Act, or PREA, a BLA or supplement to a BLA must contain data to assess the safety and effectiveness of the biological product for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. However, the FDA may grant deferrals for submission of data or full or partial waivers.

        Under the Prescription Drug User Fee Act, or PDUFA, as amended, each BLA must be accompanied by a significant user fee. PDUFA also imposes an annual product fee for biologics and an annual establishment fee on facilities used to manufacture prescription biologics. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business.

        Within 60 days following submission of the application, the FDA reviews the BLA to determine if it is substantially complete before the agency accepts it for filing. The FDA may refuse to file any BLA that it deems incomplete or not properly reviewable at the time of submission and may request additional information. In this event, the BLA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review of the BLA. The FDA reviews the BLA to determine, among other things, whether the proposed product is safe and potent, or effective, for its intended use, and has an acceptable purity profile, and whether the product is being manufactured in accordance with cGMP to assure and preserve the product's identity, safety, strength, quality, potency and purity. The FDA may refer applications for novel biological products or biological products that present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions. During the biological product approval process, the FDA also will determine whether a Risk Evaluation and Mitigation Strategy, or REMS, is necessary to assure the safe use of the biological product. If the FDA concludes a REMS is needed, the sponsor of the BLA must submit a proposed REMS; the FDA will not approve the BLA without a REMS, if required.

        Before approving a BLA, the FDA will inspect the facilities at which the product is manufactured. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving a BLA, the FDA will typically inspect one or more clinical sites to assure that the clinical trials were conducted in compliance with IND study requirements and GCP requirements. To assure cGMP, GTP and GCP compliance, an applicant must incur significant expenditure of time, money and effort in the areas of training, record keeping, production and quality control.

        Notwithstanding the submission of relevant data and information, the FDA may ultimately decide that the BLA does not satisfy its regulatory criteria for approval and deny approval. Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than we interpret the same data. If the agency decides not to approve the BLA in its present form, the FDA will issue a complete response letter that usually describes all of the specific deficiencies in the BLA identified by the FDA. The deficiencies identified may be minor, for example, requiring labeling changes, or major, for example, requiring additional clinical trials. Additionally, the complete response letter may include recommended actions that the applicant might take to place the application in a condition for approval. If a complete response letter is issued, the applicant may either resubmit the BLA, addressing all of the deficiencies identified in the letter, or withdraw the application.

        If a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling. The FDA may impose restrictions and conditions on product distribution, prescribing, or dispensing in the form of a risk management plan, or otherwise limit the scope of any approval. In addition, the FDA may require post marketing clinical trials, sometimes referred to as Phase 4 clinical trials, designed to further assess a biological product's safety and effectiveness, and testing and surveillance programs to monitor the safety of approved products that have been commercialized.

Post-Approval Requirements

        After regulatory approval of a product is obtained, there may be a number of post-approval requirements. For example, as a condition of approval of a BLA, the FDA may require post-marketing testing and surveillance to monitor the product's safety or efficacy. In addition, holders of an approved BLA are required to keep extensive records, to report certain adverse reactions and production problems to the FDA, to provide updated safety and efficacy information and to comply with requirements concerning advertising and promotional labeling for their products. Also, quality control and manufacturing procedures must continue to conform to cGMP regulations and practices, as well as the manufacturing conditions of approval set forth in the BLA. The FDA periodically inspects manufacturing facilities to assess compliance with cGMP, which imposes certain procedural, substantive and recordkeeping requirements. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.

        Future FDA inspections may identify compliance issues at manufacturer facilities or at the facilities of third-party suppliers that may disrupt production or distribution, or require substantial resources to correct and prevent recurrence of any deficiencies, and could result in fines or penalties by regulatory authorities. In addition, discovery of problems with a product or the failure to comply with applicable requirements may result in restrictions on a product, manufacturer or holder of an approved BLA, including withdrawal or recall of the product from the market or other voluntary, FDA-initiated or judicial action, including fines, injunctions, civil penalties, license revocations, seizure, total or partial suspension of production or criminal penalties, any of which could delay or prohibit further marketing.

Newly discovered or developed safety or efficacy data may require changes to a product's approved labeling, including the addition of new warnings and contraindications.

Certain U.S. Regulatory Incentives and Other Programs

Marketing Exclusivity for Reference Biological Products

        As part of the ongoing efforts of governmental authorities to lower health care costs by facilitating generic competition to pharmaceutical products, the BPCIA, enacted as part of the Health Care Reform Law, created a new abbreviated regulatory approval pathway in the United States for biological products that are found to be biosimilar to or interchange with a biological "reference product" previously licensed under a BLA. This abbreviated approval pathway is intended to permit a biosimilar to come to market more quickly and less expensively by relying to some extent on the data generated by the reference product's sponsor, and the FDA's previous review and approval of the reference product. Under the BPCIA, a biosimilar sponsor's ability to seek or obtain approval through the abbreviated pathway is limited by periods of exclusivity granted by the FDA to the holder of the reference product's BLA, and no biosimilar application may be accepted by the FDA for review until four years after the date the reference product was first licensed by the FDA, and no biosimilar application, once accepted, may receive final approval until 12 years after the reference product was first licensed by the FDA.

        While we would expect to be granted this 12-year period of exclusivity for our product candidates, if approved, notably, this period of reference product market exclusivity applies only to the biosimilar pathway and will not, for example, provide protection against any biological product for a similar indication that achieves FDA approval under a traditional BLA based on the sponsor's own research data There is also risk that the 12-year period of biological reference product exclusivity could be shortened due to congressional action, or that the FDA will not consider our product candidates, if they are approved, to be reference products for competing products, potentially creating the opportunity for competition sooner than anticipated.

        Once approved, biosimilars likely would compete with, and in some circumstances may be deemed under the law to be "interchangeable with," the previously approved reference product. To date, only one biosimilar has been licensed under the BPCIA framework, and the extent to which a biosimilar, once approved, will be substituted for any one of our product candidates, if approved, in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing. Although there is uncertainty regarding the impact of this new program, it seems likely that if any of our product candidates are approved by the FDA, there is risk that the approval of a biosimilar competitor to one of our products could have an adverse impact on our business. In particular, a biosimilar could be significantly less costly to bring to market and priced significantly lower than our product, if approved by the FDA.

Special Protocol Assessment

        Under the FD&C Act, the FDA will evaluate certain protocols, upon sponsor request, to generally determine if the study design is adequate to meet sponsor goals, including, among others, protocols for certain Phase III clinical trials that will form the primary basis of an efficacy claim for a marketing authorization, such as a BLA. The procedure, known as a special protocol assessment or SPA, may be used in connection with sponsors that have been issued an IND, but also may be available prior to the issuance of an IND where the FDA is sufficiently informed of the overall development plan for the investigational drug. Generally, as part of the SPA process, the FDA will meet with sponsors for the purpose of reaching agreement on the design, execution and analyses proposed for the clinical trial, such as clinical endpoints, size and statistical design. If an agreement is reached, the FDA will reduce the agreement to a writing, which becomes part of the study's administrative record. When an SPA agreement has been reached, it is possible, but not certain, that if a study is conducted according to the protocol, and if the study achieves its agreed-upon objectives, then the FDA will support the approval of a marketing application, such as a BLA. However, this cannot be assured. Although the SPA program provides that the SPA agreement is not subject to change without the agreement by the FDA and the sponsor, the program also permits the FDA to rescind an SPA agreement, in particular where the FDA has found that a "substantial scientific issue essential to determining the safety or effectiveness of the drug has been identified after the testing has begun." From time to time the FDA will rescind SPA agreements, and the basis for those rescissions may be the subject of significant dispute. By letter dated August 3, 2015, the FDA provided a favorable SPA determination for our proposed Phase III study design to register Cx601 in the United States, noting that the study may proceed only when an IND is in effect.

FDA Expedited Programs for Serious Conditions

        Certain FDA programs are intended to speed the availability of drugs and biologics that treat serious diseases, which could potentially apply to our product candidates, although this cannot be assured, and we do not currently have any products with fast track designation or designation under other FDA expedited development and review programs. The FDA's expedited programs are generally intended to facilitate and expedite development and review of new drugs and biologics to address unmet needs in the treatment of a serious or life-threatening condition. Two programs potentially relevant to our product candidates are fast track designation and breakthrough therapy designation.

        Fast track designation applies to a combination of the product candidate and the specific indication or use for which it is being studied. Thus, it is the development program for a specific product candidate for a specific indication that receives fast track designation. Fast track designation requires showing that the product candidate will fill an unmet medical need, generally defined as providing a therapy where none exists, or providing a therapy which may be potentially better than available therapy. Breakthrough therapy designation applies to product candidates that treat a serious condition and where there is preliminary clinical evidence indicating that the product candidate may demonstrate substantial improvement over available therapy on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. As with fast track designation, breakthrough therapy designation applies to both the product candidate and the specific use for which it is being studied. A significant feature of both fast track designation and breakthrough therapy designation is an opportunity for early and frequent communication with the FDA, as well as eligibility for what is known as "rolling review," an opportunity for sponsors to submit completed portions of a marketing application, such as a BLA, before the entire application is completed.

        Product candidates granted fast track designation or breakthrough therapy designation may lose that designation, and be subject to standard FDA development and review requirements, if the FDA finds that the designation is no longer supported by emerging data, or the designated drug development program is no longer being pursued. For example, a product candidate granted designation under the fast track program may lose that designation if a newly approved product meets the unmet medical need for the same indication, and a product candidate granted breakthrough therapy designation may lose that designation if a product is approved for the same indication and the sponsor fails to demonstrate substantial improvement over the recently approved product.

        We are currently exploring the options for expedited review that could facilitate and accelerate the development of Cx601 and the review of its future BLA.

Pediatric Exclusivity

        Under the BPCIA, which was part of the Health Care Reform Law, biologics, such as our product candidates, may be eligible for pediatric exclusivity, an incentive intended to encourage medical product research for children. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods applicable to biological products under the BPCIA—namely, the four-year period during which the FDA will not consider an application for a biosimilar product, and the twelve-year period during which the FDA will not approve a biosimilar application. This six-month exclusivity, which runs from the end of these exclusivity protection periods, may be granted based on the voluntary completion of a pediatric trial in accordance with an FDA-issued "written request" for such a trial. It is possible, but not assured, that certain of our current or future product candidates may be targeted to pediatric populations, and so pursuit of this incentive may be relevant to us.

Orphan Drug Designation

        The FDA may grant orphan drug designation to drugs intended to treat a "rare disease or condition" that affects fewer than 200,000 individuals in the United States, or that affects more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making available in the United States a drug for such a disease or condition will be recovered from sales in the United States for that drug. Orphan drug designation must be requested before submitting an application for marketing approval. Orphan drug designation can provide opportunities for grant funding towards clinical trial costs, tax advantages and FDA user fee exemptions. In addition, if a product that has an orphan drug designation subsequently receives FDA approval for the indication for which it has such designation, the product may be entitled to orphan drug exclusivity, which means the FDA would not approve any other application to market the same drug for the same indication for a period of seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan exclusivity or a meaningfully different mode of administration. It is possible, but not assured, that certain of our current or future product candidates may be targeted to rare diseases or conditions and so pursuit of this incentive may be relevant to us. With respect to our product candidate Cx601, we filed for orphan designation for the treatment of anal fistulas in the United States in 2012. In January 2014, we received feedback from the FDA indicating that it believes fistulizing Crohn's disease to be a chronic disease with a potential patient population in excess of the threshold for orphan designation, which is 200,000 patients in the United States. We have commissioned a study to explore in more detail the prevalence of complex perianal fistulas in Crohn's disease patients in the United States. Depending on the results of this study, we may renew our application for orphan designation in the United States.

U.S. Regulations Affecting Certain Federally Funded Programs, such as Medicare and Medicaid

        Pharmaceutical manufacturers with products that are reimbursed by U.S. federally funded programs such as Medicare and Medicaid are subject to regulation by CMS and enforcement by HHS OIG, and in the event our product candidates are approved, regulation by CMS and enforcement by HSS OIG would be relevant to us. The Anti-Kickback Law prohibits providers and others from directly or indirectly soliciting, receiving, offering or paying any remuneration with the intent of generating referrals or orders for services or items covered by a government health care program. Many states have similar laws. Courts have interpreted this law very broadly, including by holding that a violation has occurred if even one purpose of the remuneration is to generate referrals, even if there are other lawful purposes. There are statutory and regulatory exceptions, or safe harbors, that outline arrangements that are deemed lawful. However, the fact that an arrangement does not fall within a safe harbor does not necessarily render the conduct illegal under the Anti-Kickback Law. In sum, even legitimate business arrangements between the companies and referral sources could lead to scrutiny by government enforcement agencies and require extensive company resources to respond to government investigations. Violations of the Anti-Kickback Law may be punished by civil and criminal penalties or exclusion from participation in federal health care programs, including Medicare and Medicaid.

        The FCA is violated by any entity that "presents or causes to be presented" knowingly false claims for payment to the federal government. In addition, the Health Care Reform Law amended the FCA to create a cause of action against any person who knowingly makes a false statement material to an obligation to pay money to the government or knowingly conceals or improperly decreases an obligation to pay or transmit money or property to the government. For the purposes of these recent amendments, an "obligation" includes an identified overpayment, which is defined broadly to include "any funds that a person receives or retains under Medicare and Medicaid to which the person, after applicable reconciliation, is not entitled ...."

        The FCA is commonly used to sue those who submit allegedly false Medicare or Medicaid claims, as well as those who induce or assist others to submit a false claim. "False claims" can result not only from non-compliance with the express requirements of applicable governmental reimbursement programs, such as Medicaid or Medicare, but also from non-compliance with other laws, such as the Anti-Kickback Law (which was explicitly confirmed in the Health Care Reform Law), or laws that require quality care in service delivery. The qui tam and whistleblower provisions of the FCA allow private individuals to bring actions on behalf of the government alleging that the government was defrauded, with tremendous potential financial gain to private citizens who prevail. When a private party brings a whistleblower action under the FCA, the defendant is not made aware of the lawsuit until the government starts its own investigation or makes a decision on whether it will intervene. Many states have enacted similar laws that also apply to claims submitted to commercial insurance companies. The bringing of any FCA action could require us to devote resources to investigate and defend the action. Violations of the FCA can result in treble damages, and each false claim submitted can be subject to a penalty of up to $11,000 per claim.

        A provision of the Health Care Reform Law, generally referred to as the Physician Payment Sunshine Act or Open Payments Program, imposes new reporting and disclosure requirements for pharmaceutical and medical device manufacturers that have at least one product that is reimbursed by Medicare, Medicaid or the Children's Health Insurance Program with regard to payments or other transfers of value made to certain U.S. health care practitioners, such as physicians and academic medical centers, and with regard to certain ownership interests held by physicians in reporting entities. Data collection activities under the Physician Payment Sunshine Act began on August 1, 2013, and as required under the Physician Payment Sunshine Act, CMS published information from these reports on a publicly available website, including amounts transferred and the physician and teaching hospital identities, on September 30, 2014. Beginning in 2014 and each year thereafter, data collection for each calendar year must be submitted by June 30 of the subsequent year, and will be published annually. It is difficult to predict how the new requirements, which also preempt similar state law reporting requirements, may impact our relationships with physicians and teaching hospitals.

        U.S. Patent Term Restoration and Marketing Exclusivity    Depending upon the timing, duration, and specifics of the FDA approval of the use of our product candidates, some of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the Hatch-Waxman Amendments. Patent term restoration can compensate for time lost during product development and the regulatory review process by returning up to five years of patent life for a patent that covers a new product or its use. However, patent term restoration cannot extend the remaining term of a patent beyond a total of fourteen years from the product's approval date. The period of patent term restoration is generally one-half the time between the effective date of an IND (falling after issuance of the patent) and the submission date of a BLA, plus the time between the submission date of the BLA and the approval of that application, provided the sponsor acted with diligence. Only one patent applicable to an approved biological product is eligible for the extension and the application for the extension must be submitted prior to the expiration of the patent. The application for patent term extension is subject to approval by the Patent and Trademark Office in consultation with the FDA.

        A patent term extension is only available when the FDA approves a biological product for the first time. We believe that our eASC-based platform and the manner in which it is manufactured and used have not been previously approved by the FDA. However, we cannot be certain that the Patent and Trademark Office and the FDA will agree with our analysis or will grant a patent term extension.

Government Regulation in Europe

        The European Medicines Agency, or EMA, operates in the European Union and its main responsibility is the protection and promotion of public and animal health, through the evaluation and supervision of medicines for human and veterinary use. More specifically, it coordinates the evaluation and monitoring of centrally authorized products and national referrals, developing technical guidance and providing scientific advice to sponsors. Its scope of operations is medicinal products for human and veterinary use including biologics and advanced therapies, and herbal medicinal products.

        Clinical trials in Europe fall under the remit of National Competent Authorities.

Advanced Therapy Medicinal Products

        Advanced therapy medicinal products are new medical products based on genes (gene therapy), cells (cell therapy) or tissues (tissue engineering). These advanced therapies herald revolutionary treatments of a number of diseases and have huge potential for patients and industry.

        The lack of an EU-wide regulatory framework in the past led to divergent national approaches which hindered patients' access to products, hampered the growth of this emerging industry and ultimately affected the European Union's competitiveness in a key area of biotechnology.

        In 2007, the EU institutions agreed on Regulation (EC) 1394/2007, a regulation on advanced therapies designed to ensure the free movement of advanced therapy products within Europe, to facilitate access of such therapies to the European Economic Area market and to foster the competitiveness of European companies in the field, while guaranteeing the highest level of health protection for patients.

        The main elements of the regulation are the following:

  •
  A centralized marketing authorization procedure, to benefit from the pooling of expertise at European level and direct access to the European Economic Area market.

  •
  A new and multidisciplinary expert committee, the Committee for Advanced Therapies, within the EMA, to assess advanced therapy products and follow scientific developments in the field.

  •
  Technical requirements adapted to the particular characteristics of these products.

  •
  Special incentives for small and medium-sized enterprises.

        ChondroCelect was the first product to receive centralized authorization as an advanced therapy medicinal product.

Centralized Authorization Procedure

        The EMA is responsible for the centralized procedure, resulting in centralized marketing authorization, the single marketing authorization that is valid across the European Economic Area.

        The centralized authorization procedure is required for the following types of products:

  •
  Medicinal products developed by using recombinant DNA technology, the controlled expression of genes coded for biologically active proteins in prokaryotes and eukaryotes, including transformed mammalian cells, or hybridoma or monoclonal antibody methods.

  •
  Advanced therapy medicinal products, such as gene-therapy, somatic cell-therapy or tissue-engineered medicines.

  •
  Medicinal products for human use containing a new active substance that did not receive community marketing authorization when the community authorization procedure was first implemented, for which the therapeutic indication is the treatment of AIDS, cancer, neurodegenerative disorders, diabetes, autoimmune diseases and other immune dysfunctions or viral diseases.

  •
  Officially designated orphan medicines.

        The Pediatric Regulation places some obligations for the applicant when developing a new medicinal product, in order to ensure that medicines to treat children are subject to ethical research of high quality and are appropriately authorized for use in children, and to improve collection of information on the use of medicines in the various subsets of the pediatric population. The application will have to include the pediatric investigation plan decision but also the results in accordance with the agreed pediatric investigation plan.

        The Pediatric Committee of the EMA issued a positive opinion on the pediatric investigation plan for Cx601 in September 2014.

        Applications through the centralized authorization procedure are submitted directly to the EMA. The centralized procedure enables applicants to obtain a marketing authorization that is valid in all European Union member states based on a single application. Under the centralized procedure, the EMA's Committee for Human Medicinal Products, or CHMP, is required to adopt an opinion on a valid application within 210 days, excluding clock stops, when additional written or oral information is to be provided by the applicant in response to questions. More specifically, on day 120 of the procedure, once the CHMP has received the preliminary assessment reports and opinions from the rapporteur and co-rapporteur, it prepares a list of potential outstanding issues, referred to as "other concerns" or "major objections", as part of its day 120 list of questions. These are sent to the applicant together with the CHMP's recommendation. The CHMP generally makes one of two recommendations: (1) the marketing authorization application for the product could be approvable provided that satisfactory answers are given to the "other concerns" identified and that all other conditions outlined are implemented and complied with; or (2) the marketing authorization application for the product is not approvable at that time since "major objections" have been identified. Applicants have three months from the date of receiving the day 120 list of questions to respond to the CHMP, and can request a three-month extension if necessary. The rapporteur and co-rapporteur assess the applicant's replies, revise the assessment report as necessary and may prepare a list of outstanding issues. The revised assessment report and list of outstanding issues are sent to the applicant together with the CHMP's recommendation by day 180 of the procedure. Applicants then have one month to respond to the CHMP (and can request a one or two-month extension). The granting of marketing authorization will depend on the recommendations and potential major objections identified by the CHMP as well as the ability of the applicant to respond adequately to these findings. According to a presentation published by the EMA, for the period from December 2005 to December 2010, of the eighteen marketing authorization applications that received a positive opinion from the EMA, the number of major objections received during the EMA review period ranged from zero to ten, with an average of four major objections, and of the twenty marketing authorization applications that either received a negative opinion from the EMA or were otherwise withdrawn by the applicant, the number of major objections received during the EMA review period ranged from one to thirty-four, with an average of ten major objections. After the adoption of the CHMP's opinion, a decision on the marketing authorization application must be adopted by the European Commission, after consulting the European Union member states, which in total can take more than sixty days. An applicant for a marketing authorization may request a re-examination in the event of a negative opinion, at which time the CHMP appoints new rapporteurs. Within sixty days of receipt of the negative opinion, the applicant must submit a document explaining the basis for its request for re-examination. The CHMP has sixty days to consider the applicant's request for re-examination. The applicant may request an oral explanation before the CHMP, which is routinely granted, following which CHMP will adopt a final opinion. The final opinion, whether positive or negative, is published by the CHMP shortly following the CHMP meeting at which the oral explanation takes place.

        Once centralized marketing authorization has been granted for a medicinal product, the holder of that authorization can make the medicinal product available to patients and healthcare professionals in all European Economic Area countries.

Orphan Drug Designation

        Applications for designation of orphan medicines are reviewed by the EMA through the Committee for Orphan Medicinal Products. The criteria for orphan designation are as follows:

1.
either (i) the medicinal product is intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition affecting no more than five in 10,000 persons in the European Union at the time of submission of the designation application or (ii) the medicinal product is intended for the diagnosis, prevention or treatment of a life-threatening, seriously debilitating or serious and chronic condition, and without incentives it is unlikely that the revenue after marketing of the medicinal product would cover the investment in its development and

2.
either (i) no satisfactory method of diagnosis, prevention or treatment of the condition concerned is authorized or (ii) if such method exists, the medicinal product will be of significant benefit to those affected by the condition.

        Companies with an orphan designation for a medicinal product benefit from incentives such as the following:

  •
  Protocol assistance (scientific advice for orphan medicines during the product-development phase).

  •
  Direct access to centralized marketing authorization and ten-year marketing exclusivity.

  •
  Financial incentives (fee reductions or exemptions).

  •
  National incentives detailed in an inventory made available by the European Commission.

        Since December 2011, orphan medicinal products are eligible for the following level of fee reductions:

  •
  Full (100%) reduction for small- and medium-sized enterprises, or SMEs, for protocol assistance and follow-up, full reduction for non-SME sponsors for pediatric-related assistance and 40% reduction for non-SME sponsors for non-pediatric assistance.

  •
  Full reduction for pre-authorization inspections and 90% reduction for post-authorization inspections for SMEs.

  •
  Full reduction for SMEs for new applications for centralized marketing authorization.

  •
  Full reduction for post-authorization activities including annual fees only to an SME in the first year after granting a marketing authorization.

        To qualify for assistance, companies must be established in the European Economic Area, employ fewer than 250 employees and have an annual revenues of not more than 50 million euros or an annual balance sheet total of not more than 43 million euros.

        Cx601, our leading therapeutic product candidate, was granted orphan drug designation for the treatment of anal fistulas in 2009.

        While the same product can receive centralized marketing authorization for both orphan and "non-orphan" indications, orphan and "non-orphan" indications cannot be covered by the same marketing authorization, and the product would have to go through a second authorization process to receive marketing authorization for the second indication.

Expedited Development and Review Programs in Europe

Accelerated Assessment

        The maximum timeframe for the evaluation of a marketing authorization application under the Centralized Procedure is 210 days, excluding clock stops when additional written or oral information is to be provided by the applicant in response to questions asked by the Committee for Medicinal Products for Human Use (CHMP). However the applicant may request an accelerated assessment procedure in order to meet, in particular the legitimate expectations of patients and to take account of the increasingly rapid progress of science and therapies, for medicinal products of major interest from the point of view of public health and in particular from the viewpoint of therapeutic innovation. Applicants requesting an accelerated assessment procedure should justify that the medicinal product is expected to be of major public health interest. Based on the request, the justifications presented, and the recommendations of the Rapporteurs, the CHMP will formulate a decision. Such a decision will be taken without prejudice to the CHMP opinion (positive or negative) on the granting of a marketing authorization. If the CHMP accepts the request, the timeframe for the evaluation will be reduced to 150 days.

        Any request for accelerated assessment should be made as early as possible before the actual submission of the marketing authorization application. The request together with supporting documentation should be sent electronically to the EMA. In order to allow sufficient time to assess the request and prepare for the accelerated procedure, it is recommended to submit the request at least two to three months before the actual submission of the marketing authorization application.

        Applicants requesting an accelerated assessment procedure should duly substantiate the request and in particular, justify their expectation that the medicinal product is of major public health interest particularly from the point of view of therapeutic innovation. There is no single definition of what constitutes major public health interest. This should be justified by the applicant on a case-by-case basis. The justification should include the major benefits expected and present the arguments to support the claim that the medicinal product introduces new methods of therapy or improves on existing methods, thereby addressing to a significant extent the greater unmet needs for maintaining and improving public health. The key items to be described in the justification, and the appropriate level of detail, should be evaluated on a case-by-case basis. The request should be presented as a short but comprehensive document. The following list of key items would normally be addressed in the justification:

  •
  The unmet needs and the available methods of prevention, diagnosis or treatment.

  •
  The extent to which the medicinal product is expected to have major impact on medical practice, its major added value, and/or how it addresses the greater unmet needs.

  •
  A brief outline of the main available evidence on which the applicant bases its claim of major public health interest.

Conditional Marketing Authorization

        For certain categories of medicinal products, in order to meet unmet medical needs of patients and in the interest of public health, it may be necessary to grant marketing authorizations on the basis of less complete data than is normally required. In such cases, it is possible for the CHMP to recommend the granting of a marketing authorization subject to certain specific obligations to be reviewed annually.

        This may apply to medicinal products for human use that fall under one of the following categories:

  •
  Medicinal products that aim at the treatment, the prevention or the medical diagnosis of seriously debilitating diseases or life-threatening diseases.

  •
  Medicinal products to be used in emergency situations, in response to public threats duly recognized either by the World Health Organization or by the Community in the framework of Decision (EC) No 2119/98.

  •
  Medicinal products designated as orphan medicinal products in accordance with Article 3 of Regulation (EC) No 141/2000.

        A conditional marketing authorization may be granted where the CHMP finds that, although comprehensive clinical data referring to the safety and efficacy of the medicinal product have not been supplied, all the following requirements are met:

  •
  The risk-benefit balance of the medicinal product, as defined in Article 1(28a) of Directive 2001/83/EC, is positive.

  •
  It is likely that the applicant will be in a position to provide the comprehensive clinical data.

  •
  Unmet medical needs will be fulfilled.

  •
  The benefit to public health of the immediate availability on the market of the medicinal product concerned outweighs the risk inherent in the fact that additional data are still required.

        Conditional marketing authorizations are valid for one year, on a renewable basis. The holder will be required to complete ongoing studies or to conduct new studies with a view to confirming that the benefit-risk balance is positive. In addition, specific obligations may be imposed in relation to the collection of pharmacovigilance data.

        The granting of a conditional marketing authorization will allow medicines to reach patients with unmet medical needs earlier than might otherwise be the case, and will ensure that additional data on a product are generated, submitted, assessed and acted upon.

Marketing Authorization in Exceptional Circumstances

        Conditional marketing authorizations are distinct from marketing authorizations granted in exceptional circumstances in accordance with Article 14(8) of Regulation (EC) No 726/2004. In the case of the conditional marketing authorization, an authorization is granted before all data are available. The authorization is not intended, however, to remain conditional indefinitely. Rather, once the missing data are provided, it should be possible to replace it with a marketing authorization which is not conditional, that is to say, which is not subject to specific obligations. In contrast, it will normally never be possible to assemble a full dossier in respect of a marketing authorization granted in exceptional circumstances.

Reimbursement

        Sales of pharmaceutical products depend, in part, on the extent to which the payments for the products will be covered by third-party payers, such as national health insurance programs, government health programs or private insurance programs or managed health care organizations. Such third-party payers in both the United States and Europe are increasingly challenging the prices charged for medical products and services. Additionally, the containment of health care costs has become a priority, and governments have shown significant interest in implementing cost-containment programs for medicinal products, including price controls, restrictions on reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures and adoption of more restrictive policies in jurisdictions with existing controls and measures could limit our revenues. If these third-party payers do not consider our products to be cost-effective compared to other available therapies, they may not cover our products as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our products on a profitable basis.

        In some countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing the pricing of medicinal products vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. Countries that have price controls or reimbursement limitations for pharmaceutical products may or may not allow favorable reimbursement and pricing arrangements for any of our products.

        Thus, pricing and reimbursement are not harmonized across Europe and are within the exclusive discretion of the national authorities. Reimbursement mechanisms for private and public health insurers vary from country to country and occasionally across different regions of the same country. In public health insurance systems, reimbursement is determined by procedures established by the relevant authority of the EU member state. Inclusion of a product in reimbursement schedules is dependent on many factors, including proof of the product's therapeutic value (efficacy, safety, effectiveness, convenience) and economic value as compared to existing alternatives for a specific disease with a clear medical need. Reimbursement is subject to considerations of cost, use and volume that can vary from country to country.

        Certain European countries are also establishing increasingly specific policies for reimbursement of orphan drugs, including the following:

  •
  France offers tax exemptions for orphan drugs for which the revenue is below 30 million euros in France.

  •
  Spain imposes a deduction on the agreed price of drugs paid for by the Spanish Healthcare System, which is usually 7.5% for non-orphan drugs. For orphan drugs, the deduction is reduced to 4%.

  •
  In Germany, the Gemeinsamer Bundesausschuss (Joint Federal Committee) performs an early benefit assessment for all reimbursable pharmaceuticals to be marketed based on materials submitted by the manufacturer. For orphan drugs, manufacturers are allowed to submit an abbreviated dossier (without proof of medical benefit and additional medical benefit over an appropriate comparative product) for the early benefit assessment by the Gemeinsamer Bundesausschuss if sales in Germany in the previous twelve months are below 50 million euros.

  •
  Italy has a national orphan drug center, registry and network, which provides more flexibility in negotiations with the payor agency, the Agenzia Italiana del Farmaco.

  •
  In England, orphan drugs may receive centralized funding from NHS England (as opposed to funding by local entities). There is no need for an assessment by the National Institute for Health and Care Excellence (NICE), a public body that publishes binding guidelines on the use of health technologies in the NHS in England and Wales, based primarily on evaluations of clinical evidence and cost-effectiveness, which is commonly required for non-orphan drugs.

        Historically, products launched in the European Union do not follow price structures of the United States, and generally prices tend to be significantly lower.

Environmental Matters

        We use various chemical and biological products to conduct our research and to manufacture our products and are subject to specific environmental and occupational health and safety laws and regulations in the jurisdictions in which we operate. These laws and regulations govern, among other things the generation, storage, handling, use, transportation and disposal of hazardous materials and wastes and the health and safety of our employees. If we violate or fail to comply with these laws and regulations, we could be subject to third-party or administrative claims or fines or other sanctions by regulators. We could also be held responsible for costs and damages arising from any contamination at our past or present facilities or at third party waste disposal sites.

        We have established procedures to ensure our compliance with environmental laws and regulations, and such compliance has not had a material impact on our capital expenditures, earnings or competitive position.

Litigation

        From time to time, we may be party to litigation that arises in the ordinary course of our business. As of the date of this prospectus, we and our subsidiaries are not involved in any material litigation or legal proceedings, except as disclosed below:

Invalidation of U.S. Patent US6777231

        On April 1, 2011, Cellerix (the predecessor entity of our subsidiary TiGenix SAU) filed an inter partes re-examination request with the Patent and Trademark Office regarding the patent US6777231, owned by the University of Pittsburgh. The Patent and Trademark Office examiner issued a decision concluding that all ten originally issued and all eighteen newly submitted claims of the patent granted to the University of Pittsburgh were invalid. The University of Pittsburgh then appealed the examiner's decision, but only with respect to two of the newly submitted claims. We cross-appealed the examiner's refusal to reject those two newly submitted claims as anticipated by the prior art. The Patent Trial and Appeal Board issued a decision simultaneously granting both appeals, thus confirming that all claims of the patent were invalid, but with respect to the newly submitted claims, on different grounds than those cited in the decision by the initial examiner. On this basis, the University of Pittsburgh filed a request to reopen prosecution and submitted claim amendments to those newly submitted claims to the Patent and Trademark Office for further consideration in an attempt to overcome the Patent Trial and Appeal Board's institution of a new ground for rejection as anticipated by the prior art. We submitted comments to the Patent and Trademark Office arguing that these claim amendments did not overcome the anticipated rejection. On March 16, 2015, the examiner issued her determination that the claim amendments did not overcome the anticipated rejection and further adopted our proposed anticipated rejections over two additional prior art references and two proposed indefiniteness rejections. We and the University of Pittsburgh have submitted comments on the examiner's determination and replied to each other's comments. The comments and replies have been entered into the record and the proceedings were forwarded to the Patent Trial and Appeal Board on December 18, 2015. The proceedings were docketed at the PTAB as of September 13, 2016; accordingly a decision could be rendered by the PTAB at any time. We do not know exactly when a final decision will be rendered, and at this stage, we are not in a position to assess the probable outcome of these proceedings.

Repayment of Subsidies

        On January 5, 2012, our subsidiary TiGenix SAU lodged an ordinary appeal before the Contentious-Administrative Chamber of the National Appellate Court of Spain (Audiencia Nacional) challenging two decisions taken by the Director General of Technology Transfer and Business Development at the Spanish Ministry of Science and Innovation (the "Administration") on November 16, 2011, which partially revoked and claimed the repayment of two subsidies, granted in 2006 and 2007, respectively.

        Both contested subsidies were granted to a consortium of beneficiaries, one of which was TiGenix SAU. TiGenix SAU also acted as representative of the beneficiaries in the consortium.

        The Administration claimed that (i) the contested subsidies, together with other subsidies granted to TiGenix SAU during the same time period (i.e., 2006 and 2007), exceeded the maximum permitted by law, and therefore, requested the reimbursement of the excess amount granted, and that (ii) some of the expenses attributed to the project financed by the contested subsidies had already been financed by other subsidies.

        TiGenix SAU contended, among other arguments, that the Administration is not entitled to aggregate all of the subsidies granted to TiGenix SAU (i.e., the contested subsidies and other subsidies granted) for purposes of applying the maximum (i.e., in the particular case of TiGenix SAU, 60% of the eligible cost of the project), because the various subsidies were granted for financing different projects with different purposes and scopes.

        The total claim of the Administration, with respect to the full consortium and both contested subsidies, including late payment interest, amounted to 0.9 million euros, and the Administration claimed the full amount from TiGenix SAU, as the representative of the consortium.

        As an intermediate measure, TiGenix SAU obtained an injunctive decision that the amounts claimed by the Administration do not have to be repaid until a final judgment is received. Instead, TiGenix SAU requested two financial institutions to issue separate guarantees in favor of the Administration guaranteeing the full amount claimed.

        On May 20, 2014, TiGenix SAU received the judgment of the Chamber for Contentious Administrative Proceedings of the National High Court of April, 30, 2014. In this judgment, the court partially upheld the claims made by TiGenix SAU throughout the administrative appeal, and declared null the two resolutions on the partial repayment of the two subsidies that were granted in 2006 and 2007, respectively. However, the court also found that there were grounds for a partial repayment of the contested subsidies but ordered the Administration to recalculate the amount of such repayment. It concluded that some of the items included in the Administration's calculations are either wrong or duplicative.

        On September 22, 2015 TiGenix SAU received a notification of the decision of the Administration of September 15, 2015, whereby a new assessment was issued in respect of the amounts to be repaid under the contested subsidies. According to the new assessment, the total amount to be reimbursed by TiGenix SAU with respect to the full consortium and both contested subsidies, including late payment interest, was reduced to 0.6 million euros. The claim against TiGenix SAU remained at 0.3 million euros.

        TiGenix SAU has decided not to make any further appeal against the new assessment, and has paid the total amount of 0.6 million euros that had to be reimbursed according to the new assessment.

Because TiGenix SAU obtained reimbursement from its main consortium partner for an amount of 0.3 million euros, TiGenix SAU effectively reimbursed 0.3 million euros.

Insurance

        We maintain business liability insurance of 20 million euros. In addition, we have obtained liability insurance with respect to our directors and officers, which covers expenses, capped at a certain amount, that our board members and our senior management may incur in connection with their conduct as members of our board of directors or senior management. We also maintain insurance policies with respect to our manufacturing facilities, insurance policies with respect to the clinical trials we conduct as sponsor, group insurance policies for our employees in connection with occupational accidents and a legal expenses insurance policy. We consider our insurance coverage to be adequate in light of the risks we face.

The Acquisition of Coretherapix

        On July 29, 2015, we entered into a contribution agreement with Genetrix, to acquire 100% of the shares of Coretherapix, as well as certain receivables of Genetrix on Coretherapix, for 1.2 million euros in cash and 7.7 million new ordinary shares.

        Under the contribution agreement, Genetrix is also entitled to receive contingent payments subject to the achievement of certain milestones, as follows:

  •
  Up to 15 million euros, payable in new ordinary shares, subject to the results of the ongoing clinical trial of Coretherapix.

  •
  Up to 245 million euros, subject to obtaining marketing authorization from the European Medicines Agency (EMA) or the U.S. Food and Drug Administration (FDA) for the first product or indication based on AlloCSCs in acute myocardial infarction, and further subject to obtaining certain future sales milestones, with the first sales milestone being reached when annual net sales reach 150 million euros and the last sales milestone being reached when annual net sales are above 750 million euros.

  •
  Tiered royalties ranging from 6% to 16% of the direct net sales of the first product or indication based on AlloCSCs in acute myocardial infarction, if we commercialize the product ourselves, with similar sales milestones as the sales milestones mentioned immediately above, or certain percentages ranging from 10% to 35% of any third-party royalties and sales milestones that we receive from a third party, if we license the rights to commercialize the first product or indication to a third-party licensee.

  •
  If Coretherapix obtains marketing authorization from the EMA or the FDA for any additional product or indication resulting from its portfolio as at June 29, 2015, Genetrix shall be entitled to a payment of 25.0 million euros upon receipt of marketing authorization for each such product.

DESCRIPTION OF SHARE CAPITAL

        The following description is a summary of certain information relating to our share capital, certain provisions of our articles of association and the Belgian Company Code. Because this description is a summary, it may not contain all information important to you. Accordingly, this description is qualified entirely by references to our amended and restated articles of association. Copies of our amended and restated articles of association will be publicly available as an exhibit to the registration statement of which this prospectus forms a part.

        The following description includes comparisons of certain provisions of our articles of association and the Belgian Company Code applicable to us and the Delaware General Corporation Law, or the DGCL, the law under which many publicly listed companies in the United States are incorporated. Because such statements are summaries, they do not address all aspects of Belgian law that may be relevant to us and our shareholders or all aspects of Delaware law which may differ from Belgian law, and they are not intended to be a complete discussion of the respective rights.

Share Capital

Share Capital and Shares

        Our share capital is represented by ordinary shares without par value. Our share capital is fully paid-up. Our shares are not separated into classes.

        As of June 30, 2016, our issued and paid-up share capital amounted to 20,230,458.70 euros represented by 202,304,587 ordinary shares without par value, each representing an identical fraction of our share capital.

        As of June 30, 2016, neither we nor any of our subsidiaries held any of our own shares.

Other Outstanding Securities

        In addition to the shares already outstanding, we have granted warrants and convertible obligations, which upon exercise and conversion, respectively, will lead to an increase in the number of our outstanding shares.

Warrants

        A total of 9,898,500 warrants (where each warrant entitles the holder to subscribe to one new share) were outstanding and granted as of June 30, 2016. For further information, see "Management—Stock Options, Warrants and Other Incentive Plans—Our Warrant Plans."

Convertible bonds

        On March 6, 2015, we issued 9% senior unsecured bonds due 2018 for 25.0 million euros in total principal amount, convertible into our ordinary shares. For more information about the terms of the convertible bonds, please see "Management's Discussion and Analysis of the Results of Operations—Liquidity and Capital Resources."

Articles of Association and Other Share Information

Corporate Profile

        We are a public limited liability company incorporated in the form of a naamloze vennootschap/société anonyme under Belgian law. We are registered with the Register of Legal Entities (Leuven) under the enterprise number 0471.340.123. Our principal executive and registered offices are located at Romeinse straat 12, box 2, 3001 Leuven, Belgium. Our telephone number is +32 (16) 39 60 60.

        We were incorporated in Belgium on February 21, 2000 for an unlimited duration. Our financial year runs from January 1 through December 31.

Corporate Purpose

        Our corporate purpose as set forth in Article 3 of our articles of association is as follows: "The company has as its corporate purpose to engage in activities in the field of research and development regarding biological compounds and biomaterials for its own account and for the account of third parties, as well as the industrialisation and commercialisation of the results hereof.

        It may engage in all possible commercial, industrial, financial, movable and immovable, transactions, which are, directly or indirectly related to its corporate purpose or which are likely to enhance it. It may, among others, cooperate with, participate in, in any way whatsoever, directly or indirectly, take a stake in each enterprise the corporate purpose of which is similar, analogous or related to its own purpose.

        It may mortgage its real estate and may pledge all its other assets, including its entire business, and it may guarantee a bill for all loans, credits and other undertakings, on its own behalf as well as on behalf of third parties, provided that the company itself has an interest thereto."

Board of Directors

        Belgian law does not specifically regulate the ability of directors to borrow money from our Company.

        Article 523 of the Belgian Company Code provides that if one of our directors directly or indirectly has a personal patrimonial interest that conflicts with a decision or transaction that falls within the powers of our board of directors, the director concerned must inform our other directors before our board of directors makes any decision on such transaction. The statutory auditor must also be notified. The director may neither participate in the deliberation nor vote on the conflicting decision or transaction. A copy of the minutes of the meeting of our board of directors that sets forth the financial impact of the matter on us and justifies the decision of our board of directors must be published in our annual report. The statutory auditors' report on the annual accounts must contain a description of the financial impact on us of each of the decisions of our board of directors where director conflicts arise.

        The DGCL generally permits transactions involving a Delaware corporation and an interested director of that corporation if (i) the material facts as to the director's relationship or interest and as to the transaction are disclosed and a majority of disinterested directors consent, (ii) the material facts are disclosed as to the director's relationship or interest and a majority of shares entitled to vote thereon consent or (iii) the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee of the board of directors or the stockholders.

        We rely on a provision in the Listing Rules of the NASDAQ Stock Market that allows us to follow Belgian corporate law with respect to certain aspects of corporate governance. This allows us to continue following certain corporate governance practices that differ in significant respects from the corporate governance requirements applicable to U.S. companies listed on the NASDAQ Global Market. In particular, the Listing Rules of the NASDAQ Stock Market require a majority of the directors of a listed U.S. company to be independent, whereas in Belgium, only three directors need to be independent. Nevertheless, our board of directors currently is comprised of four independent directors and one non-independent director. See "Management—Our Board of Directors." The Listing Rules of the NASDAQ Stock Market further require that each of the nominating, compensation and audit committees of a listed U.S. company be comprised entirely of independent directors. However, the Belgian Corporate Governance Code recommends only that a majority of the directors on each of these committees meet the technical requirements for independence under Belgian corporate law. Our audit committee is composed of three independent directors. Our nomination and remuneration committee is composed of three independent directors. Our board of directors has no plan to change the composition of our audit committee or our nomination and remuneration committee.

Form and Transferability of Our Shares

        All of our shares belong to the same class of securities and are in registered form or in dematerialized form.

        All of our outstanding shares are fully paid-up and freely transferable, subject to any contractual restrictions.

        Belgian company law and our articles of association entitle shareholders to request, in writing and at their expense, the conversion of their dematerialised shares into registered shares and vice versa. Any costs incurred as a result of the conversion of shares into another form will be borne by the shareholder. For shareholders who opt for registered shares, the shares will be recorded in our shareholder register.

Currency

        Our share capital, which is represented by our outstanding ordinary shares, is denominated in euros.

Changes to Our Share Capital

        In principle, changes to our share capital are decided by our shareholders. Our shareholders may at any time at a meeting of shareholders decide to increase or decrease our share capital. Any such resolution of shareholders must satisfy the quorum and majority requirements that apply to an amendment of the articles of association, as described below in "—Description of the Rights and Benefits Attached To Our Shares—Right to Attend and Vote at Our Meeting of Shareholders—Quorum and Majority Requirements." No shareholder is liable to make any further contribution to our share capital other than with respect to shares held by such shareholder that would not be fully paid-up.

Share Capital Increases by Our Board of Directors

        Subject to the quorum and majority requirements described below in "—Description of the Rights and Benefits Attached To Our Shares—Right to Attend and Vote at Our Meeting of Shareholders—Quorum and Majority Requirements," our meeting of shareholders may authorize our board of directors, within certain limits, to increase our share capital without any further approval of our shareholders. A capital increase that is authorized in this manner is referred to as authorized capital. This authorization can only be granted for a renewable period of a maximum of five years and may not exceed the amount of the registered share capital at the time of the authorization. On September 8, 2014, our meeting of shareholders renewed the authorization in respect of the authorized capital for an amount equal to the amount of our share capital.

        Since the renewal of the authorization in respect of the authorized capital on September 8, 2014, the following capital increases have taken place within the framework of the authorized capital:

  •
  Conditional capital increase of maximum 3,319,612.20 euros, conditional upon the conversion of the convertible bonds issued on March 6, 2015.

  •
  Capital increase of 771,275.70 euros in relation to the acquisition of Coretherapix on July 31, 2015.

  •
  Capital increase of 414,928.60 euros on November 27, 2015.

  •
  Capital increase of 495,689.40 euros on December 3, 2015.

  •
  Conditional capital increase of a maximum of 225,000.00 euros, conditional upon the grant, acceptance and exercise of the warrants issued on December 7, 2015.

  •
  Capital increase of 2,500,000 euros on March 14, 2016.

Consequently, the available authorized capital amounts to 8,321,156.10 euros as at June 30, 2016.

        Normally, the authorization of the board of directors to increase our share capital through contributions in cash with cancellation or limitation of the preferential right of the existing shareholders is suspended if we are notified by the Belgian Financial Services and Markets Authority, or the FSMA, of a public takeover bid on the financial instruments of the company. The meeting of shareholders can, however, authorize the board of directors to increase the share capital by issuing shares in an amount of not more than 10% of the existing shares at the time of such a public takeover bid. Such authorization has not been granted to our board of directors.

Preferential Subscription Rights

        In the event of a share capital increase for cash through the issuance of new shares, or in the event we issue convertible bonds or warrants, our existing shareholders have a preferential right to subscribe, pro rata, to the new shares, convertible bonds or warrants. These preferential subscription rights are transferable during the subscription period. Our board of directors may decide that preferential subscription rights that were not exercised by any shareholders shall accrue proportionally to the other shareholders that have already exercised their preferential subscription rights and may fix the practical terms for such subscription.

        Our shareholders may, at a meeting of shareholders, decide to limit or cancel this preferential subscription right, subject to special reporting requirements. Such decision by the shareholders must satisfy the same quorum and majority requirements as the decision to increase our share capital.

        Shareholders may also decide to authorize our board of directors to limit or cancel the preferential subscription right within the framework of the authorized capital, subject to the terms and conditions set forth in the Belgian Company Code. Our board of directors currently has the authority to increase the share capital within the framework of the authorized capital, and the right to limit or cancel the preferential subscription right within the framework of the authorized capital. See also "—Share Capital Increases by Our Board of Directors" above.

        Under the DGCL, stockholders of a Delaware corporation have no preemptive rights to subscribe for additional issues of stock or to any security convertible into such stock unless, and to the extent that, such rights are expressly provided for in the corporation's certificate of incorporation.

Purchases and Sales of Our Own Shares

        We may only repurchase our own shares pursuant to authorization of our shareholders at a meeting of shareholders taken under the conditions of quorum and majority provided for in the Belgian Company Code. Pursuant to the Belgian Company Code, such a decision requires a quorum of shareholders holding an aggregate of at least 50% of the share capital and approval by a majority of at least 80% of the share capital present or represented. If there is no quorum, a second meeting must be convened. No quorum is required at the second meeting, but the relevant resolution must be approved by a majority of at least 80% of the share capital present or represented.

        Within such authorization, we may only repurchase our own shares if the amount that we would use for repurchase is available for distribution. Currently we do not have any funds available for distribution. Currently we do not own any of our own shares.

        Under the DGCL, a Delaware corporation may purchase or redeem its own shares, unless the capital of the corporation is impaired or the purchase or redemption would cause an impairment of the capital of the corporation.

Description of the Rights and Benefits Attached To Our Shares

Right to Attend and Vote at Our Meetings of Shareholders

Annual Meeting of Shareholders

        Our annual meeting of shareholders will be held on the first Thursday of June of each year, at 2 p.m. (Central European Time), at our registered office or at any other place in Belgium mentioned in the notice of the meeting. If this date is a public holiday in Belgium, the meeting is held on the next business day in Belgium at the same time.

Special and Extraordinary Meetings of Shareholders

        Our board of directors or the statutory auditor (or the liquidators, if appropriate) may, whenever our interests so require, convene a special or extraordinary meeting of shareholders. Such meeting of shareholders must also be convened when one or more shareholders holding at least one-fifth of our share capital so demands.

        Under the DGCL, special meetings of the stockholders of a Delaware corporation may be called by such person or persons as may be authorized by the certificate of incorporation or by the bylaws of the corporation, or if not so designated, as determined by the board of directors. Stockholders generally do not have the right to call meetings of stockholders, unless that right is granted in the certificate of incorporation or the bylaws.

Notices Convening Meetings of Shareholders

        Notices of our meetings of shareholders contain the agenda of the meeting, indicating the items to be discussed as well as any proposed resolutions that will be submitted at the meeting. One or more shareholders holding at least 3% of our share capital may request for items to be added to the agenda of any convened meeting and submit proposed resolutions in relation to existing agenda items or new items to be added to the agenda, provided that:

  •
  They prove ownership of such shareholding as at the date of their request and record their shares representing such shareholding on the record date.

  •
  The additional items on the agenda and any proposed resolutions have been submitted in writing by these shareholders to the board of directors at the latest on the twenty-second day preceding the day on which the relevant meeting of shareholders is held.

        The shareholding must be proven by a certificate evidencing the registration of the relevant shares in the share register of the company or by a certificate issued by the authorized account holder or the clearing organisation certifying the book-entry of the relevant number of dematerialized shares in the name of the relevant shareholder(s).

        The notice must be published in the Belgian Official Gazette (Belgisch Staatsblad/Moniteur belge) at least thirty days prior to the meeting of shareholders. In the event a second convening notice is necessary and the date of the second meeting is mentioned in the first convening notice, that period is seventeen days prior to the second meeting of shareholders. The notice must also be published in a national newspaper thirty days prior to the date of the meeting of shareholders, except if the meeting concerned is an annual meeting of shareholders held at the municipality, place, day and hour mentioned in the articles of association and whose agenda is limited to the examination of the annual accounts, the annual report of the board of directors, the annual report of the statutory auditor, the vote on the discharge of the directors and the statutory auditor and the vote on the items referred to in Article 554, paragraphs 3 and 4 of the Belgian Company Code (i.e., in relation to a remuneration report or a severance pay). Notices of all our meetings of shareholders and all related documents, such as specific board and auditor's reports, are also published on our website.

        Convening notices must be sent thirty days prior to the meeting of shareholders to the holders of registered shares, holders of registered bonds, holders of registered warrants, holders of registered certificates issued with our cooperation and to our directors and statutory auditor. This communication is made by ordinary letter unless the addressees have individually and expressly accepted in writing to receive the notice by another form of communication, without having to give evidence of the fulfilment of such formality.

        Under the DGCL, unless otherwise provided in the certificate of incorporation or by-laws, written notice of any meeting of the stockholders of a Delaware corporation must be given to each stockholder entitled to vote at the meeting not less than ten nor more than sixty days before the date of the meeting and shall specify the place, date, hour and, in the case of a special meeting, the purpose of the meeting.

Admission to Meetings

        A shareholder is only entitled to participate in and vote at the meeting of shareholders, irrespective of the number of shares he owns on the date of the meeting of shareholders, provided that his shares are recorded in his name at midnight (Central European Time) at the end of the fourteenth day preceding the date of the meeting of shareholders, or the record date:

  •
  In case of registered shares, in our register of registered shares; or

  •
  In case of dematerialized shares, through book-entry in the accounts of an authorized account holder or clearing organisation.

        In addition, we (or the person designated by us) must, at the latest on the sixth day preceding the day of the meeting of shareholders, be notified as follows of the intention of the shareholder to participate in the meeting of shareholders:

  •
  In case of registered shares, the shareholder must, at the latest on the above-mentioned date, notify us (or the person designated by us) in writing of his intention to participate in the meeting of shareholders and of the number of shares he intends to participate in the meeting of shareholders with by returning a signed paper form, or, if permitted by the convening notice, by sending an electronic form (signed by means of an electronic signature in accordance with the applicable Belgian law) electronically, to us on the address indicated in the convening notice.

  •
  In case of dematerialized shares, the shareholder must, at the latest on the above-mentioned date, provide us (or the person designated by us), or arrange for us (or the person designated by us) to be provided with, a certificate issued by the authorized account holder or clearing organisation certifying the number of dematerialized shares recorded in the shareholder's accounts on the record date in respect of which the shareholder has indicated his intention to participate in the meeting of shareholders.

        Each shareholder has the right to attend a meeting of shareholders and to vote at the meeting of shareholders in person or through a proxy holder. The proxy holder does not need to be a shareholder. A shareholder may only appoint one person as proxy holder for a particular meeting of shareholders, except in cases provided for in the law. Our board of directors may determine the form of the proxies. The appointment of a proxy holder must in any event take place in paper form or electronically, the proxy must be signed by the shareholder (as the case may be, by means of an electronic signature in accordance with the applicable Belgian law) and we must receive the proxy at the latest on the sixth day preceding the day on which the meeting of shareholders is held.

        The holders of bonds or warrants issued by us may also attend a meeting of shareholders with a consultative vote.

        Pursuant to Article 7, section 5 of the Belgian Law of May 2, 2007 on the disclosure of major shareholdings, a transparency declaration has to be made if a proxy holder that is entitled to voting rights above the threshold of 3%, 5%, or any multiple of 5% of the total number of voting rights attached to our outstanding financial instruments on the date of the relevant meeting of shareholders would have the right to exercise the voting rights at his discretion.

Votes

        Each shareholder is entitled to one vote per share.

        Voting rights can be suspended in relation to shares:

  •
  That were not fully paid up, notwithstanding the request thereto of our board of directors.

  •
  To which more than one person is entitled, except in the event a single representative is appointed for the exercise of the voting right.

  •
  That entitle their holder to voting rights above the threshold of 3%, 5%, or any multiple of 5% of the total number of voting rights attached to our outstanding financial instruments on the date of the relevant general meeting of shareholders, except to the extent where the relevant shareholder has notified us and the FSMA at least twenty days prior to the date of the general meeting of shareholders on which he or she wishes to vote of its shareholding reaching or exceeding the thresholds above.

  •
  Of which the voting right was suspended by a competent court or the FSMA.

Quorum and Majority Requirements

        Generally, there is no quorum requirement for our meeting of shareholders, except as provided for by law in relation to decisions regarding certain matters. Decisions are made by a simple majority, except where the law provides for a special majority.

        Under the DGCL, the certificate of incorporation or bylaws of a Delaware corporation may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

        Matters involving special legal quorum and majority requirements include, among others, amendment to the articles of association, issues of new shares, convertible bonds or warrants (except if decided by the board in the framework of the authorized capital) and decisions regarding mergers, demergers, dissolutions or other reorganizations which require at least 50% of the share capital to be present or represented and the affirmative vote of the holders of at least 75% of the votes cast. If the quorum is not reached, a second meeting may be convened at which no quorum requirement applies. The special majority requirement for voting, however, remains applicable.

        Any modification of our corporate purpose or legal form or (subject to certain exceptions) the possibility of acquiring our own shares requires a quorum of shareholders holding an aggregate of at least 50% of the share capital and approval by a majority of at least 80% of the share capital present or represented. If there is no quorum, a second meeting must be convened. At the second meeting, no quorum is required, but the relevant resolution must be approved by a majority of at least 80% of the share capital present or represented.

Right to Ask Questions at our Meetings of Shareholders

        Within the limits of Article 540 of the Belgian Company Code, members of the board of directors and the auditor will answer, during the meeting of shareholders, the questions raised by shareholders. Shareholders can ask questions either during the meeting or in writing, provided that we receive the written questions at the latest on the sixth day preceding the meeting of shareholders and that the relevant shareholders have fulfilled the formalities to be admitted to the shareholders meeting.

Dividends

        All shares participate in the same manner in our profits, if any. Pursuant to the Belgian Company Code, the shareholders can in principle decide on the distribution of profits with a simple majority vote at the occasion of the annual meeting of shareholders, based on the most recent non-consolidated statutory audited annual accounts, prepared in accordance with the generally accepted accounting principles in Belgium and based on a (non-binding) proposal of the board of directors. The articles of association also authorize our board of directors to declare interim dividends subject to the terms and conditions of the Belgian Company Code.

        Dividends can only be distributed if following the declaration and issuance of the dividends the amount of the company's net assets on the date of the closing of the last financial year according to the non-consolidated statutory annual accounts (i.e., the amount of the assets as shown in the balance sheet, decreased with provisions and liabilities, all as prepared in accordance with Belgian accounting rules), decreased with the non-amortized costs of incorporation and expansion and the non-amortized costs for research and development, does not fall below the amount of the paid-up capital (or, if higher, the called capital), increased with the amount of non-distributable reserves. In addition, prior to distributing dividends, at least 5% of our annual net profit under our non-consolidated statutory accounts (prepared in accordance with Belgian accounting rules) must be allotted to a legal reserve, until the legal reserve amounts to 10% of the share capital.

        The right to payment of dividends expires five years after the board of directors declared the dividend payable.

        Under the DGCL, a Delaware corporation may pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for either or both of the fiscal year in which the dividend is declared and the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). Dividends may be paid in the form of shares, property or cash.

Appointment of Directors

        Our articles of association provide that our board of directors shall be composed of at least three directors and a maximum of thirteen members, and that:

  •
  two directors shall be appointed among the candidates proposed by a shareholder owning 20% or more of the shares.

  •
  one director shall be appointed among the candidates proposed by a shareholder owning at least 10% but less than 20% of the shares.

Liquidation Rights

        Our Company can only be voluntarily dissolved by a shareholders' resolution passed with a majority of at least 75% of the votes cast at an extraordinary meeting of shareholders where at least 50% of the share capital is present or represented. In the event the required quorum is not present or represented at the first meeting, a second meeting needs to be convened through a new notice. The second meeting of shareholders can validly deliberate and decide regardless of the number of shares present or represented.

        Under the DGCL, unless the board of directors approves the proposal to dissolve, dissolution of a Delaware corporation must be approved by stockholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's outstanding shares. The DGCL allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

        In the event of the dissolution and liquidation of our Company, (on a non-consolidated basis) the assets remaining after payment of all debts and liquidation expenses will be distributed to the holders of our shares, each receiving a sum on a pro rata basis.

        If, as a result of losses incurred, the ratio of our net assets (on a non-consolidated basis, determined in accordance with Belgian legal and accounting rules) to share capital is less than 50%, our board of directors must convene a general meeting of shareholders within two months of the date upon which our board of directors discovered or should have discovered this undercapitalization. At this meeting of shareholders, our board of directors needs to propose either our dissolution or our continuation, in which case our board of directors must propose measures to address our financial situation. Our board of directors must justify its proposals in a special report to the shareholders. Shareholders representing at least 75% of the votes validly cast at this meeting have the right to dissolve us, provided that at least 50% of our share capital is present or represented at the meeting. In the event the required quorum is not present or represented at the first meeting, a second meeting needs to be convened through a new notice. The second meeting of shareholders can validly deliberate and decide regardless of the number of shares present or represented.

        If, as a result of losses incurred, the ratio of our net assets to share capital is less than 25%, the same procedure must be followed, it being understood, however, that in the event shareholders representing 25% of the votes validly cast at the meeting can decide to dissolve the company. If the amount of our net assets has dropped below 61,500 euros (the minimum amount of share capital of a Belgian limited liability company), any interested party is entitled to request the competent court to dissolve us. The court can order our dissolution or grant a grace period during which time we must remedy the situation.

        Holders of ordinary shares have no sinking fund, redemption or appraisal rights.

Belgian Legislation

Disclosure of Significant Shareholdings

        The Belgian Law of May 2, 2007 on the disclosure of significant shareholdings in issuers whose securities are admitted to trading on a regulated market requires each natural or legal person acquiring or transferring our shares (directly or indirectly, by ownership of ADSs or otherwise) to notify us and the FSMA each time their shareholding crosses (upwards or downwards) a threshold of 5% of the total number of outstanding voting rights. Our articles of association provide that such notification is also required each time, as a result of an acquisition or transfer, a threshold of 3% and a multiple of 5% is crossed.

        The same disclosure requirement applies if a person transfers or acquires the direct or indirect control of a corporation or other legal entity that itself owns at least 3% of the voting rights attached to our shares. Similarly, if as a result of events changing the breakdown of voting rights, the percentage of the voting rights reaches, exceeds or falls below any of the above thresholds, disclosure is required even when no acquisition or disposal of shares or ADSs has occurred (e.g., as a result of a capital increase or a capital decrease). Finally, disclosure is also required when persons acting in concert enter into, modify or terminate their agreement resulting in their voting rights reaching, exceeding or falling below any of the above thresholds.

        The disclosure statements must be addressed to the FSMA and to us at the latest on the fourth trading day following the day on which the circumstance giving rise to the disclosure occurred. The forms required to make such notifications, as well as further explanations may be found on the website of the FSMA (www.fsma.be). Violation of the disclosure requirements may result in the suspension of voting rights, a court order to sell the securities to a third party and/or criminal liability. The FSMA may also impose administrative sanctions.

        We must publish all information contained in such notification no later than three trading days after receipt of such notification. In addition, we must mention in the notes to our annual accounts, our shareholders structure (as it appears from the notifications received). Moreover, we must publish the total share capital, the total number of voting securities and voting rights (for each class of securities (if any)) at the end of each calendar month during which one of these numbers has changed. Furthermore we must disclose, as the case may be, the total number of any bonds convertible into voting securities and any rights, whether or not incorporated in securities, to subscribe to voting securities not yet issued, the total number of voting rights that can be obtained upon the exercise of these conversion or subscription and the total number of shares without voting rights.

        Unless otherwise provided by law, a shareholder shall only be allowed to vote at our meeting of shareholders the number of shares such shareholder validly disclosed at the latest twenty days before such meeting.

        In accordance with U.S. federal securities laws, holders of our ordinary shares and holders of ADSs will be required to comply with disclosure requirements relating to their ownership of our securities. Any person that, after acquiring beneficial ownership of our ordinary shares or ADSs, is the beneficial owners of more than 5% of our outstanding ordinary shares or ordinary shares underlying ADSs must file with the SEC a Schedule 13D or Schedule 13G, as applicable, disclosing the information required by such schedules, including the number of our ordinary shares or ordinary shares underlying ADSs that such person has acquired (whether alone or jointly with one or more other persons). In addition, if any material change occurs in the facts set forth in the report filed on Schedule 13D (including a more than 1% increase or decrease in the percentage of the total shares beneficially owned), the beneficial owner must promptly file an amendment disclosing such change.

Disclosure of Net Short Positions

        Pursuant to the Regulation (EU) No. 236/2012 of the European Parliament and the Council on short selling and certain aspects of credit default swaps, any person that acquires or disposes of a net short position relating to our issued share capital, whether by a transaction in shares or ADSs, or by a transaction creating or relating to any financial instrument where the effect or one of the effects of the transaction is to confer a financial advantage on the person entering into that transaction in the event of a decrease in the price of such shares or ADSs is required to notify the FSMA if, as a result of which acquisition or disposal his net short position reaches, exceeds or falls below 0.2% of our issued share capital and each 0.1% above that. If the net short position reaches 0.5%, and also at every 0.1% above that, the FSMA will disclose the net short position to the public.

Public Takeover Bids

        The European Takeover Directive 2004/25/EC of 21 April 2004 has been implemented in Belgium through the law of April 1, 2007 on public takeovers, or the Takeover Law, the Royal Decree of April 27, 2007 on public takeovers and the Royal Decree of April 27, 2007 on squeeze-out bids.

        Public takeover bids in Belgium for our shares or other securities giving access to voting rights are subject to supervision by the FSMA. The Takeover Law determines when a bid is deemed to be public in Belgium. Public takeover bids must be extended to all of the voting securities, as well as all other securities giving access to voting rights. Prior to making a bid, a bidder must publish a prospectus that has been approved by the FSMA prior to publication.

        The Takeover Law provides that a mandatory bid must be launched on all our shares (and our other securities giving access to voting rights), if a person, as a result of its own acquisition or the acquisition by persons acting in concert with it or by persons acting for its account, directly or indirectly holds more than 30% of our voting securities (directly or through ADSs).

Squeeze-Out

        Pursuant to Article 513 of the Belgian Company Code and the regulations promulgated thereunder, a person or legal entity, or different persons or legal entities acting alone or in concert, that own together with the company 95% of the securities with voting rights in a public company are entitled to acquire the totality of the securities with voting rights in that company following a squeeze-out offer. The securities that are not voluntarily tendered in response to such an offer are deemed to be automatically transferred to the bidder at the end of the procedure. At the end of the procedure, the company is no longer deemed a public company, unless bonds issued by the company are still spread among the public. The consideration for the securities must be in cash and must represent the fair value (verified by an independent expert) in order to safeguard the interests of the transferring shareholders.

        The DGCL provides for stockholder appraisal rights, or the right to demand payment in cash of the judicially determined fair value of the stockholder's shares, in connection with certain mergers and consolidations.

Limitations on the Right to Own Securities

        Neither Belgian law nor our articles of association impose any general limitation on the right of non-residents or foreign persons to hold our securities or exercise voting rights on our securities other than those limitations that would generally apply to all shareholders.

Exchange Controls and Limitations Affecting Shareholders

        There are no Belgian exchange control regulations that impose limitations on our ability to make, or the amount of, cash payments to residents of the United States.

        We are in principle under an obligation to report to the National Bank of Belgium certain cross-border payments, transfers of funds, investments and other transactions in accordance with applicable balance-of-payments statistical reporting obligations. Where a cross-border transaction is carried out by a Belgian credit institution on our behalf, the credit institution will in certain circumstances be responsible for the reporting obligations.

MANAGEMENT

Our Board of Directors

        The following table sets forth certain information with respect to the current members of our board of directors as of September 30, 2016:

Name	Position	Age	Term(1)
Innosté SA, represented by Jean Stéphenne(2)(3)	Chairman / Independent director	67	2020
Eduardo Bravo Fernández de Araoz	Managing Director (executive) / CEO	51	2019
Willy Duron(2)	Independent director	71	2019
Greig Biotechnology Global Consulting, Inc., represented by Russell Greig(2)(3)	Independent director	64	2020
June Almenoff(3)(4)	Independent director	60	2019

Notes:

(1)
The term of the mandates of the directors will expire immediately after the annual meeting of shareholders held in the year set forth next to the director's name.

(2)
Member of the audit committee.

(3)
Member of the nomination and remuneration committee.

(4)
Appointed by the board of directors subject to confirmation by the shareholders at the next meeting of shareholders.

        The business address of the members of the board of directors is the same as our business address: Romeinse straat 12, box 2, 3001 Leuven, Belgium.

        Our board of directors has determined that four out of five of the members of the board are independent under Belgian law and the NASDAQ Stock Market listing requirements. There are no family relationships between the members of the board.

        The following is the biographical information of the members of our board of directors or in case of legal entities being director, their permanent representatives:

Jean Stéphenne, permanent representative of Innosté SA: Chairman and Independent Director

        Jean Stéphenne was, until April 2012, a member of the corporate executive team of GlaxoSmithKline and Chairman and President of GSK Biologicals in Wavre, Belgium, which he built into a world leader in vaccines. He currently serves as Chairman of Besix, Vesalius Biocapital, Nanocyl and Bepharbel; as board member of NSide, Curevac, Vaxxilon, Merieux Development, OncoDNA, Theravectys, Ronveaux and the Belgian Foundation against Cancer; and as president of Welbio and Foundation University Louvain. Previously, Mr. Stéphenne served as Chairman of BioWin and as a board member of Auguria Residential Real Estate Fund, which is currently in liquidation, BNP Paribas Fortis, Groupe Bruxelles Lambert and VBO/FEB.

Eduardo Bravo: Chief Executive Officer and Managing Director (executive)

        Mr. Eduardo Bravo has more than twenty-five years' experience in the biopharmaceutical industry. He has been Chief Executive Officer of TiGenix since May 2011. Prior to joining TiGenix in 2005, he held several senior management positions at Sanofi-Aventis, including Vice President for Latin America. Prior to his tenure at Sanofi-Aventis, Mr. Bravo spent seven years at SmithKline Beecham in commercial positions. Mr. Bravo holds a degree in Business Administration and an MBA (INSEAD).

He is Vice-President of EBE (European Biopharmaceutical Enterprises) and member of the Executive Committee of ARM (Alliance for Regenerative Medicine).

Willy Duron: Independent Director

        Mr. Willy Duron has been an independent member of our board of directors since February 2007. He served as Chairman from September 2007 to September 2012. He started his career at ABB Verzekeringen in 1970, becoming a member of the executive committee in 1984. Mr. Duron holds a MSc degree in mathematics from the University of Ghent and a MSc degree in actuarial sciences from the Katholieke Universiteit Leuven. Currently, he is a member of the board of directors of Ravago, Universitaire Ziekenhuizen Leuven, Z.org KU Leuven, Agfa-Gevaert, Van Lanschot Bankiers and Ethias. In addition, he serves as Chairman of the board of Windvision. Previously, Mr. Duron was Chief Executive Officer of KBC Groep and KBC Bankverzekeringsholding, Chairman of the board of Argosz, Secura, ADD and W&K, as well as member of the board of directors of KBC Asset Management, Synes, CSOB, Warta, FBD, Amonis, Universitair Centrum St Jozef Kortenberg and Vanbreda Risk & Benefits.

Russell Greig, permanent representative of Greig Biotechnology Global Consulting, Inc.: Independent Director

        Dr. Russell Greig worked at GlaxoSmithKline for three decades, most recently as President of SR One, GlaxoSmithKline's corporate venture group. Prior to joining SR One, he served as President of GlaxoSmithKline's Pharmaceuticals International from 2003 to 2008 as well as on the GlaxoSmithKline corporate executive team. Currently, Dr. Greig currently serves as Chairman of: AM Pharma and Mint Solutions in the Netherlands, Bionor in Norway, and Sanifit in Spain. He also serves as a board member of Ablynx in Belgium, and Onxeo Pharma (previously BioAlliance Pharma) in France. He also serves as a venture partner at Kurma Life Sciences (Paris, France). Dr. Russell Greig was previously Chairman of Isconova in Sweden (acquired by Novavax, USA), Novagali in France (acquired by Santen, Japan), and Syntaxin in the United Kingdom (acquired by Ipsen, France), as well as board member of Oryzon in Spain.

June Almenoff: Independent Director

        Dr. June S. Almenoff is an accomplished pharmaceutical executive with close to twenty years of industry experience. She has extensive expertise in clinical development, translational medicine and business development. Dr. Almenoff recently served as President, Principal Executive Officer and Chief Medical Officer of Furiex Pharmaceuticals, a publicly held biopharma company. Prior to joining Furiex, Dr. Almenoff was at GlaxoSmithKline, where she held positions of increasing responsibility. During her twelve years at GlaxoSmithKline, she was a Vice President in the research and development organization, chaired a PhRMA-FDA working group and also worked in the area of scientific licensing. Dr. Almenoff is an adjunct Professor at Duke and a Fellow of the American College of Physicians.

Our Executive Management

        The following table sets forth certain information with respect to the current members of our executive management as of September 30, 2016:

Name	Position	Age
Eduardo Bravo Fernández de Araoz	Managing Director and Chief Executive Officer	51
Claudia D'Augusta	Chief Financial Officer	47
Wilfried Dalemans	Chief Technical Officer	58
Marie Paule Richard	Chief Medical Officer	62

        The business address of the members of the executive management is the same as our business address: Romeinse straat 12, box 2, 3001 Leuven, Belgium.

        There is no potential conflict of interest between the private interests or other duties of the members of the executive management listed above and their duties to us. There is no family relationship between any of our directors and members of our executive management.

        Below are the biographies of those members of our executive management who do not also serve on our board of directors:

Claudia D'Augusta: Chief Financial Officer

        Dr. Claudia D'Augusta has more than fifteen years of experience in the field of corporate finance. After completing her degree in Economics and a Ph.D. in Business Administration at the University of Bocconi, Italy, she joined the corporate finance department of Deloitte & Touche in Milan. She later joined Apax Partners in Madrid, where she participated in the origination and execution of M&A transactions. She was subsequently finance director of Aquanima (Santander Group). Dr. D'Augusta was a member of the board of directors of Sensia S.L. from April 2005 until April 2008.

Wilfried Dalemans: Chief Technical Officer

        Dr. Wilfried Dalemans holds a Ph.D. in molecular biology from the Universities of Hasselt and Leuven. Before joining TiGenix, Dr. Dalemans held several senior management positions at GlaxoSmithKline Biologicals, Belgium. As director of regulatory strategy and development, he was responsible for the worldwide registration of GlaxoSmithKline's flu franchise. With this firm, he also served as director of molecular biology and research, responsible for the development of nucleic acid and tuberculosis vaccines, as well as immunology research activities. Prior to joining GlaxoSmithKline, Dr. Dalemans worked at Transgène, France, where he was responsible for the cystic fibrosis research program. Dr. Dalemans also served as a supervisory director of Arcarios B.V. and a director of Arcarios NV.

Marie Paule Richard: Chief Medical Officer

        Dr. Marie Paule Richard has spent more than twenty-five years in senior executive positions in pharmaceutical and biotechnology companies. She has held international management positions at Bristol-Myers Squibb, Sanofi, GlaxoSmithKline, Sanofi Pasteur and Crucell. Prior to joining TiGenix, Dr. Richard was Chief Medical Officer at AiCuris GmbH, Germany. She has gained global and extensive experience of clinical development strategy and operations across all phases of development, regulatory affairs and pharmacovigilance, involving numerous anti-infective and immunomodulatory drugs and biologicals, as well as the life-cycle management of marketed products. She has obtained several drug approvals and international license renewals in both Europe and the United States. Dr. Richard holds a medical degree from the University of Nancy, France, and, among other qualifications, a certification in Clinical Immunology.

General Information About Our Directors and Our Executive Management

        As of the date of this prospectus and except as set out below, none of the directors or members of our executive management or, in case of corporate entities being director, none of their permanent representatives, for at least the previous five years, meet the following criteria:

  •
  Holds any convictions in relation to fraudulent offenses.

  •
  Held an executive function in the form of a senior manager or a member of the administrative, management or supervisory bodies of any company at the time of or preceding any bankruptcy,

    receivership or liquidation (except for Jean Stéphenne, who was a member of the board of directors of Auguria Residential Real Estate Fund, which is currently in liquidation).

  •
  Has been subject to any official public incrimination and/or sanction by any statutory or regulatory authority (including any designated professional body).

  •
  Has ever been disqualified by a court from acting as member of the administrative, management or supervisory bodies of any company or from acting in the management or conduct of affairs of any company.

Board Practices

        The board of directors can set up specialized committees to analyze specific issues and advise the board of directors on those issues.

        The committees are advisory bodies only and the decision-making remains within the collegial responsibility of the board of directors. The board of directors determines the terms of reference of each committee with respect to the organisation, procedures, policies and activities of the committee.

        Our board of directors has set up and appointed an audit committee and a nomination and remuneration committee.

Committees

Audit Committee

        The audit committee consists of three members: Willy Duron (Chairman), Innosté SA, represented by Jean Stéphenne, and Greig Biotechnology Global Consulting, Inc., represented by Russell Greig.

        Our board of directors has determined that Willy Duron, Jean Stéphenne, the permanent representative of Innosté SA, and Russell Greig, the permanent representative of Greig Biotechnology Global Consulting, Inc, are independent under Rule 10A-3 of the Exchange Act and the applicable rules of the NASDAQ Stock Market and that each of Willy Duron, Jean Stéphenne and Russell Greig qualifies as an "audit committee financial expert" as defined under the Exchange Act.

        The role of the audit committee is to monitor the financial reporting process, the effectiveness of our internal control and risk management systems, the internal audit (if any) and its effectiveness and the statutory audit of the annual and consolidated accounts, and to review and monitor the independence of the external auditor, in particular regarding the provision of additional services to the company. The committee reports regularly to the board of directors on the exercise of its functions. It informs the board of directors about all areas in which action or improvement is necessary in its opinion and produces recommendations concerning the necessary steps that need to be taken. The audit review and the reporting on that review cover us and our subsidiaries as a whole. The members of the committee shall at all times have full and free access to the Chief Financial Officer and to any other employee to whom they may require access in order to carry out their responsibilities.

        The audit committee's duties and responsibilities to carry out its purposes include, among others: our financial reporting, internal controls and risk management, and our internal and external audit process. These tasks are further described in the audit committee's terms of reference, as set out in our corporate governance charter and in Article 526bis of the Belgian Company Code.

Nomination and Remuneration Committee

        Our nomination and remuneration committee consists of three members: Greig Biotechnology Global Consulting, represented by Russell G. Greig (Chairman), Innosté SA, represented by Jean Stéphenne, and June Almenoff.

        Our board of directors has determined that Greig Biotechnology Global Consulting, represented by Russell G. Greig, Innosté SA, represented by Jean Stéphenne, and June Almenoff are independent under the applicable rules of the NASDAQ Stock Market.

        The role of the nomination and remuneration committee is to make recommendations to the board of directors with regard to the election and re-election of directors and the appointment of the Chief Executive Officer and the executive managers, and to make proposals to the board on the remuneration policy for directors, the Chief Executive Officer and the members of the executive management.

        The committee's tasks are further described in the nomination and remuneration committee's terms of reference as set out in the company's corporate governance charter and Article 526quater of the Belgian Company Code.

Corporate Governance Practices

        Along with our articles of association, we adopted a corporate governance charter in accordance with the recommendations set out in the Belgian Corporate Governance Code issued on March 12, 2009 by the Belgian Corporate Governance Committee. The Belgian Corporate Governance Code is based on a "comply or explain" system: Belgian listed companies are expected to follow the Code, but can deviate from specific provisions and guidelines (though not the principles) provided they disclose the justification for such deviations.

        Our board of directors complies with the Belgian Corporate Governance Code, but believes that certain deviations from its provisions are justified in view of our particular situation. These deviations include the following:

  •
  As we have only one executive director (the Chief Executive Officer) and there is no executive committee (directiecomité/comité de direction), in accordance with Article 524bis of the Belgian Company Code, we have not drafted specific terms of reference for the executive management, except for the terms of reference for the Chief Executive Officer (and for a Chief Business Officer, although at present we have not appointed a Chief Business Officer).

  •
  Only our independent directors receive a fixed remuneration in consideration of their membership of our board of directors and their attendance at the meetings of committees of which they are members. In principle, under the Belgian Corporate Governance Code, such directors should not receive any performance-related remuneration in their capacity as director. However, upon the advice of the nomination and remuneration committee, our board of directors is permitted to propose at the meeting of our shareholders a deviation from this principle if, in the board's reasonable judgment, performance-related remuneration would be necessary to attract independent directors with the most relevant experience and expertise. On February 26, 2013, our shareholders' meeting approved such a deviation proposed by the board of directors and authorized the grant of warrants to our independent directors.

        Our board of directors reviews its corporate governance charter from time to time and makes such changes as it deems necessary and appropriate.

        Additionally, the board of directors adopted written terms of reference for each of the audit committee and the nomination and remuneration committee, which are part of the corporate governance charter.

Differences between Our Corporate Governance Practices and the Listing Rules of the NASDAQ Stock Market

        The Listing Rules of the NASDAQ Stock Market include certain accommodations in the corporate governance requirements that allow foreign private issuers, to follow "home country" corporate governance practices in lieu of the otherwise applicable corporate governance standards of the NASDAQ Stock Market. The application of such exceptions requires that we disclose each instance of noncompliance with the NASDAQ Stock Market Listing Rules and describe the Belgian corporate governance practices we do follow in lieu of the relevant NASDAQ Stock Market corporate governance standard.

        If and when our ADSs are listed on the NASDAQ Global Market, we intend to continue to follow Belgian corporate governance practices in lieu of the corporate governance requirements of the NASDAQ Stock Market in respect of the following:

  •
  Quorum at Shareholder Meetings.  NASDAQ Stock Market Listing Rule 5620(c) requires that for any meeting of shareholders, the quorum must be no less than 33 1/3% of the outstanding ordinary shares. There is no quorum requirement under Belgian law for our meetings of shareholders, except as provided for by law in relation to decisions regarding certain matters. See "Description of Share Capital—Description of the Rights and Benefits Attached to Our Shares—Right to Attend and Vote at Our Meetings of Shareholders—Quorum and Majority Requirements."

  •
  Code of Conduct.  NASDAQ Stock Market Listing Rule 5610 requires listed companies to adopt a code of conduct applicable to all directors, officers and employees, which must be publicly available. There is no such requirement under Belgian law. We have adopted a number of internal corporate user policies for employees and management; however, we do not believe that these policies amount to a code of conduct satisfying the requirements of Rule 5610.

  •
  Audit Committee Charter.  NASDAQ Stock Market Listing Rule 5605(c)(1) provides that a company must certify that it has adopted a formal written audit committee charter and that the audit committee will review and reassess the adequacy of the formal written charter on an annual basis. There is no corresponding requirement under Belgian law. We have adopted a corporate governance charter that includes a chapter on the regulation of the audit committee; however, the audit committee does not review the charter annually and, therefore, we do believe that we satisfy the requirements of Rule 5605(c)(1).

  •
  Compensation Committee Charter.  NASDAQ Stock Market Listing Rule 5605(d)(1) provides that a company must certify that it has adopted a formal written compensation committee charter and that the compensation committee will review and reassess the adequacy of the formal written charter on an annual basis. There is no corresponding requirement under Belgian law. Our corporate governance charter includes a chapter on the regulation of our nomination and remuneration committee; however, the committee does not review the charter annually and, therefore, we do not believe that we satisfy the requirements of Rule 5605(d)(1).

  •
  Executive Sessions.  NASDAQ Stock Market Listing Rule 5605(b)(2) requires companies to have regularly scheduled meetings at which only independent directors of the company are present. There is no corresponding requirement under Belgian law. Our corporate governance charter requires our non-executive directors to meet without the presence of any executive directors at least once a year; however, these meetings do not exclude our other non-independent directors and, therefore, we do not believe that we satisfy the requirements of Rule 5605(b)(2).

  •
  Solicitation of Proxies.  NASDAQ Stock Market Listing Rule 5620(b) mandates that a company, which is not a limited partnership, shall solicit proxies and provide proxy statements for all meetings of shareholders and shall provide copies of such proxy solicitation to Nasdaq. In compliance with Belgian corporate law, we provide proxy forms for all meetings of shareholders on our website thirty or seventeen days in advance of the meetings; the convening notice provides information on how shareholders can vote and where they can find the proxy form. These proxy forms are for shareholders and not for holders of ADSs. The voting rights of the holders of the ADSs will be governed by the terms of the deposit agreement, pursuant to which holders of ADSs may instruct the depositary to vote the ordinary shares underlying their ADSs as long as we request the depositary to ask for their instructions. Otherwise, holders of ADSs could exercise their right to vote by withdrawing ordinary shares underlying their ADSs to vote them in person or by proxy in accordance with Belgian corporate law and our articles of association. However, holders of ADSs may not know about a meeting far enough in advance to withdraw the ordinary shares. For further information on the voting rights of holders of ADSs see "Description of American Depositary Shares—Voting Rights—How do you vote?"

  •
  Shareholder Approval.  Under NASDAQ Stock Market Listing Rule 5635, a company requires shareholder approval prior to an issuance of securities in connection with any of the following: (i) the acquisition of the stock or assets of another company; (ii) equity-based compensation of officers, directors, employees or consultants; (iii) a change of control; and (iv) a private placement. We follow Belgian law with respect to the issuance of securities, which has different rules with respect to shareholder approval. As described in "Description of Share Capital—Board of Directors—Changes to Our Share Capital" changes to our share capital are in principle decided by our shareholders. However, our meeting of shareholders may authorize our board of directors, within certain limits, to increase our share capital without any further approval of our shareholders, including for purposes of acquiring the shares or assets of other companies or for issuing shares, options or warrants to certain persons, including non-employees. This authorization can only be granted for a renewable period of a maximum of five years and may not exceed the amount of the registered share capital at the time of the authorization. Additionally, the Belgian Company Code includes specific provisions requiring shareholder approval for certain change of control situations.

Compensation

Compensation of our Board of Directors

        The nomination and remuneration committee recommends the level of remuneration for independent directors, including the chairman of the board, subject to approval by our board of directors and, subsequently, by our shareholders at their annual general meeting.

        The directors' remuneration was last determined by the meeting of shareholders of June 2, 2016. Currently, each independent director receives a fixed annual fee of 25,000 euros. The chairman receives 40,000 euros. Each independent director that is also a member of a committee receives an additional fixed annual fee of 5,000 euros, or 7,500 euros for each independent director that is also the chairman of a committee. The fixed annual fees are based on the assumption that we will have six board meetings and two committee meetings per committee each year. Directors receive an additional 2,000 euros for each board meeting exceeding six meetings per year and for each committee meeting exceeding two meetings per year, provided that the board of directors determines that such additional meetings qualify for this additional fee. Directors are also entitled to a reimbursement of out-of-pocket expenses actually incurred to participate in our board meetings. The level of reimbursement is expected to remain fixed through 2016 and 2017.

        On February 26, 2013, the meeting of shareholders approved the principle that our independent directors may receive performance related remuneration and approved the issue and grant of 54,600 warrants (which were effectively issued by the meeting of shareholders on March 20, 2013) to each of the independent directors. On June 2, 2016, the meeting of shareholders approved the grant of 49,863 warrants to the chairman of our board of directors and 48,000 warrants to each of the other independent directors as of that date.

        The nomination and remuneration committee benchmarks the compensation of our independent directors against peer companies to ensure that it is competitive. Remuneration is linked to the time committed to the board of directors and its various committees.

        We have not made any loans to the members of the board of directors, except that we pre-pay the Belgian salary taxes payable by our Chief Executive Officer, Eduardo Bravo, on the part of his remuneration that is taxable under Belgian law, until such amounts are refunded (on an annual basis) by the Spanish tax authorities, at which time he repays the relevant amounts.

        The following table sets forth the fees received by our independent directors for the performance of their mandate as a board member, not as a member of a board committee, during the year ended December 31, 2015:

Name	Fee (in euros)
Willy Duron	33,000
Greig Biotechnology Global Consulting, Inc., represented by Russell Greig	25,000
Eduard Enrico Holdener(1)	8,333
R&S Consulting BVBA, represented by Dirk Reyn(2)	27,000
Innosté SA, represented by Jean Stéphenne	46,000

TOTAL	139,333

(1)
Eduard Enrico Holdener was an Independent Director and member of the nomination and remuneration committee until April 20, 2015.

(2)
R&S Consulting BVBA, represented by Dirk Reyn, was an Independent Director and member of the nomination and remuneration committee until September 21, 2016.

        The following table sets forth the fees received by our independent directors as members of the audit committee for the performance of their mandate during the year ended December 31, 2015:

Name	Position	Fee (in euros)
Willy Duron	Chairman of the audit committee; Independent Director	7,500
Innosté SA, represented by Jean Stéphenne	Member of the audit committee; Chairman of the Board of Directors; Independent Director	5,000
Greig Biotechnology Global Consulting, Inc., represented by Russell G. Greig(1)	Member of the audit committee; Independent Director	1,250

TOTAL		13,750

(1)
Greig Biotechnology Global Consulting, Inc., represented by Russell G. Greig, has been a member of the audit committee since September 23, 2015.

        The following table sets forth the fees received by our independent directors as members of the nomination and remuneration committee for the performance of their mandate during the year ended December 31, 2015:

Name	Position	Fee (in euros)
R&S Consulting BVBA, represented by Dirk Reyn(1)	Chairman of the nomination and remuneration committee; Independent Director	9,500
Greig Biotechnology Global Consulting, Inc., represented by Russell Greig	Member of the nomination and remuneration committee; Independent Director	7,000
Eduard Enrico Holdener(2)	Member of the nomination and remuneration committee; Independent Director	1,667
Willy Duron(3)	Member of the nomination and remuneration committee; Independent Director	1,250

TOTAL		19,417

Notes:

(1)
R&S Consulting BVBA, represented by Dirk Reyn, was an Independent Director and member of the nomination and remuneration committee until September 21, 2016.

(2)
Eduard Enrico Holdener was an Independent Director and member of the nomination and remuneration committee until April 20, 2015.

(3)
Willy Duron was a member of the nomination and remuneration committee from September 23, 2015 until September 21, 2016.

        The table below provides an overview as at December 31, 2015 of the shares, options on shares issued under the equity based incentive plans, or EBIPs, of our subsidiary Tigenix SAU, or EBIP Options, and warrants held by the independent and other non-executive directors:

	Shares		Options on existing shares under EBIPs		Warrants		Total shares, options on existing shares under EBIPs and warrants
	Number	%(1)	Number	%(1)	Number	%(2)	Number	%(3)
Willy Duron	6,000	0.0034%	—	—	54,600	0.5644%	60,600	0.0324%
Greig Biotechnology Global Consulting, Inc., represented by Russell Greig	—	—	—	—	54,600	0.5644%	54,600	0.0292%
R&S Consulting BVBA, represented by Dirk Reyn(4)	2,500	0.0014%	—	—	54,600	0.5644%	57,100	0.0305%
Innosté SA, represented by Jean Stéphenne	—	—	—	—	54,600	0.5644%	54,600	0.0292%

Total	8,500	0.0048%	—	—	218,400	2.2577%	226,900	0.1214%

Notes:

(1)
Calculated on the basis of the total number of issued voting financial instruments on December 31, 2015.

(2)
Calculated on the basis of the total number of outstanding warrants that can be converted into voting financial instruments on December 31, 2015.

(3)
Calculated on the basis of the sum of (i) the total number of issued voting financial instruments on December 31, 2015 and (ii) the total number of outstanding warrants that can be converted into voting financial instruments on December 31, 2015.

(4)
R&S Consulting BVBA is controlled by Dirk Reyn, who also controls Horizon Pharmaventures BVBA. Horizon Pharmaventures BVBA holds 7,000 shares (0.0039% of the issued and outstanding shares, calculated on the basis of the total number of issued voting financial instruments on December 31, 2015). Therefore Dirk Reyn controls through R&S Consulting BVBA and Horizon Pharmaventures BVBA in aggregate 9,500 shares and 54,600 warrants (0.0343% of the issued and outstanding voting financial instruments, calculated on the basis of the sum of (i) the total number of issued voting financial instruments on December 31, 2015 and (ii) the total number of outstanding warrants that can be converted into voting financial instruments on December 31, 2015). R&S Consulting BVBA, represented by Dirk Reyn, was an Independent Director and member of the nomination and remuneration committee until September 21, 2016.

        In addition, on June 2, 2016, the meeting of shareholders approved the grant of 49,863 warrants to the chairman of our board of directors and 48,000 warrants to the other independent directors as of that date.

Compensation of our Executive Management

        The remuneration of our executive management is determined by the board of directors based on the recommendation by the nomination and remuneration committee, who receive a recommendation from our Chief Executive Officer.

        The remuneration of the members of the executive management currently consists of different components:

  •
  Fixed remuneration:  A basic fixed fee designed to fit responsibilities, relevant experience and competences, in line with market rates for equivalent positions. The amount of fixed remuneration is evaluated and determined by the board of directors every year.

  •
  Short-term variable remuneration:  A variable fee in cash dependent on the individual, team or company performances in a certain year. The maximum short-term variable remuneration, or maximum bonus, is set at a percentage of the fixed annual remuneration, and is not spread in time. The maximum bonus of the Chief Executive Officer is set at 104% of his yearly fixed remuneration. The maximum bonus of the Chief Financial Officer and the Chief Medical Officer is set at 52% of their fixed annual remuneration. The maximum bonus of the Chief Technical Officer is set at 45.5% of his fixed annual remuneration. The individual, team or company objectives that determine the amount of the bonus are determined at the beginning of each year and are set on measurable parameters that can include sales, corporate development transactions and clinical trials (e.g., numbers of patients included in a trial, timing of interim or final results). Each member of executive management has a number of objectives and each objective represents a pre-identified percentage of the overall potential bonus (with all objectives together representing 100% of the potential bonus).

  •
  Long-term incentive plan:  Warrants have been granted and may be granted in the future, to the members of the executive management team.

  •
  Other benefits:  Members of the executive management who are salaried employees may be entitled to a number of perquisites, which may include participating in a defined contribution pension or retirement scheme, disability insurance, a company car, a mobile telephone, a laptop computer or a lump-sum expense allowance according to general company policy, and other collective benefits (such as hospitalization insurance and meal vouchers).

        The members of the executive management do not receive any remuneration based on our overall financial results or any long-term variable remuneration in cash.

        The basis of remuneration of our executive management team is not expected to change in 2016 or 2017.

        Eduardo Bravo, our Chief Executive Officer, has been appointed chief executive officer of our subsidiary, TiGenix SAU, on the basis of his corporate responsibility as a member of the board of directors of TiGenix SAU and as managing director (consejero delegado) governed by applicable Spanish Law on capital companies (Ley de Sociedades de Capital). His relationship with TiGenix SAU can be terminated at any time without notice, subject to the payment, in case TiGenix SAU terminates the relationship, of a termination fee equal to his annual remuneration at such time. An additional termination fee of a maximum of two years' annual remuneration is payable in case the relationship is terminated by TiGenix SAU within one year of a corporate transaction involving the company (such as a merger, sale of shares, sale of assets, etc).

        Claudia D'Augusta, our Chief Financial Officer, has an employment contract with our subsidiary, TiGenix SAU. Her employment contract is for an indefinite term and may be terminated at any time, subject to a three month notice period and, in case TiGenix SAU terminates the agreement, she is entitled to a severance payment of a minimum of nine month's remuneration. An additional severance payment of a maximum of a year's annual remuneration is payable in certain cases, including unfair or collective dismissal by TiGenix SAU, and termination of the employment agreement by Claudia D'Augusta following certain geographical transfer or substantial modifications to the working conditions made by TiGenix SAU.

        Wilfried Dalemans, our Chief Technical Officer, has an employment contract with the company. His employment contract is for an indefinite term and may be terminated at any time by us, subject to a notice period and a severance payment in accordance with applicable law.

        Marie Paule Richard, our Chief Medical Officer, has an employment contract with our subsidiary, TiGenix SAU. Her employment contract is for an indefinite term and may be terminated at any time by us, subject to either a three month notice period, or compensation equal to three months fixed salary, or a combination of both.

        The following table sets forth information concerning the compensation received during the year ended December 31, 2015, by Eduardo Bravo as our Chief Executive Officer:

Compensation (in euros)
Fixed remuneration (gross)	333,000
Variable remuneration (short term)	193,200
Pension/Life	23,848
Other benefits	21,629

TOTAL	571,677

        In addition, in 2015, Eduardo Bravo (in his capacity as CEO) was granted and accepted 308,421 warrants with an exercise price of 0.97 euros under the December 7, 2015 warrant plan. No other warrants, shares, options on shares or rights to acquire shares were granted to Eduardo Bravo in 2015. Eduardo Bravo did not exercise any warrants, options on shares or rights to acquire shares in 2015, and none of his warrants expired in 2015. Options on 408,225 existing shares under the 2008 EBIP plan previously granted to and accepted by Eduardo Bravo expired in 2015. On October 4, 2016, Eduardo Bravo exercised his options under the 2010 EBIP plan.

        The following table sets forth information concerning the compensation received during the year ended December 31, 2015 by the other members of the executive management:

Compensation (in euros)
Fixed remuneration (gross)	637,044
Variable remuneration (short term)	157,398
Pension/Life	48,992
Other benefits	60,849

TOTAL	904,283

        In addition, in 2015, the other members of the executive management were granted a total of 699,087 warrants with an exercise price of 0.95 euros under the December 7, 2015 warrant plan (Claudia D'Augusta was granted and accepted 267,298 warrants; Marie Paule Richard was granted and accepted 226,175 warrants; Wilfried Dalemans was granted and accepted 205,614 warrants). No other warrants, shares, options on shares or rights to acquire shares were granted to the other members of the executive management in 2015. The other members of the executive management did not exercise any warrants, options on shares or rights to acquire shares in 2015, and none of their warrants expired in 2015. Options on 81,643 existing shares under the 2008 EBIP plan previously granted to and accepted by Claudia D'Augusta expired in 2015. On October 4, 2016, Claudia D'Augusta exercised her options under the 2010 EBIP plan.

        The table below provides an overview, as at December 31, 2015, of the shares, EBIP Options and warrants held by the executive management:

	Shares			Options on existing shares under EBIPs(4)		Warrants		Total shares, options on existing shares under EBIPs and warrants
	Number		%(1)	Number	%(1)	Number	%(2)	Number	%(3)
Eduardo Bravo, CEO	160,547	(5)	0.09%	374,546	0.21%	2,192,161	22.66%	2,727,254	1.46%
Claudia D'Augusta, CFO	127,682		0.07%	124,849	0.07%	1,072,378	11.09%	1,324,909	0.71%
Wilfried Dalemans, CTO	—		—	—	—	1,021,514	10.56%	1,021,514	0.55%
Marie Paule Richard, CMO	—		—	—	—	226,175	2.34%	226,175	0.12%

Total	288,229		0.16%	499,395	0.28%	4,512,228	46.64%	5,299,852	2.83%

Notes:

(1)
Calculated on the basis of the total number of issued voting financial instruments on December 31, 2015.

(2)
Calculated on the basis of the total number of granted and outstanding warrants that can be converted into voting financial instruments on December 31, 2015.

(3)
Calculated on the basis of the sum of (i) the total number of issued voting financial instruments on December 31, 2015 and (ii) the total number of granted and outstanding warrants that can be converted into voting financial instruments on December 31, 2015.

(4)
This column refers to the number of existing shares that the beneficiary of the EBIP Options would receive upon exercise of his options with delivery of 2.96 existing TiGenix shares per EBIP Option.

(5)
Includes 10,284 shares received in his capacity as a shareholder of Genetrix as part of a distribution in kind of shares of TiGenix.

Stock Options, Warrants and Other Incentive Plans

        We created several warrants within the context of stock option plans as well as equity incentive plans for our directors, managers, employees as well as other external consultants and collaborators such as scientific advisory board members and clinical advisors.

Our Warrant Plans

        We have established a number of warrants plans, under which we have granted warrants free of charge to the recipients. Each warrant entitles its holder to subscribe to one of our ordinary shares at a subscription price determined by the board of directors, within the limits decided upon at the occasion of their issuance.

        Generally, unless the board of directors at the time of the grant of the warrant determines a higher exercise price, the exercise price of a warrant will be equal to the lower of the following prices:

  •
  The last closing price of our shares on Euronext Brussels prior to the date on which the warrant is offered.

  •
  The average closing price of our shares on Euronext Brussels over the thirty-day period preceding the date on which the warrant is offered.

        For beneficiaries of the warrant plan that are not employees of our group, the exercise price cannot be lower than the average closing price of our shares on Euronext Brussels over the thirty-day period preceding the date of issuance of the warrants.

        For our warrants issued in July 2012 and in March 2013, however, our board determined a higher exercise price of 1.00 euro per warrant.

        For our December 2013 warrant plan, under which warrants were issued and granted on December 16, 2013, the exercise price was determined as follows:

  •
  For all employees, the exercise price was set at 0.46 euro, the closing price of our ordinary shares on December 13, 2013, the last closing price prior to the grant of the warrants on December 16, 2013, which was lower than the 30-day average price.

  •
  For our CEO, Eduardo Bravo, who is not an employee of TiGenix SAU, the exercise price was set at 0.50 euro, the average closing price of our ordinary shares during 30 calendar days prior to the issuance of the warrants on December 16, 2013.

        For our December 2015 warrant plan, under which warrants were issued and granted on December 7, 2015, May 4, 2016, June 2, 2016 and September 6, 2016, the exercise price was determined as follows:

  •
  For all employees who were granted warrants on December 7, 2015, the exercise price was set at 0.95 euro, the closing price of our ordinary shares on December 4, 2015, the last closing price prior to the grant of the warrants on December 7, 2015, which was lower than the thirty-day average price.

  •
  For our CEO, Eduardo Bravo, who is not an employee but was granted warrants on December 7, 2015, the exercise price was set at 0.97 euro, the average closing price of our ordinary shares during thirty calendar days prior to the issuance of the warrants on December 7, 2015.

  •
  For all employees who were granted warrants on May 4, 2016, the exercise price was set at 0.95 euro, the closing price of our ordinary shares on May 3, 2016, the last closing price prior to the grant of the warrants on May 4, 2016.

  •
  For the independent directors who were granted warrants on June 2, 2016 and who are not employees, the exercise price was set at 0.97 euro, the average closing price of our ordinary shares during the thirty calendar days prior to the issuance of the warrants on December 7, 2015.

  •
  For all employees who were granted warrants on September 6, 2016, the exercise price was set at 0.97 euro, the closing price of our ordinary shares on September 5, 2016, the last closing price prior to the grant of the warrants on September 6, 2016, which was lower than the thirty-day average price.

        Since 2007, we have issued 13,027,302 warrants in aggregate (subject to the warrants being granted to and accepted by the beneficiaries) of which 800,000 warrants were issued on February 26, 2007; 400,000 warrants on March 20, 2008; 500,000 warrants on June 19, 2009; 500,000 warrants on March 12, 2010; 4,000,000 warrants on July 6, 2012; 777,000 warrants on March 20, 2013; 1,806,000 warrants on December 16, 2013, 1,994,302 warrants on April 22, 2014, and 2,250,000 on December 7, 2015.

        Of these 13,027,302 warrants:

  •
  734,800 warrants expired because they were never granted.

  •
  379,250 warrants expired because they were never accepted by their beneficiaries.

  •
  1,079,552 warrants lapsed due to their beneficiaries no longer being employed by the Company.

  •
  11,530 warrants have been exercised.

  •
  664,767 warrants have been cancelled following the exercise by Kreos Capital IV (Expert Fund) of its put option with regard to these warrants.

  •
  483,782 warrants had not yet been granted as of December 31, 2015, but most of these warrants were granted by September 7, 2016.

        As a result, as of December 31, 2015, there were 9,673,621 warrants granted and outstanding, which represented approximately 4.53% of the total number of all our issued and outstanding voting financial instruments.

        In addition, if we successfully complete the initial public offering of our ADSs, our board of directors may decide to issue additional warrants. In such case, the board would likely issue warrants amounting up to 6% of the new shares to be issued as part of our capital increase at the occasion of the initial public offering of our ADSs, and we anticipate that such warrants would be granted to our employees, including the members of our executive management. We expect that the conditions of such new warrants, if issued, would be similar to the conditions of the December 2015 warrant plan and that the exercise price would be determined by the board of directors at the time of the grant of the warrants based on the general principles described elsewhere in this section.

        The warrants issued on February 26, 2007, March 20, 2008, June 19, 2009, March 12, 2010, July 6, 2012, December 16, 2013 and December 7, 2015 have a term of ten years. The warrants issued on March 20, 2013 and April 22, 2014 have a term of five years. Upon expiration of the ten or five year term, the warrants become null and void.

        The table below gives an overview (as of December 31, 2015) of the 9,673,621 granted and outstanding warrants:

Issue date	Term	Number of warrants issued	Number of warrants granted	Exercise price (in euros)	Number of warrants no longer exercisable	Number of warrants granted and outstanding	Exercise periods vested warrants
February 26, 2007	From February 26, 2007 to February 25, 2017	800,000	681,500	6.75 (March 24, 2007 grant) 5.23 (September 17, 2007 grant)	290,187	509,813	From May 1 to 31, and from November 1 to 30.
March 20, 2008	From March 20, 2008 to March 19, 2018	400,000	400,000	4.05 for employees and 4.41 for other individuals (March 20, 2008 grant) 4.84 (June 27, 2008 grant) 3.48 for employees and 3.83 for other individuals (September 15, 2008 grant)	113,500	286,500	From May 1 to 31, and from November 1 to 30.
June 19, 2009	From June 19, 2009 to June 18, 2019	500,000	232,200	3.95	360,200	139,800	From May 1 to 31, and from November 1 to 30.
March 12, 2010	From March 12, 2010 to March 11, 2020	500,000	495,500	3.62 (March 12, 2010 grant) 1.65 for employees and 1.83 for other individuals (July 7, 2010 grant) 1.93 (August 24, 2010 grant)	342,000	158,000	From May 1 to 31, and from November 1 to 30.
July 6, 2012	From July 6, 2012 to July 5, 2022	4,000,000	4,000,000	1.00	664,945	3,335,055	From May 1 to 31, and from November 1 to 30.
March 20, 2013	From March 20, 2013 to March 19, 2018	777,000	433,000	1.00	344,000	433,000	From May 1 to 31, and from November 1 to 30.
December 16, 2013	From December 16, 2013 to December 15, 2023	1,806,000	1,806,000	0.46 for employees and 0.50 for other individuals	90,300	1,715,700	From May 1 to 31, and from November 1 to 30.
April 22, 2014	From April 22, 2014 to April 21, 2019	1,994,302	1,994,302	0.75	664,767	1,329,535	Any time
December 7, 2015	From December 7, 2015 to December 6, 2025	2,250,000	1,766,218	0.95 for employees and 0.97 for other individuals	—	1,766,218	From May 1 to 31, and from November 1 to 30.

TOTAL		13,027,302				9,673,621

TiGenix SAU Equity Based Incentive Plans

Summary

        On May 3, 2011, we acquired all the shares of Cellerix, a Spanish biotechnology company, which we renamed TiGenix SAU. Cellerix had two Equity Based Incentive Plans, or EBIPs, in place. The contribution in kind, or the Contribution, by the former Cellerix shareholders of all their Cellerix shares into our Company triggered certain consequences which affected both EBIPs.

        In May 2008, Cellerix had entered into a management agreement with CX EBIP Agreement, a Spanish limited liability company, which we refer to as the EBIP Agreement. The EBIP Agreement was amended and restated in November 2009 and was further amended on May 3, 2011 simultaneously with the completion of the Contribution to establish the procedure for exercise of the EBIP Options. In the framework of the Contribution and in accordance with the terms of the EBIP Agreement, CX EBIP Agreement contributed its 642,226 shares of our subsidiary, TiGenix SAU, into TiGenix and received 1,905,144 of our shares in return, which it can only transfer to the beneficiaries of the EBIPs who exercise their options. Pursuant to the agreements reached in relation to the Contribution, the underlying securities of the options are no longer the shares of our subsidiary, TiGenix SAU, but the shares of TiGenix. Therefore, upon the exercise of its options under the EBIPs, a beneficiary will be entitled to receive a number of our shares corresponding to approximately 2.96 shares per option, rounded down to the nearest integer, under any of the EBIPs.

        An overview of the EBIPs is provided below.

EBIP 2008

        An EBIP for the directors, managers and employees of Cellerix was approved at Cellerix's annual general meeting of shareholders held on November 22, 2007, the conditions of which were definitively approved on May 20, 2008, which we refer to as the EBIP 2008, which was subsequently modified on October 15, 2010.

        Options under the EBIP 2008 were granted to employees, executives and independent members of the board of directors of Cellerix prior to the Contribution.

        The EBIP 2008 options had to be exercised prior to August 6, 2015. As no beneficiary exercised its options, they have now expired. We are exploring our options with respect to a new plan that would be based on the existing shares underlying the expired options.

EBIP 2010

        On October 15, 2010, Cellerix's annual general meeting of shareholders approved an EBIP for the senior management of Cellerix, which we refer to as the EBIP 2010.

        The EBIP set the normal exercise price of the options at 5.291 euros per share. However, as a result of the Contribution, the exercise price for all EBIP 2010 options was reduced to 0.013 euros.

        Cellerix granted 221,508 options under the EBIP 2010. All EBIP 2010 options vested as a result of the Contribution.

        Beneficiaries of the plan exercised all their options under the plan on October 4, 2016. Pursuant to the terms of the EBIP 2010, the board of directors of our subsidiary, TiGenix SAU, opted to exchange all existing options for new options over existing TiGenix shares. As the options retain the same exchange ratio as the Contribution (i.e., 2.96 TiGenix NV shares per TiGenix SAU share contributed to TiGenix), beneficiaries of the EBIP 2010 have the right to receive 2.96 TiGenix shares for each EBIP 2010 option at the time of exercise.

Common Characteristics of the TiGenix SAU EBIPs

        All options were granted free of charge.

        Both EBIPs provide that any options may be ordinarily exercised after each quarterly, half-yearly or annual results announcement.

        Under both EBIPs, prior to the Contribution, the options related to existing shares in Cellerix that were held by CX EBIP Agreement. To this effect:

  •
  In June 2008, Cellerix issued 415,700 new shares to CX EBIP Agreement at an issuance price of 0.013 euros per Cellerix share.

  •
  In September 2008, Cellerix issued 37,850 new shares to CX EBIP Agreement at an issuance price of 0.013 euros per Cellerix share.

  •
  In November 2009, Cellerix issued 61,479 new shares to CX EBIP Agreement at an issuance price of 0.013 euros per Cellerix share.

  •
  In May 2010, Cellerix issued 49,446 new shares to CX EBIP Agreement at an issuance price of 0.013 euros per Cellerix share.

  •
  In October 2010, Cellerix issued 77,751 new shares to CX EBIP Agreement at an issuance price of 0.013 euros per Cellerix share.

        All Cellerix shares held by CX EBIP Agreement have been exchanged for TiGenix shares as described above.

EBIP Options outstanding as of December 31, 2015

        In 2013, a total of 31,011 EBIP 2010 options were exercised, as a result of which CX EBIP Agreement transferred 91,992 TiGenix shares to the exercising beneficiaries.

        In 2014, no EBIP Options were exercised.

        As of December 31, 2015, a total of 190,497 EBIP 2010 options, corresponding to 565,103 of our shares, were outstanding.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Article 524 of the Belgian Company Code provides for a special procedure that applies to intra-group or related party transactions with affiliates. The procedure applies to decisions or transactions between us and our affiliates that are not one of our subsidiaries. Prior to any such decision or transaction, our board of directors must appoint a special committee consisting of three independent directors, assisted by one or more independent experts. This committee must assess the business advantages and disadvantages of the decision or transaction, quantify its financial consequences and determine whether the decision or transaction causes a disadvantage to us that is manifestly illegitimate in view of our policy. If the committee determines that the decision or transaction is not illegitimate but will prejudice us, it must analyze the advantages and disadvantages of such decision or transaction and set out such considerations as part of its advice. Our board of directors must then make a decision, taking into account the opinion of the committee. Any deviation from the committee's advice must be justified. Directors who have a conflict of interest are not entitled to participate in the deliberation and vote. The committee's advice and the decision of the board of directors must be notified to our statutory auditor, who must render a separate opinion. The conclusion of the committee, an excerpt from the minutes of the board of directors and the opinion by the statutory auditor must be included in our annual report. This procedure does not apply to decisions or transactions in the ordinary course of business under customary market conditions and security documents, or to transactions or decisions with a value of less than 1% of our net assets as shown in our consolidated annual accounts.

        Since January 1, 2012, there has not been, nor is there currently proposed, any material transaction or series of similar material transactions to which we were or are a party in which any of the members of our board of directors or executive management team, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than the compensation and shareholding arrangements we describe in "Management" and "Principal Shareholders," and the transactions we describe below.

Transactions with Related Companies

Issuance of Convertible Bonds

        On March 6, 2015, we issued 9% senior unsecured bonds due 2018 for 25.0 million euros in total principal amount, convertible into our ordinary shares, all of which were subscribed to by an affiliate of Gri-Cel S.A., one of our principal shareholders. For more information about the terms of the convertible bonds, please see "Management's Discussion and Analysis of the Results of Operations—Liquidity and Capital Resources" elsewhere in this prospectus.

Other

        From time to time in the ordinary course of our business we may contract for services from companies in which certain of our executive officers or directors may serve as director or advisor. The cost of these services is negotiated on an arm's length basis and none of these arrangements is material to us.

 PRINCIPAL SHAREHOLDERS

        The following table sets forth information relating to beneficial ownership of our ordinary shares, as of June 30, 2016, for each person who is known by us to hold beneficially more than 3% of our outstanding ordinary shares, each member of our board of directors, each member of our executive management, and all members of our board of directors and our executive management as a group.

        The business address of the members of our board of directors and the members of our executive management is the same as our business address: Romeinse straat 12, box 2, 3001 Leuven, Belgium.

        For purposes of the table below, the percentage ownership calculations for beneficial ownership prior to this offering are based on 202,304,587 ordinary shares outstanding as of June 30, 2016.

        Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares that the person has the right to acquire within sixty days of June 30, 2016, including through the exercise of any EBIP Option or warrant, have been included. Shares that can be acquired through the exercise of any warrant, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary shares beneficially owned prior to the offering			Ordinary shares beneficially owned after the offering
Name of beneficial owner	Number		Percentage	Number	Percentage
3% or greater shareholders
Gri-Cel SA(1)	34,188,034	(1)(2)	16.90%
Cormorant Asset Management LLC	11,756,894	(2)	5.81%
BNP Paribas Investment Partners SA	6,650,503	(2)	3.29%
Members of our board of directors and our executive management
Willy Duron (director)	60,600	(3)	*
Greig Biotechnology Global Consulting, Inc., represented by Russell G. Greig (director)	54,600	(3)	*
R&S Consulting BVBA, represented by Dirk Reyn (director)	64,100	(4)	*
Innosté SA, represented by Jean Stéphenne (director)	54,600	(3)	*
Eduardo Bravo (director, CEO)	2,347,910	(5)	1.15%
Claudia D'Augusta (CFO)	1,013,590	(6)	*
Wilfried Dalemans (CTO)	779,216	(7)	*
Marie Paule Richard (CMO)	—		—
All members of our board of directors and our executive management as a group (8 persons)	4,374,616		2.12%

*
Less than 1%.

(1)
This number excludes 26,989,096 shares underlying the 9% senior unsecured convertible bonds due 2018 for 25.0 million euros in total principal amount, convertible into our ordinary shares, all of which were subscribed to by an affiliate of Gri-Cel SA on March 6, 2015.

(2)
At the time of the most recent transparency notification.

(3)
This number includes 54,600 warrants that vested on April 30, 2016.

(4)
This number is the sum of (a) the 2,500 shares held by our director R&S Consulting BVBA, represented (and controlled) by Dirk Reyn, (b) the 7,000 shares held by Horizon Pharmaventures

  BVBA, a company also controlled by Dirk Reyn, and (c) 54,600 warrants that vested on August 29, 2016 held by our director R&S Consulting BVBA. R&S Consulting BVBA, represented by Dirk Reyn, was a director until September 21, 2016.

(5)
This number includes 374,546 shares that would be received upon the exercise of EBIP Options and 1,812,817 warrants that vested on August 29, 2016.

(6)
This number includes 124,849 shares that would be received upon the exercise of EBIP Options and 761,059 warrants that vested on August 29, 2016.

(7)
This number includes 779,216 warrants that vested on August 29, 2016.

 DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

        Deutsche Bank Trust Company Americas, as depositary, will register and deliver the ADSs. Each ADS will represent ownership of ten ordinary shares deposited with Deutsche Bank AG, Amsterdam Branch, as custodian for the depositary. Each ADS will also represent ownership of any other securities, cash or other property which may be held by the depositary. The depositary's principal office at which the ADSs will be administered is located at 60 Wall Street, New York, NY 10005, USA. The principal executive office of the depositary is located at 60 Wall Street, New York, NY 10005, USA.

        The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

        We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. Belgian law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs.

        The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. For directions on how to obtain copies of those documents, see "Where You Can Find More Information."

Holding the ADSs

How will you hold your ADSs?

        You may hold ADSs either (i) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in DRS or (ii) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

        The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our ordinary shares) set by the depositary with respect to the ADSs.

  •
  Cash.  The depositary will convert or cause to be converted any cash dividend or other cash distribution we pay on the ordinary shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements under the terms of the deposit agreement into U.S. dollars if it can do so on a practicable basis, and can transfer the U.S. dollars to the United States and will distribute promptly the amount thus received. If the depositary shall determine in its judgment that such conversions or transfers are not possible or lawful or if any government approval or license is needed and cannot be obtained at a reasonable cost within a reasonable period or otherwise sought, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold or cause the custodian to hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid and such funds will be held or the respective accounts of the ADS holders. It will not invest the foreign currency and it will not be liable for any interest for the respective accounts of the ADS holders.

  •
  Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See "—Fees and Expenses" and "—Payment of Taxes." It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

  •
  Shares.  For any ordinary shares we distribute as a dividend or free distribution, either (1) the depositary will distribute additional ADSs representing such ordinary shares or (2) existing ADSs as of the applicable record date will represent rights and interests in the additional ordinary shares distributed, to the extent reasonably practicable and permissible under law, in either case, net of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary will only distribute whole ADSs. It will try to sell ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. The depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses in connection with that distribution.

  •
  Elective Distributions in Cash or Shares.  If we offer holders of our ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must first timely instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practicable to make such elective distribution available to you. In such case, the depositary shall, on the basis of the same determination as is made in respect of the ordinary shares for which no election is made, distribute either cash, in the same way as it does in a cash distribution, or additional ADSs representing ordinary shares, in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of our ordinary shares.

  •
  Rights to Purchase Additional Shares.  If we offer holders of our ordinary shares any rights to subscribe for additional shares, the depositary shall having received timely notice as described in the deposit agreement of such distribution by us, consult with us, and we must determine whether it is lawful and reasonably practicable to make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal or reasonably practicable to make the rights available but that it is lawful and reasonably practicable to sell the rights, the depositary will endeavor to sell the rights and in a riskless principal capacity or otherwise, at such place and upon such terms (including public or private sale) as it may deem proper distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

    If the depositary makes rights available to you, it will establish procedures to distribute such rights and enable you to exercise the rights upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The Depositary shall not be obliged to make available to you a method to exercise such rights to subscribe for ordinary shares (rather than ADSs).

    U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

    There can be no assurance that you will be given the opportunity to exercise rights on the same terms and conditions as the holders of ordinary shares or be able to exercise such rights.

  •
  Other Distributions.  Subject to receipt of timely notice, as described in the deposit agreement, from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will distribute to you anything else we distribute on deposited securities by any means it may deem practicable, upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. If any of the conditions above are not met, the depositary will endeavor to sell, or cause to be sold, what we distributed and distribute the net proceeds in the same way as it does with cash; or, if it is unable to sell such property, the depositary may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration, such that you may have no rights to or arising from such property.

        The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if we and/or the depositary determine that it is illegal or impracticable for us or the depositary to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

        The depositary will deliver ADSs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

How do ADS holders cancel an American Depositary Share?

        You may turn in your ADSs at the depositary's principal office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its principal office, to the extent permitted by law.

How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

        You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

        You may instruct the depositary to vote the ordinary shares or other deposited securities underlying your ADSs at any meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities. Otherwise, you could exercise your right to vote directly if you withdraw the ordinary shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the ordinary shares.

        If we ask for your instructions and upon timely notice from us by regular, ordinary mail delivery, or by electronic transmission, as described in the deposit agreement, the depositary will notify you of the upcoming meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, and arrange to deliver our voting materials to you. The materials will include or reproduce (a) such notice of meeting or solicitation of consents or proxies; (b) a statement that the ADS holders at the close of business on the ADS record date will be entitled, subject to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the ordinary shares or other deposited securities represented by such holder's ADSs; and (c) a brief statement as to the manner in which such instructions may be given or deemed given in accordance with the second to last sentence of this paragraph if no instruction is received, to the depositary to give a discretionary proxy to a person designated by us. Voting instructions may be given only in respect of a number of ADSs representing an integral number of ordinary shares or other deposited securities. For instructions to be valid, the depositary must receive them in writing on or before the date specified. The depositary will try, as far as practical, subject to applicable law and the provisions of our memorandum and articles of association, to vote or to have its agents vote the ordinary shares or other deposited securities (in person or by proxy) as you instruct. The depositary will only vote or attempt to vote as you instruct. If we timely requested the depositary to solicit your instructions but no instructions are received by the depositary from an owner with respect to any of the deposited securities represented by the ADSs of that owner on or before the date established by the depositary for such purpose, the depositary shall deem that owner to have instructed the depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and the depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities. However, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if we inform the depositary we do not wish such proxy given, substantial opposition exists or the matter materially and adversely affects the rights of holders of the ordinary shares.

        We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the ordinary shares underlying your ADSs. In addition, there can be no assurance that ADS holders and beneficial owners generally, or any holder or beneficial owner in particular, will be given the opportunity to vote or cause the custodian to vote on the same terms and conditions as the holders of our ordinary shares.

        The depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the ordinary shares underlying your ADSs are not voted as you requested.

        In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will give the depositary notice of any such meeting and details concerning the matters to be voted at least 30 business days in advance of the meeting date.

Compliance with Regulations

Information Requests

        Each ADS holder and beneficial owner shall (a) provide such information as we or the depositary may request pursuant to law, including, without limitation, relevant Belgian law, any applicable law of the United States of America, our memorandum and articles of association, any resolutions of our Board of Directors adopted pursuant to such memorandum and articles of association, the requirements of any markets or exchanges upon which the ordinary shares, ADSs or ADRs are listed or traded, or to any requirements of any electronic book-entry system by which the ADSs or ADRs may be transferred, regarding the capacity in which they own or owned ADRs, the identity of any other persons then or previously interested in such ADRs and the nature of such interest, and any other applicable matters, and (b) be bound by and subject to applicable provisions of the laws of Belgium, our memorandum and articles of association, and the requirements of any markets or exchanges upon which the ADSs, ADRs or ordinary shares are listed or traded, or pursuant to any requirements of any electronic book-entry system by which the ADSs, ADRs or ordinary shares may be transferred, to the same extent as if such ADS holder or beneficial owner held ordinary shares directly, in each case irrespective of whether or not they are ADS holders or beneficial owners at the time such request is made.

Disclosure of Interests

        Each ADS holder and beneficial owner shall comply with our requests pursuant to Belgian law, the rules and requirements of the NASDAQ Global Market and any other stock exchange on which the ordinary shares are, or will be, registered, traded or listed or our memorandum and articles of association, which requests are made to provide information, inter alia, as to the capacity in which such ADS holder or beneficial owner owns ADS and regarding the identity of any other person interested in such ADS and the nature of such interest and various other matters, whether or not they are ADS holders or beneficial owners at the time of such requests.

Fees and Expenses

        As an ADS holder, you will be required to pay the following service fees to the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs):

Service	Fees

•

To any person to which ADSs are issued or to any person to which a distribution is made in respect of ADS distributions pursuant to stock dividends or other free distributions of stock, bonus distributions, stock splits or other distributions (except where converted to cash)

Up to US$0.05 per ADS issued
• Cancellation of ADSs, including in the case of termination of the deposit agreement	Up to US$0.05 per ADS cancelled
• Distribution of cash dividends	Up to US$0.05 per ADS held
• Distribution of cash entitlements (other than cash dividends) and/or cash proceeds, including proceeds from the sale of rights, securities and other entitlements	Up to US$0.05 per ADS held
• Distribution of ADSs pursuant to exercise of rights.	Up to US$0.05 per ADS held
• Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to US$0.05 per ADS held
• Depositary services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary bank

        As an ADS holder, you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs) such as the following:

  •
  Fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares in Belgium (i.e., upon deposit and withdrawal of ordinary shares).

  •
  Expenses incurred for converting foreign currency into U.S. dollars.

  •
  Expenses for cable, telex, fax and electronic transmissions and for delivery of securities.

  •
  Taxes and duties upon the transfer of securities, including any applicable stamp duties, any stock transfer charges or withholding taxes (i.e., when ordinary shares are deposited or withdrawn from deposit).

  •
  Fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.

  •
  Fees and expenses incurred in connection with complying with exchange control regulations and other regulatory requirements applicable to ordinary shares, deposited securities, ADSs and ADRs.

  •
  Any applicable fees and penalties thereon.

        The depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

        The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to be paid to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians that hold their clients' ADSs in DTC accounts in turn charge their clients' accounts the amount of the fees paid to the depositary bank.

        In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

        The depositary has agreed to pay certain amounts to us in exchange for its appointment as depositary. We may use these funds towards our expenses relating to the establishment and maintenance of the ADR program, including investor relations expenses, or otherwise as we see fit. The depositary may pay us a fixed amount, it may pay us a portion of the fees collected by the depositary from holders of ADSs, and it may pay specific expenses incurred by us in connection with the ADR program. Neither the depositary nor we may be able to determine the aggregate amount to be paid to us because (i) the number of ADSs that will be issued and outstanding and the level of dividend and/or servicing fees to be charged may vary, and (ii) our expenses related to the program may not be known at this time.

Payment of Taxes

        You will be responsible for any taxes or other governmental charges payable or which become payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register or transfer your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any refund of taxes, reduced rate of withholding at source or other tax benefit obtained for you. Your obligations under this paragraph shall survive any transfer of ADRs, any surrender of ADRs and withdrawal of deposited securities or the termination of the deposit agreement.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
Change the nominal or par value of our ordinary shares	The cash, shares or other securities received by the depositary will become deposited securities.
Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.
Distribute securities on the ordinary shares that are not distributed to you, or Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action
The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

        We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. If any new laws are adopted that would require the deposit agreement to be amended in order to comply therewith, we and the depositary may amend the deposit agreement in accordance with such laws and such amendment may become effective before notice thereof is given to ADS holders.

How may the deposit agreement be terminated?

        The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least ninety days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign, or if we have removed the depositary, and in either case we have not appointed a new depositary within ninety days. In either such case, the depositary must notify you at least thirty days before termination.

        After termination, the depositary and its agents will do the following under the deposit agreement but nothing else:

  •
  Collect distributions on the deposited securities.

  •
  Sell rights and other property.

  •
  Deliver ordinary shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after the date of termination, the depositary may sell any remaining deposited securities by public or private sale.

        After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. After such sale, the depositary's only obligations will be to account for the money and other cash. After termination, we shall be discharged from all obligations under the deposit agreement except for our obligations to the depositary thereunder.

Books of Depositary

        The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the Company, the ADRs and the deposit agreement.

        The depositary will maintain facilities in the Borough of Manhattan, The City of New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

        These facilities may be closed at any time or from time to time when such action is deemed necessary or advisable by the depositary in connection with the performance of its duties under the deposit agreement or at our reasonable written request.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary and the Custodian; Limits on Liability to Holders of ADSs

        The deposit agreement expressly limits our obligations and the obligations of the depositary and the custodian. It also limits our liability and the liability of the depositary. The depositary and the custodian:

  •
  are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

  •
  are not liable if any of us or our respective controlling persons or agents are prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement and any ADR, by reason of any provision of any present or future law or regulation of the United States or any state thereof, Belgium or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of our memorandum and articles of association or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure);

  •
  are not liable by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our memorandum and articles of association or provisions of or governing deposited securities;

  •
  are not liable for any action or inaction of the depositary, the custodian or us or their or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, any person presenting ordinary shares for deposit or any other person believed by it in good faith to be competent to give such advice or information;

  •
  are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement;

  •
  are not liable for any indirect, special, consequential or punitive damages for any breach of the terms of the deposit agreement, or otherwise;

  •
  may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

  •
  disclaim any liability for any action or inaction or inaction of any of us or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, accountants, any person presenting ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information; and

  •
  disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADS.

        The depositary and any of its agents also disclaim any liability (i) for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, (ii) the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, (iii) any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, (iv) for any tax consequences that may result from ownership of ADSs, ordinary shares or deposited securities, or (vi) for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary, provided that in connection with the issue out of which such potential liability arises the depositary performed its obligations without gross negligence or willful misconduct while it acted as depositary.

        In addition, the deposit agreement provides that each party to the deposit agreement (including each holder, beneficial owner and holder of interests in the ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any lawsuit or proceeding against the depositary or our company related to our shares, the ADSs or the deposit agreement.

        In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

        Before the depositary will issue, deliver or register a transfer of an ADS, split-up, subdivide or combine ADSs, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require the following:

  •
  Payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

  •
  Satisfactory proof of the identity and genuineness of any signature or any other matters contemplated in the deposit agreement; and

  •
  Compliance with (A) any laws or governmental regulations relating to the execution and delivery of ADRs or ADSs or to the withdrawal or delivery of deposited securities and (B) such reasonable regulations and procedures as the depositary may establish, from time to time, consistent with the deposit agreement and applicable laws, including presentation of transfer documents.

        The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we determine that it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

        You have the right to cancel your ADSs and withdraw the underlying ordinary shares at any time except in any of the following instances:

  •
  When temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders' meeting; or (3) we are paying a dividend on our ordinary shares;

  •
  When you owe money to pay fees, taxes and similar charges;

  •
  When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities;

  •
  other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time); or

  •
  for any other reason if the depositary or we determine, in good faith, that it is necessary or advisable to prohibit withdrawals.

        The depositary shall not knowingly accept for deposit under the deposit agreement any ordinary shares or other deposited securities required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such ordinary shares.

        This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

        The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying ordinary shares. This is called a pre-release of the ADSs. The depositary may also deliver ordinary shares upon cancellation of pre-released ADSs (even if the ADSs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary. The depositary may receive ADSs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions:

  (i)
  Before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer (a) owns the ordinary shares or ADSs to be deposited, (b) agrees to indicate the depositary as owner of such ordinary shares or ADSs in its records and to hold such ordinary shares or ADSs in trust for the depositary until such ordinary shares or ADSs are delivered to the depositary or the custodian, (c) unconditionally guarantees to deliver such ordinary shares or ADSs to the depositary or the custodian, as the case may be and (d) agrees to any additional restrictions or requirements that the depositary deems appropriate;

  (ii)
  The pre-release is fully collateralized with cash, US government securities or other collateral that the depositary considers appropriate; and

  (iii)
  The depositary must be able to close out the pre-release on not more than five business days' notice. Each pre-release is subject to further indemnities and credit regulations as the depositary considers appropriate. In addition, the depositary will normally limit the number of ADSs that may be outstanding at any time as a result of pre-release to 30% of the aggregate number of ADSs then outstanding, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Direct Registration System

        In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

SHARES ELIGIBLE FOR FUTURE SALES

        Upon completion of this offering, we will have outstanding        ADSs representing approximately        % of our outstanding ordinary shares. All of the ADSs sold in this offering will be freely transferable by persons other than by our "affiliates" without restriction or further registration under the Securities Act. Sales of substantial amounts of the ADSs in the public market could adversely affect prevailing market prices of the ADSs. Prior to this offering our ordinary shares have traded, and subsequent to this offering will continue to trade, on Euronext Brussels under the symbol "TIG."

Lock-Up Agreements

        We and the members of our board of directors, our executive management, and certain of our shareholders have agreed to certain restrictions on our and their ability to sell additional ADSs or ordinary shares for a period of 180 days after the date of this prospectus. We and they have agreed not to directly or indirectly offer for sale, sell, contract to sell, grant any option for the sale of, or otherwise issue or dispose of, any ADSs or ordinary shares, options or warrants to purchase ADSs or ordinary shares, or any related security or instrument, without the prior written consent of the representatives of the underwriters For more information, see "Underwriting."

Rule 144

        Beginning ninety days after the effective date of the registration statement of which this prospectus forms a part, a person that is an affiliate of ours and that has beneficially owned "restricted" ordinary shares for at least six months, as measured by SEC rule, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of restricted ordinary shares within any three-month period that does not exceed the greater of the following:

  •
  1% of the number of ordinary shares then outstanding, in the form of ADSs or otherwise, which will equal approximately         ordinary shares immediately after this offering.

  •
  The average weekly trading volume of the ordinary shares and ADSs during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

        Sales of restricted ordinary shares under Rule 144 held by our affiliates are also subject to requirements regarding the manner of sale, notice and the availability of current public information about us. Rule 144 also requires that affiliates relying on Rule 144 to sell ordinary shares that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.

Regulation S

        Regulation S under the Securities Act provides that shares owned by any person may be sold without registration in the United States, provided that the sale is effected in an offshore transaction and no directed selling efforts are made in the United States (as these terms are defined in Regulation S), subject to certain other conditions. In general, this means that our shares may be sold outside the United States without registration in the United States being required.

Rule 701

        Under Rule 701 under the Securities Act, ordinary shares acquired upon the exercise of options or pursuant to other rights granted under a written compensatory stock or option plan or other written agreement in compliance with Rule 701 may be resold by the following persons:

  •
  Persons other than affiliates, beginning ninety days after the effective date of the registration statement of which this prospectus forms a part, subject only to the manner-of-sale provisions of Rule 144.

  •
  Our affiliates, beginning ninety days after the effective date of the registration statement of which this prospectus forms a part, subject to the manner-of-sale and volume limitations, current public information and filing requirements of Rule 144, in each case, without compliance with the six-month holding period requirement of Rule 144.

 TAXATION

U.S. Taxation

        This section describes the material U.S. federal income tax consequences to U.S. Holders of acquiring, owning and disposing of our shares or ADSs. It applies to you only if you acquire your shares or ADSs in this offering and you hold your shares or ADSs as capital assets for U.S. federal income tax purposes. This section does not apply to you if you are a member of a special class of holders subject to special rules, including the following:

  •
  a dealer in securities.

  •
  a real estate investment trust or regulated investment company.

  •
  a trader in securities that elects to use a mark-to-market method of accounting for securities holdings.

  •
  a tax-exempt organization, including an "individual retirement account, or "Roth IRA."

  •
  a bank or other financial institution, or life insurance company.

  •
  a person that actually or constructively owns 10% or more of our voting stock (including ADSs).

  •
  a person that holds shares or ADSs as part of a straddle or a hedging, integrated or conversion transaction.

  •
  certain former citizens or long-term residents of the United States.

  •
  a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar.

        This section is based on the Internal Revenue Code of 1986, as amended or the "Code", its legislative history, existing and proposed regulations, published rulings and court decisions, as well as on the Convention Between the Government of the United States of America and the Government of the Kingdom of Belgium for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion With Respect to Taxes on Income (together with the Protocol thereto, the "Treaty"). These laws are subject to differing interpretations or change, possibly on a retroactive basis. In addition, this section is based in part upon the representations of the depositary and the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms.

        You are a "U.S. Holder" if you are a beneficial owner of shares or ADSs and you are, for U.S. federal income tax purposes, one of the following:

  •
  an individual who is a citizen or resident of the United States.

  •
  a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia,

  •
  an estate whose income is subject to U.S. federal income tax regardless of its source, or

  •
  a trust if (i) a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) such trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

        An "eligible U.S. Holder" is a U.S. Holder that:

  •
  is a resident of the United States for purposes of the Treaty;

  •
  does not maintain a permanent establishment or fixed base in Belgium to which shares or ADSs are attributable and through which the U.S. Holder carries on or has carried on business (or, in the case of an individual, performs or has performed independent personal services); and

  •
  is otherwise eligible for benefits under the Treaty with respect to income and gain from the shares or ADSs.

        If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares or ADSs, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner of shares or ADSs that is a partnership, and partners in such partnership, should consult their own tax advisors regarding the tax consequences of acquiring, owning and disposing of the shares or ADSs.

        You should consult your own tax advisors regarding the U.S. federal, state and local and other tax consequences of acquiring, owning and disposing of shares or ADSs in your particular circumstances.

        This discussion addresses only U.S. federal income taxation. Holders should consult their own tax advisors as to potential application of U.S. state and local tax laws, as well as any other U.S. tax laws (such as the gift, alternative minimum or estate tax) and other U.S. laws, and foreign laws, including the laws of Belgium.

Taxation of U.S. Holders

        Treatment of Holders of ADSs.    In general, and taking into account the earlier assumptions, for U.S. federal income tax purposes, if you hold ADRs evidencing ADSs, you will be treated as the beneficial owner of the shares represented by those ADSs. Exchanges of ADSs for ordinary shares generally will not be subject to U.S. federal income tax.

        Taxation of Dividends.    Subject to the passive foreign investment company, or PFIC rules discussed below, the gross amount of any dividend we pay out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) is subject to U.S. federal income taxation. If you are a noncorporate U.S. Holder, dividends paid to you that constitute qualified dividend income may qualify for the preferential rates of taxation under current law applicable to long-term capital gains provided that you hold such shares or ADSs for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meet other holding period requirements.

        In order for the dividends paid by the Company to be treated as qualified dividend income, the Company must either be eligible for the benefits of a comprehensive income tax treaty with the United States which the Internal Revenue Service has determined is satisfactory and which includes an exchange of information program, or such dividends must be paid with respect to shares or ADSs which are readily tradable on an established securities market in the United States. The Internal Revenue Service has determined that the Treaty is satisfactory for purposes of the qualified dividend rules and that it includes an exchange of information program. The Company expects to qualify as a resident of Belgium for purposes of, and to be eligible for the benefits of, the Treaty by virtue of our shares being traded on Euronext Brussels. Further, we expect the ADSs to be readily tradable on the NASDAQ Global Market. Under a published Internal Revenue Service Notice, common or ordinary shares, or ADSs representing such shares, are considered to be readily tradable on an established securities market in the United States if they are traded on the NASDAQ Global Select Market, as our ADSs are expected to be. As a result, the Company expects that the dividends paid will be treated as qualified dividend income for noncorporate eligible U.S. Holders, provided that the holding period requirement (discussed above) is met. However, if our ADSs cease to be traded on the NASDAQ Global Market, or our ordinary shares cease to be traded on Euronext Brussels, the Company would have to qualify for the benefits of the Treaty under some other provision of the limitation on benefits article of the Treaty in order for dividends we pay to continue to be eligible for treatment as qualified dividend income. U.S. Holders should consult their own tax advisors as to the qualification of dividends paid by the Company as qualified dividend income.

        With respect to any dividend we pay, you must include any Belgian tax withheld from the dividend payment in the gross amount of such dividend even though you do not in fact receive it. Dividends are taxable to you when the Depositary receives such dividend, actually or constructively. Such dividends will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. The amount of a dividend distribution that you must include in your income as a U.S. Holder will be the U.S. dollar value of the euro payments made, determined at the spot euro/U.S. dollar rate on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date you include a dividend payment in income to the date you convert the payment into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. Distributions in excess of current and accumulated earnings and profits, if any, as determined for U.S. federal income tax purposes, will be treated as a non-taxable return of capital to the extent of your basis in the shares or ADSs and thereafter as capital gain; however, since the Company does not intend to maintain books and records in accordance with U.S. tax principles, a U.S. Holder will effectively be required to treat all amounts the Company distributes as dividends for U.S. federal income tax purposes.

        Subject to certain limitations, the Belgian tax withheld in accordance with the Treaty and paid over to Belgium will be creditable against your U.S. federal income tax liability. Special rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to preferential rates of taxation under current law. To the extent a refund of the tax withheld is available to you under Belgian law or under the Treaty, the amount of tax withheld that is refundable will not be eligible for credit against your U.S. federal income tax liability. Each U.S. holder should consult its own tax advisors regarding the foreign tax credit rules.

        Dividends will be income from sources outside the United States, and dividends paid will, depending on your circumstances, be "passive" or "general" income which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit allowable to you.

        A U.S. Holder may make an election to treat all foreign taxes paid as deductible expenses in computing taxable income, rather than as a credit against tax, subject to generally applicable limitations. Such an election, once made, applies to all foreign taxes paid for the taxable year subject to the election. The rules governing foreign tax credits are complex and, therefore, U.S. Holders are strongly encouraged to consult their own tax advisors to determine whether they are subject to any special rules that may limit their ability to make effective use of foreign tax credits and whether or not an election would be appropriate based on their particular circumstances.

        Taxation of Capital Gains.    Subject to the PFIC rules discussed below, if you are a U.S. Holder and you sell or otherwise dispose of your shares or ADSs, you will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the U.S. dollar value of the amount that you realize and your tax basis (generally, the amount you pay for your shares or ADSs), determined in U.S. dollars, in your shares or ADSs. Capital gain of a noncorporate U.S. Holder is generally taxed at a preferential rate of taxation under current law where the holder has a holding period greater than one year. Such gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

        Passive Foreign Investment Company Considerations.    We believe that our shares and ADSs should not be treated as stock of a PFIC for U.S. federal income tax purposes for the 2016 taxable year and should not be treated as such for subsequent taxable years, but this conclusion is a factual determination that is made annually and thus may be subject to change. Because PFIC status must be determined annually based on factual tests, our PFIC status in future taxable years will depend on our income, assets and activities in those years, for example, the timing of receipt of certain royalty streams. Furthermore, because the value of our gross assets is likely to be determined in large part by reference to our market capitalization and the value of our goodwill, a decline in the value of our shares or ADSs could affect the determination of whether we are PFIC.

        In general, if you are a U.S. Holder, we will be a PFIC with respect to you if for any taxable year in which you held shares or ADSs:

  •
  at least 75% of our gross income for the taxable year is "passive income;" or

  •
  at least 50% of the value, determined on the basis of a quarterly average, of our gross assets (which, assuming we are not a controlled foreign company for the year being tested, would be measured by the fair market value of our assets, and for which purpose the total value of our assets may be determined in part by the market value of the shares or ADSs and our shares, which are subject to change) is attributable to assets that produce or are held for the production of "passive income."

        Passive income generally includes dividends, interest, royalties, rents (other than certain rents and royalties derived in the active conduct of a trade or business), annuities and gains from assets that produce passive income. If a foreign corporation owns at least 25% by value of the stock of another corporation, the foreign corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation, and as receiving directly its proportionate share of the other corporation's income.

        If we are treated as a PFIC, and you are a U.S. Holder that did not make a mark-to-market election, as described below, you will be subject to special tax rules with respect to:

  •
  any gain you realize on the sale or other disposition of your shares or ADSs; and

  •
  any excess distribution that we make to you (generally, any distributions to you during a single taxable year that are greater than 125% of the average annual distributions received by you in respect of the shares or ADSs during the three preceding taxable years or, if shorter, your holding period for the shares or ADSs).

        Under these rules:

  •
  the gain or excess distribution will be allocated ratably over your holding period for the shares or ADSs;

  •
  the amount allocated to the taxable year in which you realized the gain or excess distribution will be taxed as ordinary income;

  •
  the amount allocated to each prior year, with certain exceptions, will be taxed at the highest tax rate in effect for that year; and

  •
  the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such year.

        The special PFIC tax rules described above will not apply to you if you make a QEF election, that is, you elect to have us treated as a qualified electing fund and we provide certain requirement information to you. We do not intend to provide U.S. Holders with such information as may be required to make a QEF election effective.

        Special rules apply for calculating the amount of the foreign tax credit with respect to excess distributions by a PFIC.

        If you own shares or ADSs in a PFIC that are treated as marketable stock, you may make a mark-to-market election. If you make this election, you will not be subject to the PFIC rules described above. Instead, in general, you will include as ordinary income each year the excess, if any, of the fair market value of your shares or ADSs at the end of the taxable year over your adjusted basis in your shares or ADSs. These amounts of ordinary income will not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. You will also be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of your shares or ADSs over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). Your basis in the shares or ADSs will be adjusted to reflect any such income or loss amounts. For purposes of this rule, if you make a mark-to-market election with respect to your shares or ADSs, you will be treated as having a new holding period in your shares or ADSs beginning on the first day of the first taxable year beginning after the last taxable year for which the mark-to-market election applies.

        In addition, notwithstanding any election you make with regard to your shares or ADSs, dividends that you receive from us will not constitute qualified dividend income to you if we are a PFIC either in the taxable year of the distribution or the preceding taxable year. Moreover, your shares or ADSs will be treated as stock in a PFIC if we were a PFIC at any time during your holding period in your shares or ADSs, even if we are not currently a PFIC. Dividends that you receive that do not constitute qualified dividend income are not eligible for taxation at the preferential rate of taxation under current law applicable to qualified dividend income. Instead, you must include the gross amount of any such dividend paid by us out of our accumulated earnings and profits (as determined for U.S. federal income tax purposes) in your gross income, and it will be subject to tax at rates applicable to ordinary income.

        If we are determined to be a PFIC, the general tax treatment for U.S. Holders described in this section would apply to indirect distributions and gains deemed to be realized by U.S. Holders in respect of any of our subsidiaries that also may be determined to be PFICs.

        If you are a U.S. Holder, you must generally file an IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) with your U.S. federal income tax return for any taxable year in which we are a PFIC with respect to you. You are urged to consult your own tax advisor concerning the filing of IRS Form 8621.

        Net Investment Income Tax.    An additional tax is imposed on the "net investment income" of certain U.S. Holders who are citizens and resident aliens, and on the undistributed "net investment income" of certain estates and trusts. Among other items, "net investment income" generally would include dividends paid on shares or ADSs and certain net gain from the sale or other taxable disposition of shares or ADSs, less certain deductions. You should consult your own tax advisor concerning the effect, if any, of this net investment income tax on holding shares or ADSs in your particular circumstances.

        Backup Withholding and Information Reporting.    If you are a noncorporate U.S. Holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

  •
  dividend payments or other taxable distributions made to you within the United States or by a U.S. payor; and

  •
  the payment of proceeds to you from the sale of shares or ADSs effected at a United States office of a broker.

        Additionally, backup withholding may apply to such payments if you are a noncorporate U.S. Holder that:

  •
  fails to provide an accurate taxpayer identification number;

  •
  is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your U.S. federal income tax returns; or

  •
  in certain circumstances, fails to comply with applicable certification requirements.

        In addition, a sale of shares or ADSs effected at a foreign office of a broker will be subject to information reporting if the broker is:

  •
  a U.S. person;

  •
  a controlled foreign corporation for U.S. tax purposes;

  •
  a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

  •
  a foreign partnership, if at any time during its tax year:

  •
  one or more of its partners are "U.S. persons," as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

  •
  such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

        Backup withholding is not an additional tax. You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your U.S. federal income tax liability by timely filing a refund claim with the Internal Revenue Service.

        Disclosure of Information with respect to Foreign Financial Assets.    Certain U.S. Holders who hold any interest in "specified foreign financial assets," including the shares or ADRs during such holder's taxable year must attached to the U.S. federal income tax return for such year certain information with respect to each asset if the aggregate value of all of such assets exceeds $50,000 (or a higher dollar amount prescribed by the Internal Revenue Service). For this purpose, a "specified foreign financial asset" includes any depositary, custodial or other financial account maintained by a foreign financial institution, and certain assets that are not held in an account maintained by a financial institution, including any stock or security issued by a person other than a U.S. person. A U.S. Holder subject to these rules who fails to furnish the required information is subject to a penalty of $10,000, and an additional penalty may apply if the failure continues for more than 90 days after the U.S. Holder is notified of such failure by the Internal Revenue Service; however, these penalties may be avoided if the U.S. Holder demonstrates a reasonable cause for the failure to comply. An accuracy-related penalty of 40 per cent is imposed for an underpayment of tax that is attributable to an "undisclosed foreign financial asset understatement," which for this purpose is the portion of the understatement for any taxable year that is attributable to any transaction involving an "undisclosed foreign financial asset," including any asset that is subject to the information reporting requirements of these rules, which would include the shares or ADSs if the dollar threshold described above were satisfied.

        The applicable statute of limitations for assessment of U.S. federal income taxes is extended to six years if there is an omission of gross income in excess of $5,000 and the omission of gross income is attributable to a foreign financial asset as to which reporting is required as described above (or would be so required if the requirement for reporting specified foreign financial assets were applied without regard to the dollar threshold specified therein and without regard to certain exceptions that may be specified by the Internal Revenue Service). In addition, the statute of limitations with respect to a U.S. Holder's entire U.S. federal income tax return will be suspended if a U.S. Holder fails to timely provide information with respect to specified foreign financial assets required to be reported or fails to timely provide the annual information reports required for holders of PFIC stock. Holders should consult their own tax adviser concerning any obligation that they may have to furnish information to the Internal Revenue Service as a result of holding the shares or ADSs.

        The above discussion is not included to constitute a complete analysis of all the tax consequences relating to the acquisition, ownership and disposition of our shares or ADSs.

Belgian Taxation

        The following paragraphs are a summary of material Belgian tax consequences of the ownership of ADSs by an investor. The summary is based on laws, treaties and regulatory interpretations in effect in Belgium on the date of this document, all of which are subject to change, including changes that could have retroactive effect.

        The summary only discusses Belgian tax aspects which are relevant to U.S. holders of ADSs, or "Holders." This summary does not address Belgian tax aspects which are relevant to persons who are fiscally resident in Belgium or who avail of a permanent establishment or a fixed base in Belgium to which the ADSs are effectively connected.

        This summary does not purport to be a description of all of the tax consequences of the ownership of ADSs, and does not take into account the specific circumstances of any particular investor, some of which may be subject to special rules, or the tax laws of any country other than Belgium. This summary does not describe the tax treatment of investors that are subject to special rules, such as banks, insurance companies, collective investment undertakings, dealers in securities or currencies, persons that hold, or will hold, ADSs in a position in a straddle, share-repurchase transaction, conversion transactions, synthetic security or other integrated financial transactions. Investors should consult their own advisers regarding the tax consequences of an investment in ADSs in the light of their particular circumstances, including the effect of any state, local or other national laws, treaties and regulatory interpretations thereof.

        In addition to the assumptions mentioned above, it is also assumed in this discussion that for purposes of the domestic Belgian tax legislation, the owners of ADSs will be treated as the owners of the ordinary shares represented by such ADSs. However, the assumption has not been confirmed by or verified with the Belgian Tax Authorities.

Dividend Withholding Tax

        For Belgian income tax purposes, a withholding tax of 27% (this rate will increase to 30% as from January 1, 2017, based on a government declaration made on October 16, 2016) is levied on the gross amount of dividends paid on or attributed to the ordinary shares represented by the ADSs, subject to such relief as may be available under applicable domestic or tax treaty provisions.

        Dividends subject to the dividend withholding tax include all benefits attributed to the ordinary shares represented by the ADSs, irrespective of their form, as well as reimbursements of statutory share capital by us, except reimbursements of fiscal capital made in accordance with the Belgian Company Code. In principle, fiscal capital includes the actual paid-up statutory share capital, and subject to certain conditions, the paid-up issue premiums and the cash amounts subscribed to at the time of the issue of profit sharing certificates.

        In case of a redemption by us of our own shares represented by ADSs, the redemption distribution (after deduction of the portion of fiscal capital represented by the redeemed shares) will be treated as a dividend subject to the withholding tax (rate of 27%) (this rate will increase to 30% as from January 1, 2017, based on a government declaration made on October 16, 2016), subject to such relief as may be available under applicable domestic or tax treaty provisions. No withholding tax will be triggered if this redemption is carried out on a stock exchange and meets certain conditions. In case of a liquidation of our Company, any amounts distributed in excess of the fiscal capital will also be treated as a dividend, but will in principle be subject to a 27% withholding tax (this rate will increase to 30% as from January 1, 2017, based on a government declaration made on October 16, 2016), subject to such relief as may be available under applicable domestic or tax treaty provisions.

        For non-resident individuals and companies, the dividend withholding tax, if any, will be the only tax on dividends in Belgium, unless the non-resident avails of a fixed base in Belgium or a Belgian permanent establishment to which the ADSs are effectively connected.

Belgian Dividend Withholding Tax Relief

        Under the Belgium-United States Tax Treaty, or the Treaty, under which we are entitled to benefits accorded to residents of Belgium, there is a reduced Belgian withholding tax rate of 15% on dividends paid by us to a U.S. resident which beneficially owns the dividends and is entitled to claim the benefits of the Treaty under the limitation of benefits article included in the Treaty, or Qualifying Holders.

        If such Qualifying Holder is a company that owns directly at least 10% of our voting stock, the Belgian withholding tax rate is further reduced to 5%. No withholding tax is however applicable if the Qualifying Holder, is either of the following:

  •
  a company that is a resident of the United States that has owned directly ADSs representing at least 10% of our capital for a twelve-month period ending on the date the dividend is declared, or

  •
  a pension fund that is a resident of the United States, provided that such dividends are not derived from the carrying on of a business by the pension fund or through an associated enterprise.

        Under the normal procedure, we or our paying agent must withhold the full Belgian withholding tax, without taking into account the reduced Treaty rate. Qualifying Holders may make a claim, if conditions are met, for reimbursement for amounts withheld in excess of the rate defined by the Treaty. The reimbursement form (Form 276 Div-Aut.) may be obtained from the Centre Etrangers-Gestion Team 6, Boulevard du Jardin Botanique 50 boîte 3429, 1000 Brussels, Belgium or at foreigners.team6@minfin.fed.be. Qualifying Holders may also, subject to certain conditions, obtain the reduced Treaty rate at source. Qualifying Holders should deliver a duly completed Form 276 Div-Aut. no later than ten days after the date on which the dividend becomes payable.

        U.S. holders should consult their own tax advisors as to whether they qualify for reduction in withholding tax upon payment or attribution of dividends, and as to the procedural requirements for obtaining a reduced withholding tax upon the payment of dividends or for making claims for reimbursement.

        Withholding tax is also not applicable, pursuant to Belgian domestic tax law, on dividends paid to a U.S. pension fund which satisfies the following conditions:

  (i)
  to be a legal entity with fiscal residence in the United States and without a permanent establishment or fixed base in Belgium,

  (ii)
  whose corporate purpose consists solely in managing and investing funds collected in order to pay legal or complementary pensions,

  (iii)
  whose activity is limited to the investment of funds collected in the exercise of its statutory mission, without any profit making aim and without operating a business in Belgium,

  (iv)
  which is exempt from income tax in the United States, and

  (v)
  provided that it (save in certain particular cases as described in Belgian law) is not contractually obligated to redistribute the dividends to any ultimate beneficiary of such dividends for whom it would manage the shares or ADSs, nor obligated to pay a manufactured dividend with respect to the shares or ADSs under a securities borrowing transaction. The exemption will only apply if the U.S. pension fund provides an affidavit confirming that it is the full legal owner or usufruct holder of the shares or ADSs and that the above conditions are satisfied. The organization must then forward that affidavit to us or our paying agent.

Capital Gains and Losses

        Pursuant to the Treaty, capital gains and/or losses realized by a Qualifying Holder from the sale, exchange or other disposition of ADSs are exempt from tax in Belgium.

        Capital gains realized on ADSs by a corporate Holder who is not a Qualifying Holder are generally not subject to taxation in Belgium unless such Holder is acting through a Belgian permanent establishment or a fixed place in Belgium to which the ADSs are effectively connected (in which case a 33.99%, 25.75%, 0.412% or 0% tax on the capital gain may apply, depending on the particular circumstances). Capital losses are generally not tax deductible.

        Private individual Holders which are not Qualifying Holders and which are holding ADSs as a private investment will, in principle, not be subject to tax in Belgium on any capital gains arising out of a disposal of ADSs. However, a speculation tax of 33% (plus local surcharges) is levied on the gains realized by individuals upon the sale of listed shares (and derivates such as options, warrants, etc.) provided that such gains are realized within 6 months following the acquisition of the shares, for any acquisition as from January 1, 2016. In the case of successive share acquisitions, a last in first out (LIFO) principle is applied in order to determine the shares that are sold and the amount of the capital gains. Capital losses are (and remain) not tax deductible, even if realised within 6 months. On October 16, 2016, the Belgian Government announced its intention to abolish the speculation tax (probably as from January 1, 2017).

        Likewise, if a capital gain is realized by such private individual Holder on his ADSs and is deemed to be realized outside the scope of the normal management of such individual's private estate and the capital gain is obtained or received in Belgium, the gain will be subject to a final tax of 33% (plus local surcharges of 7%).

        Moreover, capital gains realized by such private individual Holders on the disposal of ADSs for consideration, outside the exercise of a professional activity, to a non-resident corporation (or a body constituted in a similar legal form), to a foreign state (or one of its political subdivisions or local authorities) or to a non-resident legal entity that is established outside the European Economic Area, are in principle taxable at a rate of 16.5% (plus local surcharges) if, at any time during the five years preceding the realization event, such individual Holders own or have owned directly or indirectly, alone or with his/her spouse or with certain other relatives, a substantial shareholding in us (that is, a shareholding of more than 25% of our shares).

        Capital gains realized by a Holder upon the redemption of ADSs or upon our liquidation will generally be taxable as a dividend. See "Dividend Withholding Tax."

Potential Application of Article 228, §3 ITC

        Under a strict reading of Article 228, §3 of the Belgian Income Tax Code 1992 ("ITC"), capital gains realized on ADSs by non-residents could be subject to Belgian taxation, levied in the form of a professional withholding tax, if the following three conditions are cumulatively met: (i) the capital gain would have been taxable if the non-resident were a Belgian tax resident, (ii) the income is "borne by" a

Belgian resident or by a Belgian establishment of a foreign entity (which would, in such a context, mean that the capital gain is realized upon a transfer of ADSs to a Belgian resident or to a Belgian establishment of a foreign entity, together a "Belgian Purchaser"), and (iii) Belgium has the right to tax such capital gain pursuant to the applicable double tax treaty, or, if no such tax treaty applies, the non-resident does not demonstrate that the capital gain is effectively taxed in its state of residence. However, a draft of bill dated October 5, 2016 explicitely limits the scope of Article 228, §3 ITC in such a way that expenses made by a resident to acquire securities from a non-resident does not fall in the scope of Article 228, §3 ITC anymore. Until the final adoption of this bill, it remains unclear whether a capital gain included in the purchase price of an asset can be considered to be "borne by" the purchaser of the asset within the meaning of the second condition mentioned above. The parliamentary documents of the law that introduced Article 228, §3 ITC support the view that the legislator did not intend for Article 228, §3 ITC to apply to a capital gain included in the purchase price of an asset, but only to payments for services. On July 23, 2014, formal guidance on the interpretation of Article 228, §3 ITC has been issued by the Belgian tax authorities (published in the Belgian Official Gazette). The Belgian tax authorities state therein that Article 228, §3 ITC only covers payments for services, as a result of which no professional withholding tax should apply to capital gains realized by non-residents in the situations described above.

Estate and Gift Tax

        There is no Belgium estate tax on the transfer of ADSs on the death of a Belgian non-resident. Donations of ADSs made in Belgium may or may not be subject to gift tax depending on the modalities under which the donation is carried out.

Belgian Tax on Stock Exchange Transactions

        A tax on stock exchange transactions is normally levied on the purchase and the sale and on any other acquisition and transfer for consideration of ADSs in Belgium through a professional intermediary established in Belgium on the secondary market, the so-called "secondary market transactions." The tax is due from the transferor and the transferee separately. The applicable rate amounts to 0.27% of the consideration paid but with a cap of 800 euros per transaction per party. According to a declaration of the Belgian Government of October 16, 2016, this cap of 800 euros will be doubled (to 1,600 euros).

        Belgian non-residents that purchase or otherwise acquire or transfer, for consideration, ADSs in Belgium for their own account through a professional intermediary may be exempt from the tax on stock exchange transactions if they deliver a sworn affidavit to the intermediary in Belgium confirming their non-resident status.

        No stock exchange tax will thus be due by Holders on the subscription, purchase or sale of ADSs, if the Holders are acting for their own account. In order to benefit from this exemption, the Holders must file with the professional intermediary in Belgium a sworn affidavit evidencing that they are non-residents for Belgian tax purposes.

        In addition to the above, no tax on stock is payable by the following parties, acting on their own account: (i) professional intermediaries described in Article 2, 9° and 10° of the Belgian Law of August 2, 2002, (ii) insurance companies described in Article 2, §1 of the Law of July 9, 1975, (iii) professional retirement institutions referred to in Article 2, 1° of the Law of October 27, 2006 relating to the control of professional retirement institutions, or (iv) collective investment institutions.

The Proposed Financial Transactions Tax

        The European Commission has published a proposal for a directive for a common financial transactions tax, or FTT, in Belgium, Austria, Estonia, France, Germany, Greece, Italy, Portugal, Slovakia, Slovenia and Spain, or collectively, the participating member states.

        The proposed FTT could, if introduced in its current form, apply to certain transactions (including secondary market transactions) in certain circumstances, to persons both within and outside of the participating member states. The rates of the FTT shall be fixed by each participating member state. For transactions involving financial instruments other than derivatives, the FTT rate would amount to at least 0.1%. The draft directive currently stipulates that once the FTT enters into force, the participating member states may not maintain or introduce taxes on financial transactions other than the FTT (or VAT as provided in the Council Directive 2006/112/EC of 28 November 2006 on the common system of value added tax). For Belgium, it could be expected that the tax on stock exchange transactions will be abolished once the FTT enters into force.

        The FTT proposal remains subject to negotiation between the participating member states. A Eurogroup session held on October 2016 agreed to push ahead with the project having agreed that the European Commission will present an updated proposal in the weeks to come. The timing of implementation remains unclear to the participating member states. Additional EU member states may decide to participate. Prospective Holders of ADSs are advised to seek their own professional advice in relation to the FTT.

UNDERWRITING

        Merrill Lynch, Pierce, Fenner & Smith Incorporated and Cowen and Company, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of ADSs set forth opposite its name below.

Underwriter	Number of ADSs
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Cowen and Company, LLC
Canaccord Genuity Inc.
BTIG, LLC

Total

        Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the ADSs sold under the underwriting agreement if any of these ADSs are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriters are offering the ADSs, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the ADSs, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

        The representatives have advised us that the underwriters propose initially to offer the ADSs to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $            per ADS. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

        The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional ADSs.

	Per ADS	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to TiGenix	$	$	$

        The expenses of the offering, not including the underwriting discount, are estimated at $            and are payable by us. We have agreed to reimburse the underwriters for their expenses in an amount up to $            .

Option to Purchase Additional ADSs

        We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to                 additional ADSs at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional ADSs proportionate to that underwriter's initial amount reflected in the above table.

No Sales of Similar Securities

        We, our executive officers and directors and certain of our existing security holders have agreed not to sell or transfer any ordinary shares, ADSs or securities convertible into, exchangeable for, exercisable for, or repayable with ordinary shares or ADSs, for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Cowen and Company, LLC. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

  •
  offer, pledge, sell or contract to sell any ordinary shares or ADSs,

  •
  sell any option or contract to purchase any ordinary shares or ADSs,

  •
  purchase any option or contract to sell any ordinary shares or ADSs,

  •
  grant any option, right or warrant for the sale of any ordinary shares or ADSs,

  •
  otherwise dispose of or transfer any ordinary shares or ADSs,

  •
  request or demand that we file a registration statement related to the ordinary shares or ADSs, or

  •
  enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of ordinary shares, ADSs or other securities, in cash or otherwise.

        This lock-up provision applies to ordinary shares, ADSs and to securities convertible into or exchangeable or exercisable for or repayable with ordinary shares or ADSs. It also applies to ordinary shares or ADSs owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Nasdaq Global Market Listing
        We expect the ADSs to be approved for listing on the Nasdaq Global Market, subject to notice of issuance, under the symbol "TIG."

        Before this offering, there has been no public market for our ADSs. The initial public offering price for the ADSs will be based, in part, on the price of our ordinary shares on Euronext Brussels, and determined by negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

  •
  the valuation multiples of publicly traded companies that the representatives believe to be comparable to us,

  •
  our financial information,

  •
  the history of, and the prospects for, our company and the industry in which we compete,

  •
  an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

  •
  the present state of our development, and

  •
  the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

        An active trading market for the ADSs may not develop. It is also possible that after the offering the ADSs will not trade in the public market at or above the initial public offering price.

        The underwriters do not expect to sell more than 5% of the ADSs in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

        Until the distribution of the ADSs is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our ADSs. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

        In connection with the offering, the underwriters may purchase and sell our ADSs in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional ADSs described above. The underwriters may close out any covered short position by either exercising their option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to close out the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the option granted to them. "Naked" short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of ADSs made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our ADSs or preventing or retarding a decline in the market price of our ADSs. As a result, the price of our ADSs may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the Nasdaq Global Market, in the over-the-counter market or otherwise.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

        In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

        Some of the underwriters and their affiliates have engaged in, or may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area (a "Member State"), no offer of ADSs which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the Representatives for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of ADSs referred to in (a) to (c) above shall result in a requirement for the Company or any Representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        Each person located in a Member State to whom any offer of ADSs is made or who receives any communication in respect of an offer of ADSs, or who initially acquires any ADSs will be deemed to have represented, warranted, acknowledged and agreed to and with each Representative and the Company that (1) it is a "qualified investor" within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any ADSs acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the ADSs acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the Representatives has been given to the offer or resale; or where ADSs have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those ADSs to it is not treated under the Prospectus Directive as having been made to such persons.

        We, the representatives and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

        This prospectus has been prepared on the basis that any offer of ADSs in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of ADSs. Accordingly any person making or intending to make an offer in that Member State of ADSs which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the representatives have authorized, nor do they authorize, the making of any offer of ADSs in circumstances in which an obligation arises for us or the representatives to publish a prospectus for such offer.

        For the purposes of this provision, the expression an "offer of ordinary shares to the public" in relation to any ADSs in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State.

        The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

        In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

        The ADSs may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ADSs or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to the offering, the Company, the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of ADSs.

Notice to Prospective Investors in the Dubai International Financial Centre

        This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The ADSs to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Canada

        The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

 EXPENSES RELATED TO THIS OFFERING

        The following table sets forth the main expenses we will be required to pay in connection with this offering, other than the underwriting discounts and commissions. All amounts are estimated, except the SEC registration fee, the FINRA filing fee and the NASDAQ listing fee:

Expenses	Amount
SEC registration fee	$	*
FINRA filing fee		*
NASDAQ listing fee		*
Legal fees and expenses		*
Accounting fees and expenses		*
Printing fees		*
Other fees and expenses		*
Total	$	*

*
To be furnished by amendment.

 LEGAL MATTERS

        Proskauer Rose LLP has advised the Company on certain U.S. legal matters relating to this offering, and Osborne Clarke BV CVBA has advised the Company on certain Belgian legal matters relating to the offering. Goodwin Procter LLP has advised the underwriters on certain U.S. legal matters relating to the offering, and NautaDutilh BVBA has advised the underwriters on certain Belgian legal matters relating to the offering.

 EXPERTS

        The consolidated financial statements of TiGenix as of December 31, 2015 and 2014 and for each of the two years in the period ended December 31, 2015 included in this prospectus and in the registration statement of which this prospectus forms a part have been so included in reliance on the report of BDO Bedrijfsrevisoren Burg. CVBA, an independent registered public accounting firm (the report on the consolidated financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern), appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting.

        BDO Bedrijfsrevisoren Burg. CVBA, Zaventem, Belgium, is a member of the Instituut van de Bedrijfsrevisoren / Institut des Réviseurs d'Entreprises.

        The financial statements of Coretherapix as of December 31, 2014, December 31, 2013 and January 1, 2013 and for each of the years in the two-year period ended December 31, 2014 have been included herein and in the registration statement in reliance on the report of KPMG Auditores, S.L., independent auditors (the report on the financial statements contains an explanatory paragraph regarding the ability of Coretherapix to continue as a going concern), appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

        We are a Belgian company organized with limited liability. Our registered offices and the majority of our assets are located outside of the United States. In addition, except for two board members, all of our directors and senior management and the experts named herein are residents of jurisdictions other than the United States. As a result, it may not be possible for you to effect service of process within the United States upon these individuals or our Company, to enforce judgments obtained in U.S. courts against these individuals or our Company in courts outside the United States, or to enforce against these individuals and our Company, whether in original actions or in actions for the enforcement of judgments of U.S. courts, civil liabilities based solely upon U.S. federal or state securities laws.

        The United States currently does not have a treaty with Belgium providing for the reciprocal recognition and enforcement of judgments, other than arbitral awards, in civil and commercial matters. Consequently, a final judgment rendered by any federal or state court in the United States, whether or not predicated solely upon U.S. federal or state securities laws, would not automatically be enforceable in Belgium. Actions for the enforcement of judgments of U.S. courts are regulated by Articles 22 to 25 of the 2004 Belgian Code of Private International Law. Recognition or enforcement does not imply a review of the merits of the case and is irrespective of any reciprocity requirement. A U.S. judgment will, however, not be recognized or declared enforceable in Belgium, unless (in addition to compliance with certain technical provisions) the Belgian courts are satisfied of the following:

  •
  The effect of the recognition or enforcement of judgment is not manifestly incompatible with (Belgian) public order.

  •
  The judgment did not violate the rights of the defendant.

  •
  The judgment was not rendered in a matter where the parties did not freely dispose of their rights, with the sole purpose of avoiding the application of the law applicable according to Belgian international law.

  •
  The judgment is not subject to further recourse under U.S. law.

  •
  The judgment is not incompatible with a judgment rendered in Belgium or with a prior judgment rendered abroad that might be enforced in Belgium.

  •
  The claim was not filed outside Belgium after a claim was filed in Belgium, if the claim filed in Belgium relates to the same parties and the same purpose and is still pending.

  •
  The Belgian courts did not have exclusive jurisdiction to rule on the matter.

  •
  The U.S. court did not accept its jurisdiction solely on the basis of either the presence of the plaintiff or the location of the disputed goods in the United States.

  •
  The judgment did not concern the deposit or validity of intellectual property rights when the deposit or registration of those intellectual property rights was requested, done or should have been done in Belgium pursuant to international treaties.

  •
  The judgment did not relate to the validity, operation, dissolution, or liquidation of a legal entity that has its main seat in Belgium at the time of the petition of the U.S. court.

  •
  If the judgment relates to the opening, progress or closure of insolvency proceedings, it is rendered on the basis of the European Insolvency Regulation (EC Regulation No. 1346/2000 of May 29, 2000) or, if not, that (a) a decision in the principal proceedings is taken by a judge in the state where the most important establishment of the debtor was located or (b) a decision in territorial proceedings was taken by a judge in the state where the debtor had another establishment than its most important establishment.

  •
  The judgment submitted to the Belgian court is authentic.

        In addition, with regard to the enforcement by legal proceedings of any claim (including the exequatur of foreign court decisions in Belgium), a registration tax of 3% (to be calculated on the total amount that a debtor is ordered to pay) is due, if the sum of money that the debtor is ordered to pay by a Belgian court judgment, or by a foreign court judgment that is either (i) automatically enforceable and registered in Belgium or (ii) rendered enforceable by a Belgian court, exceeds 12,500 euros. The debtor is liable for the payment of the registration tax. An exemption from such registration tax applies in respect of exequaturs of judgments rendered by courts of states that are bound by European Regulation 44/2001.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form F-1 under the Securities Act, including amendments and relevant exhibits and schedules, covering the underlying ordinary shares represented by the ADSs to be sold in this offering. The depositary will also file with the SEC a related registration statement on Form F-6 to register the ADSs. This prospectus, which constitutes a part of the registration statement on Form F-1, summarizes material provisions of contracts and other documents that we refer to in the prospectus. Since this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits and schedules for further information with respect to us and the ADSs.

        Immediately upon the effectiveness of the registration statement, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Our annual reports on Form 20-F for the year ended December 31, 2016 and for all subsequent years will be due within four months after fiscal year end. We are not required to disclose certain other information that is required from U.S. domestic issuers. Also, as a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing of proxy statements to shareholders and our directors, senior management and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

        You may review and copy the registration statement, reports and other information we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also request copies of these documents upon payment of a duplicating fee by writing to the SEC. For further information on the public reference facility, please call the SEC at 1-800-SEC-0330. Our SEC filings, including the registration statement, are also available to you on the SEC's website at http://www.sec.gov.

        As a foreign private issuer, we are also exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5. Since many of the disclosure obligations required of us as a foreign private issuer are different from those required of U.S. domestic reporting companies, our shareholders, potential shareholders and the investing public in general should not expect to receive information about us in the same amount and at the same time as information is received from, or provided by, U.S. domestic reporting companies. We are liable for violations of the rules and regulations of the SEC that apply to us as a foreign private issuer.

        We have filed our amended and restated articles of association and all other deeds that are to be published in the annexes to the Belgian State Gazette with the clerk's office of the Commercial Court of Leuven (Belgium), where they are available to the public. A copy of our amended and restated articles of association will also be publicly available as an exhibit to the registration statement of which this prospectus forms a part. In accordance with Belgian law, we must prepare audited annual statutory and consolidated financial statements. The audited annual statutory and consolidated financial statements and the reports of our board and statutory auditor relating thereto are filed with the Belgian National Bank, where they are available to the public, and are also available on our website.

TiGenix NV

        (Public limited liability company under Belgian law with registered office at Romeinse straat 12 box 2, 3001 Leuven, Belgium and registered with the register of legal entities (rechtspersonenregister—RPR) (Leuven) under enterprise number 0471.340.123)

TiGenix Financial Half—Year Results 2016

CONDENSED CONSOLIDATED INCOME STATEMENTS (UNAUDITED)

	SIX-MONTH PERIOD ENDED JUNE 30,
Thousands of euros (€), except for share data (in euros)	2016	2015
CONSOLIDATED INCOME STATEMENTS
CONTINUING OPERATIONS
Revenues
Royalties	293	333
Grants and other operating income	650	605

Total revenues	943	938
Research and development expenses	(9,702)	(7,656)
General and administrative expenses	(4,322)	(2,833)
Total operating charges	(14,024)	(10,489)

Operating Loss	(13,081)	(9,551)
Financial income	57	34
Interest on borrowings and other financial costs	(3,766)	(3,080)
Fair value gains	7,750	1,285
Foreign exchange differences	(292)	747

Loss before taxes	(9,332)	(10,565)
Income taxes	(48)	—

Loss for the period	(9,380)	(10,565)

Attributable to equity holders of TiGenix NV	(9,380)	(10,565)
Basic (diluted) loss per share	(0.05)	(0.07)
Basic (diluted) loss per share from continuing operations	(0.05)	(0.07)

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

	Six month period ended June 30,
	2016	2015
Loss for the period	(9,380)	(10,565)
Items of other comprehensive income that may be reclassified subsequently to the income statement
Currency translation differences	212	(726)
Other comprehensive income (loss)	212	(726)

Total comprehensive loss	(9,168)	(11,291)

Attributable to equity holders of TiGenix NV	(9,168)	(11,291)

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

Thousands of euros (€)	Notes	As at June 30, 2016	As at December 31, 2015
		(unaudited)
ASSETS
Intangible assets		47,772	48,993
Property, plant and equipment		987	484
Other non-current assets	4	1,519	4,764

Non-current assets		50,278	54,241
Inventories		244	365
Trade and other receivables		2,753	3,033
Current tax assets		1,561	1,147
Other current financial assets		3,120	2,403
Cash and cash equivalents	5	24,113	17,982

Current assets		31,791	24,930
TOTAL ASSETS		82,069	79,171

EQUITY AND LIABILITIES
Share capital	5	20,230	17,730
Share premium	5	132,364	112,750
Accumulated deficit		(129,382)	(120,002)
Other reserves		3,285	2,667

Equity attributable to equity holders		26,497	13,145
Total equity		26,497	13,145
Financial loans and other payables	6	31,421	40,084
Deferred tax liability		6	24
Other non current liabilities contingent consideration		12,900	12,029

Non-current liabilities		44,327	52,137
Current portion of financial loans	6	4,956	4,611
Other financial liabilities		522	985
Trade and other payables		1,896	3,349
Other current liabilities		3,871	4,944

Current liabilities		11,245	13,889
TOTAL EQUITY AND LIABILITIES		82,069	79,171

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six month period ended June 30,
Thousands of euros (€)	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Operating loss	(13,081)	(9,551)
Adjustments for:
Depreciation and amortisation expense	1,595	1,659
Share-based compensation	405	86
Grants income	(179)	(201)
(Gain) Loss on sale / writte-off of PP&E & Intangible	178	—
Other	(32)	55

	(11,114)	(7,952)

Movements in working capital:
(Increase)/ decrease in inventories	121	(3)
(Increase)/ decrease in trade and other receivables	280	(467)
Increase/(decrease) in trade and other payables	(1,453)	102
Increase/(decrease) in other financial liabilities	—	(201)
Increase/(decrease) in other current liabilities	(1,598)	(516)

Cash used in operations	(13,765)	(9,037)

Income taxes received	1,147	—

Net cash used in operating activities	(12,618)	(9,037)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property, plant and equipment	(563)	(9)
Acquisition of intangible assets	(306)	(208)
Proceeds from disposal of property, plant and equipment	33	—
(Increase)/Decrease of other non-current assets	1,041	(2,163)
(Increase)/Decrease of other current financial assets	(40)	(2,196)

Net cash (used in) provided by investing activities	165	(4,576)

CASH FLOWS FROM FINANCING ACTIVITIES
Gross proceeds from issue of equity instruments of the Company	23,750	—
Transaction costs equity instruments	(1,636)	—
Proceeds from issue of convertible notes	—	25,000
Issuance costs convertible notes	—	(1,127)
Reimbursements of financial loans	(2,244)	(1,164)
Reimbursements of other financial liabilities	—	(163)
Proceeds from financial loans	257	—
Proceeds from government grants	79	888
Interest paid	(1,621)	(560)
Net cash provided by financing activities	18,585	22,874

Net increase/(decrease) in cash and cash equivalents	6,132	9,261
Cash and cash equivalents at beginning of the period	17,981	13,471

Cash and cash equivalents at end of period	24,113	22,732

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (UNAUDITED)

	Attributable to equity holders of the Company
					Other reserves
Thousands of euros (€), except for share data (in euros)	Numbers of shares	Share capital	Share premium	Accumulated deficits	Equity-settled employee benefits reserve	Translation reserves	Total Equity
At January 1, 2015	160,476,620	16,048	100,118	(87,041)	6,744	(1,110)	34,759

Loss for the period	—	—	—	(10,565)	—	—	(10,565)
Other comprehensive income	—	—	—	—	—	(726)	(726)

Total comprehensive income	—	—	—	(10,565)	—	(726)	(11,291)

Issuance of shares	—	—	—	—	—	—	—
Share-based compensation	—	—	—	—	86	—	86
Other	—	—	—	—	—	(2)	(2)

At June 30, 2015	160,476,620	16,048	100,118	(97,606)	6,830	(1,838)	23,552

At January 1, 2016	177,304,587	17,730	112,750	(120,002)	4,784	(2,117)	13,145

Loss for the period	—	—	—	(9,380)	—	—	(9,380)
Other comprehensive income	—	—	—	—	—	212	212

Total comprehensive income	—	—	—	(9,380)	—	212	(9,168)

Issuance of shares	25,000,000	2,500	21,250	—	—	—	23,750
Transaction costs	—	—	(1,636)	—	—	—	(1,636)
Share-based compensation	—	—	—	—	405	—	405
Other	—	—	—	—	—	1	1

At June 30, 2016	202,304,587	20,230	132,364	(129,382)	5,189	(1,903)	26,497

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. General information

        TiGenix NV, the parent company, (hereafter "TiGenix", the "Company" or the "Group") is a limited liability company incorporated and domiciled in Belgium. These condensed consolidated interim financial statements of the Company as at June 30, 2016 and for the six-month periods ended June 30, 2016 and 2015 (hereafter the interim period) comprise the financial statements of TiGenix NV (Belgium legal entity) and its subsidiaries TiGenix S.A.U. (Spanish legal entity), Coretherapix, S.L.U. (Spanish legal entity) and TiGenix Inc. (United States legal entity).

2. Summary of significant accounting policies and estimates

Basis of preparation

        The condensed consolidated interim financial statements have been prepared in accordance with International Accounting Standard (IAS) 34 (Interim Financial Reporting) as issued by the International Accounting Standards Board. These condensed consolidated interim financial statements do not include all the information required for full annual financial statements and should be read in conjunction with the consolidated financial statements of the Group as at and for the year ended December 31, 2015.

        In the opinion of the Group´s management, the unaudited condensed consolidated interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which include only normal recurring adjustments necessary to present fairly the Group´s statement of financial position as at June 30, 2016 and its results of operations, its cash flows and changes in equity for the six-month periods ended June 30, 2016 and 2015 respectively. The results for the six-month period ended June 30, 2016 are not necessarily indicative of the results expected for the full year.

Liquidity

        The Company is subject to a number of risks similar to those of other pre-commercial stage companies, including its dependence on key individuals, uncertainty of product development and generation of revenues, dependence on outside sources of capital, risks associated with research, development, testing, and obtaining related regulatory approvals of its pipeline products, dependence on third party manufacturers, suppliers and collaborators, successful protection of intellectual property, competition with larger, better-capitalized companies, successful completion of the Company's development programs and, ultimately, the attainment of profitable operations are dependent on future events, including obtaining adequate financing to fulfill its development activities and generating a level of revenues adequate to support the Company's cost structure.

        The Company has experienced net losses and significant cash outflows from cash used in operating activities over the past years, and as at June 30, 2016, had an accumulated deficit of approximately EUR 129.4 million, a net loss for the period of EUR 9.4 million and net cash used in operating activities of EUR 12.6 million for the six-month period ended June 30, 2016.

        These conditions, among others, raise substantial doubt about the Company's ability to continue as a going concern. The accompanying unaudited condensed consolidated interim financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company's assets and the satisfaction of liabilities in the normal course of business. The unaudited condensed consolidated interim financial statements do not include any adjustments due to this uncertainty relating to the recoverability and classification of

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies and estimates (Continued)

recorded asset amounts and classification of liabilities that might be necessary should the Company be forced to take any actions.

        The future viability of the Company is dependent on its ability to generate cash from operating activities, to raise additional capital to finance its operations or to successfully obtain regulatory approval to allow marketing of the Company's products. The Company's failure to raise capital as and when needed could have a negative impact on its financial condition and ability to pursue its business strategies.

        As at June 30, 2016, the Company had cash and cash equivalents of EUR 24.1 million. In addition on July 11, 2016 the EUR 25.0 million upfront payment from Cx601 licensing deal was received (see note 10). The board of directors is of the opinion that this cash position is sufficient to continue operating at least for the next 12 months but will require significant additional cash resources to launch new development phases of existing projects in the pipeline.

Accounting estimates and judgements

        The Company analyses, at each Reporting date, any executory contract that could be onerous to account for the corresponding provision. This estimation is based on the unavoidable expected costs and expected incomes derived from the executory contract, its remaining duration and the potential exit compensation that could be included in those contracts. The above mentioned calculation also considers past performance evidences and future expected developments based on the most reliable information existing at each reporting period.

        At June 30, 2016, the Company has calculated an onerous provision for the service that is being rendered, acting as an agent, in the Pharmacell- Sobi contracts, considering expected income and expenses based on the last performance results, and the most likely scenario of duration of the contract with the information existing at the date. It does not include any exit compensation or penalty.

        The following International Standards and Interpretations have been adopted during the period:

  •
  Annual Improvements to IFRSs 2010-2012 Cycle (issued by the IASB in December 2013)

  •
  Annual Improvements to IFRSs 2012-2014 Cycle (issued by the IASB in September 2014)

  •
  IFRS 11 Joint Arrangements—Amendments regarding the accounting for acquisitions of an interest in a joint operation (May 2014)

  •
  IAS 1 Presentation of Financial Statements—Amendments resulting from the disclosure initiative (December 2014)

  •
  IAS 16 Property, Plant and Equipment—Amendments regarding the clarification of acceptable methods of depreciation and amortization (May 2014)

  •
  IAS 16 Property, Plant and Equipment—Amendments bringing bearer plants into the scope of IAS 16 (June 2014)

  •
  IAS 19 Employee Benefits—Amendments relating to Defined Benefit Plans: Employee Contributions (November 2013)

  •
  IAS 27 Consolidated and Separate Financial Statements—Amendments reinstating the equity method as an accounting option for investments in subsidiaries, joint ventures and associates in an entity's separate financial statements (August 2014)

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies and estimates (Continued)

  •
  IAS 38 Intangible Assets—Amendments regarding the clarification of acceptable methods of depreciation and amortization (May 2014)

  •
  IAS 41 Agriculture—Amendments bringing bearer plants into the scope of IAS 16 (June 2014)

        The application of these standards did not have a material effect on the condensed consolidated interim financial statements prepared on June 30, 2016.

        The Company elected not to early adopt the following new Standards, Interpretations and Amendments, which have been issued by the IASB, but are not yet mandatory as per June 30, 2016:

  •
  IFRS 9 Financial Instruments and subsequent amendments

    On July 24, 2014 the IASB published the complete version of IFRS 9, financial instruments, which replaces most of the guidance in IAS 39. This includes amended guidance for the classification and measurement of financial assets by introducing a fair value through other comprehensive income category for certain debt instruments. It also contains a new impairment model which will result in earlier recognition of losses. No changes were introduced for the classification and measurement of financial liabilities, except for the recognition of changes in own credit risk in other comprehensive income for liabilities designated at fair value through profit or loss. IFRS 9 also includes a new hedging guidance. It will be effective for annual periods beginning on or after January 1, 2018, subject to endorsement by the European Union.

  •
  IFRS 15 Revenue from Contracts with Customers

    IFRS 15 specifies how and when a company will recognize revenue as well as requiring such entities to provide users of financial statements with more informative, relevant disclosures. The standard provides a single, principles-based five-step model to be applied to all contracts with customers as follows:

  •
  Identify the contract(s) with a customer

  •
  Identify the performance obligations in the contract

  •
  Determine the transaction price

  •
  Allocate the transaction price to the performance obligations in the contract

  •
  Recognize revenue when (or as) the entity satisfies a performance obligation.

    IFRS 15 was issued in May 2014 and replaces IAS 11—Construction Contracts, IAS 18—Revenue, IFRIC 13—Customer Loyalty Programmes, IFRIC 15—Agreements for the Construction of Real Estate, IFRIC 18—Transfers of Assets from Customers and SIC 31—Revenue—Barter Transactions involving Advertising Services. The IASB has voted to publish an Exposure Draft proposing a one-year deferral of the effective date of the revenue Standard to January 1, 2018. The reason for deferring the effective date is that the IASB is planning to issue an Exposure Draft with proposed clarifications to the Standard, stemming from the joint Transition Resource Group (TRG) meetings, as well as the desire to keep the effective date of the IASB's and the FASB's revenue Standards aligned. Earlier adoption is permitted. IFRS 15 is subject to endorsement by the European Union.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies and estimates (Continued)

  •
  IFRS 16, Leases

    On January 13, 2016, the IASB issued IFRS 16, Leases, which provides lease accounting guidance. Under the new guidance, lessees will be required to present right-of-use assets and lease liabilities on the statement of financial position. At the lease commencement date, a lessee is required to recognize a lease liability, which is the lessee's discounted obligation to make lease payments arising from a lease, as well as a right of use asset, representing the lessee's right to use, or control the use of, a specified asset for the lease term. IFRS 16 is effective for annual reporting periods beginning on or after January 1, 2019, subject to endorsement by the European Union.

    Earlier application is permitted for entities that apply IFRS 15, Revenue from Contracts with Customers, at or before the initial application of IFRS 16.

        The directors are currently reviewing the impact of the above-mentioned Standards and Interpretations and are yet to conclude on whether any such standards will have a significant impact on the financial statements of the Group in the period of initial application.

        The other standards, interpretations and amendments issued by the IASB, but not yet effective are not expected to have a material impact on the Group's future consolidated financial statements.

3. Segment information

        TiGenix is managed and operated as one business unit, which is reflected in the organizational structure and internal reporting. No separate lines of business or separate business entities have been identified with respect to any of the product candidates or geographical markets and no segment information is currently disclosed in the internal reporting.

        Accordingly, it has been concluded that it is not relevant to include segment disclosures as the group business activities are not organized on the basis of differences in related product.

4. Other non-current assets

        The evolution of the other non-current assets during 2016 is mainly due to the senior, unsecured convertible bonds issued by the Company on March 6, 2015 for a total principal amount of EUR 25.0 million. One of the conditions related to the convertible bonds was a coupon escrow for the aggregate amount of the interests to be paid on the bonds on the first four interest payment dates, up to and including March 6, 2017. The corresponding amount was transferred to a restricted account, for the purpose of paying those four interest amounts. The interest payment of EUR 1.1 million to be executed in March 2017 that had been recognized at the end of 2015 as a non-current asset, has been classified to short term on June 30, 2016.

        Furthermore the tax deductions at the level of TiGenix SAU and Coretherapix for R&D activities performed in 2014 have been classified from non-current assets to current tax assets as it is expected they will be collected before the end of the second quarter of 2017.

        The fair value, of EUR 639 thousand, corresponding to the receivable in relation the consideration received for the sale of TiGenix BV to Pharmacell in 2014, has been reclassified to other current financial assets as the payment is expected to be received in May 2017.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Capital increase through private placement

        On March 14, 2016 TiGenix NV raised EUR 23.8 million in gross proceeds through a private placement of 25,000,000 new shares at a subscription price of EUR 0.95 per share.

        The New Shares were placed through an accelerated book building with institutional investors in Belgium and abroad at a price of EUR 0.95 per share. The New Shares represent 12.4% of the total number of 202,304,587 shares outstanding after the issue of the New Shares.

        TiGenix intends to use the net proceeds of the private placement to advance in the Cx601 marketing authorization approval process in Europe and the technology transfer of Cx601 to Lonza, a U.S.-based contract manufacturer, to enable the launch of the future phase III study of Cx601 in the U.S.

        The Company will keep searching for additional funding to further strengthen its working capital and to fund its operations, which may include additional private placement transactions or public offerings of securities.

6. Financial loans and other payables

Thousands of euros (€)	As at June 30, 2016	As at December 31, 2015
Non current
Financial loans	6,743	7,879
Convertible notes (Ordinary note)	19,383	18,127
Convertible notes (Warrant)	5,193	13,337
Other payables	102	741
Non current borrowings	31,421	40,084
Current portion of financial loans	4,243	3,898
Convertible notes (Ordinary note)	713	713
Other financial liabilities	522	985
Current borrowings	5,478	5,596

Total	36,899	45,680

        The company's current and non-current borrowings can be detailed as follows:

  •
  Two loans received in different tranches over 2011 and 2013 from Madrid Network, presented within financial loans, for an original amount of EUR 5.9 million to finance the TiGenix SAU Phase III study for complex perianal fistulas in Crohn's disease patients and to develop the potential of stem cells in autoimmune inflammatory diseases. The loans will be reimbursed over a period of ten years starting in 2015 with an annual fixed interest rate of 1.46%. Outstanding amount for this facility at June 30, 2016 was EUR 2.7 million of which EUR 2.1 million are long term. During the six-month period ended at June 30, 2016 EUR 0.3 million were repaid.

  •
  Interest-free loans, presented within financial loans, maturing in 2025 received from the Spanish Government. These loans have an original amount of EUR 3.2 million. Outstanding amount for this facility at June 30, 2016 was EUR 1.2 million of which EUR 0.9 million are long term. During the six-month period ended at June 30, 2016 EUR 0.3 million were repaid.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Financial loans and other payables (Continued)

  •
  Kreos loan, presented within financial loans, received in 3 tranches over 2014 of EUR 5.0 million, EUR 2.5 million and EUR 2.5 million respectively. The loan will be repaid as from the first anniversary over a period of four years and has a fixed interest rate of 12.5%. The fair value of this loan measured at amortized cost in the statement of financial position at June 30, 2016 has been determined in accordance with generally accepted pricing models based on discounted cash flow. The loan is amortized using the effective interest method on a discounted rate of 20.16%. Outstanding amount for this facility at June 30, 2016 was EUR 6.2 million of which EUR 3.1 million are long term.

  •
  Convertible notes issued by TiGenix NV in March 2015 due 2018 for a total principal amount of EUR 25.0 million and with a nominal value of EUR 100,000 per convertible bond. The bonds meet the definition of hybrid instrument under IAS 39 and are accounted as two instruments, the host contract and the embedded derivative. At issuance, the instrument had a nominal value of EUR 25.0 million, being the fair value of the embedded derivative EUR 7.9 million and the amortized cost of the Ordinary Note EUR 16.4 million. As at June 30, 2016 the fair value of the embedded derivative amounts to EUR 5.2 million and the amortized cost of the Ordinary Note to EUR 20.1 million. The financial income due to the changes in the fair value of the derivative during the six-month period ended June 30, 2016 (EUR 8.1 million) has been recorded in the "fair value gains" caption in the condensed consolidated interim financial statements. The Ordinary note is amortized using the effective interest method on a discounted rate of 28.06%.

  •
  Interest-free loan from the Innpacto Program, presented within the financial loans has a term of 10 years, with a grace period of three years. In January 2012, the Company received the first annual installment of the Innpacto loan amounting to EUR 548 thousand. In 2013, the Company received two annual payments of the Innpacto loan, one of EUR 457 thousand and another of EUR 142 thousand. Outstanding amount for this facility at June 30, 2016 was EUR 532 thousand of which EUR 389 thousand are long term.

  •
  In January 2016, the Company received a loan of EUR 337 thousand from the Retos Program. The loan will be reimbursed over a period of six years starting in 2019 with a grace period of three years and with an annual fixed interest rate of 0.329%. Outstanding amount for this facility at June 30, 2016 was EUR 0.3 million of which EUR 0.3 million are long term.

        The borrowings were granted subject to the condition of maintaining specific covenants. As at June 30, 2016, the Group was not in breach of any of the covenants.

Other payables include:

        As at December 31, 2015, other payables consisted of deferred grants on soft loans and were related to government grants received in the form of loans obtained at below market rate interest in which the period to be audited had not yet expired and grants received from European Commission Horizon 2020 (the European Union framework program for research and innovation) program to conduct a clinical Phase Ib/IIa trial of Cx611 in patients with severe sepsis secondary to severe community-acquired pneumonia (sCAP). During 2016, EUR 639 thousand of these grants have been reclassified to Other current liabilities as for this grant amount it is expected that the conditions to be recognized will be met within the next twelve months.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Financial loans and other payables (Continued)

Other financial liabilities include:

  •
  Warrants issued as a consideration for the Kreos loan for an amount of EUR 0.5 million. The warrant plan consisted of 1,994,302 warrants that were issued with an exercise price of EUR 0.75 exercisable immediately and which expire in April 2019. The warrants also included a put option that authorized Kreos Capital IV (Expert Fund) to return the warrants to the Company and to settle the warrants in cash under certain circumstances. In May 2015, Kreos Capital exercised this put option and executed one third of the warrants (EUR 163.333). As from January 2016, the remaining two thirds of the warrants put option have lapsed due to the increase in the price of the share which makes this amount no longer exercisable by Kreos Capital.

7. Fair value of financial instruments

	As at June 30, 2016
Thousands of euros (€)	Carrying amount	Fair value	Fair value hierarchy
Financial assets
Loans and receivables	1,519	1,519
Other non current assets	1,519	1,519	Level 2
Financial liabilities
Amortised cost
Financial loans and other payables	31,083	41,495
Financial loans	10,987	14,131
Convertible notes (Ordinary note)	20,096	27,364	Level 2
Fair value through profit or loss	18,615	18,615
Convertible notes (Warrant)	5,193	5,193	Level 3
Other financial liabilities	522	522	Level 2
Other liabilities contingent consideration	12,900	12,900	Level 3

        The fair values of the financial assets and financial liabilities measured at amortized cost in the statement of financial position have been determined in accordance with generally accepted pricing models based on discounted cash flow analysis, with the most significant inputs being the discount rate that reflects the credit risk. The fair value of the Financial loans has been determined based on a discount rate of 4.97% reflecting the market credit risk for a company such as TiGenix.

        The fair value of Convertibles notes (warrant) and Other financial liabilities at fair value through profit or loss is measured using generally accepted pricing models (Black-Scholes valuation model for the warrants issued during 2014 as a consideration for the Kreos loan and Monte Carlo valuation model for an embedded derivative issued related to the convertible bonds issued on March 2015).

        The inputs with the most significant effect on the fair value calculation of the Kreos warrants are the value and volatility of TiGenix's shares. The potential effect of using reasonable assumptions (Black-Scholes formula) for these inputs are the following: i) share price (10% increase/decrease would have an impact of 86/83 thousand of euros) ii) volatility of the shares (10% increase/decrease would have an impact of 40/–41 thousand of euros).

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Fair value of financial instruments (Continued)

        Pursuant to the terms and conditions of the convertible bonds issued on March 6, 2015, the measurement of the warrant at fair value shall be reflected at any time at its fair value determined by direct observation.

        The inputs with the most significant effect on the fair value calculation are the value and volatility of TiGenix's shares. The potential effect of using reasonable assumptions (Black-Scholes formula) for these inputs are the following: i) share price (10% increase/decrease would have an impact of 1.6/–1.1 million euros) ii) volatility of the shares (10% increase/decrease would have an impact of 0.6/–0.6 million euros).

        On July 31, 2015 the Group acquired 100% of the issued share capital of Coretherapix, SLU ("Coretherapix") from its sole shareholder, Genetrix, S.L.The fair value of the contingent deferred elements of the purchase price of EUR 11.3 million was computed as the sum of the probability weighted values of the fair values of the purchase prices associated with each of the nine product development routes.

        Management modelled these routes as a succession of decision points at which the Company decides to pursue internal development or licensing at different times, and in different circumstances such as whether the product enters into a pivotal trial or otherwise. In addition to the license/not to license decision, the decision tree was subject to results of the ongoing phase I/IIa trial. Two different options were considered: i) a fast development process under which the current Phase I/IIa phase ends at YE 2017 with a significant success and is followed by a three-year Phase II Pivotal trial that ends at December 31, 2020 and a two-year market approval process that ends at December 31, 2022, with commercialization commencing in 2023 and ii) slow development process in which the current Phase I/IIa phase ends at December 31, 2017 and is followed by a three-year Phase IIb trial that ends at December 31, 2020, a three-year Phase III trial that ends at December 31, 2023 and a two-year market approval process that ends at December 31, 2025, commercialization commences in 2026.

        The fair value of each route was in turn computed as the sum of the survival probability discounted present values of the contingent payments in each such route including the Milestone and Commercialization Payments. Significant increase (decrease) in the market penetration and price of the product would result in higher (lower) fair value of the contingent consideration liability, while significant increase (decrease) in the discount rate would result in lower (higher) fair value of the liability.

        The fair value of Other liabilities contingent consideration amounting to EUR 12.9 million was computed as the sum of the probability-weighted values of the fair values of the purchase prices associated with each of the nine product development routes. As of June 30, 2016 the fair value of the contingent consideration increased by EUR 0.9 million from December 31, 2015 due to the update of discounting future cash flows to June 30, 2016.

        Except for the current portion of financial loans and the other financial liabilities, the current financial assets and liabilities are not included in the table above as their carrying amounts approximate their fair values.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Fair value gains

        Fair value gains, included in the Consolidated Income Statement have increased by EUR 6.5 million for the six-month period ended in 2016 compared to the same period of 2015 due to the following:

  •
  Derivative financial liability related to Kreos warrants: as of June 30, 2016 Kreos warrants valuation (Black-Scholes option pricing model) amounted to EUR 523 thousand, in comparison with the EUR 985 thousand valuation at the end of 2015, therefore EUR 462 thousand has been included as fair value gains. This difference is mainly explained due to the decrease in TiGenix price share and the elimination of a no longer exercisable put option included in the Kreos warrants for a total amount of EUR 85 thousand. The fair value gain at June 30, 2016 represents a positive deviation of EUR 605 thousand when comparing to the fair value loss registered at June 30, 2015.

  •
  Derivative financial liability related to the convertible bonds warrants: as of June 30, 2016 convertible bonds warrants amounted to EUR 5,193 thousand, in comparison with EUR 13,337 thousand at the end of 2015, therefore EUR 8,144 thousand has been recorded as fair value gain. This difference is mainly due to the changes in volatility and TiGenix share price. The fair value gain at June 30, 2016 represents a positive deviation of EUR 6.8 million when comparing to the fair value gain for the same period in 2015.

  •
  Coretherapix contingent consideration: includes the fair value at June 30, 2016 of the contingent deferred elements of the purchase price of Coretherapix (EUR 12.9 million). As of June 30, 2015 the Coretherapix acquisition did not take place yet and therefore no effect was shown in this respect. The fair value of contingent consideration increased with EUR 0.9 million for the first six months of 2016 due to the update of discounted future cash flows to June 30, 2016 and resulted in a financial expense of EUR 0.9 million.

9. Related party transaction

        Transactions between the Group and its employees, consultants or directors are disclosed below:

Compensation of Key management personnel

        Key management personnel are identified as being the CEO, CFO, CTO and CMO.

        The combined remuneration package of the key management for the six months period of 2016 was as follows:

	Six month period ended June 30,
Thousands of euros	2016	2015
Short term benefits	1,141	926
Post employment benefits	65	43
Share based payments	—	52

Total	1,206	1,021

        No loan, quasi loan or other guarantee is outstanding with members of the management team.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Significant events after balance sheet date June 30, 2016

Takeda and TiGenix enter into Licensing Agreement for EX-US rights to Cx601

        On July 5, 2016, Takeda and TiGenix entered into an exclusive ex-U.S. license, development and commercialization agreement for Cx601, a suspension of allogeneic adipose-derived stem cells (eASC) injected intra-lesionally for the treatment of complex perianal fistulas in patients with Crohn's disease.

        Following Marketing Authorization in the European Union, Takeda will become the marketing authorization holder and will be responsible for all commercialization and regulatory activities. Takeda will also be responsible for additional development activities of Cx601 for the indication of complex perianal fistulas in Crohn's disease. TiGenix will retain the rights to develop Cx601 in new indications

        During July 2016, TiGenix received a non-refundable upfront cash payment of EUR 25.0 million in execution of this agreement. In addition, the Company is eligible to receive regulatory and sales milestone payments for up to a potential total of EUR 355 million and double digit royalties on net sales by Takeda.

        The first anticipated milestone payment is EUR 15 million upon obtaining the Marketing Authorization of Cx601 in the European Economic Area (EEA). In addition, Takeda will make an equity investment of EUR 10 million in the share capital of TiGenix within the next 12 months after the agreement.

TiGenix reconfirms its strategic focus on its allogenic stem cell platforms

        Due to the regulatory environment around autologous chondrocyte-based cell therapy products in Europe leading to a difficult competitive landscape for ChondroCelect, together with the lack of reimbursement in key European countries, TiGenix has been prompted to initiate the withdrawal process of the Marketing Authorization for ChondroCelect® for commercial reasons.

        Consequently, on July 4, 2016, TiGenix has come to an agreement with Sobi for the early termination of their existing commercial relationship. The original agreement was effective as of June 1, 2014, for the exclusive marketing and distribution rights with respect to ChondroCelect within the European Union (excluding Finland, where there was a pre-existing distribution agreement with Finnish Red Cross Blood Service), Switzerland, Norway, Russia, Turkey and the Middle East and North Africa region. Within the context of the agreement, Sobi marketed and distributed the product in the reimbursed countries Spain, Belgium and Netherlands and TiGenix received a royalty of 20% of the net sales. As part of the termination agreement the parties agreed that the distribution agreement shall expire on November 30, 2016.

        In addition to the Sobi termination, TiGenix has also sent a termination notice to Pharmacell with respect to the manufacturing agreement of ChondroCelect. This agreement was in place since May 30, 2014 and its termination, is expected to be effective on May 30, 2017.

        Both the distribution agreement with Sobi and the manufacturing agreement with Pharmacell include commitments for minimum binding quantities of ChondroCelect that are required to be purchased by us and from us under the respective agreements. As such, we have estimated a contingent asset and liability for an undiscounted amount of EUR 1.9 million.

        As of June 30, 2016 a provision of EUR 245 thousand was included in the income statement to reflect the excess of the expected expenses over the expected incomes from these contracts.

        Approved on September 16, 2016, by the Board of directors, represented by Eduardo Bravo

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
TiGenix
Leuven, Belgium

        We have audited the accompanying consolidated statements of financial position of TiGenix as of December 31, 2015 and 2014 and the related consolidated income statements and statements of comprehensive income, changes in equity, and cash flows for each of the two years in the period ended December 31, 2015. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TiGenix at December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2015, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Zaventem, May 13, 2016

/s/ Gert Claes

BDO Bedrijfsrevisoren Burg. Ven. CVBA
Auditor
Represented by Gert Claes

CONSOLIDATED INCOME STATEMENTS

		Years ended December 31,
Thousands of euros except per share data	Notes	2015	2014
CONTINUING OPERATIONS
Revenues
Royalties	6	537	338
Grants and other operating income	6	1,703	5,948

Total revenues		2,240	6,286
Research and development expenses	7	(19,633)	(11,443)
General and administrative expenses	7	(6,683)	(7,406)
Total operating charges		(26,316)	(18,849)

Operating Loss		(24,076)	(12,563)
Financial income	8	148	115
Interest on borrowings and other finance costs	8	(6,651)	(1,026)
Fair value gains / (losses)	8	(6,654)	60
Impairment and gains/(losses) on disposal of financial instruments	14	(161)	—
Foreign exchange differences, net	8	1,000	1,101

Loss before taxes		(36,394)	(12,313)
Income tax benefits	9	1,325	927

Loss for the year from continuing operations		(35,069)	(11,386)
DISCONTINUED OPERATIONS
Loss for the year from discontinued operations	10	—	(1,605)

Loss for the year		(35,069)	(12,990)

Attributable to equity holders of TiGenix		(35,069)	(12,990)
Basic and diluted loss per share (euro)	11	(0.21)	(0.08)
Basic and diluted loss per share from continuing operations (euro)	11	(0.21)	(0.07)
Basic and diluted loss per share from discontinued operations (euro)	11	—	(0.01)

The accompanying notes form an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years ended December 31,
Thousands of euros	2015	2014
Loss for the year	(35,069)	(12,990)
Items of other comprehensive income that may be reclassified subsequently to the income statement
Currency translation differences	(1,006)	(925)
Other comprehensive loss	(1,006)	(925)

Total comprehensive income	(36,075)	(13,915)

Attributable to equity holders of TiGenix	(36,075)	(13,915)

The accompanying notes form an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

		As at December 31,
Thousands of euros	Notes	2015	2014
ASSETS
Intangible assets	12	48,993	34,172
Property, plant and equipment	13	484	601
Available-for-sale investments	14	—	161
Other non-current assets	15	4,764	1,874

Non-current assets		54,241	36,808
Inventories	16	365	102
Trade and other receivables	17	3,033	1,734
Current tax assets	9	1,147	927
Other current financial assets	18	2,403	878
Cash and cash equivalents		17,982	13,471

Current assets		24,930	17,113
TOTAL ASSETS		79,171	53,921

EQUITY AND LIABILITIES
Share capital		17,730	16,048
Share premium		112,750	100,118
Accumulated deficit		(120,002)	(87,041)
Other reserves		2,667	5,632

Equity attributable to equity holders		13,145	34,757
Total equity	19	13,145	34,757
Financial loans and other payables	20	40,084	10,652
Deferred tax liability	21	24	29
Other non-current liabilities—Contingent consideration	22	12,029	—

Non-current liabilities		52,137	10,681
Current portion of financial loans	20	4,611	2,256
Other financial liabilities	20	985	671
Trade and other payables	23	3,349	2,352
Other current liabilities	24	4,944	3,204

Current liabilities		13,889	8,483
TOTAL EQUITY AND LIABILITIES		79,171	53,921

The accompanying notes form an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

		Years ended December 31,
Thousands of euros	Notes	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Operating loss		(24,076)	(12,563)
Adjustments for:
Depreciation, amortisation and impairment expenses		4,393	3,113
Share-based compensation		149	459
Grants revenues	6	(855)	(5,522)
Other		62	(923)

		(20,327)	(15,436)
Movements in working capital:
(Increase) in inventories		(263)	(25)
(Increase) in trade and other receivables		(852)	(1,092)
(Increase) in other financial assets		—	(58)
Increase in trade and other payables		996	96
Increase in other current liabilities		872	3,301

Cash used in operations		(19,574)	(13,214)
Cash flow from discontinued operations	10	—	(153)

Net cash used in operating activities		(19,574)	(13,367)

CASH FLOWS FROM INVESTING ACTIVITIES
Interests received		—	57
Acquisition of property, plant and equipment	13	(33)	(40)
Acquisition of intangible assets	12	(587)	(315)
Proceeds from disposal of property, plant and equipment		—	4
Increase/(decrease) of other non-current assets		(1,090)	112
Increase of other current financial assets		(1,570)	—
Acquisition of subsidiaries, net of cash acquired	4	(1,154)	—
Cash flow from discontinued operations	10	—	3,490

Net cash (used) in / provided by investing activities		(4,434)	3,307

CASH FLOWS FROM FINANCING ACTIVITIES
Gross proceeds from issue of equity instruments of the Company	19	8,658	(415)
Issuance costs equity increase	19	(441)	—
Net proceeds from financial loans		—	9,583
Reimbursements of financial loans		(2,729)	(246)
Reimbursements of other financial liabilities		(163)	(874)
Proceeds from government grants		1,532	880
Proceeds from issue of convertible notes	20	25,000	—
Issuance costs convertible notes	20	(1,127)	—
Interests paid		(2,207)	(960)
Net cash provided by financing activities		28,523	7,969

Net increase/(decrease) in cash and cash equivalents		4,515	(2,091)
Cash and cash equivalents at beginning of the period		13,471	15,565
Effect of currency translation on cash and cash equivalents		(4)	(3)

Cash and cash equivalents at end of period		17,982	13,471

The accompanying notes form an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

					Other reserves
Thousands of euros except share data	Numbers of shares	Share capital	Share premium	Accumulated deficits	Equity-settled employee benefits reserve	Translation reserves	Total Equity
At January 1, 2014	160,476,620	16,048	100,125	(74,049)	6,284	(186)	48,222

Loss for the period	—	—	—	(12,990)	—	—	(12,990)
Other comprehensive income	—	—	—	—	—	(925)	(925)

Total comprehensive income	—	—	—	(12,990)	—	(925)	(13,915)
Transaction costs	—	—	(19)	—	—	—	(19)
Share-based compensation	—	—	—	—	459	—	459
Other	—	—	11	—	—	—	11

At December 31, 2014	160,476,620	16,048	100,118	(87,041)	6,744	(1,110)	34,757

Loss for the period	—	—	—	(35,069)	—	—	(35,069)

Other comprehensive income (Note 19.3)	—	—	—	—	—	(1,006)	(1,006)

Total comprehensive income	—	—	—	(35,069)	—	(1,006)	(36,075)

Issuance of shares (Note 19)	16,827,967	1,682	13,073				14,755

Transaction costs (Note 19)			(441)				(441)

Share-based compensation (Notes 19, 25)	—	—	—	2,108	(1,959)	—	149

Other	—	—	—	—	(1)	1	—

At December 31, 2015	177,304,587	17,730	112,750	(120,002)	4,784	(2,117)	13,145

The accompanying notes form an integral part of these consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. General information

        TiGenix (the "Company", and together with its subsidiaries, the "Group") is a leading European cell therapy company with an advanced clinical stage pipeline of adult stem cell programmes, and a commercialised product. The stem cell programmes are based on proprietary validated platforms of allogeneic expanded stem cells targeting autoimmune, inflammatory and heart diseases. Built on solid pre-clinical and CMC packages, they are being developed in close consultation with the European Medicines Agency.

        Cx601 is in Phase III to treat complex perianal fistulas in patients with Crohn's disease. The product has met the primary endpoint of this trial at Week 24 of treatment which allowed TiGenix to file for European marketing authorisation. Cx611 has successfully concluded a Phase IIa trial in rheumatoid arthritis, and is now in development for early rheumatoid arthritis and for severe sepsis.

        Effective as of July 31, 2015, TiGenix acquired Coretherapix, whose lead cellular product, AlloCSC-01, is currently in a Phase II clinical trial in acute myocardial infarction (AMI). In addition, the second product candidate from the cardiac stem cell-based platform acquired from Coretherapix, AlloCSC-02, is being developed in a chronic indication.

        The Company's commercialised product, ChondroCelect®, for cartilage repair in the knee, was the first cell-based product approved in Europe, and is marketed and distributed by Swedish Orphan Biovitrum AB ('Sobi', NASDAQ OMX Stockholm: SOBI) and Finnish Red Cross Blood Service (FRCBS).

        TiGenix is a limited liability company incorporated and domiciled in Belgium. The registered office is located at Romeinse straat 12, bus 2, 3001 Leuven, Belgium.

        The consolidated financial statements of the Group for the years ended December 31, 2015 and 2014 were approved on May 4, 2016 and authorized for issue on May 13, 2016 in accordance with a resolution of the Company's board of directors.

2. Summary of significant accounting policies

2.1. Basis of preparation

        The Group's consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS), as issued by the International Accounting Standards Board (IASB) and endorsed by the European Union.

        The principal accounting policies applied in the preparation of the consolidated financial statements are set out below. These policies have been consistently applied to all of the years presented, unless otherwise stated.

        During the first half of 2014, the discontinuation of the ChondroCelect operations was successfully completed through the combination of the sale of the Dutch manufacturing facility and a licensing agreement for the marketing and sales of ChondroCelect. As a result, the focus of the Group changed in 2014 whereby the Group started to focus on the development of its platform and pipeline of allogeneic treatments, using expanded adipose-derived stem cells (eASCs) for the benefit of patients suffering from a range of inflammatory and immunological conditions.

        On May 30, 2014, the Group completed the sale of TiGenix B.V., the Group's Dutch subsidiary, which held the Group's manufacturing facility, to PharmaCell, a leading European contract manufacturing organization active in the area of cell therapy, for a total consideration of 4.3 million

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

euros. Under the terms of the share purchase agreement with PharmaCell, the Group received an upfront payment of 3.5 million euros when the sale became effective on May 30, 2014 and will receive a final payment of 0.8 million euros (recognized at its present value of 0.6 million euros) on May 30, 2017. In addition, the sale included a cost relief of 1.5 million euros under the terms of a long-term manufacturing agreement with the Group's former subsidiary, which was owned by PharmaCell, to continue manufacturing ChondroCelect at the facility. The 1.5 million euros (total net present value of 1.2 million euros) cost relief was not included as part of the selling price, because it had been passed on to Swedish Orphan Biovitrum (Sobi). Sobi is purchasing all of the ChondroCelect produced by the Group's former subsidiary at cost under the terms of a distribution agreement, as described below. Therefore, the total loss from the TiGenix B.V. disposal recognized as of June 30, 2014 amounted to 1.1 million euros (additional to the impairment of 0.7 million euros recognized at December 31, 2013) included as discontinued operations.

        On June 1, 2014, the Group completed the licensing of the marketing and distribution rights of ChondroCelect to Swedish Orphan Biovitrum, or Sobi, the international specialty healthcare company dedicated to rare diseases. Sobi will continue to market and distribute the product within the European Union (excluding Finland where the Company has a pre-existing distribution agreement with Finnish Red Cross Blood Service), Switzerland, Norway, Russia, Turkey and the Middle East and North Africa region. the Group is receiving royalties on the net sales of ChondroCelect, and Sobi is reimbursing nearly all of the Group's costs associated with the product. The costs that are not reimbursed by Sobi are the yearly fee relating to the marketing authorization and the expenses relating to the IP.

        As a consequence, the ChondroCelect operation, which was deemed as a separate component, was classified in 2014 as a discontinued operation. The Group's financial statements for the year 2013 have been reclassified in accordance with the requirements of IFRS 5 Non current Assets Held for Sale and Discontinued Operations (See note 10).

        All amounts are presented in thousands of euros, unless otherwise indicated, rounded to the nearest 1,000 euro.

        The financial statements have been prepared on the basis of the historical cost method. Any exceptions to the historical cost method are disclosed in the valuation rules described hereafter.

        The preparation of financial statements in compliance with IFRS requires the use of certain critical accounting estimates. It also requires the Group's management to exercise judgment in applying the Group's accounting policies. The areas where significant judgments and estimates have been made in preparing the financial statements and their effect are disclosed in Note 3.

Liquidity

        The Group is subject to a number of risks similar to those of other pre-commercial stage companies, including uncertainty of product development and generation of revenues, dependence on outside sources of capital, risks associated with research, development, testing, and obtaining related regulatory approvals of its pipeline products, dependence on price reimbursement decisions from national authorities or insurance providers, dependence on third party manufacturers, suppliers and collaborators, successful protection of intellectual property, competition with larger, better-capitalized companies, successful completion of the Group's development programs. Ultimately, the attainment of profitable operations is dependent on future events, including obtaining adequate financing to fulfill its

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

development activities and generating a level of revenues adequate to support the Group's cost structure.

        The Group has experienced net losses and significant cash outflows from cash used in operating activities over the past, and as at December 31, 2015 had an accumulated deficit of 120 million euros, a net loss of 35.1 million euros and net cash used in operating activities of 19.6 million euros.

        The Group has sufficient funds to continue operating for the next 12 months (until mid-April 2017), but will require significant additional cash resources to initiate new clinical trials related to its pipeline and to continue seeking regulatory approval of its pipeline. These conditions, among others, raise substantial doubt about the Group's ability to continue as a going concern. The accompanying consolidated financial statements have been prepared assuming that the Group will continue as a going concern. This basis of accounting contemplates the recovery of the Group's assets and the satisfaction of liabilities in the normal course of business. A successful transition to attaining profitable operations is dependent upon achieving a level of positive cash flows adequate to support the Group's cost structure.

        To support the Group's financial performance, management has undertaken several initiatives.

        During the first half of 2015, the Company issued senior unsecured convertible bonds due 2018 for a total principal amount of 25 million euros. The bonds are convertible into fully paid ordinary shares of the Company and are guaranteed by the Company's subsidiary, TiGenix SAU. (See note 20).

        During 2015 the Company was awarded a 1.3 million euros grant from the European commission under horizon 2020, the European Union's framework program for research and innovation to conduct a clinical Phase Ib/IIa trial of Cx611 in patients with severe sepsis secondary to severe community-acquired pneumonia (sCAP). In October 2015 the Company received 0.6 million euros in advance of the activities needed to initiate the trial.

        In November and December 2015, the Company raised 8.2 million euros through a private placement via the accelerated book-building procedure. The private placement has allowed TiGenix to place 9.1 million new ordinary shares, resulting in a total number of shares after the issue of 177,295,557 (see note 19).

        The Group will continue to consider additional business opportunities to allow them to develop the Group's pipeline and generate additional revenues. The Group expects to use any capital obtained from such fund raisings or other arrangements to further develop its product candidates.

        As at December 31, 2015, the Group had cash and cash equivalents of 18.0 million euros. On March 14, 2016, the Company raised 23.8 million euros in gross proceeds through a private placement of 25,000,000 new shares at a subscription price of 0.95 euros per share (see note 29).

        The future viability of the Group is dependent on its ability to generate cash from operating activities, to raise additional capital to finance its operations or to successfully obtain regulatory approval to allow marketing of the Group's products. The Group's failure to raise capital as and when needed could have a negative impact on its financial condition and ability to pursue its business strategies.

        The consolidated financial statements do not include any adjustments due to this uncertainty relating to the recoverability and classification of recorded asset amounts and classification of liabilities.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

  a)
  New and amended standards adopted by the Group

        A number of new standards, interpretations and amendments effective for the first time for years beginning on (or after) January 1, 2015, have been adopted in these financial statements.

        The following International Standars and interpretations have been adopted during the year:

  •
  IFRIC 21—Levies (applicable for annual periods beginning on or after 17 June 2014).

  •
  Improvements to IFRS (2011-2013) (applicable for annual periods beginning on or after 1 January 2015). These improvements include the following amendments:

  •
  IFRS 1 First-timeAdoption of International Financial Reporting Standards

  •
  IFRS 3 Business combinations

  •
  IFRS 13 Fair Value

  •
  IAS 40 Investment Property

        The application of these standards did not have a material effect on the consolidated financial statements prepared on December 31, 2015.

  b)
  Standards and interpretations issued but not yet effective

        The Company elected not to early adopt the new Standards, Interpretations and Amendments, which have been issued by the IASB and endorsed by the European Union, but are not yet mandatory as per December 31, 2015:

  •
  IFRS 9 Financial Instruments and subsequent amendments

    On 24 July 2014 the IASB published the complete version of IFRS 9, Financial instruments, which replaces most of the guidance in IAS 39. This includes amended guidance for the classification and measurement of financial assets by introducing a fair value through other comprehensive income category for certain debt instruments. It also contains a new impairment model which will result in earlier recognition of losses. No changes were introduced for the classification and measurement of financial liabilities, except for the recognition of changes in own credit risk in other comprehensive income for liabilities designated at fair value through profit or loss. IFRS 9 also includes a new hedging guidance. It will be effective for annual periods beginning on or after 1 January 2018, subject to endorsement by the European Union.

  •
  IFRS 15 Revenue from Contracts with Customers

    IFRS 15 specifies how and when a company will recognize revenue as well as requiring such entities to provide users of financial statements with more informative, relevant disclosures. The standard provides a single, principles-based five-step model to be applied to all contracts with customers as follows:

    •
    Identify the contract(s) with a customer

    •
    Identify the performance obligations in the contract

    •
    Determine the transaction price

    •
    Allocate the transaction price to the performance obligations in the contract

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

    •
    Recognize revenue when (or as) the entity satisfies a performance obligation.

    IFRS 15 was issued in May 2014 and replaces IAS 11—Construction Contracts, IAS 18—Revenue, IFRIC 13—Customer Loyalty Programmes, IFRIC 15—Agreements for the Construction of Real Estate, IFRIC 18—Transfers of Assets from Customers and SIC 31—Revenue—Barter Transactions involving Advertising Services. The IASB has voted to publish an Exposure Draft proposing a one-year deferral of the effective date of the revenue Standard to 1 January 2018. The reason for deferring the effective date is that the IASB is planning to issue an Exposure Draft with proposed clarifications to the Standard, stemming from the joint Transition Resource Group (TRG) meetings, as well as the desire to keep the effective date of the IASB's and the FASB's revenue Standards aligned. Earlier adoption is permitted. IFRS 15 is subject to endorsement by the European Union.

  •
  IFRS 16, Leases

    On January 13, 2016, the IASB issued IFRS 16, Leases, which provides lease accounting guidance. Under the new guidance, lessees will be required to present right-of-use assets and lease liabilities on the statement of financial position. At the lease commencement date, a lessee is required to recognize a lease liability, which is the lessee's discounted obligation to make lease payments arising from a lease, as well as a right of use asset, representing the lessee's right to use, or control the use of, a specified asset for the lease term. IFRS 16 is effective for annual reporting periods beginning on or after January 1, 2019, subject to endorsement by the European Union.

    Earlier application is permitted for entities that apply IFRS 15, Revenue from Contracts with Customers, at or before the initial application of IFRS 16.

        The directors are currently reviewing the impact of the above-mentioned Standards and Interpretations and are yet to conclude on whether any such standards will have a significant impact on the financial statements of the Group in the year of initial application.

        The other standards, interpretations and amendments issued by the IASB (of which some still subject to endorsement by the European Union), but not yet effective are not expected to have a material impact on the Group's future consolidated financial statements.

2.2. Basis of consolidation

        The consolidated financial statements incorporate the financial statements of the Company and entities controlled by the Company. Control is achieved when the Company:

  •
  has power over the investee;

  •
  is exposed, or has rights, to variable returns from its involvement with the investee; and

  •
  has the ability to use its power to affect its returns.

        The Company reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control listed above.

        Consolidation of a subsidiary begins when the Company obtains control over the subsidiary and ceases when the Company loses control of the subsidiary. Specifically, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated statement of profit

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

or loss and other comprehensive income from the date the Company gains control until the date when the Company ceases to control the subsidiary.

        Profit or loss and each component of other comprehensive income are attributed to the owners of the Company and to the non-controlling interests. Total comprehensive income of subsidiaries is attributed to the owners of the Company and to the non-controlling interests even if this results in the non-controlling interests having a deficit balance.

        When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies into line with the Group's accounting policies.

        All intragroup assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.

        Changes in the Group's ownership interests in subsidiaries that do not result in the Group losing control over the subsidiaries are accounted for as equity transactions. The carrying amounts of the Group's interests and the non-controlling interests are adjusted to reflect the changes in their relative interests in the subsidiaries. Any difference between the amount by which the non-controlling interests are adjusted and the fair value of the consideration paid or received is recognized directly in equity and attributed to owners of the Company.

        When the Company loses control of a subsidiary, a gain or loss is recognized in profit or loss and is calculated as the difference between (i) the aggregate of the fair value of the consideration received and the fair value of any retained interest and (ii) the previous carrying amount of the assets (including goodwill), and liabilities of the subsidiary and any non-controlling interests. All amounts previously recognized in other comprehensive income in relation to that subsidiary are accounted for as if the Company had directly disposed of the related assets or liabilities of the subsidiary (i.e. reclassified to profit or loss or transferred to another category of equity as specified/permitted by applicable IFRSs). The fair value of any investment retained in the former subsidiary at the date when control is lost is regarded as the fair value on initial recognition for subsequent accounting under IAS 39, when applicable, the cost on initial recognition of an investment in an associate or a joint venture.

2.3. Foreign currency translation

        In preparing the financial statements of each group entity, transactions in currencies other than the entity's functional currency (foreign currencies) are recognized at the rates of exchange prevailing at the dates of the transactions. At the end of each reporting period, monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date. Non-monetary items carried at fair value that are denominated in foreign currencies are retranslated at the rates prevailing at the date when the fair value was determined. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

        Exchange differences arising on the settlement of monetary items or on translating monetary items at rates different from those at which they were translated on initial recognition during the period or in previous financial statements are recognized in profit or loss in the period in which they arise.

        IAS 21.15 states that an entity may have a monetary item that is receivable from or payable to a foreign operation. An item for which settlement is neither planned nor likely to occur in the foreseeable future is, in substance, a part of the entity's net investment in that foreign operation. Such monetary items may include long-term receivables or loans. Financial statements that include the

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

foreign operation and the reporting entity, such exchange differences shall be recognized initially in other comprehensive income instead of profit or loss in financial results.

        For the purposes of presenting consolidated financial statements, the assets and liabilities of the Group's foreign operations are translated into euros using exchange rates prevailing at the end of each reporting period. Income and expense items are translated at the average exchange rates for the period. Exchange differences arising, if any, are recognized in other comprehensive income and accumulated in equity (translation reserves).

        On the disposal of a foreign operation (i.e., a disposal of the Group's entire interest in a foreign operation), or a disposal involving loss of control over a subsidiary that includes a foreign operation, all of the exchange differences accumulated in equity in respect of that operation attributable to the owners of the Company are reclassified to profit or loss.

2.4. Segment information

        The Group's activities are in one segment: biopharmaceuticals. The Group is managed and operated as one business unit, which is reflected in the organizational structure and internal reporting. No separate line of business or separate business entity has been identified with respect to any of the product candidates or geographical markets.

        Geographical information is further disclosed in Note 27.

2.5. Business combinations

        Acquisitions of businesses are accounted for using the acquisition method. The consideration transferred in a business combination is measured at fair value, which is calculated as the sum of the acquisition-date fair values of the assets transferred by the Group, liabilities incurred by the Group to the former owners of the acquiree and the equity interests issued by the Group in exchange for control of the acquiree. Acquisition-related costs are recognized in profit or loss as incurred, except for costs to issue debt or equity securities, which are recognized in accordance with IAS 32 and IAS 39.

        At the acquisition date, the identifiable assets acquired and the liabilities assumed are recognized at their fair value, except for deferred tax assets and liabilities arising from the assets acquired and liabilities assumed (which are recognized and measured in accordance with IAS 12), assets and liabilities relating to employee benefit arrangements (which are recognized and measured in accordance with IAS 19), liabilities or equity-instruments related to the replacement of the acquiree's share-based payment arrangements (which are recognized and measured in accordance with IFRS 2) and assets that are classified as held for sale (which are recognized and measured in accordance with IFRS 5).

        Goodwill is measured as the excess of the sum of the consideration transferred (including the fair value of the contingent consideration), the amount of any non-controlling interests in the acquiree, and the fair value of the acquirer's previously held equity interest in the acquiree (if any) over the net of the acquisition-date amounts of the identifiable assets acquired and the liabilities assumed. If, after reassessment, the net of the acquisition-date amounts of the identifiable assets acquired and liabilities assumed exceeds the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree and the fair value of the acquirer's previously held interest in the acquiree (if any), the excess is recognized immediately in profit or loss as a bargain purchase gain.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

        Any contingent consideration included in the consideration payable for a business combination is recorded at fair value at the date of acquisition. These fair values are generally based on risk-adjusted future cash flows discounted using appropriate interest rates. The fair values are reviewed on a regular basis, at least annually, and any changes are reflected in the income statement.

2.6. Revenue and other income recognition

        Revenue from sale of products is recognized when:

  •
  the ownership of the products is transferred to the buyer;

  •
  the amount of revenue can be measured reliably;

  •
  it is probable that the economic benefits associated with the transaction will flow to the entity; and

  •
  the costs incurred or to be incurred in respect of the transaction can be measured reliably.

        Revenue for the royalties related to the sale of the ChondroCelect is recognized when implantation has occurred. Provisions for rebates, product returns and discounts to customers are provided for as reductions to revenue in the same period as the related royalties are recorded.

Government grants and government loans

        Government grants are not recognized until there is reasonable assurance that the Group will comply with the conditions attached to them and that the grants will be received.

  •
  Government grants are recognized in profit or loss on a systematic basis over the periods in which the Group recognizes as expenses the related costs for which the grants are intended to compensate. Specifically, government grants whose primary condition is that the Group should purchase, construct or otherwise acquire non-current assets are recognized as deferred revenue in the consolidated statement of financial position and transferred to profit or loss (under "other operating income") on a systematic and rational basis over the useful lives of the related assets.

  •
  Government grants that are receivable as compensation for expenses or losses already incurred or for the purpose of giving immediate financial support to the Group with no future related costs are recognized in profit or loss (under "grants and other operating income") in the period in which they become receivable.

        The benefit of a government loan at a below-market rate of interest is treated as a government grant, (measured as the difference between proceeds received and the fair value of the loan based on prevailing market interest rates). Only when there is sufficient assurance that the Group will comply with the conditions attached to it, the grants will be recognized in profit or loss (under "other operating income"). Determination of the appropriate amount of grant income to recognize involves judgments and estimates that the Company believes are reasonable, but it is possible that actual results may differ from the Company's estimates. When the Company receives the final written reports, identifying satisfaction of the requirements of the grantor, to the extent not received within a reasonable time frame following the end of the period, the Company records any differences between estimated grant income and actual grant income in the next reporting period once the Company determines the final amounts. During the period that these benefits cannot be considered as grants due

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

to the insufficient assurance that all the conditions have been meet, these grants will be included in the liabilities as financial loans and other payables.

2.7. Property, plant and equipment

        Property, plant and equipment are stated at historical cost less accumulated depreciation and impairment. Repair and maintenance costs are charged to the income statement as incurred. Gains and losses on the disposal of property, plant and equipment are included in other income or expense. Depreciation is charged so as to write off the cost or valuation of assets over their useful lives, using the straight-line method pro rata in the year of purchase, on the following basis:

  •
  (laboratory) equipment: five years

  •
  IT hardware: three years

  •
  furniture: five years

  •
  leasehold improvements: lower of lease term and useful life

  •
  leases: lower of lease term and useful life.

        Assets in the course of construction for production, supply or administrative purposes are carried at cost, less any recognized impairment loss. Cost includes professional fees and, for qualifying assets, capitalized borrowing costs. Such assets are classified to the appropriate categories of property, plant and equipment when completed and ready for intended use. Depreciation of these assets, on the same basis as other property assets, commences when the assets are ready for their intended use.

2.8. Intangible assets

Internally-generated intangible assets—research & development expenditure

        Expenditure on research activities is recognized as an expense in the period in which it is incurred.

        An internally-generated intangible asset arising from development is recognized to the extent that all of the factors for capitalization have been satisfied as specified in IAS 38:

  •
  the technical feasibility of completing the intangible asset so that it will be available for use or sale

  •
  the intention to complete the intangible asset and use or sell it

  •
  the ability to use or sell the intangible asset

  •
  how the intangible asset will generate probable future economic benefits

  •
  the availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset

  •
  the ability to measure reliably the expenditure attributable to the intangible asset during its development.

        The amount initially recognized for internally-generated intangible assets is the sum of the various expenses needed to generate the related intangible assets. Amortization starts from the date when the intangible asset first meets the recognition criteria listed above. These intangible assets are amortized on a straight-line basis over their estimated useful life (ten years). Where no internally-generated intangible asset can be recognized, development expenditure is recognized in profit or loss in the period in which it is incurred.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

        Subsequent to initial recognition, internally-generated intangible assets are reported at cost less accumulated amortization and accumulated impairment losses, on the same basis as intangible assets that are acquired separately.

        The Company has one internally-generated intangible asset arising from development and it is related to ChondroCelect. At the time the marketing authorization from EMA was obtained it was considered that the product met all of the factors specified in IAS 38 to capitalize all development expenses from that moment (see note 12).

Intangible assets acquired through a business combination

        Intangible assets, including in-process research & development projects, acquired in a business combination and recognized separately from goodwill are initially recognized at their fair value at the acquisition date (which is regarded as their cost).

        Subsequent to initial recognition, intangible assets (except for in-process research & development projects) acquired in a business combination are reported at cost less accumulated amortization and impairment losses. Such intangible assets are amortized over their useful economic lives, which will depend on their related patent life (up to fifteen years). Goodwill arising from business combinations is not amortized but reviewed annually for impairment.

        Subsequent to initial recognition, in-process research & development projects acquired in a business combination are reported at cost and are subject to annual impairment tests until the date the projects are available for use, at this moment the in-process research & development projects will be amortized over their remaining useful economic lives, which will depend on their related patent life (generally between fifteen to twenty years).

Patents, licenses and other similar intangible assets acquired separately

        Costs related to the register of internally-generated intangible assets (patents) are recognized as intangible assets.

        These patents and licenses are amortized over their useful lives on a straight-line basis as from the moment they are available for use. Estimated useful life is based on the lower of the contract life or the economic useful life (five years).

Computer software

        Software licenses and software development costs are measured at purchase cost and are amortized on a straight-line basis over the economic useful life (three years).

2.9. Impairment of tangible and definite-lived intangible assets (other than goodwill)

        At each balance sheet date and at each interim reporting date, the Group reviews the carrying amount of its tangible and definite-lived intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where the asset does not generate cash flows that are independent from other assets, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs. An intangible asset with an indefinite useful life is tested for impairment annually and also whenever there is an indication that the asset might be impaired. The recoverable amount is the higher of fair value less

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

costs to sell and value in use. The estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

        If the recoverable amount of an asset or cash generating unit is estimated to be less than the carrying amount, the carrying amount of the asset is reduced to its recoverable amount. An impairment loss is immediately recognized as an expense. Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset in prior periods. A reversal of an impairment loss is recognized as income. (See note 12)

2.10. Leases

        Leases are considered finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership of the asset to the lessee. All other leases are classified as operating leases.

        Assets held under finance leases are recognized at the start of the lease term as assets of the Group at their fair value or, if lower, at the present value of the minimum lease payments, each determined at the inception of the lease. The corresponding liability to the lessor is included in the balance sheet as a finance lease obligation. The financial costs need to be allocated to each term of the lease period so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are expensed.

        Rentals payable under operating leases are charged to income on a straight-line basis over the term of the relevant lease. Benefits received and receivable as an incentive to enter into an operating lease are also charged to income on a straight-line basis over the lease term.

2.11. Financial assets

        Financial assets are classified into the following specified categories: financial assets 'at fair value through profit or loss' (FVTPL), 'held-to-maturity' investments, 'available-for-sale' (AFS) financial assets and 'loans and receivables.' The classification depends on the nature and purpose of the financial assets and is determined at the time of initial recognition.

        The Company currently has receivables and AFS financial assets.

        Available-for-sale financial assets are non-derivatives that are either designated as AFS or are not classified as (a) loans and receivables, (b) held-to-maturity investments or (c) financial assets at fair value through profit or loss. AFS equity investments that do not have a quoted market price in an active market and whose fair value cannot be reliably measured and derivatives that are linked to and must be settled by delivery of such unquoted equity investments are measured at cost less any identified impairment losses at the end of each reporting period.

        Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Loans and receivables (including trade and other receivables, receivables from reverse repurchase agreements, bank balances and cash) are measured at amortized cost using the effective interest method, less any impairment. For the purposes of the cash flow statements, cash and cash equivalents comprise cash on hand and deposits held on call with banks. In the balance sheet, bank overdrafts, if any, are included in other current financial liabilities.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

        The effective interest method is a method of calculating the amortized cost of a debt instrument and of allocating interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the debt instrument, or, where appropriate, a shorter period, to the net carrying amount on initial recognition.

        Financial assets are assessed for indicators of impairment at the end of each reporting period. Financial assets are considered to be impaired when there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the investment have been affected.

        Objective evidence of impairment could include:

  •
  significant financial difficulty of the issuer or counterparty; or

  •
  breach of contract, such as a default or delinquency in interest or principal payments; or

  •
  it becoming probable that the borrower will enter bankruptcy or financial re-organization; or

  •
  the disappearance of an active market for that financial asset because of financial difficulties.

        For certain categories of financial assets, such as trade receivables, assets are assessed for impairment on a collective basis even if they were assessed not to be impaired individually. Objective evidence of impairment for a portfolio of receivables could include the Group's past experience of collecting payments, an increase in the number of delayed payments in the portfolio past the average credit period, as well as observable changes in national or local economic conditions that correlate with default on receivables.

        For financial assets carried at amortized cost, the amount of the impairment loss recognized is the difference between the asset's carrying amount and the present value of estimated future cash flows, discounted at the financial asset's original effective interest rate.

        The carrying amount of the financial asset is reduced by the impairment loss directly for all financial assets with the exception of trade receivables, where the carrying amount is reduced through the use of an allowance account. When a trade receivable is considered uncollectible, it is written off against the allowance account. Subsequent recoveries of amounts previously written off are credited against the allowance account. Changes in the carrying amount of the allowance account are recognized in profit or loss.

        For financial assets measured at amortized cost, if, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized, the previously recognized impairment loss is reversed through profit or loss to the extent that the carrying amount of the investment at the date the impairment is reversed does not exceed what the amortized cost would have been had the impairment not been recognized.

        The Group derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another party. If the Group neither transfers nor retains substantially all the risks and rewards of ownership and continues to control the transferred asset, the Group recognizes its retained interest in the asset and an associated liability for amounts it may have to pay. If the Group retains substantially all the risks and rewards of ownership of a transferred financial asset, the Group

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

continues to recognize the financial asset and also recognizes a collateralized borrowing for the proceeds received.

2.12. Inventories

        Raw materials, consumables and goods purchased for resale are valued at the lower of their cost determined according to the FIFO-method (first-in-first-out) or their net realizable value.

        The costs of finished goods comprises all costs of purchase, costs of conversion and other costs incurred in bringing the inventories to the present location and condition.

2.13. Non-current assets (disposal groups) held for sale and discontinued operations

        Non-current assets and disposal groups are classified as held for sale if their carrying amount will be recovered principally through a sale transaction rather than through continuing use. This condition is regarded as met only when the sale is highly probable and the non-current asset (or disposal group) is available for immediate sale in its present condition. Management must be committed to the sale, which should be expected to qualify for recognition as a completed sale within one year from the date of classification.

        When the Group is committed to a sale plan involving loss of control of a subsidiary, all of the assets and liabilities of that subsidiary are classified as held for sale when the criteria described above are met, regardless of whether the Group will retain a non-controlling interest in its former subsidiary after the sale.

        Non-current assets (and disposal groups) classified as held for sale are measured at the lower of their previous carrying amount and fair value less costs to sell.

        The results of operations disposed during the period are included in the consolidated statement of comprehensive income up to the date of disposal.

        A discontinued operation is a component of the Group's business that represents a separate major line of business or geographical area of operations or is a subsidiary acquired exclusively with a view to resale, that has been disposed of, has been abandoned or that meets the criteria to be classified as held for sale.

        Discontinued operations are presented in the consolidated statement of comprehensive income as a single line which comprises the post-tax profit or loss of the discontinued operation along with the post-tax gain or loss recognized on the re-measurement to fair value less costs to sell or on disposal of the assets or disposal groups constituting discontinued operations.

2.14. Income taxes

        Income tax expense represents the sum of the tax currently payable and deferred tax.

        The tax currently payable is based on taxable profit for the year. Taxable result differs from "profit/(loss) before tax" as reported in the consolidated income statement because of items of income or expense that are taxable or deductible in other periods and items that are never taxable or deductible. The Group's current tax is calculated using tax rates that have been enacted or substantively enacted by the end of the reporting period.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

        Deferred taxes are recognized using the "balance sheet liability method" for temporary differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax bases used in the computation of taxable profit.

        Deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized for all deductible temporary differences to the extent that it is probable that taxable profits will be available against which those deductible temporary differences can be utilized. Such deferred tax assets and liabilities are not recognized if the temporary difference arises from the initial recognition (other than in a business combination) of assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit.

        Deferred tax assets and liabilities are measured based on the expected manner of realization or settlement of assets and liabilities, using tax rates that have been enacted or substantively enacted at the balance sheet date.

        In the course of 2013, to be applied retrospectively as from January 1, 2013, a new Spanish tax law became applicable resulting in the possibility that eligible companies could claim certain research and development investment tax credits instead of deducting them from their taxable base and carrying them forward until the expiration date. The same law provides that the applicant must obtain an audit report from an independent 3rd party certifying that R&D activities were performed and were reported as eligible for this purpose and certifying to the accuracy of the cost incurred and reported as elegible for this purpose. The Company recognizes this income at the time in which it receives these reports in connection with this activity. As the Company has received the reports for 2013 and 2014, it has applied for the reimbursement and recognized receivables (current and non-current) of 2.8 million euros of its tax credits reported in 2013 and 2014.

2.15. Financial liabilities

        The Group classifies its financial liabilities into one of two categories, depending on the purpose for which the liability was acquired. The Group's accounting policy for each category is as follows:

Fair value through profit or loss

        This category comprises derivatives with a negative fair value (see "Financial assets" for derivatives with a positive fair value) and financial liabilities designated at fair value through profit or loss.

        They are carried in the consolidated statement of financial position at fair value with changes in fair value recognized in the consolidated income statements. Other than these derivative financial instruments, the Group does not have any liabilities held for trading nor has it designated any financial liabilities as being at fair value through profit or loss. The Group currently has no non-derivative financial liabilities that are accounted for at fair value through profit or loss.

        On March 6, 2015 the Company issued senior, unsecured convertible bonds.

        As a result of the possible modifications that may result from the application of the conversion features, the undetermined conversion price at launch (and thus the undetermined value of the Ordinary Note at launch) fails to meet the fixed-for-fixed requirement for the recognition of the conversion features as equity and thus the convertible bonds are recorded as a liability. At the issuance date it was not possible to determine a fixed number of ordinary shares of TiGenix in case the bondholders convert their bonds into shares. This is due to the fact that the conversion price is not fixed. As a consequence the embedded derivative cannot be considered as equity. Therefore the bonds

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

meet the definition of a hybrid instrument under IAS 39, so the bonds are accounted for as two instruments, the host contract (the "Ordinary Note") and an embedded derivative (the "Warrant").

        The Ordinary Note is measured at amortized cost in accordance with IAS 39 using its effective interest rate and the warrant is considered as a financial derivative liability measured at fair value with changes in fair value recognized immediately in profit or loss. (See note 3 Derivative financial instruments)

        The Group issued in 2014 warrants related to one of the Group loans which meet the definition of a derivative financial liability. These warrants were issued in connection with the loan facility agreement with Kreos Capital IV (UK), and contain an option for the holders to put the warrants back to the Company for cash. The warrants are options over the shares of the Company, but are derivatives that must be measured at fair value through profit or loss, and not own equity instruments of the Company, because of the cash settlement alternative. The Group determined the initial fair value of the warrants using a Black-Scholes valuation model. A portion of the issue amount of the loan corresponding to this initial fair value of the warrants was allocated to the warrants and the remaining balance of the proceeds received were allocated to the loan, which is then measured at amortized cost. The effective interest rate method was applied to determine the effective interest rate on the loan on the basis of the initial carrying amount and the contractual cash flows of the loan (interest payments and repayment of principal). This effective interest rate is 20% compared to the contractual interest rate of 12.5%. The effective interest rate is used to accrue interest in the loan, and to amortize the difference between the initial carrying amounts of the loan to its repayment amount.

Other financial liabilities

        Financial liabilities measured at amortized cost, including borrowings and ordinary notes, are initially measured at fair value, net of transaction costs. They are subsequently measured at amortized cost using the effective interest method, with interest expense recognized on an effective yield basis.

        The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments through the expected life of the financial liability, or, where appropriate, a shorter period, to the net carrying amount on initial recognition.

        The Group's financial liabilities measured at amortized cost comprise financial loans, other current financial liabilities and trade payables.

2.16. Provisions

        Provisions are recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that the Group will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation.

        The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the end of the reporting period, taking into account the risks and uncertainties surrounding the obligation. When a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows (when the effect of the time value of money is material).

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

        When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, a receivable is recognized as an asset if it is virtually certain that reimbursement will be received and the amount of the receivable can be measured reliably.

2.17. Share capital

        Financial instruments issued by the Group are classified as equity only to the extent that they do not meet the definition of a financial liability or financial asset. Ordinary shares are classified as equity.

        Incremental costs directly attributable to the issue of new ordinary shares are presented in equity as a deduction, net of tax, from the proceeds.

2.18. Employee benefits

        The Group offers a pension scheme with different premiums depending on job level. The scheme is generally funded through payments to the insurance company. The pension obligations are considered to be defined contribution plans. A defined contribution plan is a pension plan under which the Group pays fixed contributions (percentage of annual gross salary). The Group has legal obligations to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits relating to employees in service. The contributions are recognized as employee benefit expense when they are due.

2.19. Share-based payments

        The Group has offered equity-settled share-based payments to employees, directors and business associates. These share-based payments are measured at the fair value of the equity instruments at the grant date.

        The fair value determined at the grant date of the equity-settled share-based payments is expensed on a straight-line basis over the vesting period, based on the Group's estimate of equity instruments that will eventually vest, with a corresponding increase in equity.

        The estimate of the number of compensation plans which will be vested is revised at each reporting date. The change in estimates will be recorded as expense with a corresponding correction in equity. At the moment of exercise of the compensation plans no adjustments will be made into the share-based compensation reserve.

        If a modification of a share-based payment transaction occurs and this modification increases the fair value of the equity instruments granted, measured immediately before and after the modification, the incremental fair value granted shall be included in the measurement of the amount recognized for services received as consideration for the equity instruments granted. The incremental fair value granted is the difference between the fair value of the modified equity instrument and that of the original equity instrument, both estimated as at the date of the modification. If the modification occurs during the vesting period, the incremental fair value granted is included in the measurement of the amount recognized for services received over the period from the modification date until the date when the modified equity instruments vest, in addition to the amount based on the grant date fair value of the original equity instruments, which is recognized over the remainder of the original vesting period. If the modification occurs after vesting date, the incremental fair value granted is recognized immediately, or over the vesting period if the employee is required to complete an additional period of service before becoming unconditionally entitled to those modified equity instruments.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

        If the terms or conditions of the equity instruments granted are modified in a manner that reduces the total fair value of the share-based payment arrangement, or is not otherwise beneficial to the employee, the services received shall continue to be accounted for as consideration for the equity instruments granted as if that modification had not occurred.

3. Critical accounting judgments and key sources of estimation uncertainty

        In the application of the Group's accounting policies, the directors are required to use certain critical accounting estimates, assumptions and judgment about the carrying amounts of certain assets and liabilities. The areas involving a high degree of judgment or complexity or areas where assumptions and estimates are significant to the consolidated financial statements are the following:

Going concern

        The Group has experienced net losses and significant cash used in operating activities since the Group's inception in 2000, and as of December 31, 2015, had an accumulated deficit of 120 million euros, a net loss of 35.1 million euros and net cash used in operating activities of 19.6 million euros and as of December 31, 2014 had an accumulated deficit of 87.0 million euros, a net loss of 13.0 million euros and net cash used in operating activities of 13.4 million euros. Management expects the Group to continue to incur net losses and have significant cash outflows for at least the next twelve months. These conditions, among others, raise substantial doubt about the Group's ability to continue as a going concern. These consolidated financial statements have been prepared assuming that the Group will continue as a going concern. This basis of accounting contemplates the recovery of the Group's assets and the satisfaction of liabilities in the normal course of business. A successful transition to attaining profitable operations is dependent upon achieving a level of positive cash flows adequate to support the Group's cost structure.

        As at December 31, 2015, the Group had cash and cash equivalents of 18.0 million euros. Taking into account this liquidity position as well as the proceeds from the capital increase of March 14, 2016, in which the Company raised 23.8 million euros in gross proceeds through a private placement of 25,000,000 new shares, the Company's board of directors is of the opinion that the Group's liquidity position is sufficient to continue its current operations at least until mid-April 2017.

        For more information related to the expected cash flows see Section 2.1. Liquidity.

Business combinations and goodwill

        The Group accounts for business combinations using the acquisition method of accounting, which requires that the assets acquired and liabilities assumed be recorded at the date of acquisition at their respective fair values. Any excess of the fair value of consideration given over the fair values of the identifiable assets and liabilities acquired is recorded as goodwill. The determination of estimated fair values of acquired intangible assets and contingent considerations, as well as the useful economic life ascribed to finite lived intangible assets, requires the use of significant judgment. The use of different estimates and assumptions to those used by the Group could result in a materially different valuation of acquired intangible assets, which could have a material effect on the Group's results of operations.

        Several methods may be used to determine the estimated fair value of intangible assets acquired in a business combination, all of which require multiple assumptions.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Critical accounting judgments and key sources of estimation uncertainty (Continued)

        The Group used the relief from royalty method, which is a variant of the income valuation approach to determine the fair value of the intangibles related to the acquisition of Tigenix SAU It is based on the principle that ownership of the intangible asset relieves the owner of the need to pay a royalty to another party in exchange for rights to use the asset.

        The fair value of assets related to the acquisition of Coretherapix, S.L.U. has been determined taking into account the sum of the survival probability discounted present values of Coretherapix's projected cash flows in each year of its key product's development and commercialisation life. See Note 4.

        Goodwill is capitalized. Any impairment in carrying amount is charged to the consolidated income statement. Where the fair value of identifiable assets and liabilities exceeds the fair value of consideration paid, the excess is credited in full to the consolidated income statement on acquisition date.

        The fair value of any contingent consideration at the date of acquisition is computed as the sum of the probability weighted values of the fair values of the purchase prices associated with each of the potential product development routes. The fair value of each route is in turn computed as the sum of the survival probability discounted present values of the contingent payments in each such route including the Milestone and Commercialisation Payments.

        The nine routes considered in the development process of Coretherapix are the result of combining multiple variables. The structure of these routes and the probability assigned to each route are the best estimate of management as at December 2015. This assessment will be varied/modified when the development process reaches a milestone.

        Any contingent consideration included in the consideration payable for a business combination is recorded at fair value at the date of acquisition. The fair values are reviewed on a regular basis, at each reporting date, and any changes are reflected in the income statement

        Acquisition costs incurred are expensed and included in general and administrative expenses.

Recognition of government grants

        Government grants are not recognized until there is reasonable assurance that the Group will comply with the conditions attaching to them and that the grants will be received.

        The benefit of a government loan at a below-market rate of interest is treated as a government grant, (measured as the difference between proceeds received and the fair value of the loan based on prevailing market interest rates). Only when there is sufficient assurance that the Group will comply with the conditions attached to it, the grants will be recognized in profit or loss (under "other operating income"). Determination of the appropriate amount of grant income to recognize involves judgments and estimates that the Company believes are reasonable, but it is possible that actual results may differ from the Company's estimates. When the Company receives the final written reports, identifying satisfaction of the requirements of the grantor, to the extent not received within a reasonable time frame following the end of the period, the Company records any differences between estimated grant income and actual grant income in the next reporting period once the Company determines the final amounts. During the period that these benefits cannot be considered as grants due to the insufficient assurance that all the conditions have been meet, these grants will be included in the liabilities as financial loans and other payables.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Critical accounting judgments and key sources of estimation uncertainty (Continued)

Discontinued operations

        The results of operations disposed during the year are included in the Group's consolidated statement of comprehensive income up to the date of disposal.

        A discontinued operation is a component of the Group's business that represents a separate major line of business or geographical area of operations or is a subsidiary acquired exclusively with a view to resale, that has been disposed of, has been abandoned or that meets the criteria to be classified as held for sale.

        Discontinued operations are presented in the Group's consolidated statement of comprehensive income as a single line item that is comprised of the post tax profit or loss of the discontinued operation along with the post tax gain or loss recognized on the re measurement to fair value less costs to sell or on disposal of the assets or disposal groups constituting discontinued operations.

        At the end of 2013, the board of directors of the Company decided to withdraw from the ChondroCelect business and to focus on the development of its platform and pipeline of allogeneic treatments, using expanded adipose-derived stem cells (eASC's) for the benefit of patients suffering from a range of inflammatory and immunological conditions.

        Consequently, TiGenix developed a single, co-ordinated plan under which discussions were entered into with one potential purchaser for the manufacturing facility and with another for the sales and marketing activities. Both of these transactions were being discussed in parallel with Pharmacell (for the manufacturing facility) and Sobi (for the sales and marketing activities). The arrangement with Pharmacell initially progressed faster, but ultimately both transactions were completed at almost the same time (30 May and 1 June 2014).

        The transaction with Pharmacell included a supply contract for TiGenix to purchase the ChondroCelect product; a mirror image sales contract was entered into with Sobi. The purchase agreement with Pharmacell included a discounted price for the first three years of supply, and exactly the same prices, were included in the sales contract with Sobi.

        The agreement with Sobi for the sales and marketing activities has a term of ten years and includes the European Union (excluding Finland, where the Group has a pre-existing distribution agreement with Finnish Red Cross Blood Service), Switzerland, Norway, Russia, Turkey and the Middle East and North Africa region. The agreement includes the transfer of staff previously employed by TiGenix to carry out those activities to Sobi, involves the payment of a licence fee (royalties) by Sobi which is calculated as a percentage of the net sales generated by Sobi of the ChondroCelect product.

        Consequently, during 2014, all activities relating to the manufacture, marketing and sale of ChondroCelect were transferred to Pharmacell and Sobi through contractual arrangements which were entered into at almost the same time and were made in contemplation of each other. The effect of the arrangements is that TiGenix will receive a licence fee from Sobi but, other than acting as a 'pass through' intermediary for the ChondroCelect product (which is purchased from Pharmacell and sold to Sobi through back to back, identical contractual arrangements), TiGenix has no involvement in activities relating to that product. From the moment the agreements came into force, the royalties paid by Sobi have been registered as revenue.

        The ChondroCelect operations were presented as discontinued in the income statement for 2014, the year when thay were disposed of, and the preceding year.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Critical accounting judgments and key sources of estimation uncertainty (Continued)

Impairment of assets

        The Group reviews the carrying value of intangible assets with indefinitive lives for potential impairment on a periodic basis and also whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. The Group reviews the carrying value of tangible assets and intangible assets with definitive lives for potential impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. The Group determines impairment by comparing the recoverable amount to its carrying value. If impairment is identified, a loss is recorded equal to the excess of the asset's carrying amount over its recoverable amount.

        In the context of the business combination with TiGenix SAU in 2011, development costs related to product Cx601 were capitalized in an amount of 1.7 million euros. These costs are not yet amortized because the product is not yet available for use and is, therefore, subject to an annual test for impairment.

        The recoverable amount of Cx601 as at 31 December 2015 has been determined based on a fair value less costs to sell using cash flow projections from financial expectations approved by senior management covering a fifteen-year period. The most significant valuation inputs impacting future financial expectations are discount rate, market penetration and price of the product. These assumptions are consistent with external sources of information. The period considered in the model exceeds five years because the first year of sales was estimated to be 2018 and the peak year of sales to be 2023. In 2023 the Company expects the product to reach its potential market penetration, which was considered to be constant after that date. For that reason the model does not include a growth rate to extrapolate cash flow projections beyond the period covered. The pre-tax discount rate applied to cash flow projections is 18.4% (equivalent to a post-tax discount rate of 15%). The resulting recoverable amount was significantly higher than the carrying value of the intangible asset.

        On July 31, 2015 the Group acquired 100% of the issued share capital of Coretherapix, SLU. The most significant part of the purchase price has been allocated to in-process research & development (17.4 million euros) as well as certain other intangible assets (277 thousand euros). The difference between the fair values of the assets acquired and liabilities assumed and the purchase price comprises the value of expected synergies arising from the acquisition and has been recorded as goodwill (717 thousand euros). See Note 4 and 12.

        For impaired assets, the Group recognizes a loss equal to the difference between the carrying value of the asset and its recoverable amount. The recoverable amount, being the higher of the fair value less costs to sell and value in use, is based on discounted future cash flows of the asset using a discounted rate commensurate with the risk. Estimates of future cost savings, based on what the Group believes to be reasonable and supportable assumptions and projections, require management's judgment. Actual results could vary from these estimates. When it is not possible to estimate the recoverable amount of an individual asset, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs. Results of tests conducted during 2015 are described in note 12.

Recognition and measurement of internally-generated intangible assets

        An internally-generated intangible asset is recognized if sufficient certainty can be documented that the future benefits from the development project will exceed the aggregate cost of production, development and the sale and administration of the product. A development project involves a single

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Critical accounting judgments and key sources of estimation uncertainty (Continued)

product candidate undergoing a high number of tests to illustrate its safety profile and the effect on human beings prior to obtaining the necessary final approval of the product from the appropriate authorities. The future economic benefits associated with the individual development projects are dependent on obtaining such approval. Considering the significant risk and duration of the development period related to the development of such products, management has concluded that the future economic benefits associated with a particular project cannot be estimated with sufficient certainty until the project has been finalized and the necessary regulatory final approval of the product has been obtained.

        Accordingly, during 2010 and 2011, the Group has capitalized such intangible assets for the development costs related to ChondroCelect with a useful life of ten years. The Company subsequently impaired the asset for an amount of 1.1 million euros in 2015. (see note 12)

Research and Development Costs

        Research and development costs are charged to expense as incurred and are typically made up of salaries and benefits, clinical and preclinical activities, drug development and manufacturing costs, and third-party service fees, including for clinical research organizations and investigative sites. Costs for certain development activities, such as clinical trials, are periodically recognized based on an evaluation of the progress to completion of specific tasks using data such as patient enrollment, clinical site activations, or information provided by vendors on their actual costs incurred. Payments for these activities are based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and are reflected in the financial statements as prepaid or accrued expenses.

        As an exception to this accounting treatment the Company capitalized during 2010 and 2011 development costs for Chrondrocelect. (See note 12)

Foreign Exchange Differences

        Foreign exchange differences are related to the intercompany loan (expressed in U.S. dollars) granted by TiGenix NV to its subsidiary, TiGenix Inc. The exchange difference arises as a result of the translation of the intercompany loan in TiGenix NV. As the dollar appreciated during the year, the receivable in TiGenix NV has increased recognizing an exchange difference.

        Management is of the opinion that under the strategy of Cx601 in the United States, where the Group currently expects TiGenix Inc. to play a role, TiGenix Inc. will be able to settle the intercompany loan in the foreseeable future. As a consequence, the arisen exchange difference is recognized in financial results in the consolidated income statements, instead of recognizing it in the consolidated statements of comprehensive income.

Deferred taxes

        Deferred tax assets are recognized for unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilized. Significant management judgment is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and the level of future taxable profits together with future tax planning strategies.

        At December 31, 2015, the Group had 203.8 million euros (2014: 163.6 million euros) of tax losses carry forward, other tax credits such as investment tax credits and notional interest deduction.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Critical accounting judgments and key sources of estimation uncertainty (Continued)

        These tax losses carry forward and other tax credits relate to the Company and subsidiaries that all have a history of losses and do not expire, except for other tax credits of 23.1 million euros related to TiGenix SAU, TiGenix NV and Coretherapix SLU (see note 21). These tax credits may not be used to offset taxable income elsewhere in the Group.

        With respect to the net operating losses of the Group, no deferred tax assets have been recognized, given that there is uncertainty as to the extent to which these tax losses will be used in future years.

        As explained in note 2.14 the Company has made application of certain research and development investment tax credits and recognized a receivable of 2.8 million euros in consideration of its tax credits applied for 2013 and 2014.

Derivative financial instruments

        Derivatives are initially recognized at fair value at the date the derivative contracts are entered into and are subsequently re-measured to their fair value at the end of each reporting period. The resulting gain or loss is recognized in profit or loss immediately, unless the derivative is designated and effective as a hedging instrument, in which event the timing of the recognition in profit or loss depends on the nature of the hedge relationship.

        Pursuant to the terms and conditions of the loan facility agreement that the Group entered into with Kreos, on April 22, 2014, an extraordinary meeting of the Company's shareholders issued and granted 1,994,302 new cash settled warrants, including a put option to Kreos Capital IV (Export Fund). These warrants have been designated at fair value through profit or loss. The Company recognizes the warrants, including the put option, as one instrument, because the Company believes that the put option is unconditionally linked to the warrant. Because the issued warrants can be settled in cash, the instrument is considered as a financial derivative liability measured at fair value with changes in fair value recognized immediately in profit or loss.

        The measurement of the warrant (and the put option) at fair value is based on the Black-Scholes option pricing model taking into account the following variables:

  •
  The share price.

  •
  The strike price.

  •
  The volatility of the share has been determined based on historical stock prices of the Company's shares.

  •
  The dividend yield, which has been estimated as zero, as the Group has never paid a dividend due to the past experience of losses.

  •
  The duration, which has been estimated as the difference between the valuation date of the warrant plans and final exercise date.

  •
  The risk free interest rate, which has been calculated based on the discount curve composed based on liquid euro deposit rates (for periods shorter than one year), futures (typically for maturities between one and six years) and interbank euro swap rates (for periods longer than six years).

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Critical accounting judgments and key sources of estimation uncertainty (Continued)

        Management will continue to use judgment in evaluating the risk-free interest rate, dividend yield, duration and volatility related to the Group's cash-settled warrant plan on a prospective basis and incorporating these factors into the Black-Scholes option pricing model. If in the future the Company determines that other methods are more reasonable and provide better results, or other methods for calculating these assumptions are prescribed by authoritative guidance, the Company may change or refine the approach, and Group's share-based payment expense in future periods could change significantly.

        Pursuant to the terms and conditions of the convertible bonds issued on March 6, 2015, the warrant will be reflected at any reporting period at its fair value. Measurement of the fair value will be determined using methodologies such as Black-Scholes, binominal lattices or Monte Carlo simulations. In this particular case, the Conversion Features are complex and render Black-Scholes and binominal trees inapplicable. The measurement of the warrant at fair value is based on a Monte Carlo valuation model.

        The Resetting and the Early Redemption clauses embedded in the Instrument result in the Conversion Price being dependent upon an unknown share price path.

  •
  The Conversion Price depends on the evolution of the share price through the Resetting period.

  •
  The Early Redemption Clause will, for certain share price paths compel noteholders, to accelerate conversion in order to avoid the loss on the Warrant value that would result from the Instrument being called by Issuer.

        Such Conversion Features cannot be factored into a fixed Conversion Price continuous or discrete model, such as Black-Scholes or binomial lattices, respectively.

        On the other hand, a Monte Carlo model can indeed incorporate not only the market parameters such as volatility, risk-free interest rates and share price, but all the contractual characteristics of the Warrant such as Present Date (06/03/15), Conversion Date (06/03/18), Present Price (0.75), Conversion Price (0.9414), Interest rate annual (0.25%), Reference Period Days (771), N° of iterations (10,000), Annual Volatility (70.49%), Conversion price Reset, Early Redemption, Average Conversion Price (0.8095) and N° of anticipated redemptions (2,822).

        The inputs with the most significant effect on the fair value calculation are the value and volatility of TiGenix's shares. The potential effect of using reasonable assumptions (Black-Scholes formula) for these inputs are the following: i) share price (10% increase/decrease would have an impact of 2.2/–2.1 million euros) ii) volatility of the shares (10% increase/decrease would have an impact of 0.7/–0.7 million euros).

        Introducing into the model an additional random variable to factor in the possibility of a change of control ("CoC") event was not appropriate as it would assume that such random variable can reasonably be modelled on the basis of any factual information.

        The value of the Warrant in the event of CoC was determined using the same Monte Carlo model but with a deterministic and pre-defined CoC date estimated by Management. Management assumed 6th July 2016 as the most probable date of change of control and the period from 6th July to 6th September 2016 as the related change of control Period.

        The final value of the Warrant was then calculated as the probability-weighted values derived from the valuation of the Warrant in (i) the non-change of control and (ii) in the change of control

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Critical accounting judgments and key sources of estimation uncertainty (Continued)

scenarios. The probabilities assigned to the non-CoC and CoC scenarios were 20% and 80%, respectively. A sensitivity analysis, changing probabilities assigned to non-CoC and CoC scenarios, has been performed by the Company. There is no significant impact in the valuation of the Warrant when changing these scenarios.

Share-based payment arrangements

        The Group used the Black-Scholes model to estimate the fair value of the share-based payment transactions. Using this model requires management to make assumptions with regard to volatility and expected life of the equity instruments. The assumptions used for estimating fair value for share-based payment transactions are further disclosed in Note 25 and are estimated as follows:

  •
  Volatility is estimated based on the average annualized volatility of the TiGenix share price;

  •
  Estimated life of the warrant is estimated to be until the first exercise period;

  •
  The dividend return is estimated by reference to the historical dividend payment of the Group. Currently, this is estimated to be zero, because no dividend has been paid since inception.

4. Business Combination—Acquisition of Coretherapix

        On July, 31 2015 the Group acquired 100% of the issued share capital of Coretherapix, SLU ("Coretherapix") as well as certain Coretherapix receivables with a nominal value of 3.3 million euros from its sole shareholder, Genetrix, S.L.

        Coretherapix is a Spanish privately-owned early-stage pharmaceutical company engaged in the development of myocardial regeneration therapies for the prevention of the effects of cardiovascular disease during the acute and chronic stages of the acute myocardial infarction and congestive heart failure.

        The board of directors believes that the acquisition of Coretherapix allows TiGenix to expand its clinical programs and broadens the potential of both platforms of allogeneic cell therapy products, which significantly helps TiGenix towards its goal of leading the cell therapy space in the world. TiGenix expands its pipeline of clinical stage assets, enters the cardiovascular indications and gets access to a new platform of allogeneic stem cells of different origin, which significantly strengthens its competitive position in the cell therapy sector.

        All of the shares of Coretherapix, SLU and part of the receivables Genetrix had with Coretherapix on July 31, 2015 were contributed in return for the issuance of 7.7 million of ordinary shares of TiGenix (6.1 million euros, being the market value of TiGenix shares as listed on Euronext on that date). Part of the receivables Genetrix had with Coretherapix on July 31, 2015 (for a nominal value of 1.2 million euros) were transferred and assigned by Genetrix to TiGenix. Pursuant to the terms of the Contribution Agreement, TiGenix made cash payment of 1.2 million euros.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Business Combination—Acquisition of Coretherapix (Continued)

        The following table summarizes the preliminary fair values of the assets acquired and liabilities assumed on July 31, 2015 (in thousands of euros):

In process research and development	17,374
Accounts receivable (received from Genetrix)	3,306
Other net asset acquired:
Other intangible assets	277
Property, plant and equipment	109
Other current assets	1,310
Cash	3
Financial Loans	(3,870)
Trade & other payables	(635)

Total Net Asset Acquired	17,874

Total Consideration	18,591

Goodwill on acquisition	717

        Total consideration of the business combination is broken down as follows (in thousand of euros):

Cash consideration payable	1,154
Issuance of ordinary shares of Tigenix, N.V. according to the Contribution Agreement	6,093
Estimated fair value of contingent consideration	11,344

Total Purchase Price	18,591

        The value of the 7.7 million of ordinary shares issued as part of the consideration paid for 100% of Coretherapix shares and certain receivables from Genetrix was based on a share price of 0.79 euro, the Company's share price at the date of the acquisition.

        Other current assets in the net asset acquired (1.3 million euros) mainly consist of contribution to be received from the European Union and the National Cardiovascular Research Centre Foundation (CNIC) to implement the 'Cardio Repair European Multidisciplinary Initiative (CARE—MI)' project for EUR 0.6 million and pending amounts to be received from Spanish Tax authorities amounting EUR 0.5 million in relation to investments in R&D activities during 2013 and 2014.

        Under the terms of the Contribution Agreement, assuming successful development of the lead product Allo CSC 01, Genetrix could receive up to 15 million euros in new ordinary shares depending on the results of the ongoing clinical trial. Based on and subject to future sales milestones, Genetrix may receive in addition up to 245 million euros plus certain percentages of the direct net sales of the first product, or certain percentages of any third party royalties and sales milestones for the first product.

        Sales milestones start when annual net sales reach 150 million euros and the last one will be payable once annual net sales are above 750 million euros. Also, Genetrix will receive a 25 million euro milestone payment per additional product reaching the market.

        At December 31, 2015 a range of future outcomes based on net sales or third party royalties cannot be estimated due to the fact that the development process is still at a very preliminary stage. (Product is in a Phase I/II).

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Business Combination—Acquisition of Coretherapix (Continued)

        Under the acquisition method, acquisition-related transaction costs (e.g. advisory, legal, valuation and other professional fees) are not included as consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total acquisition-related transaction costs amounted to 0.3 million euros.

        The fair value of the contingent deferred elements of the purchase price of 11.3 million euros was computed as the sum of the probability weighted values of the fair values of the purchase prices associated with each of the nine product development routes.

        Management modelled these routes as a succession of decision points at which the Company decides to pursue internal development or licensing at different times, and in different circumstances such as whether the product enters into a pivotal trial or otherwise. In addition to the license/not to license decision, the decision tree was subject to results of the ongoing phase I/IIa trial. Two different options were considered: i) a fast development process under which the current Phase I/IIa phase ends at YE 2017 with a significant success and is followed by a three-year Phase II Pivotal trial that ends at YE 2020 and a two-year market approval process that ends at YE 2022, with commercialisation commencing in 2023 and ii) slow development process in which the current Phase I/IIa phase ends at YE 2017 and is followed by a three-year Phase IIb trial that ends at YE 2020, a three-year Phase III trial that ends at YE 2023 and a two-year market approval process that ends at YE 2025, commercialisation commences in 2026.

        The fair value of each route was in turn computed as the sum of the survival probability discounted present values of the contingent payments in each such route including the Milestone and Commercialisation Payments.

        Significant unobservable valuation inputs considered in the model are the market penetration, the price of the product and the discount rate (15%).

        Significant increase (decrease) in the market penetration and price of the product would result in higher (lower) fair value of the contingent consideration liability, while significant increase (decrease) in the discount rate would result in lower (higher) fair value of the liability.

        As at December 31, 2015, a reconciliation of fair value measurement of the contingent consideration liability is provided below (in thousand of euros):

As at July 31, 2015	—
Liability arising on business combination	11,344
Fair value changes recognised in profit or loss (Financial expenses)	685
As at December 31, 2015	12,029

        The fair value of contingent consideration increased due to the update of discounting future cash flows to December 31, 2015.

        In accordance with IFRS standards, TiGenix has allocated the purchase price, and has calculated the fair values of the assets acquired and liabilities assumed, in accordance with generally applied valuation rules in the sector.

        The measurements of fair value attributed to the underlying acquired intangible assets were 17.4 million euros. The fair value of the underlying acquired intangible assets was computed as the sum of the probability weighted values of the fair values corresponding to nine possible product development routes. The fair value of each such route was in turn computed as the sum of the survival

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Business Combination—Acquisition of Coretherapix (Continued)

probability discounted present values of Coretherapix's projected cash flows in each year of its key product's development and commercialisation life.

        The discount and probability of survival rates used were the same for the valuation of the underlying intangible assets and contingent deferred elements of the purchase price.

        A deferred tax liability of 1.5 million euro has been recorded on the fair value of the in process research and development acquired. Coretherapix has sufficient unused tax losses carried forward to absorb the impact of this deferred tax liability. (See note 21)

        The contribution of Coretherapix to the consolidated statement of income amounted to 1.4 million euros losses and 2 thousand euros of revenues. If Coretherapix would have consolidated from January 1, 2015, the consolidated statement of income would have included revenues of 0.7 million euros and losses of 2.5 million euros.

5. Financial instruments and financial risk management

        The principal financial instruments used by the Group, from which financial risk arises, are as follows:

  •
  Available-for-sale financial assets

  •
  Other non-current assets

  •
  Trade receivables

  •
  Other current financial assets

  •
  Derivative financial instruments

  •
  Cash and cash equivalents

  •
  Financial Loans and other payables. Other financial liabilities

  •
  Trade payables

5.1. Capital risk management

        The Group policy with respect to managing capital is to safeguard the Group's ability to continue as a going concern and to obtain an optimal capital structure over time.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Financial instruments and financial risk management (Continued)

5.2. Categories of financial instruments

		As at December 31,
Thousands of euros	Notes	2015	2014
Financial assets
Loans and receivables		26,837	16,726
Cash and cash equivalents		17,982	13,471
Other non-current assets	15	4,764	1,874
Trade receivables	17	1,687	627
Other current financial assets	18	2,404	754
Available-for-sale financial assets	14	—	161
Financial liabilities
Amortised cost		32,421	13,496
Financial loans	20	11,777	12,308
Convertible notes (ordinary note)	20	18,840	—
Trade payables	23	1,804	1,188
Fair value through profit or loss		26,351	671
Convertible notes (Warrant)	20	13,337	—
Other financial liabilities	20	985	671
Other liabilities contingent consideration	22	12,029	—

5.3. Fair value of financial instruments

		As at December 31, 2015
Thousands of euros	Notes	Carrying amount	Fair value	Fair value hierarchy
Financial assets
Loans and receivables		4,764	4,764
Other non-current assets		4,764	4,764	Level 2
Financial liabilities
Amortised cost		30,617	44,005
Financial loans	20	11,777	16,180	Level 2
Convertible notes (ordinary note)	20	18,840	27,825	Level 2
Fair value through profit or loss		26,351	26,351
Convertible notes (Warrant)	20	13,337	13,337	Level 3
Other financial liabilities	20	985	985	Level 2
Other liabilities contingent consideration	22	12,029	12,029	Level 3

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Financial instruments and financial risk management (Continued)

	As at December 31, 2014
Thousands of euros	Carrying amount	Fair value	Fair value hierarchy
Financial assets
Loans and receivables	1,874	1,874
Other non-current assets	1,874	1,874	Level 2
Available-for-sale financial assets	161	161	Level 2
Financial liabilities
Amortised cost	12,308	11,856
Financial loans	12,308	11,856	Level 2
Fair value through profit or loss	671	671
Other financial liabilities	671	671	Level 2

        The fair values of the financial assets and financial liabilities measured at amortized cost in the statement of financial position have been determined in accordance with generally accepted pricing models based on discounted cash flow analysis, with the most significant inputs being the discount rate that reflects the credit risk.

        At December 31, 2015 the market credit risk for a company such as TiGenix has been determined at 4.97%. This discount rate has been used to determine the fair values of the financial liabilities at amortized cost as per December 31, 2015

        The fair value of the financial liabilities as amortized cost has been calculated based on a discount rate of 21%, for the years ending December 31, 2014 reflecting the market credit risk for a company such as TiGenix in development stage at that time.

        The evolution of the market credit risk as from 2014 is the consequence of a significant improvement in TiGenix's rating in the market. At December 31, 2015, TiGenix's rating was BB–/BB while at the end of 2014 the rating was CC which means an improvement of the rating with seven steps in the rating scale. The main driver of this improvement is the significant increase of TiGenix share price (72% during the 2nd semester of 2015) most likely due to the positive results of the Phase III study of the Company's product candidate Cx601 announced in August 2015.

        The fair value of other liabilities contingent consideration is explained in note 4.

        The current financial assets and liabilities are not included in the table above as their carrying amounts approximate their fair values.

5.4. Financial risk management objectives

        The Group coordinates access to financial markets, monitors and manages the financial risks relating to the operations through internal risk reports that analyze exposures by degree and magnitude of risks. These risks include market risk (including currency risk, interest rate risk and other price risk), credit risk and liquidity risk.

        The Group does not use any derivative financial instruments to hedge risk exposures.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Financial instruments and financial risk management (Continued)

Currency risk

        The Group may be subject to limited currency risk. The Group's reporting currency is the euro, in addition to which the Group is exposed to the U.S. dollar. The Company tries to match foreign currency cash inflows with foreign currency cash outflows. The Company has not engaged in hedging of the foreign currency risk via derivative instruments.

        The Group's financial assets and financial liabilities were denominated in the following currencies:

	EUR		USD		GBP		CHF	Total
	As at December 31		As at December 31		As at December 31		As at December 31	As at December 31
Thousands of euros	2015	2014	2015	2014	2015	2014	2015	2015	2014
Financial assets
Cash and cash equivalents (including held for sale)	17,749	13,204	54	73	179	194	—	17,982	13,471
Trade receivables	1,687	603	—	24	—	—	—	1,687	627

Total Financial assets	19,436	13,807	54	97	179	194	—	19,669	14,098

Financial liabilities
Trade payables	1,731	844	33	91	5	254	35	1,804	1,188
Other non-current liabilities contingent consideration	12,029	—	—	—	—	—	—	12,029	—
Borrowings	45,680	13,579	—	—	—	—	—	45,680	13,579

Total financial liabilities	59,440	14,423	33	91	5	254	35	59,513	14,767

        The Group's exposure is only limited to pounds sterling, U.S. dollars and Swiss-francs.

        Due to the limited external currency exposure, no sensitivity analysis has been performed.

        Despite the limited external currency exposure, the income statement presents an important amount of foreign exchange differences that are mainly related to the intercompany balances in foreign currencies with its subsidiary in the United States, TiGenix Inc. These differences arise from the exchange gain or losses from intercompany loans recognized in the consolidated income statement. Despite the limited external currency exposure, the income statement presents an important amount of foreign exchange differences that is mainly related to the intercompany balance in USD between TiGenix and its subsidiary in the United States, TiGenix Inc. As TiGenix Inc is required to repay this outstanding loan within the foreseeable future such amounts are recorded in the income statement. For 2015 the exchange rate effect amounted to 1.0 million euro.

Interest rate risk

        The Group is exposed to very limited interest rate risk, because the vast majority of the Group's borrowings is at fixed interest rates and only a very limited part is at floating interest rates. Therefore, the Group's exposure to interest risk is not material.

        The sensitivity analysis has been determined based on the exposure to interest rates for borrowings at the end of the reporting period. For floating rate liabilities, the analysis is prepared assuming the amount of the liability outstanding at the end of the reporting period was outstanding for the whole year. A fifty basis point increase or decrease is used when reporting interest rate risk internally to key

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Financial instruments and financial risk management (Continued)

management personnel and represents management's assessment of the reasonably possible change in interest rates.

        The Group has one debt with a floating rate. It concerns one roll-over credit facilities (from 2007) for an original amount of 0.4 million euros used for the acquisition of manufacturing equipment in the United States. The borrowing has a remaining maturity of two years and carries a floating interest rate of three-month Euribor + 1.40%. The outstanding amount for this borrowing per December 31, 2015 was 60 thousand euros (2014: 0.1 million euros). (See note 20).

        If interest rates had been fifty basis points higher/lower and all other variables were held constant, the impact on the Group's profit/(loss) for the year ended December 31, 2015 would be very limited, because the total interest expense relating to these borrowings at floating rate amount to 1,500 euros (2014: 3,000 euros).

Liquidity risk

        The Group manages liquidity risk by maintaining adequate reserves, banking facilities and reserve borrowing facilities, by continuously monitoring forecast and actual cash flows, and by matching the maturity profiles of financial assets and liabilities.

        The following table details the Group's remaining contractual maturity for its financial liabilities with agreed repayment periods. The table has been drawn up based on the undiscounted cash flows of financial liabilities based on the earliest date on which the Group can be required to pay. The table includes both interest and principal cash flows.

Thousands of euros	Interest rate	Within 1 year	2 year	3 year	4 year	5 year	6 year	After 6 years	Total
As at December 31, 2015
Non-interest bearing	N/A	468	471	471	471	471	471	895	3,718
Floating interest rate borrowings	Euribor 3M + 1.40%	40	20	0	0	0	0	0	60
Fixed interest rate borrowings	1.46%	563	675	675	675	675	675	2,363	6,301
Fixed interest rate borrowings	12.50%	3,973	3,973	1,117	0	0	0	0	9,063
Fixed interest rate borrowings	9%	2,250	2,250	26,125	0	0	0		30,625

Total		7,294	7,389	28,389	1,146	1,146	1,146	3,258	49,767

As at December 31, 2014
Non-interest bearing	N/A	225	342	328	328	328	328	987	2,866
Floating interest rate borrowings	Euribor 3M + 1.40%	40	40	20	0	0	0	0	60
Fixed interest rate borrowings	1.46%	451	563	675	675	675	675	3,038	6,752
Fixed interest rate borrowings	12.50%	3,086	3,973	3,973	1,117	0	0	0	12,150
Other financial liabilities	N/A	671	0	0	0	0	0	0	671

Total		4,473	4,918	4,996	2,120	1,003	1,003	4,025	22,539

        On March 6, 2015, the Company issued senior, unsecured convertible bonds due 2018 for a total principal amount of 25 million euros. The bonds are issued and will be redeemed at 100% of their principal amount and have a coupon of 9% per annum, payable semi-annually in arrear in equal instalments on March 6 and September 6 of each year. The first interest payment date was on September 6, 2015. Final maturity date is March 6, 2018. More information can be found in Note 20.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Financial instruments and financial risk management (Continued)

        Following the acquisition of Coretherapix, the Group has an additional interest-free loan from the Innpacto Program. It has a term of 10 years, with a grace period of three years. In January 2012, the Group received the first annual instalment of the Innpacto loan amounting to 0.5 million euros. In 2013, the Group received two annual payments of the Innpacto loan, one of 0.5 million euros and another of 0.1 million euros. Final maturity date is 2022, 2023 and 2024 per tranche.

        Additionally, on December 20, 2013, the Group entered into a loan facility agreement of up to 10.0 million euros with Kreos. The loan was drawn in three tranches (5.0 million euros by February 3, 2014; 2.5 million euros by May 31, 2014; and 2.5 million euros by September 30, 2014).

        As part of the consideration for this debt financing agreement, in April 2014 the Group issued a warrant plan to Kreos Capital IV (Expert Fund). The warrant plan consisted of 1,994,302 warrants that were issued with an exercise price of 0.75 euros exercisable immediately and which expire in April 2019. The warrants also include a put option that authorizes Kreos Capital IV (Expert Fund) to return the warrants to the Company and to settle the warrants in cash at any time during the repayment term of the Kreos loan, provided that (i) the put option can only be exercised in three equal tranches of each one third of the total number of warrants; (ii) no more than one tranche can be exercised in a twelve month period; (iii) the put option cannot be exercised if, at the time of the proposed exercise, the price of a share of the Company is higher than 0.9957 euros; and (iv) the put option shall lapse and can no longer be exercised if the average stock price per share in the Company on each trading day included in any period of thirty (30) consecutive calendar days during the duration of the warrant plan exceeds 0.9957 euros. In May 2015, Kreos Capital IV (Expert Fund) exercised the first tranche of the put option of the Kreos Warrant Plan, equivalent to 664,767 warrants. In the meantime, the put option has lapsed in accordance with the afore-mentioned item (iv).

        The loan is measured at amortized cost in accordance with IAS 39. At initial recognition of the loan, the nominal amount of the loan is decreased with the transactions costs related to the loan which also includes the amount of the warrants allocated to the tranches. The interest rate is the effective interest rate (20.16%).

        The warrants, including the put option, are accounted for as one instrument (not separating the put option from the warrants) and at issuance had a fair value of 0.7 million euros. Since Kreos Capital IV (Expert Fund) has the option to settle the warrants in cash, the instrument is considered as a financial derivative liability measured at fair value with changes in fair value recognized immediately in profit or loss. The measurement of the warrant (including the put option) at December 31, 2015 at fair value is based on a Black-Scholes valuation model taking into account following inputs: share price (1.19 euros), strike price (0.74 euros), volatility of the share (66.7%), duration (3.31 years) and risk free interest rate (0.10%).

        The measurement of the warrant (including the put option) at December 31, 2014 at fair value was based on a Black-Scholes valuation model taking into account following inputs: share price (0.52 euros), strike price (0.74 euros), volatility of the share (63.4%), duration (4.31 years) and risk free interest rate (0.31%).

Credit risk management

        Credit risk refers to the risk that counterparty will default on its contractual obligations resulting in financial loss to the Group. The Group has adopted a policy of only dealing with creditworthy counterparties and obtaining sufficient collateral, where appropriate, as a means of mitigating the risk

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Financial instruments and financial risk management (Continued)

of financial loss from defaults. The Group's exposure is continuously monitored, and the aggregate value of transactions concluded is spread among approved counterparties.

        The Company's exposure to credit risk is limited, as its main debtor is its distributor of ChondroCelect, Swedish Orphan Biovitrum AB (publ), which is a solid company listed on NASDAQ OMX Stockholm. In addition, the Company is exposed to the credit risk relating to the final payment by PharmaCell under the share purchase agreement for the sale by the Company to PharmaCell of the shares of the Company's former Dutch subsidiary holding the Dutch manufacturing facility, for an amount of 0.8 million euros (recognized at its present value of 0.6 million euros) four years after closing of the transaction. Overall, the Company is only exposed to a limited risk of counterparty default.

        The maximum exposure to credit risk at the reporting date is the carrying amount of each class of financial asset. The Group does not hold any collateral as security.

        More information on the trade receivables can be found in Note 17 to the consolidated financial statements.

Market risk

        The Group is exposed to market risk. Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises three types of risk: interest rate risk, currency risk and other price risk, such as equity price risk and commodity risk. Financial instruments affected by market risk include the derivate instruments linked to the finance agreement with Kreos and those embedded in the convertible bonds issued on March 6, 2015.

        The measurement of the Kreos warrants at December 31, 2015 at fair value is based on a Black-Scholes valuation model taking into account following inputs: share price (1.19 euros), strike price (0.74 euros), volatility of the share (66.7%), duration (3.31 years) and risk free interest rate (0.10%).

        The inputs with the most significant effect on the fair value calculation of the Kreos warrants are the value and volatility of TiGenix's shares. The potential effect of using reasonable assumptions (Black-Scholes formula) for these inputs are the following: i) share price (10% increase/decrease would have an impact of 126/–121 thousand of euros) ii) volatility of the shares (10% increase/decrease would have an impact of 58/–59 thousand of euros).

        Pursuant to the terms and conditions of the convertible bonds issued on March 6, 2015, the measurement of the warrant at fair value shall be reflected at any time at its fair value as determined by direct observation.

        The inputs with the most significant effect on the fair value calculation are the value and volatility of TiGenix's shares. The potential effect of using reasonable assumptions (Black-Scholes formula) for these inputs are the following: i) share price (10% increase/decrease would have an impact of 2.2/–2.1 million euros) ii) volatility of the shares (10% increase/decrease would have an impact of 0.7/–0.7 million euros)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Revenues

	Years ended December 31,
Thousands of euros	2015	2014
Royalties	537	338
Grant revenues	855	5,522
Other income	848	426

Total revenues	2,240	6,286

7. Operating charges

        The operating charges consist of the following elements:

Research and development expenses

	Years ended December 31,
Thousands of euros	2015	2014
Employee benefits expenses	3,500	2,425
Depreciations, amortisations and impairment losses	3,725	1,997
Lab fees and other operating expenses	8,868	4,548
Other expenses	3,540	2,473

Total	19,633	11,443

General and administrative expenses

	Years ended December 31,
Thousands of euros	2015	2014
Employee benefits expenses	2,772	2,980
Depreciation and amortisation expense	668	758
Services and other sundry expenses	2,227	2,530
Other expenses	1,016	1,137

Total	6,683	7,406

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Operating charges (Continued)

Employee benefits expenses and mandate contractors

        The employee benefits expenses included in the Research and development expenses and the General and administrative expenses lines of the income statements can be detailed as follows:

	Years ended December 31,
Thousands of euros	2015	2014
Wages, salaries, fees and bonuses	5,097	5,164
Social security cost	624	865
Group & Hospitalisation insurance	43	105
Share-based compensation	148	451
Other expenses	360	243

Total	6,272	6,828

of which included in discontinued operations	—	1,064

        The Company's employees in Belgium participate in defined contribution plans, funded through a group insurance policy. The employer contributions paid under the group insurance are based on a fixed percentage of the salary up to a breakpoint and a fixed percentage of the salary in excess of the breakpoint.

        The assets of the plans are held separately from those of the Group in designated funds. In 2015, a total cost of 0.1 million euros (2014: 0.1 million euros) represents contributions payable to these plans by the Group at rates specified in the rules of the plans (the insurance plan guarantees an interest rate of 3.25% on the premiums and reserves until January 31, 2013 and as of February 1, 2013 there is a guaranteed interest rate of 1.75% on the 'increase' of premiums and reserves of the existing contracts and a rate of 1.75% for the new contracts as from that date).

        The amounts of the minimum guaranteed reserves and the mathematical reserves related to the Belgian defined contribution plan are not material.

        At year-end, the number of employees (full-time equivalents) from continuing operations was as follows:

	As at December 31,
Number of employees and mandate contractors	2015	2014
Research and development staff	43	33
General and administrative staff	20	16

Total	63	49

        For further details about the share-based compensation plans, see Note 25.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Financial result

	Years ended December 31,
Thousands of euros	2015	2014
Interest income on bank deposits	10	23
Other interest income	138	92

Total financial income	148	115
Interest on borrowings	(6,525)	(982)
Fair value gains and losses	(6,654)	60
Impairment and gains/(losses) on disposal of financial instruments	(161)	—
Other finance costs	(126)	(44)

Total financial expenses	(13,466)	(966)
Net foreign exchange differences	1,000	1,101

Financial result	(12,318)	250

        See also Note 19 to these consolidated financial statements.

9. Income tax benefits

        The income tax in 2015 of 1.3 million euros (0.9 million euros in 2014) is related to the tax Law 14/2013 of September 27, 2013 for entrepreneurs in Spain that will allow TiGenix SAU to receive in cash the tax deductions obtained from R&D activities performed in 2013 and 2014. The tax receivable relating to the R&D activities performed in 2013 (0.9 million euros) is presented as current tax assets in the statement of financial position whereas the tax receivable relating to the R&D activities performed during 2014 is presented with the other non-current assets as the Group doesn't expect to receive the cash within one year. See Notes 15 & 17.

        The income tax expense for the year can be reconciled to the accounting profit as follows:

	Years ended December 31,
Thousands of euros	2015	2014
Profit/(Loss) before taxes	(36,394)	(12,313)
Income tax expense calculated at 33.99%	(12,370)	(4,185)
Effect of income that is exempt from taxation	(2)	(7)
Effect of expenses that are not deductible	63	791
Effect of unused tax losses and tax offsets not recognised as deferred tax assets	11,303	3,018
Effect of different tax rates in foreign jurisdictions	1,006	383
Adjustments recognised in the current year in relation to the current tax of prior years	1,325	927
Total	1,325	927

        The deferred taxes are further detailed in Note 21.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Discontinued operations

        At the end of 2013, the board of directors decided to discontinue the ChondroCelect operations. As such and as negotiations to sell the Dutch manufacturing facility were significantly advanced, the Group recognized an impairment of 0.7 million euros at December 31, 2013, which was included in Loss for the period from discontinued operations.

        During the first half of 2014, the discontinuation of the ChondroCelect operations was successfully completed through the combination of the sale of the Dutch manufacturing facility and a licensing agreement on the marketing and distribution rights of the ChondroCelect operations.

        On May 30, 2014, the Group completed the sale of TiGenix B.V., the Group's Dutch subsidiary, which held the Group's manufacturing facility, to PharmaCell, a leading European contract manufacturing organization active in the area of cell therapy, for a total consideration of 4.3 million euros. Under the terms of the share purchase agreement with PharmaCell, the Group received an upfront payment of 3.5 million euros when the sale became effective on May 30, 2014 and will receive a final payment of 0.8 million euros (recognized at its present value of 0.6 million euros) after three years. At the end of 2013 an impairment test in respect of the Dutch manufacturing facility was conducted and 0.7 million euros were recognized as a loss. During the first half of 2014 and after the sale of the plant was completed, the Company registered an additional loss on disposal of 1.1 million euros which was included in Loss for the period from discontinued operations.

        On June 1, 2014, TiGenix completed the licensing of the marketing and distribution rights of ChondroCelect to Sobi, the international specialty healthcare company dedicated to rare diseases. Sobi continues to market and distribute the product for a period remaining of nine years within the European Union (excluding Finland, where the Group has a pre-existing distribution agreement with Finnish Red Cross Blood Service), Switzerland, Norway, Russia, Turkey and the Middle East and North Africa region. TiGenix receives in return royalties on the net sales of ChondroCelect, and Sobi reimburses nearly all of TiGenix's costs associated with the product.

        Based on a contract manufacturing agreement with the Group's former subsidiary, now owned by PharmaCell, the Company is entitled to a cost relief amounting up to a maximum of 1.5 million euros on purchases during the first three years since the effective date of the manufacturing agreement. Based on the distribution contract with Sobi, this cost relief is transferred to Sobi on ChondroCelect sales with the same maximum of 1.5 million euros during the same period. Both the manufacturing agreement with the Group's former subsidiary now owned by PharmaCell and the distribution agreement with Sobi include commitments for minimum binding quantities of ChondroCelect that are required to be purchased by the Company and from the Companyunder the respective agreements. If Sobi's actual purchases are lower than the required minimum, the Company is entitled to receive payment from Sobi up to a maximum undiscounted amount of 8.8 million euros spread over a period of 3.5 years and would be required to pass on such payment to PharmaCell.

        The effect of the Pharmacell and Sobi arrangements is that TiGenix act as a "pass through" intermediary for the ChondroCelect product (which is purchased from Pharmacell and sold to Sobi through back-to-back, identical contractual arrangements). This means that following IAS 18.IE21, TiGenix is acting as an agent and not as a principal as it relates to the reimbursement of cost for the manufacturing activities. The amounts collected on behalf of the principal are netted with the amounts paid on behalf of the principal.

        In the table below, a detail of the loss for the period 2014 from discontinued operations (which mainly includes the sales & marketing operations of ChondroCelect and the Dutch manufacturing

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Discontinued operations (Continued)

facility) is set forth in previous years. Were the ChondroCelect sales and marketing operations to be presented as continuing operations, the below line items related to revenues and those specific expenses should have to be added to the corresponding line items from continuing operations on the consolidated income statement of previous years.

Analysis of loss for the period from discontinued operations

Thousands of euros	Year ended December 31, 2014
Revenue	3,527
Expenses	(4,991)
Operating expenses related to the sales & marketing	(1,904)
Operating expenses related to the Dutch manufacturing facility	(1,971)
Impairment losses related to the Dutch manufacturing facility	—
Loss on disposal related to the Dutch manufacturing facility	(1,116)
Other income and expenses	(141)

Loss before taxes	(1,605)

Attributable income tax expense	—

Total	(1,605)

Basic and diluted loss per share from discontinued operations (in euro)	(0.01)

Cash flows from discontinued operations

Thousands of euros	Year ended December 31, 2014
Cash flows from operating activities	(153)
Cash flows from investing activities	3,490
Net cash flows from discontinued operations	3,336

11. Loss per share

        The calculation of the basic net loss per share is based on the loss attributable to the holders of ordinary shares and the weighted average number of ordinary shares outstanding during the period.

        The Group offers its employee's share-based compensation benefits (see Note 25), which may have a dilutive effect on the basic loss per share. For the purpose of calculating diluted loss per share, the number of ordinary shares shall be the weighted average number of ordinary shares plus the weighted average number of ordinary shares that would be issued in case of conversion into ordinary shares of all instruments that can be converted into ordinary shares.

        However, due to the losses incurred by the Group, these instruments have an anti-dilutive effect on the loss per share. Instruments that can be converted into ordinary shares shall only be treated as dilutive when their conversion into ordinary shares would decrease earnings per share or increase loss

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Loss per share (Continued)

per share from continuing operations. As there was a loss in all periods presented, the dilutive loss is the same as the basic loss per share.

	Years ended December 31,
Thousands of euros except share and per share data	2015	2014
CONTINUING AND DISCONTINUED OPERATIONS
Loss for the period for the purpose of basic earnings per share	(35,069)	(12,990)
Weighted average number of shares for the purpose of basic earnings per share	164,487,813	160,476,620
Basic loss per share from continuing and discontinued operations (in euros)	(0.21)	(0.08)
CONTINUING OPERATIONS
Loss for the period for the purpose of basic earnings per share	(35,069)	(11,386)
Weighted average number of shares for the purpose of basic earnings per share	164,487,813	160,476,620
Basic loss per share from continuing operations (in euros)	(0.21)	(0.07)
DISCONTINUED OPERATIONS
Loss for the period for the purpose of basic earnings per share	—	(1,605)
Weighted average number of shares for the purpose of basic earnings per share	164,487,813	160,476,620
Basic loss per share from discontinued operations (in euros)	—	(0.01)
POTENTIAL DILUTIVE INSTRUMENTS
Number of share-based options (out-of-the-money)	1,094,113	8,588,978

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Intangible assets

Thousands of euros	Development	Goodwill	Intellectual property	Patents and licences	Software	Total
COST
Balance at January 1, 2014	2,507	—	41,117	1,380	1,122	46,126
Additions—separately acquired	—	—	—	315	—	315
Disposals	(49)	—	—	—	—	(49)
Reclassification	2,613	—	(2,613)	—	—	—

Balance at December 31, 2014	5,071	—	38,504	1,695	1,122	46,393
Additions—separately acquired	—	—	13	574	—	587
Acquisition Coretherapix (Note 4)	17,374	717		277	—	18,368

Balance at December 31, 2015	22,445	717	38,517	2,546	1,122	65,347
ACCUMULATED AMORTISATION AND IMPAIRMENT
Balance at January 1, 2014	(837)	—	(7,310)	(454)	(1,118)	(9,719)
Amortisation expense	(222)	—	(2,102)	(137)	(2)	(2,463)
Impairment losses	(87)	—	—	—	—	(87)
Disposals	49	—	—	—	—	49
Balance at December 31, 2014	(1,097)	—	(9,412)	(591)	(1,120)	(12,221)

Amortisation expense	(240)	—	(2,565)	(206)	(2)	(3,012)
Impairment losses	(1,121)	—	—	—	—	(1,121)
Balance at December 31, 2015	(2,458)	—	(11,977)	(797)	(1,122)	(16,354)

Carrying amount at December 31, 2014	3,973	—	29,092	1,104	2	34,172
Carrying amount at December 31, 2015	19,987	717	26,45	1,749	—	48,993

        On July, 31 2015 the Group acquired 100% of the issued share capital of Coretherapix, SLU. The most significant part of the purchase price has being allocated to in-process research & development (17.4 million euros) as well as certain other intangible assets (277 thousand euros). The difference between the fair values of the assets acquired and liabilities assumed and the purchase price comprises the value of expected synergies arising from the acquisition and has been recorded as goodwill (717 thousand euros). See Note 4.

        The asset recognized as a consequence of this business combination is currently not amortized, because it is not yet available for use and is, therefore, subject to an annual test for impairment. Group management has implemented an annual procedure to identify any possible impairment on net assets and goodwill allocated by CGU with respect to the recoverable amount thereof.The fair value less costs to sell of the Coretherapix unit was calculated as the present value of the cash flows resulting from the financial projections discounted at rates that take into account the assets' specific risks, the average cost of the liabilities and the Group's target financial structure covering a fifteen-year period. The period considered in the model exceeds five years because the first year of sales was estimated to be 2023 and the peak year of sales to be 2029. The pre-tax discount rate applied to cash flow projections is 18.4% (equivalent to a post-tax discount rate of 15%).

        The main variables affecting the calculation of the aforementioned projections are as follows:

  •
  Discount rate (18.4%)

  •
  Market Penetration

  •
  Price of the product

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Intangible assets (Continued)

  •
  Development tree and possible scenarios (9 possible scenarios depending on Licensing/no Licensing; Pivotal /Not into Pivotal)

  •
  Licensing Milestone incomes

  •
  Trial and running costs

  •
  Year of sales (Pick year sales)

  •
  POS (Probability of success)

        However, significant unobservable valuation inputs are discount rate, market penetration and price of the product. These are those to which the fair value of the asset is most sensitive. The potential effect of using reasonable assumptions for these inputs are the following: i) discount rate (10% increase/decrease would have an impact of 3.0/2.3 million euros); ii) market penetration (10% increase/decrease would have an impact of 2.3/1.2 million euros); iii) price of the product (10% increase/decrease would have an impact of 3.0/1.2 million euros).

        The main assumptions are based on past experience and are reviewed as part of management strategic planning cycle for changes in market conditions and sales erosion through competition.

        As a result of the analyses performed, the directors considered that it was not necessary to recognise any impairment losses on intangible asset related to Coretherapix.

        In addition, intellectual property and development relate to the acquisition of TiGenix SAU in May 2011 and consist of the technology platform, included in 'Intellectual property' and, in-process research & development, included in 'Development'. These intangible assets were recognized at fair value in accordance with IFRS 3—Business Combinations. The technology platform's carrying value of 26.5 million euros at December 31, 2015 (2014: 29.1 million euros; 2013: 33.8 million euros) is amortized over its useful life of fifteen years. The remaining useful life is eleven years at the end of 2015. In-process research & development of 2.6 million euros is currently not amortized, because it is not yet available for use and is, therefore, subject to an annual test for impairment. Goodwill from the acquisition of TiGenix SAU is deemed to be immaterial and therefore shown together with the in-process research & development. (See note 3)

        The Company has also recognized during 2011 and 2010 development costs for ChondroCelect. They are amortized over their useful life of ten years. No additional development costs for ChondroCelect were capitalized after 2011. The Company has registered in 2015 an impairment on this asset amounting to 1.1 million euros (corresponding to its net carrying amount prior to its impairment).

        The recoverable amount of ChondroCelect CGU, 0 euros as at 31 December 2015, has been determined based on a value in use calculation using cash flow projections from financial budgets approved by senior management covering a nine-year period. The main hypotheses used have been: i) sales ii) price per unit iii) discount rate (15%) and the cost of a new clinical trial that will start in 2016. The result has been mainly impacted by i) the fact that the decision to reimburse ChondroCelect in Belgium has been reversed by Belgian authorities impacting significantly the expected sales for coming years and ii) the decision in December 2015 of European Medicines Agency (EMA) to request a new clinical trial for this product (single-arm clinical trial to assess, as the primary outcome, the efficacy of ChondroCelect in patients with large lesions) increasing the costs for next 6 years.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Intangible assets (Continued)

        Intangible assets have been pledged to secure the Kreos credit facilities and the soft loans related to Madrid Network. The Group is not allowed to pledge these assets as security for other borrowings or to sell them.

        At December 31, 2015, no commitments (2014: nil) were signed to acquire intangible assets.

13. Property, plant and equipment

Thousands of euros	IT & machinery	Furniture	Laboratory equipment	Leasehold improvements	TOTAL
COST
Balance at January 1, 2014	2,164	451	704	1,215	4,535
Additions	11	1	28	—	40
Disposals	(413)	(50)	—	—	(463)

Balance at December 31, 2014	1,763	402	732	1,215	4,113
Additions	9	4	21	—	34
Acquisition Coretherapix (Note 4)	5	14	90	—	109
Balance at December 31, 2015	1,777	421	843	1,215	4,256

ACCUMULATED DEPRECIATION AND IMPAIRMENT
Balance at January 1, 2014	(1,825)	(365)	(547)	(921)	(3,655)
Depreciation expense	(9)	(79)	(150)	(81)	(319)
Eliminated on disposals	413	50	—	—	463

Balance at December 31, 2014	(1,422)	(394)	(697)	(999)	(3,512)
Depreciation expense	(12)	(24)	(109)	(115)	(260)
Balance at December 31, 2015	(1,434)	(418)	(806)	(1,114)	(3,772)

Carrying amount at December 31, 2014	342	10	36	213	601
Carrying amount at December 31, 2015	343	4	37	101	484

        On July 31, 2015 the Group acquired Coretherapix as well as certain Coretherapix property, plant and equipment with a fair value of 109 thousand euros. (See note 4).

        At December 31, 2015, no commitments (2014: nil) were signed to acquire property, plant and equipment.

14. Available-for-sale investments

        The available-for-sale investments consist of the investment of TiGenix in Arcarios B.V., a spin-off established jointly with Therosteon in which the Company held 3.53% of the shares at December 31, 2015. The investment is classified as a financial asset available for sale in accordance with IAS 39—Financial Instruments: Recognition and Measurement. However, due to the fact that Arcarios B.V. is not traded on an active market and the Group is not able to measure fair value in an alternative way, the investment is carried at cost less impairment.

        As a result of a capital increase in Arcarios B.V. in two tranches in 2013, the investment of the Company in Arcarios B.V. was diluted from 14% to 3.53%. The Company then recognized an impairment loss of 0.2 million euros.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Available-for-sale investments (Continued)

        During 2015 the Company recognized an impairment loss for the remaining value of the Arcarios' investment (161 thousand euros) due to continuing losses incurred during recent years. The impairment has been recorded under "Impairment and gains/(losses) on disposal of financial instruments" in the accompanying consolidated income statements.

15. Other non-current assets

        The other non-current assets include guaranteed deposits in relation to soft loans obtained from Madrid Network and the deferred consideration from the sale of the Dutch manufacturing facility (see note 10).

        On March 6, 2015, the Company issued senior, unsecured convertible bonds due 2018 for a total principal amount of 25 million euros and with a nominal value of 100,000 euros per convertible bond. These convertible bonds must have a coupon escrow that is an amount sufficient to pay the aggregate amount of interest due on the bonds on the first four interest payment dates up to and including March 6, 2017. The corresponding amount has been transferred to an escrow account for the purpose of paying those four interest payments. This is a restricted account (this amount cannot be used for any other purpose). 2.25 million euros of interest payments to be executed in the short term have been classified as other current financial assets and the interest payment relating to long term amounting 1.12 million euros has been presented as other non current assets. More information in Note 20.

        In accordance with Law 14/2013 of September 27, 2013 on supporting entrepreneurs and their internationalisation (published in the Official State Gazette of September 28, 2013), TiGenix SAU and Coretherapix SLU requested the monetization of the 2014 R&D tax deduction in 2015, which corresponds to 80% of the amount potentially deductible for research and development expenses in 2014. The amount (1.7 million euros) requested has been recognized as other non-current assets as it is not expected to be collected before 2017.

16. Inventories

        The carrying amounts of the different components of the inventory are as follows:

	As at December 31,
Thousands of euros	2015	2014
Raw materials and consumables	365	102

Total	365	102

17. Trade and other receivables

	As at December 31,
Thousands of euros	2015	2014
Trade receivables	1,687	627
Other receivables	1,346	1,107
Recoverable taxes	1,346	776
Other	—	331

Total	3,033	1,734

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Trade and other receivables (Continued)

        The trade receivables can be detailed as follows:

	As at December 31,
Thousands of euros	2015	2014
Trade receivables	1,687	714
Allowance for doubtful debts	—	(87)

Total	1,687	627

        The aging analysis of the Group's trade receivables at year-end is as follows:

	As at December 31,
Thousands of euros	2015	2014
Not past due	847	578
Up to three months	210	29
Three to 6 months	630	—
Six to twelve months	—	20

Total	1,687	627

        The movement in the allowance for doubtful debts is detailed below:

	As at December 31,
Thousands of euros	2015	2014
Balance at January 1	87	114

Impairment losses recognised	—	41
Amounts recovered during the year	—	(35)
Impairment losses reversed	(87)	(32)
Balance at December 31	—	87

        The credit risk management is described in section 5 of the consolidated financial statements.

18. Other current financial assets

        Other current financial assets mainly include 2.25 million euros of restricted cash in relation to interest payments to be executed in the short term with respect to the Convertible Bonds issued on March 6th, 2015. (See note 15).

19. Equity

19.1. Share Capital

        The share capital of TiGenix amounts to 17.7 million euros at December 31, 2015 (2014: 16.0 million euros), represented by 177,304,587 shares (2014: 160,476,620 shares). The Company's shares have no par value. The holders of TiGenix shares are entitled to receive dividends as declared and to one vote per share at the shareholders' meeting of the Company. All shares issued are fully paid.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. Equity (Continued)

        The Company has never declared or paid any dividend on its shares. In the future, the Company's dividend policy will be determined by its board of directors and may change from time to time. Any declaration of dividends will be based upon the Company's earnings, financial condition, capital requirements and other factors considered important by the board of directors. Belgian law and the Company's articles of association do not require the Company to declare dividends. Currently, the board of directors expects to retain all earnings, if any, generated by the Company's operations for the development and growth of its business and does not anticipate paying any dividend in the near future.

        The change in the number of shares during the year is as follows:

Number of shares	2015	2014
Balance at January 1,	160,476,620	160,476,620

Capital increase—contribution in kind	7,712,757	—
Capital increase—contribution in cash	9,115,210	—

Balance at December 31,	177,304,587	160,476,620

        During 2015, the share capital of the Company has been increased four times:

Share Capital	N° of shares	Nominal value	Thousand of euros
Coretherapix acquisition	7,712,757	0.10	771
Contribution in cash November 27, 2015	4,149,286	0.10	415
Contribution in cash December 2, 2015	4,956,894	0.10	495
Capital Increase December 14, 2015	9,030	0.10	1
Total Increase of share capital in 2015	16,827,967		1,682

Share premium	N° of shares	Nominal value	Thousand of euros
Coretherapix acquisition	7,712,757	0.69	5,322
Contribution in cash November 27, 2015	4,149,286	0.85	3,527
Contribution in cash December 2, 2015	4,956,894	0.8515	4,221
Capital Increase December 14, 2015	9,030	0.36	3
Total Increase	16,827,967		13,073
Transaction costs			(441)
Total increase share premium in 2015			12,632
  •
  7,712,757 shares were issued pursuant to the adquisition of Coretherapix, SLU on July 31, 2015 (See note 4).

  •
  4,149,286 shares were issued pursuant to a contribution in cash on November 27, 2015 (3.9 million euros)

  •
  4,956,894 shares were issued pursuant to a contribution in cash on December 3, 2015 (4.7 million euros).

  •
  The capital increase of 903 euros on December 14, 2015 following the exercise of 9,030 warrants.

        Transaction costs related to these capital increases amounted to 441 thousand euros.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. Equity (Continued)

19.2. Equity-settled employee benefits reserve

        The equity-settled employee benefits reserve relates to share options granted by the Group to its employees under its employee share option plan. Further information about share-based payments to employees is set out in Note 25.

19.3. Translation reserves

        Exchange differences relating to the translation of the results and net assets of the Group's foreign operations from their functional currencies to the Group's presentation currency (the euro) are recognized directly in other comprehensive income and accumulated in the foreign currency translation reserve. Exchange differences previously accumulated in the foreign currency translation reserve (in respect of translating the net assets of foreign operations) are reclassified to profit or loss on the disposal of the foreign operation (see note 8).

        TiGenix Inc is the only group entity of which the financial statements are not expressed in euros. At December 31, 2015 the negative equity (10.8 million dollars) of TiGenix Inc is translated into euros at the historical exchange rate (Euro/Dollar) while the rest of the statement of financial position is translated at the closing rate of December 31, 2015. TiGenix Inc has a significant intercompany liability in US dollars (10.8 million) with TiGenix NV. As the dollar appreciated during last years against the euro, liabilities in euro have been significantly increased while past year results (equity) remain constant with the same value they had when consolidated in those years. The result of applying this conversion procedure and the evolution of the exchange rates is the 2.1 million euros in translation reserves.

20. Financial loans and other payables

	As at December 31,
Thousands of euros	2015	2014
Non-current
Financial loans	7,879	10,052
Convertible notes (Ordinary note)	18,127	—
Convertible notes (Warrant)	13,337	—
Other payables	741	601

Non-current borrowings	40,084	10,652
Current
Current portion of financial loans	3,898	2,256
Convertible notes (Ordinary note)	713	—
Other financial liabilities	985	671

Current borrowings	5,596	2,927

Total	45,680	13,579

        The Company's current and non-current borrowings can be detailed as follows:

  •
  Roll-over credit facility (from 2007) as presented within financial loans for an original amount 0.4 million euros used for the acquisition of manufacturing equipment in the United States. The borrowing has a remaining maturity of two years and carries a variable interest of three-month

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. Financial loans and other payables (Continued)

    Euribor + 1.40%. Outstanding amount for this facility at December 31, 2015 was 60 thousand euros of which 20 thousand euros are long term.

  •
  Two loans received in different tranches over 2011 and 2013 from Madrid Network, presented within financial loans, for an original amount of 5.9 million euros to finance the TiGenix SAU Phase III study for complex perianal fistulas in Crohn's disease patients and to develop the potential of stem cells in autoimmune inflammatory diseases. The loans will be reimbursed over a period of ten years starting in 2015 with an annual fixed interest rate of 1.46%. Outstanding amount for this facility at December 31, 2015 was 2.5 million euros of which 1.9 million euros are long term.

  •
  Interest-free loans, presented within financial loans, maturing in 2025 received from the Spanish Government. These loans have an original amount of 3.2 million euros. Outstanding amount for this facility at December 31, 2015 was 1.2 million euros of which 0.8 million euros are long term.

  •
  Kreos loan, presented within financial loans, received in 3 tranches over 2014 of 5.0 million euros, 2.5 million euros and 2.5 million euros respectively. The loan will be repaid as from the first anniversary over a period of four years and has a fixed interest rate of 12.5%. Outstanding amount for this facility at December 31, 2015 was 7.5 million euros of which 4.7 million euros are long term.

        By including Coretherapix in the group, there is new loan:

  •
  Interest-free loan from the Innpacto Program, presented within financial loans as well. It has a term of 10 years, with a grace period of three years. In January 2012, the Company received the first annual instalment of the Innpacto loan amounting to 548 thousand euros. In 2013, the Company received two annual payments of the Innpacto loan, one of 457 thousand euros and another of 142 thousand euros. Outstanding amount for this facility at December 31, 2015 was 0.6 million euros of which 0.5 million euros are long term.

        These borrowings were granted subject to the condition of maintaining specific covenants. As at December 31, 2015, 2014 and 2013 the Group was not in breach of any of the covenants. As at the date of this Registration Document, and to the Company's best estimates, the Group is not close to a breach of the covenants.

        On March 6, 2015, the Company issued senior, unsecured convertible bonds due 2018 for a total principal amount of 25 million euros and with a nominal value of 100,000 euros per convertible bond. The bonds are convertible into fully paid ordinary shares of the Company and are guaranteed by the Company's subsidiary, TiGenix SAU.

        Unsecured.    The bonds are unsecured, meaning that the holders of the bonds will not benefit from any security interests to secure the performance of the Company's obligations under the bonds, except for the guarantee provided by TiGenix SAU, the coupon escrow and the negative pledge as further described.

        Senior.    The bonds will constitute senior obligations of the Company, meaning that the obligations of the Company will not be subordinated to the repayment of any other unsecured financial indebtedness of the Company. The bonds will rank at all times pari passu and rateably, without any preference among themselves, and equally with all other existing and future unsecured (subject to the coupon escrow and the negative pledge) and unsubordinated obligations of the Company.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. Financial loans and other payables (Continued)

        Coupon escrow.    An amount sufficient to pay the aggregate amount of interest to be paid on the bonds on the first four interest payment dates up to and including March 6, 2017 has been transferred to an escrow account for the purpose of paying those four interest payments. This is a restricted account (this amount cannot be used for any other different purpose). 2.25 million euros payments to be executed in the short term have been classified as other current financial assets and those relating to long term amounting 1.12 million euros have been considered as other non current assets.

        Negative pledge.    The Company and its subsidiaries cannot issue debt instruments on the capital market.

        Issue price / Redemption price / Coupon / Maturity.    The bonds are issued and will be redeemed at 100% of their principal amount and have a coupon of 9% per annum, payable semi-annually in arrear in equal instalments on March 6 and September 6 of each year. The first interest payment date was on September 6, 2015. Final maturity date is March 6, 2018.

        Initial conversion price.    The initial conversion price has been set at 0.9414 euros. At this initial conversion price, the bonds were convertible into 26,556,192 fully paid ordinary shares of the Company. Following the private placement by the Company of 25,000,000 new shares at an issue price of 0.95 euros per new share announced on March 10, 2016, the calculation agent appointed for the bonds has determined that the conversion price had to be adjusted from its previous level of 0.9414 euros to the new level of 0.9263 euros per TiGenix share. At this adjusted conversion price, the bonds will be convertible into 26,989,096 fully paid ordinary shares of the Company. This conversion price adjustment became effective on March 14, 2016.

        Conversion period.    The bonds are convertible into shares of the Company during the period from April 16, 2015 until approximately 10 dealing days prior to the final maturity date or, in the case of an earlier redemption, the date falling 10 dealing days prior to the relevant redemption date.

        Conversion price reset.    As from March 7, 2016, the conversion price shall be adjusted so as to equal the greater of (i) the arithmetic average of the daily volume weighted average price ("VWAP") of the Company's share on each dealing day in the "reset period", and (ii) 80% of the arithmetic average of the conversion price in effect on each dealing day in the "reset period", whereby "reset period" means the 20 consecutive dealing days ending on the fifth dealing day prior to March 7, 2016, provided that no adjustment will be made if such adjustment would result in an increase to the conversion price. At March 7, 2016 the conversion price was maintained at its original value as an adjustment based on the conversion price reset formula would have resulted in an increase of the conversion price.

        Issuer call option.    If at any time after March 27, 2017, the share price on each of at least 20 dealing days within a period of 30 consecutive dealing days ending not earlier than 7 dealing days prior to the giving of a notice of redemption shall have been at least 130% of the applicable conversion price in effect on each such dealing day, by giving a notice, the Company may redeem all, but not some only, of the bonds at their principal amount (plus accrued interest) within not less than 30 and not more than 60 days of the date of the notice of redemption.

        Clean-up call.    The Company may redeem all, but not some only, of the outstanding bonds at their principal amount (plus accrued interest) at any time if less than 15% of the aggregate principal amount of the bonds originally issued remains outstanding, by giving not less than 30 and not more than 60 days' notice.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. Financial loans and other payables (Continued)

        Anti-dilution protection.    The bonds are issued subject to standard anti-dilution protection dealing with, inter alia, share consolidations, share splits, rights issues, capital distributions and bonus issues.

        Dividend protection.    The bonds benefit from full dividend protection through adjustment of the conversion price for any distribution in cash or shares.

        Change of control protection.    Upon the occurrence of a change of control (i.e. when one or several individuals or legal entities acting alone or in concert acquire, directly or indirectly, more than 30% of the share capital or voting shares of the Company), bondholders may require the Company to redeem their bonds at the principal amount, plus accrued interest. In addition, the conversion price of the bonds shall be temporarily adjusted downwards in accordance with a market standard formula for a period of 60 days.

        Transferability.    The bonds are freely transferable.

        Lock-up.    The Company agreed, subject to certain customary exceptions, not to issue or dispose of ordinary shares, convertible bonds, warrants or related securities during a period of 90 days after March 6, 2015.

        Governing law.    The bonds are governed by English law, except for the provisions relating to meetings of bondholders and any matter relating to the dematerialized form of the bonds, which are governed by Belgian law.

        Issuance costs amounted to 1.1 million euros and have been allocated to the Ordinary Note and the Warrant in proportion to their values (0.7 million euros and 0.4 million euros, respectively). In the case of the warrant, issuance costs have been recognized in profit or loss on initial recognition, following IAS 39.

        At issuance, the Instrument had a nominal value of 25 million euros, being the fair value of the Warrant 7.9 million euros and the amortized cost of the Ordinary Note 16.4 million euros. As at December 31, 2015 the fair value of the warrant amounts to 13.3 million euros and the amortized cost (with an effective interest rate of 28.06%) of the Ordinary Note to 18.8 million euros. The financial expenses due to the changes in the fair value of the Warrant 5.5 million euros and in the amortized cost of the Ordinary Note 3.9 million euros have been recorded on the line item 'Fair value gain / (losses)' and 'Interest on borrowings and other finance costs' respectivelly in the income statement.

        The fair value of the government loans at below market rate interest represented in the table above for the period 2014, was calculated based on a discount rate of 21% reflecting the market credit risk for a company such as TiGenix in a similar development stage.

        Other financial liabilities in 2015 and 2014 relate to the warrants issued as a consideration for the Kreos loan for an amount of 1 million euros. The warrant plan consisted of 1,994,302 warrants that were issued with an exercise price of 0.75 euros exercisable immediately and which expire in April 2019. The warrants also include a put option that authorizes Kreos Capital IV (Expert Fund) to return the warrants to the Company and to settle the warrants in cash under certain circumstances. In May 2015, Kreos Capital exercised this option and executed one third of the warrants (€163,333). The amount in other financial liabilities at December 31, 2015 recognizes the fair value of remaining warrants at that date.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. Deferred taxes

Deferred tax liabilities

	As at December 31,
Thousands of euros	2015	2014
Deferred tax liabilities	24	29

Total	24	29

        The variation in the deferred tax balances presented in the consolidated statement of financial position is as follows:

Thousands of euros	Intangible assets	Tax losses	Other	Total
Balance at January 1, 2014	(10,143)	10,143	(29)	(29)
Recognised in income statement—continuing operations	631	(631)	—	—
Balance at December 31, 2014	(9,512)	9,512	(29)	(29)
Coretherapix acquisition	(1,532)	1,532	—	—
Recognised in income statement—continuing operations	2,362	(2,362)	5	5
Balance at December 31, 2015	(8,682)	8,682	(24)	(24)

        In the context of the business combination with TiGenix SAU, the Group recognized a deferred tax liability of 12.3 million euros relating to the recognition of the intangible assets of TiGenix SAU at the acquisition date. At the same time (i.e., the acquisition date), a deferred tax asset was recognized for the tax losses carried forward of TiGenix SAU to the extent of the deferred tax liabilities recognized.

        In the case of Coretherapix SLU acquisition, the Group has recognized a deferred tax liability of 1.5 million euros relating to the recognition of the intangible assets of Coretherapix SLU at the acquisition date. At the same time (i.e., the acquisition date), a deferred tax asset was recognized for the tax losses carried forward of Coretherapix SLU to the extent of the deferred tax liabilities recognized.

        Deductible temporary differences, unused tax losses and unused tax credits for which no deferred tax assets have been recognized, are attributable to the following:

	As at December 31,
Thousands of euros	2015	2014
Unused tax losses	180,671	143,384
Unused tax credits	20,086	15,034
Notional interest deductions	3,033	5,132

Total	203,790	163,550

        The tax losses do not have an expiration date. 16% of the unused tax credits will expire within a period of ten years. The remaining 84% of unused tax credits have an expiration date between ten and eighteen years. The notional interest deductions will expire within a period of three years.

        Due to the losses of the Group, no income taxes were payable. On December 31, 2015 the Group had losses carried forward amounting to 180.7 million euros (2014: 143.4 million euros), including a

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. Deferred taxes (Continued)

potential deferred tax asset of 55.7 million euros. Due to the uncertainty surrounding TiGenix's ability to realize taxable profits in the near future, the Company did not recognize any deferred tax assets, except for the ones used to offset the deferred tax liabilities recognized as part of a past business combination, on its balance sheet.

        In addition to tax losses, the Group has unused tax credits (2015: 20.1 million euros; 2014: 15.0 million euros) and notional interest deductions (2015: 3.0 million euros; 2014: 5.1 million euros) for which no deferred tax assets have been recognized either.

22. Other non-current liabilities—contingent consideration

        Other non current liabilities include the fair value at December 31, 2015 of the contingent deferred elements of the purchase price of Coretherapix (12 million euros).

        The fair value upon acquisition date of the contingent deferred elements of the purchase price of 11.3 million euros was computed as the sum of the probability-weighted values of the fair values of the purchase prices associated with each of the nine product development routes. The fair value of each route was in turn computed as the sum of the survival probability-discounted present values of the contingent payments in each such route including the Milestone and Commercialization Payments. The discount rate used in the model was 15%. (See note 4).

        This contingent consideration was recorded at fair value at the date of acquisition in TiGenix' audited consolidated income statement for the year ended December 31, 2015. The fair values are reviewed on a regular basis, at least at each reporting period, and any changes are reflected in the income statement. The fair value of contingent consideration increased from 11.3 million euros at acquisition date to 12.0 million euros at December 31, 2015. The increase was due to the update of discounting future cash flows to December 31, 2015 and resulted in a financial expense of 0.7 million euros in the TiGenix' audited consolidated income statement for the year ended December 31, 2015.

23. Trade and other payables

	As at December 31,
Thousands of euros	2015	2014
Trade payables	1,804	1,188
Other payables	1,545	1,164
Payables relating to personnel	1,410	1,014
Other	135	150

Total	3,349	2,352

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

24. Other current liabilities

        The other current liabilities consist of deferred grant income and other accruals.

	As at December 31,
Thousands of euros	2015	2014
Accrued charges	4,711	3,204
Deferred income	233	—

Total	4,944	3,204

25. Share-based payments

TiGenix—Stock options granted to employees, consultants and directors

        On February 26, 2007 (800,000), March 20, 2008 (400,000), June 19, 2009 (500,000), March 12, 2010 (500,000) July 6, 2012 (4,000,000), March 20, 2013 (777,000), December 16, 2013 (1,806,000) and December 7, 2015 (2,250,000) in the aggregate 11,033,000 warrants were issued for the benefit of employees, consultants and directors, subject to the warrants being granted to and accepted by the beneficiaries. Of these 11,033,000 warrants, (i) 734,800 warrants expired as they have not been granted, (ii) 379,250 warrants have expired as they have not been accepted by their beneficiaries, (iii) 1,079,552 warrants have lapsed due to their beneficiaries leaving the Company, (iv) 11,530 warrants have been exercised, and (v) 483,782 warrants have not yet been granted, but can still be granted until September 7, 2016. As a result, as at December 31, 2015, there are 8,344,086 warrants granted and outstanding (2014: 6,594,676; 2013: 6,570,285).

        The warrants are granted to employees, consultants and directors of the Company and its subsidiaries, as well as to other persons who in the scope of their professional activity have made themselves useful to the Group, including but not limited to the members of the scientific advisory board and the clinical advisors. The warrants have been granted free of charge. Each warrant entitles its holder to subscribe to one common share of the Company at a subscription price determined by the board of directors, within the limits decided upon at the occasion of their issuance.

        The warrants issued on February 26, 2007, March 20, 2008, June 19, 2009, March 12, 2010, July 6, 2012, December 16, 2013 and December 7, 2015 have a term of ten years. The warrants issued on March 20, 2013 have a term of five years. Upon expiration of the ten or five year term, the warrants become null and void.

        The warrants issued on February 26, 2007, March 20, 2008, June 19, 2009, March 12, 2010 vest, in principle, in cumulative tranches of 25% per year, i.e., 25% as of the first anniversary date of their granting, 50% as of the second anniversary date of their granting, 75% as of the third anniversary date of their granting, 100% as of the fourth anniversary date of their granting provided that the cooperation between the Company and the warrant holder has not yet ended, unless the board of directors approved a deviation from this vesting schedule. As to the warrants issued on July 6, 2012, March 20, 2013 and December 7, 2015, in principle, (i) one-third of the warrants granted will vest on the first anniversary of the granting of the warrants and (ii) one-twenty-fourth of the remaining two-thirds of the warrants granted will vest on the last day of each of the twenty-four months following the month of the first anniversary of the granting of the warrants. As to the warrants issued on December 16, 2013, in principle, (i) 10% of the warrants granted will vest on the date of acceptance of the warrants, (ii) 25% of the warrants granted will vest on the first anniversary of the granting of the

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

25. Share-based payments (Continued)

warrants and (iii) 65% of the warrants granted will only vest (one-twenty-fourth on the last day of each of the months included in the period January 2015 to December 2016) if the Company effectively enters into certain business transactions. The warrants can only be exercised by the warrant holder if they have effectively vested.

        In accordance with IFRS 2, the table below provides an overview as at December 31, 2015 of all outstanding warrant pools offered to employees, consultants and directors of the Company and its subsidiaries together with the activities under the different pools of warrants during 2015.

			Options issued in
	Weighted average exercise price
Number of options		Total	December 07, 2015	December 16, 2013	March 20, 2013	March 20, 2013	July 6, 2012	March 12, 2010	June 19, 2009	March 20, 2008	February 26, 2007	November 03, 2005	April 20, 2005	May 14, 2004
Number of options created			2,250,000	1,806,000	160,000	273,000	4,000,000	500,000	500,000	400,000	800,000	454,570	45,268	135,802
Weighted average exercise price (euros)			0.95	0.47	1.00	0.91	1.00	2.74	3.98	4.10	5.49	3.50	3.18	3.10
Fair value at grant date (euros)			0.68	0.35	0.20	0.43	0.17	2.00	3.53	2.56	2.64	1.29	1.15	1.08
Expiration date			11/30/2025	11/30/2024	11/30/2019	11/30/2019	05/31/2022	11/30/2019	05/31/2019	11/30/2017	03/31/2017	03/31/2014	03/31/2014	03/31/2014

Balance at January 1, 2014	1.77	6,570,285	—	957,180	160,000	273,000	3,547,297	253,000	139,800	286,500	509,813	293,663	45,268	104,764

Granted	0.47	848,820	—	848,820	—	—	—	—	—	—	—	—	—	—
Forfeited	1.05	(380,734)	—	(81,270)	—	—	(204,464)	(95,000)	—	—	—	—	—	—
Expired	3.50	(443,695)	—	—	—	—	—	—	—	—	—	(293,663)	(45,268)	(104,764)

Balance at December 31, 2014	1.53	6,594,676	—	1,724,730	160,000	273,000	3,342,833	158,000	139,800	286,500	509,813	—	—	—

Granted	0.95	1,766,218	1,766,218	—	—	—	—	—	—	—	—	—	—	—
Forfeited	1.00	(7,778)		—	—	—	(7,778)	—	—	—	—	—	—	—
Exercised	0.46	(9,030)		(9,030)	—	—	—	—	—	—	—	—	—	—

Balance at December 31, 2015	1.41	8,344,086	1,766,218	1,715,700	160,000	273,000	3,335,056	158,000	139,800	286,500	509,813	—	—	—

        On December 7, 2015, 2,250,000 warrants were issued, of which 1,766,218 warrants were granted on December 7, 2015, and of which the remaining 483,782 warrants can still be granted until September 7, 2016. The exercise price was determined as follows:

  •
  For all employees, the exercise price was set at 0.95 euro, the closing price of the Company's ordinary shares on December 4, 2015, the last closing price prior to the grant of the warrants on December 7, 2015, which was lower than the 30 day average price.

  •
  For the Company's CEO, Eduardo Bravo, who is not an employee of TiGenix SAU, the exercise price was set at 0.97 euro, the average closing price of the Company's ordinary shares during 30 calendar days prior to the issuance of the warrants on December 7, 2015.

        The warrants issued on December 7, 2015 have a term of ten years. Upon expiration of the ten year term, the warrants become null and void. The issuance of these warrants has no impact on the accompanying consolidated financial statements.

        The fair value of each warrant is estimated on the date of grant using the Black-Scholes model with the following assumptions:

  •
  The historic volatility of the Company (determined at 66.6% for the 2015 warrant plan, 67% for the 2013 warrant plans, 52.8% for the 2012 warrant plan and 60% for the previous plans), which was determined based on past (three years) volatility of the TiGenix share;

  •
  The expected dividends are assumed to be zero in the model;

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

25. Share-based payments (Continued)

  •
  Weighted average risk-free interests rates based on Belgian Sovereign Strips at the date of grant with a term equal to the expected life of the warrants, ranging between 1.7% and 4.6%;

  •
  Weighted average share price (determined at 0.95 euros for the latest warrant plan); and

  •
  The expected lifetime of the warrants, which on average is about five years for the warrants with a maximum duration of ten years.

        The remaining weighted average life of these options was 6.8 years at December 31, 2015 (2014: 6.9 years).

        The total expense recognised for the year arising from share-based payment transactions amounts to 0.1 million euro at December 31, 2015 (2014: 0.5 million euros).

TiGenix SAU—Stock options granted to employees, executives and independent board members

        Prior to the business combination, TiGenix SAU (formerly Cellerix) had created two equity based incentive plans, or EBIPs. The completion of the business combination triggered certain consequences outlined below which affect both EBIPs. A summary overview of some of the conditions of both EBIPs is given below.

        Options under the EBIP 2008 were granted to employees, executives and independent members of the board of directors of TiGenix SAU prior to the business combination. Options under the EBIP 2008 were granted to each beneficiary through individual letters. As a result of the business combination, all EBIP 2008 options vested except for 32,832 options of employees who terminated their employment with TiGenix SAU before the business combination and that were not re-allocated. The exercise prices of the EBIP 2008 were set at 11.0 euros, 7.0 euros and 5.291 euros depending on the date of grant and beneficiary. TiGenix SAU granted 453,550 options under the EBIP 2008 of which 420,718 were vested. As a result of the business combination, all TiGenix SAU options were exchanged into TiGenix stock options.

        The options under the EBIP 2008 had to be exercised prior to August 6, 2015. As no beneficiary exercised its options, they have now expired. This resulted in a movement of 2,108 euro in accumulated deficits.

        Options under the EBIP 2010 were only granted to senior management of TiGenix SAU. The EBIP provides that the normal exercise price of the options is set at 5.291 euros. However, as a result of the business combination the exercise price for all EBIP 2010 options has been reduced to 0.013 euros. TiGenix SAU has granted 221,508 options under the EBIP 2010. As a result of the business combination, all EBIP 2010 options have vested. Beneficiaries must exercise their options before September 30, 2016. Pursuant to the terms of the EBIP 2010 the board of directors of TiGenix SAU has opted to exchange all existing options for new options over existing TiGenix shares.

        As the options keep the same exchange rate of the Contribution (i.e., 2.96 shares per TiGenix SAU share contributed to TiGenix), EBIP 2010 option shall give the EBIP 2010 beneficiaries the right to receive 2.96 shares at the time of exercise.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

25. Share-based payments (Continued)

        As of December 31, 2015, all EBIP 2010 options were vested. The table below provides an overview as per December 31, 2015 of all outstanding options remaining:

		Options issued in
Number of options Grant date	Total	2010
Number of options created	221,508	221,508
Number of options exercised	31,011	31,011
Weighted average exercise price (euros)		0.01
Fair value at grant date (euros)		2.30
Expiration date		9/30/2016

Balance at January 1, 2014	190,497	190,497
Balance at December 31, 2014	190,497	190,497
Balance at December 31, 2015	190,497	190,497

        The fair value of each stock option is estimated on the date of grant using the Black-Scholes model with the following assumptions:

  •
  The volatility of TiGenix SAU (determined at 55%).

  •
  Weighted average risk-free interests rates based on German Sovereign bond at the date of grant with a term equal to the expected life of the stock option (i.e., 7.3 years), ranging between 0.85% and 1.95%.

26. Related party transactions

        Transactions between the Group and its employees, consultants or directors are disclosed below.

        In addition, on March 6, 2015, the Company issued senior, unsecured convertible bonds due 2018 for a total principal amount of 25 million euros and with a nominal value of 100,000 euros per convertible bond. The bonds were subscribed to by an affiliate of the Company's major shareholder Gri-Cel SA.

Compensation of key management personnel

        Key management personnel are identified as being the CEO, CFO, CTO and CMO.

        The combined remuneration package of key management was as follows:

	Years ended December 31,
Thousands of euros	2015	2014
Short-term benefits	1,387	1,257
Post-employment benefits	86	65
Share-based payments	104	302
Total	1,577	1,623

        No loan, quasi-loan or other guarantee is outstanding with members of the management team.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

26. Related party transactions (Continued)

Transactions with non-executive directors

        Non-executive directors that represent shareholders of the Company receive no compensation for their position as directors.

        The independent directors receive a fee for attending and preparing the meetings of the board of directors and they receive reimbursement for expenses directly related to the board meetings. In 2015, an amount of 0.2 million euros (2014: 0.1 million euros) in total was paid as fees and expense reimbursement to independent members of the board of directors.

        No advances or credits have been granted to any member of the board of directors. None of the members of the board of directors has received any non-monetary remuneration other than warrants.

27. Segment information

        The Group's activities are managed and operated in one segment, biopharmaceuticals. There is no other significant class of business, either individual or in aggregate. As such, the chief operating decision maker (i.e., the CEO) reviews the operating results and operating plans and makes resource allocation decisions on a company-wide basis.

Geographical information

        Revenue from continuing operations are mainly related to royalties 0.5 million euros (Sweden) and grants and other operating income (1.0 million euros Spain and 0.7 million euros Belgium).

        All sales related to the product ChondroCelect have been disclosed as a discontinued operation in previous years. (See note 10).

        The Group's sales from discontinued operations from external customers by market location are detailed below:

Thousands of euros	2014
Belgium	1,488
The Netherlands	1,428
United Kingdom	472
Other	102

Total	3,490

        The Group's non-current assets (excluding non-current assets held for sale) by location are presented below:

	As at December 31,
Thousands of euros	2015	2014
Belgium	2,159	2,564
Spain	52,082	34,244

Total	54,241	36,808

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

28. Commitments and contingencies

Operating lease commitments

        The operating lease commitments of the Group relate to leases of buildings between one and nine years and leases of cars and IT equipment for four years. The Group does not have an option to purchase the leased assets.

        In 2015, the Group made operating minimum lease payments for a total amount of 0.5 million euros (2014: 0.9 million euros).

        The operating lease commitments for future periods are presented in the table below:

	As at December 31,
Thousands of euros	2015	2014
Within one year	590	603
In the second to fifth year	1,351	516
After five years	—	—

Total	1,941	1,119

Other commitments

        TiGenix Inc. guarantees the operating lease payments of Cognate for the building leased in the United States. Total remaining operating lease commitments at December 31, 2015 for which TiGenix Inc. was a guarantor were 0.3 million euros (0.4 million euros in 2014). Cognate was the party with whom TiGenix had a joint venture, TC CEF LLC, in the past.

        Both the contract manufacturing agreement with the Group's former subsidiary now owned by PharmaCell and the distribution agreement with Sobi include commitments for minimum binding quantities of ChondroCelect that are required to be purchased by the Company and from the Company under the respective agreements. If Sobi's actual purchases were to be lower than the required minimum, the Group would nevertheless be entitled to receive payment from Sobi up to a maximum undiscounted amount of 8.8 million euros spread over a period of 3.5 years and would be required to pass on such payment to PharmaCell.

Legal proceedings

        Tigenix SAU is involved in the following legal proceedings.

Invalidation of U.S. patent US6777231

        On April 1, 2011, Cellerix (the predecessor entity of the Group's subsidiary TiGenix SAU) filed an inter partes re-examination request with the US Patent and Trademark Office regarding the patent US6777231, owned by the University of Pittsburgh. The US Patent and Trademark Office examiner issued a decision concluding that all ten originally issued and all eighteen newly submitted claims of the patent granted to the University of Pittsburgh were invalid. The University of Pittsburgh then appealed the examiner's decision, but only with respect to two of the newly submitted claims.TiGenix SAU cross-appealed the examiner's refusal to reject those two newly submitted claims as anticipated by the prior art. The Patent Trial and Appeal Board issued a decision simultaneously granting both appeals, thus confirming that all claims of the patent were invalid, but with respect to the

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

28. Commitments and contingencies (Continued)

newly submitted claims, on different grounds than those cited in the decision by the initial examiner. On this basis, the University of Pittsburgh filed a request to reopen prosecution and submitted claim amendments to those newly submitted claims to the US Patent and Trademark Office for further consideration in an attempt to overcome the Patent Trial and Appeal Board's institution of a new ground for rejection as anticipated by the prior art. TiGenix SAU submitted comments to the US Patent and Trademark Office arguing that these claim amendments did not overcome the anticipated rejection. On March 16, 2015, the examiner issued her determination that the claim amendments did not overcome the anticipated rejection and further adopted the Group's proposed anticipated rejections over two additional prior art references and two proposed indefiniteness rejections. TiGenix SAU and the University of Pittsburgh have submitted comments on the examiner's determination and replied to each other's comments. The comments and replies have been entered into the record and the proceeding was forwarded to the Patent Trial and Appeal Board on December 18, 2015. The Company does not know when a final decision can be expected, and at this stage, the Company is not in a position to assess the probable outcome of these proceedings.

        If the re-examination is not successful, TiGenix SAUmay be required to obtain a license on unfavorable terms, or may not be able to obtain a license at all in order to commercialize its adipose-derived stem cell products in the United States. TiGenix SAU would potentially be susceptible to patent infringement or litigation regarding patent infringement while commercializing its eASC products in the United States. The Company may, therefore, choose to delay the launch of its adipose-derived stem cell products in the U.S. market until the expiration of the patent US6777231 on March 10, 2020.

Repayment of subsidies

        On January 5, 2012, TiGenix SAU lodged an ordinary appeal before the Contentious-Administrative Chamber of the National Appellate Court of Spain (Audiencia Nacional) challenging two decisions taken by the Director General of Technology Transfer and Business Development at the Spanish Ministry of Science and Innovation (the "Administration") on November 16, 2011, which partially revoked and claimed the repayment of two subsidies granted in 2006 and 2007, respectively.

        Both contested subsidies were granted to a consortium of beneficiaries, one of which was TiGenix SAU. TiGenix SAU also acted as representative of the beneficiaries in the consortium.

        The Administration claimed that (i) the contested subsidies, together with other subsidies granted to TiGenix SAU during the same time period (i.e., 2006 and 2007), exceeded the maximum permitted by law, and, therefore, requested the reimbursement of the excess amount granted, and that (ii) some of the expenses attributed to the project financed by the contested subsidies had already been financed by other subsidies.

        TiGenix SAU contended, among other arguments, that the Administration is not entitled to aggregate all of the subsidies granted to TiGenix SAU (i.e., the contested subsidies and other subsidies granted) for purposes of applying the maximum (i.e., in the particular case of TiGenix SAU, 60.0% of the eligible cost of the project), because the various subsidies were granted for financing different projects with different purposes and scopes

        The total claim of the Administration, with respect to the full consortium and both contested subsidies, including late payment interest, amounted to 0.9 million euros, and the Administration claimed the full amount from TiGenix SAU, as the representative of the consortium.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

28. Commitments and contingencies (Continued)

        As an intermediate measure, TiGenix SAU obtained an injunctive decision that the amounts claimed by the Administration do not have to be repaid until a final judgment is received. Instead, TiGenix SAU requested two financial institutions to issue separate guarantees in favor of the Administration guaranteeing the full amount claimed.

        On May 20, 2014, TiGenix SAU received the judgment of the Chamber for Contentious Administrative Proceedings of the National High Court of April, 30, 2014. In this judgment, the court partially upheld the claims made by TiGenix SAU throughout the administrative appeal, and declared null the two resolutions on the partial repayment of the two subsidies that were granted in 2006 and 2007, respectively. However, the court also found that there were grounds for a partial repayment of the contested subsidies but ordered the Administration to recalculate the amount of such repayment. It concluded that some of the items included in the Administration's calculations are either wrong or duplicative.

        On September 22, 2015, TiGenix SAU received a notification of the decision of the Administration of September 15, 2015, whereby a new assessment was issued in respect of the amounts to be repaid under the contested subsidies. According to the new assessment, the total amount to be reimbursed by TiGenix SAU with respect to the full consortium and both contested subsidies, including late payment interest, was reduced to 0.6 million euros. The claim against TiGenix SAU remained at 0.3 million euros.

        TiGenix SAU has decided not to make any further appeal against the new assessment, and has paid the total amount of 0.6 million euros that had to be reimbursed according to the new assessment. Because TiGenix SAU obtained reimbursement from its main consortium partner for an amount of 0.3 million euros, TiGenix SAU effectively reimbursed 0.3 million euros. As a provision for this amount of 0.3 million euros was accrued in previous years, the reimbursement has no impact on the financial statements apart from the described effective cash outflow.

29. Subsequent events

        As from December 31, 2015 there are no subsequent events that would require adjustment to, or disclosure in, the financial statements.

        On March 14, 2016, the Company raised 23.8 million euros in gross proceeds through a private placement of 25,000,000 new shares at a subscription price of 0.95 euros per share.

        As a consequence, in accordance with Condition 6.2 (f) of the terms and conditions of the convertible bonds issued by the Company on March 6, 2015, the conversion price for the bonds has been adjusted downwards, from its previous level of €0.9414 to the new level of €0.9263 per share, effective as of March 14, 2016.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

30. Consolidation scope

			Ownership interest As at December 31,
		Place of incorporation
Legal Entity	Principal activity		2015	2014
TiGenix Romeinse straat 12, Box 2 3001 Leuven	Biopharmaceutical company	Belgium	100%	100%
TiGenix SAU Calle Marconi 1, Parque Tecnológico de Madrid Tres Cantos 28760 Madrid	Biopharmaceutical company	Spain	100%	100%
Coretherapix SLU Calle Marconi 1, Parque Tecnológico de Madrid Tres Cantos 28760 Madrid	Biopharmaceutical company	Spain	100%	—%
TiGenix Inc. 1209 Orange Street Wilmington, Delaware	Biopharmaceutical company	U.S.A.	100%	100%
TiGenix B.V.	Biopharmaceutical company	Netherlands	—%	100	%(*)

(*)
This company was deconsolidated on June 1, 2014

Coretherapix, SLU

Interim Condensed Financial Statements

June 30, 2015

CORETHERAPIX, SLU

Interim Condensed Statement of Financial Position at
June 30, 2015

(Expressed in Euros)

Assets	Note	June 30, 2015	December 31, 2014
Intangible assets	5	278,187	415,576
Property, plant and equipment		112,918	131,291
Other receivables		10,000	10,000

Total non-current assets		401,105	556,867

Income tax receivable		259,250	259,250
Tax related receivables		54,928	23,432
Other receivables	6	708,420	736,697
Prepayments		6,654	12,717
Cash and cash equivalents		93,807	239,434

Total current assets		1,123,059	1,271,530

Total assets		1,524,164	1,828,397

Equity and Liabilities
Equity
Capital and reserves
Capital
Registered capital		8,004	8,004
Share premium		6,963,567	6,963,567
Reserves		395,908	395,908
Other shareholder contributions		1,990,438	1,990,438
Prior years' losses		(10,989,968)	(8,938,420)
Loss for the period		(952,245)	(2,051,548)

Total equity		(2,584,296)	(1,632,051)

Non-current liabilities
Loans and borrowings	7	1,922,637	2,158,592

Total non-current liabilities		1,922,637	2,158,592

Current liabilities
Tax related payables		76,907	83,387
Loans and borrowings
Loans and borrowings from third parties	7	366,166	171,221
Loans and borrowings from Group companies	7 (a)	1,329,075	606,222
Other payables
Suppliers		24,706	15,953
Other payables		388,969	425,073

Total current liabilities		2,185,823	1,301,856

Total equity and liabilities		1,524,164	1,828,397

Notes 1 to 13 are an integral part of these interim condensed financial statements.

CORETHERAPIX, SLU

Interim Condensed Income Statement for the six month period ended June 30

(Expressed in Euros)

	Note	June 30, 2015	June 30, 2014
Grants and other operating income	11	719,401	253,976
Research and development expenses	12 (a)	(717,251)	(588,477)
General and administrative expenses	12 (b)	(802,661)	(728,447)
Total operating charges		(1,519,912)	(1,316,924)

Operating loss		(800,511)	(1,062,948)

Finance income		227	522
Finance expenses		(152,040)	(71,806)
Foreign exchange differences		79	(37)

Net finance cost		(151,734)	(71,321)

Loss before taxes		(952,245)	(1,134,269)
Income taxes		—	—

Loss for the period		(952,245)	(1,134,269)

Basic and Diluted Losses per share (euros)		(11.90)	(14.17)

Notes 1 to 13 are an integral part of these interim condensed financial statements.

CORETHERAPIX, SLU

Interim Condensed Statement of Other Comprehensive Income for the six month period ended June 30

(Expressed in Euros)

	2015	2014
Loss for the period	(952,245)	(1,134,269)

Total comprehensive loss	(952,245)	(1,134,269)

Notes 1 to 13 are an integral part of these interim condensed financial statements.

CORETHERAPIX, SLU

Interim Condensed Cash Flow Statement for the six month period ended June 30

(Expressed in Euros)

	Note	2015	2014
Net loss		(952,245)	(1,134,269)
Cash flow from operating activities:
Adjustments for:
Depreciation		32,936	33,764
Loss on sale of property, plant and equipment, net of tax		145,242	45,729
Changes in working capital:
Other receivables	6	(3,219)	(99,544)
Other payables		(33,831)	(14,754)
Prepayments		6,063	(2,076)
Deferred income		—	(57,687)
Net cash flow used in operating activities		(805,054)	(1,228,837)

Cash flow from investing activities:
Acquisition of intangibles		(22,416)	(91,409)
Net cash flows used in investing activities		(22,416)	(91,409)

Cash flow from financing activities:
Proceeds from loans and borrowings	8	750,308	426,028
Repayments of borrowings	8	(68,465)	—
Shareholders contributions		—	825,000

Net cash flow from financing activities		681,843	1,251,028

Net changes in cash and cash equivalents		(145,627)	(69,218)

Cash and cash equivalents—beginning		239,434	635,590
Cash and cash equivalents—end		93,807	566,372

Notes 1 to 13 are an integral part of these interim condensed financial statements.

CORETHERAPIX, SLU

Interim Condensed Statements of Total Changes in Equity for the six month period ended June 30

(Expressed in Euros)

	Registered capital	Share premium	Voluntary reserves	Other shareholder contributions	Prior years' losses	Loss for the period	Total
Balance at January 1, 2014	8,004	6,963,567	395,908	330,438	(8,938,420)	—	(1,240,503)
Recognized income and expense	—	—	—	—	—	(1,134,269)	(1,134,269)
Transactions with shareholders or owners
Other shareholder contributions	—	—	—	825,000	—	—	825,000

Balance at June 30, 2014	8,004	6,963,567	395,908	1,155,438	(8,938,420)	(1,134,269)	(1,549,772)

Recognized income and expense	—	—	—	—	—	(917,279)	(917,279)
Transactions with shareholders or owners
Other shareholder contributions	—	—	—	835,000	—	—	835,000

Balance at December 31, 2014	8,004	6,963,567	395,908	1,990,438	(8,938,420)	(2,051,548)	(1,632,051)

Balance at January 1, 2015	8,004	6,963,567	395,908	1,990,438	(10,989,968)	—	(1,632,051)
Recognized income and expense	—	—	—	—	—	(978,995)	(978,995)

Balance at June 30, 2015	8,004	6,963,567	395,908	1,990,438	(10,989,968)	(978,995)	(2,611,046)

Notes 1 to 13 are an integral part of these interim condensed financial statements.

NOTES TO THE INTERIM CONDENSED FINANCIAL STATEMENTS

(1) Nature and Activities of the Company

        Coretherapix, SLU (hereinafter Coretherapix or the Company) was incorporated on July 5, 2006. Its registered office is located at Calle Santiago Grisolía N° 2, 28760 Tres Cantos (Madrid). The Company's financial year coincides with the calendar year.

        Coretherapix's activity focuses on the development and marketing of (i) cell therapies for myocardial regeneration and (ii) locally administered vascular pharmaceutical therapies for tissue regeneration and preservation. The Company had three projects underway at June 30, 2015: Cell therapies for symptoms of acute myocardial infarction, therapies for symptoms of chronic myocardial infarction and growth factor therapies, which originate from the design project for new therapies to treat cardiovascular diseases that was transferred by Genetrix, S.L. in the capital increase carried out in 2007.

        During the years 2013 and 2014, the Company and its direct shareholder, Genetrix Life Sciences AB, formed part of a group of companies, the ultimate parent of which is Genetrix, SL ("Genetrix" and together with its subsidiaries the "Genetrix Group"), which has its registered office in Madrid.

        On July 31, 2015, TiGenix NV, a public Belgium traded company, acquired all the shares of the Company from the former shareholders. At the date of preparation of these interim condensed financial statements, the Company belongs to the TiGenix Group (see note 13).

        The business of the Company is not affected by seasonality.

(2) Standards of Presentation

  (2.1)
  Accounting Standards Applied

        The interim condensed financial statements for the six-month period ended June 30, 2015 have been prepared in accordance with IAS 34 Interim Financial Reporting.

        The interim condensed financial statements do not include all the information and disclosures required in the annual financial statements, and should be read in conjunction with the annual financial statements at December 31, 2014 (the "2014 IFRS Financial Statements") presented and issued together with those of 2013 by applying IFRS 1 as a consequence of the first application of IFRS to the statutory annual accounts of the Company which were previously presented under Spanish GAAP.

        The six-month period ended June 30, 2014 is covered in the Company's first IFRS financial statements which were those related to the years 2013 and 2014, the 2014 IFRS Financial Statements. The reconciliations required under IFRS 1 First-time Adoption of International Financial Reporting Standards are included in note 2.2 to these 2014 IFRS Financial Statements.

(3) Going concern

        As shown in the accompanying interim condensed income statement, the Company incurred losses of 952,245 euros at June 30, 2015 (1,134,269 euros at June 30, 2014). At June 30, 2015 equity is negative in an amount of 2,584,296 euros (negative equity of 1,632,051 euros at December 31, 2014) and working capital is negative in an amount of 1,062,764 euros (30,326 euros at December 31, 2014).

        However, for legal purposes, at June 30, 2015, equity under Spanish GAAP is positive and amounts to 8,158,856 euros.

        During 2015 the Company has received shareholder contributions from its current sole shareholder, TiGenix NV of 1,000 thousand euros (see note 13).

NOTES TO THE INTERIM CONDENSED FINANCIAL STATEMENTS (Continued)

(3) Going concern (Continued)

        Based on the projected cash flows up to June 30, 2016, the Company will need 591 thousand euros of additional financing in order to finance the projects in the pipeline.

        The Company's sole director has prepared these interim condensed financial statements on a going concern basis due to the fact that, Tigenix NV, sole shareholder since July 31, 2015 (as detailed in note 13) will provide financial support necessary, if needed to allow Coretherapix, SLU to continue with its activity. Nevertheless TiGenix NV has accumulated deficit of 97,606 thousand euros as of June 30, 2015 and recurring losses, and the significant cash used in its operating activities have raised substantial doubt regarding its ability to continue as a going concern. As at June 30, 2015 TiGenix had a cash and cash equivalent of 22.7 million euros. The board of directors of TiGenix is the opinion that this cash position is sufficient to continue operating the next 12 months from June 30, 2015 but will require significant additional cash resources to launch new development phases of existing projects in its pipeline. In order to launch such new development phases, TiGenix intends to timely obtain additional non-dilutive funding such as from partnering and/or dilutive funding. Based on the positive results from its lead compound Cx601, TiGenix is confident that sufficient additional funding will be obtained.

(4) Segment information

        Operating segments are presented consistently with how resources are allocated by the management of the Company. Based on how the Company manages the business and how decisions about resource allocations are made, the Company has one reportable operating segment for financial reporting presentation purposes.

        The Company is currently under development and is considered a start-up business; and as there are no sales cannot present any geographical or client information.

        The most significant current market information of the Company is related to the research projects underway at June 30, 2015: Cell therapies for symptoms of acute myocardial infarction, therapies for symptoms of chronic myocardial infarction and growth factor therapies.

(5) Intangible Assets

        Details of intangible assets are as follows:

	Euros
	Patents and trademarks	Computer software	Total
Cost at June 30, 2015	311,956	12,802	324,758
Accumulated depreciation at June 30, 2015	(33,769)	(12,802)	(46,571)

Net carrying amount at June 30, 2015	278,187	—	278,187

	Euros
	Patents and trademarks	Computer software	Total
Cost at December 31, 2014	463,839	12,802	476,641
Accumulated depreciation at December 31, 2014	(48,263)	(12,802)	(61,065)

Net carrying amount at December 31, 2014	415,576	—	415,576

NOTES TO THE INTERIM CONDENSED FINANCIAL STATEMENTS (Continued)

(5) Intangible Assets (Continued)

        The description of the patents at June 30, 2015 and December 31, 2014 are as follows:

          CTX-2: A patent family claiming a pharmaceutical formulation for parenteral administration to a target tissue comprising particles containing an active ingredient (especially being a growth factor selected from a list) and a biodegradable excipient wherein the mean diameter of the particles is 15 microns and 99% or more of the particles have a diameter of 15 +/– microns. The principal disclosed use is in the treatment of ischemic heart disease or myocardial infarction. The net book value at June 30, 2015 amounts to 186,413 euros (184,162 euros at December 31, 2014).

          CTX-3: A patent family claiming an isolated multipotent adult cardiac stem cell characterised by the presence and absence of particular biological markers, and the ability of the cell to differentiate into at least adipocytes, osteocytes, endothelial cells and smooth muscle cells. The PCT claims are also directed to a substantially pure population of the claimed cells, methods for preparing such a population of cells, as well as pharmaceutical compositions and methods of treating cardiovascular disease, ischemic injury and autoimmune diseases and preventing allogeneic organ transplant rejection. A separate U.S. application was filed claiming a substantially pure population of adult cardiac stem cells characterised by the presence and absence of a set of biological markers, and pharmaceutically compositions comprising the claimed population of cells. Claims directed to methods of preparing the population of cells and to methods of treating cardiovascular disease, ischemic injury, autoimmune disease, inflammatory processes and chronic ulcers and preventing allogeneic organ transplant rejection can be pursued in a divisional application if required. Substantive examination of the application has recently commenced and a response to a non-final office action is due shortly. The net book value at June 30, 2015 amounts to 90,135 euros (86,755 euros at December 31, 2014).

          In the six-month period ended June 30, 2015 the Company has abandoned the process for the approval of patent CTX-1 and as such has impaired the patent acquired for the process, for an amount of 145,242 euros. Nevertheless the remainder of the cell projects underway are protected by patent CTX-3.

          There have not been any other significant movements in this caption during the six-month period.

(6) Other receivables

        During the six-month period ended June 30, 2015 the Company has complied with the requirements to receive two additional grants from CAREMI and CARDIONET. These grants were not collected as of June 30, 2015 but recognized as other receivables amounting to 616,416 euros.

        On the other hand, deposits of 600,000 euros at December 31, 2014 matured and were collected, so the amount of the Other receivables has been offset due to this.

(7) Loans and borrowings

  (a)
  Loans and borrowings from Genetrix Group companies

        The Company has a liability with other group companies and related parties amounting to 1,329,075 euros at June 30, 2015. This was obtained to finance operations until new agreements with the new shareholder could take place (see note 13 below).

NOTES TO THE INTERIM CONDENSED FINANCIAL STATEMENTS (Continued)

(7) Loans and borrowings (Continued)

  (b)
  Loans and borrowings from third parties and other payables

        At June 30, 2015, loans and borrowings are as follows:

	Euros
	June 30, 2015		December 31, 2014
	Non-current	Current	Non-current	Current
Other payables	93,071	90,822	183,893	2,753
Loans and borrowings from third parties
INNPACTO	428,572	125,618	503,577	68,465
Madrid Network	811,527	53,871	848,593	—
CDTI loan	589,467	92,180	622,529	46,090
Other payables	—	—	—	53,913

Total	1,922,637	362,491	2,158,592	171,221

        The information related to the INNPACTO, Madrid Network and CDTI loans is the following:

  INNPACTO

        This loan is interest-free and has a term of 10 years, with a grace period of three years.

        In 2013, the Company received two annual payments of the INNPACTO loan, one of 457,225 euros and another of 142,150 euros.

        In January 2012, the Company received the first annual instalment of the INNPACTO loan amounting to 547,717 euros.

        During 2015, the Company has paid back 68,465 euros.

  Madrid Network

        In 2013 the Company received the loan from Madrid Network amounting to 948,017 euros. This interest-bearing loan has a term of 12 years and a grace period of three years and the loan finances the company expenses from July 1, 2013 to December 31, 2014 with a rate of 1.23%.

        The Genetrix Group company, Genetrix Life Sciences, AB had blocked 552,440 shares of its interest in the listed company Sygnis AG to secure this loan.

  Spanish Centre for the Development of Industrial Technology (CDTI)

        During 2013, the Company received the first instalment of the loan from the Centre for Technological and Industrial Development (CDTI) amounting to 347,566 euros. This loan is interest-free and has a term of 10 years, with a grace period of three years. In 2014 the Company received the second instalment of this loan amounting to 449,241 euros.

        The Group company, Genetrix Life Sciences AB, blocked 450,000 shares it held in the listed company Sygnis AG in order to secure the guarantee provided by Caja de Ingenieros for repayment of the loan from the CDTI to Coretherapix, SLU.

NOTES TO THE INTERIM CONDENSED FINANCIAL STATEMENTS (Continued)

(7) Loans and borrowings (Continued)

        The Company has considered that these loans include a grant component as they carry a much lower interest rate than the market interest rate at which the Company could obtain a loan from a third party. For additional details, refer to the 2014 IFRS Financial Statements.

(8) Financial instruments and financial risk management

        The principal financial instruments used by the Company, from which financial risk arises, are as follows:

  •
  Other receivables

  •
  Cash and cash equivalents

  •
  Loans and borrowings

  •
  Other payables

  (a)
  Capital risk management

        The Company policy with respect to managing capital is to safeguard the Company's ability to continue as a going concern and to obtain an optimal capital structure over time.

  (b)
  Fair value of financial instruments

	As at June 30, 2015
	Carrying amount	Fair Value	Fair value hierarchy
	Euros
Financial assets
Cash and cash equivalents	93,807	93,807	level 1
Other receivables (non-current)	10,000	10,000	level 2
Other receivables (current)	708,420	708,420	level 2
Financial liabilities
Loans and borrowings (non-current)	1,922,637	1,998,109	level 2
Loans and borrowings (current)	1,695,241	1,695,241	level 2
Other payables	413,675	413,675	level 2

	As at December 31, 2014
	Carrying amount	Fair Value	Fair value hierarchy
	Euros
Financial assets
Cash and cash equivalents	239,434	239,434	level 1
other receivables (non-current)	10,000	10,000	level 2
other receivables (current)	736,697	736,697	level 2
Financial liabilities
Loans and borrowings (non-current)	2,158,592	2,239,174	level 2
Loans and borrowings (current)	777,443	777,443	level 2
Other payables	441,026	441,026	level 2

NOTES TO THE INTERIM CONDENSED FINANCIAL STATEMENTS (Continued)

(8) Financial instruments and financial risk management (Continued)

        The fair values of the financial assets and financial liabilities measured at amortized cost in the statement of financial position have been determined in accordance with generally accepted pricing models based on discounted cash flow analysis, with the most significant inputs being the discount rate that reflects the credit risk.

        The fair values of the borrowings have been determined based on a discounted rate reflecting the market credit risk for a development stage company such as Coretherapix.

        The current financial assets and liabilities are not included in the table above as their carrying amounts approximate their fair values.

(9) Taxation

        The Company has the following main applicable taxes open to inspection by the Spanish taxation authorities:

Tax	Years open to inspection
Income tax	2010 - 2013
Value added tax	2011 - 2014
Personal income tax	2011 - 2014
Tax on Economic Activities	2011 - 2014
Social Security	2011 - 2014

        The Company has potential tax assets and tax credits for tax losses. Given that these do not comply with recognition requirements (its future realisation considered as probable), the Company has not recognized a deferred tax asset relating to them. The Company has not recognized deductions for research and development as deferred tax assets, the amounts and reversal periods of which are as follows:

	Euros
Year	2014	2013	Final year
2007	47,641	47,641	2025
2008	275,477	275,477	2026
2009	652,414	652,414	2027
2010	719,559	719,559	2028
2011	435,089	435,089	2029
2012	287,938	287,938	2030

	2,418,118	2,418,118

        Following prevailing Spanish legislation, as of January 1, 2013 these deductions can now be monetized instead of being deducted on the income tax return. The amounts incurred and expensed in 2013 were recognized as income tax income and a receivable in 2014, once the requirements for collection from the authorities were met. The Company expects that of the amounts incurred and expensed in 2014, approximately 80% will be accounted for as income tax income and receivables in 2015 when the requirements are met to be able to receive the amounts from the authorities. The

NOTES TO THE INTERIM CONDENSED FINANCIAL STATEMENTS (Continued)

(9) Taxation (Continued)

amounts incurred and expensed for each year and their periods until which they can be monetized are as follows:

	Euros
Year	2014	2013	Final year
2013	—	391,202	2031
2014	348,527	—	2032

	348,527	391,202

        The Company has not recognized deferred tax assets deductions in respect of donations to the COTEC Foundation, the amounts and reversal periods of which are as follows:

	Euros
Year	2014	2013	Final year
2014	21,035	—	2029

	21,035	—

        The Company has tax loss carry forwards available for the following amounts:

	Euros
Year	2015	2014
2006	1,393	1,393
2007	86,542	86,542
2008	220,323	220,323
2009	471,746	471,746
2010	766,021	766,021
2011	1,067,928	1,067,928
2012	1,200,782	1,200,782
2013	837,517	837,517
2014	1,100,928	1,100,928

	5,753,180	5,753,180

        The expected tax rate applicable in Spain for these losses is 25%.

NOTES TO THE INTERIM CONDENSED FINANCIAL STATEMENTS (Continued)

(9) Taxation (Continued)

        Differences between the financial basis and the corresponding tax basis of assets and liabilities, generate differences between the statutory tax rate which is applicable to the entity and the effective tax rate presented in the income statement. In 2014 and 2013, these differences are as follows:

	June 30, 2015	June 30, 2014
	%	%
Expected tax	25.0	25.0
Tax effect of:
DTA not recognized related to NOL	(25.0)	(25.0)
R&D credits	(0.0)	(11.0)
Non deductible expenses	(0.0)	(0.0)

Effective tax rate	(0.0)	(11.0)

(10) Related Party Transactions

        The Company's transactions with related parties are as follows:

	Euros
	Six-month period ended June 30, 2015
	Genetrix, SL	Genetrix, AB	Sygnis Biotech SLU	Total
Operating income
Other services rendered	—	—	22,517	22,517

Total income	—	—	22,517	22,517

Financial instruments
Finance costs	(57,710)	(8,923)	—	(66,633)

Total expenses	(57,710)	(8,923)	—	(66,633)

	Euros
	Six-month period ended June 30, 2014
	Other related parties	Bioterapix Molecular Medicines, SLU	Sygnis Biotech SLU	Total
Operating income
Other services rendered	—	—	38,029	38,029

Total income	—	—	38,029	38,029

Financial instruments
Finance costs	(13,096)	(375)	—	(14,281)

Total expenses	(13,906)	(375)	—	(14,281)

NOTES TO THE INTERIM CONDENSED FINANCIAL STATEMENTS (Continued)

(11) Grants and other operating income

        Non-refundable grants and other operating income during the six-month period ended June 30, 2015 are:

June 2015	Euros
Grants transferred to results from loans	37,183
CAREMI,CARDIONET and other grants	617,746
Other operating income	64,472

Total	719,401

June 2014	Euros
Grants transferred to results from soft loans	120,952
CAREMI grant	69,503
Other operating income	63,521

Total	253,976

        The Company has fulfilled all requirements related to the grants and therefore does not reflect any provision for potential refunds.

        Grants related to CARDIONET and CAREMI have the following purpose and requirements:

  CNIC National Cardiovascular Research Centre Foundation—European Commission (CAREMI):

        This reflects a financial contribution received from the European Union and the National Cardiovascular Research Centre Foundation (CNIC) to implement the 'Cardio Repair European Multidisciplinary Initiative (CARE—MI)' project. In 2014, the amount granted was 69,503 euros, in 2015 the amount received has been 602,967 euros.

  Cardionet

        This reflects a financial contribution received from the European Union within the framework of the Marie Curie Actions—Initial Training Networks (ITN) programme for the development of a translational training network on the cellular and molecular bases of heart homeostasis and repair. The funding received totals 233,705 euros, of which 60% was received in 2012. In 2015, the Company received 13,449 euros.

        Other operating income during the six-month period ended June 2014 and June 2015 are respectively 63,521 euros and 64,472 euros and corresponds mainly to the invoicing of certain personnel, general and IT expenses etc. to third parties and Sygnis Biotech, SLU subsidiary of Sygnis AG due to certain projects performed in collaboration and a cost sharing agreement.

NOTES TO THE INTERIM CONDENSED FINANCIAL STATEMENTS (Continued)

(12) Operating charges

  a)
  Research and development expenses

	Euros
	2015	2014
Employee benefits expenses	248,923	184,933
Depreciation, amortisation and impairment losses	28,730	27,272
Rental fees and other operating expenses	439,598	376,272

	717,251	588,477

  b)
  General and administrative expenses

	Euros
	2015	2014
Employee benefits expenses	368,600	418,813
Depreciation, amortisation and impairment losses	4,206	6,492
Rental fees and other operating expenses	429,855	303,142

	802,661	728,447

(13) Events after the Reporting Period

        On July 31, 2015 TiGenix NV acquired 100% of the issued share capital of Coretherapix, SLU from the sole shareholder, Genetrix, SL, as well as certain receivables from Coretherapix with a nominal value of 3,306,082 euros.

        On July 31, 2015, the Company received 500,000 euros of shareholder contribution.

        On September 25, 2015, the Company received 500,000 euros of shareholder contribution.

        In addition, on September 30, 2015, TiGenix NV approved a non-cash contribution aimed at offsetting negative results and voluntary reserves obtained by the Company in previous business years for the total receivable of 3,306,082 euros.

Coretherapix, SLU

Financial Statements

December 31, 2014 and 2013

INDEPENDENT AUDITORS' REPORT

The Sole Director
Coretherapix, SLU

         We have audited the accompanying financial statements of Coretherapix, SLU (the Company), which comprise the statements of financial position as of December 31, 2014 and 2013, and January 1, 2013, and the related statements of income, other comprehensive income, total changes in equity and cash flows for the years ended December 31, 2014 and December 31, 2013, and the related notes to the financial statements.

Sole Director's Responsibility for the Financial Statements

         The Sole Director is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

         Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

         An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

         We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2014 and 2013, and January 1, 2013, and the results of its operations and cash flows for the years ended December 31, 2014 and 2013, in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of Matter

         The accompanying 2014 and 2013 financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 3 to the financial statements, the Company will need additional financing of approximately Euros 218 thousand based on the cash budgets approved by the Sole Director for 2015. At December 31, 2014, these circumstances along with other matters set forth in note 3, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in note 3. The 2014 and 2013 financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

KPMG Auditores, S.L.

/S/ DAVID HERNANZ SAYANS

David Hernanz Sayans
Madrid, Spain

October 21, 2015

CORETHERAPIX, SLU

Statements of financial position
December 31, 2014 and 2013

(Expressed in Euros)

Assets	Note	December 31, 2014	December 31, 2013	January 1, 2013
Intangible assets	6	415,576	315,196	194,885
Property, plant and equipment	7	131,291	177,364	228,353
Other receivables	10 (a)	10,000	65,338	18,671

Total non-current assets		556,867	557,898	441,909

Income tax receivables	15	259,250	—	—
Tax related receivables	15	23,432	42,282	96,572
Other receivables	10	736,697	—	170,959
Prepayments		12,717	5,862	10,001
Cash and cash equivalents	11	239,434	635,590	65,819

Total current assets		1,271,530	683,734	343,351

Total assets		1,828,397	1,241,632	785,260

Equity and Liabilities
Equity
Capital and reserves	12
Capital
Registered capital		8,004	8,004	8,004
Share premium		6,963,567	6,963,567	6,963,567
Reserves		395,908	395,908	395,908
Other shareholder contributions		1,990,438	330,438	110,771
Prior years' losses		(8,938,420)	(7,283,959)	(7,283,959)
Loss for the year		(2,051,548)	(1,654,461)	—

Total equity		(1,632,051)	(1,240,503)	194,291

Non-current liabilities
Loans and borrowings
Loans and borrowings from third parties	13 (b)	2,158,592	1,590,176	209,518
Loans and borrowings from Group companies	13 (a)	—	2,463	7,298

Total non-current liabilities		2,158,592	1,592,639	216,816

Current liabilities
Tax related payables	15	83,387	33,664	39,497
Loans and borrowings
Loans and borrowings from third parties	13 (b)	171,221	3,121	2,084
Loans and borrowings from Group companies	13 (a)	606,222	4,835	4,656
Other payables	13 (c)
Suppliers		15,953	13,117	57,617
Other payables		425,073	719,384	270,299
Deferred income		—	115,375	—

Total current liabilities		1,301,856	889,496	374,153

Total equity and liabilities		1,828,397	1,241,632	785,260

Notes 1 to 22 are an integral part of these financial statements.

CORETHERAPIX, SLU

Financial Statements
December 31, 2014 and 2013

Income Statement for the years ended December 31, 2014 and 2013

(Expressed in Euros)

		As at December 31,
Income Statement	Note	2014	2013
Grants and other operating income	17	480,532	596,604
Research and development expenses	18 (a)	(1,227,359)	(1,294,559)
General and administrative expenses	18 (b)	(1,334,957)	(842,901)
Total operating charges		(2,562,316)	(2,137,460)

Operating loss		(2,081,784)	(1,540,856)

Finance income	10	1,545	—
Finance expenses	13	(230,483)	(113,606)
Foreign exchange differences		(76)	1

Net finance cost		(229,014)	(113,605)

Loss before taxes		(2,310,798)	(1,654,461)
Income taxes	15	259,250	—

Loss for the year		(2,051,548)	(1,654,461)

Basic and Diluted Losses per share (euros)	19	(25.63)	(20.67)

Notes 1 to 22 are an integral part of these financial statements.

CORETHERAPIX, SLU

Financial Statements
December 31, 2014 and 2013

Statement of other comprehensive income for the years ended December 31, 2014 and 2013

(Expressed in Euros)

Loss of the year	(2,051,548)	(1,654,461)

Total comprehensive loss	(2,051,548)	(1,654,461)

Notes 1 to 22 are an integral part of these financial statements.

CORETHERAPIX, SLU

Financial Statements
December 31, 2014 and 2013

Cash flow statement for the years ended December 31, 2014 and 2013

(Expressed in Euros)

		As at December 31,
	Note	2014	2013
Net loss		(2,051,548)	(1,654,461)
Cash flow from operating activities:
Adjustments for:
Depreciation	6 and 7	78,457	59,870
Loss on sale of property, plant and equipment		45,729	—
Tax expense / (income)		(259,250)	—
Changes in working capital:
Other receivables	10 (b)	(681,359)	124,292
Other payables	13	(291,475)	404,585
Prepayments		(6,855)	4,139
Taxes (paid) / collected		68,573	48,457
Deferred income / revenue		(115,375)	115,375

Net cash used in operating activities		(3,213,103)	(897,743)

Cash flow from investing activities:
Proceeds of Property plant and equipment		6,716	—
Acquisition of intangible assets	6	(121,075)	(129,192)
Acquisition of Property plant and equipment		(64,134)	—

Net cash flow used in investing activities		(178,493)	(129,192)

Cash flow from financing activities:
Proceeds from loans and borrowings	13(b)	1,335,440	1,377,039
Shareholders contributions	12	1,660,000	219,667

Net cash flow from financing activities		2,995,440	1,596,706

Net (decrease)/increase in cash and cash equivalents		(396,156)	569,771

Cash and cash equivalents—beginning		635,590	65,819
Cash and cash equivalents—end		239,434	635,590

Notes 1 to 22 are an integral part of these financial statements.

CORETHERAPIX, SLU

Statements of Total Changes in Equity for the years ended December 31, 2014 and 2013

(Expressed in Euros)

	Registered capital	Share premium	Voluntary reserves	Other shareholder contributions	Prior years' losses	Loss for the year	Total
Balance at January 1, 2013	8,004	6,963,567	395,908	110,771	(7,283,959)	—	194,291
Recognized income and expense	—	—	—	—	—	(1,654,461)	(1,654,461)
Transactions with shareholders or owners Other shareholder contributions (note 12)	—	—	—	219,667	—	—	219,667

Balance at December 31, 2013	8,004	6,963,567	395,908	330,438	(7,283,959)	(1,654,461)	(1,240,503)

Recognized income and expense	—	—	—	—	—	(2,051,548)	(2,051,548)
Application of losses for the prior year
Reserves	—	—	—	—	(1,654,461)	1,654,461	—
Transactions with shareholders or owners Other shareholder contributions (note 12)	—	—	—	1,660,000	—	—	1,660,000

Balance at December 31, 2014	8,004	6,963,567	395,908	1,990,438	(8,938,420)	(2,051,548)	(1,632,051)

Notes 1 to 22 are an integral part of these financial statements.

CORETHERAPIX, SLU

Notes to the Financial Statements

December 31, 2014 and 2013

(1) Nature and Activities of the Company

        Coretherapix, SLU (hereinafter Coretherapix or the Company) was incorporated on July 5, 2006. Its registered office is located at Calle Santiago Grisolía N° 2, 28760 Tres Cantos (Madrid). The Company's financial year coincides with the calendar year.

        Coretherapix's activity focuses on the development and marketing of (i) cell therapies for myocardial regeneration and (ii) locally administered vascular pharmaceutical therapies for tissue regeneration and preservation. The Company had three projects underway at December 31, 2014: Cell therapies for symptoms of acute myocardial infarction, therapies for symptoms of chronic myocardial infarction and growth factor therapies, which originate from the design project for new therapies to treat cardiovascular diseases that was transferred by Genetrix, SL in the capital increase carried out in 2007.

        During the years 2013 and 2014, the Company and its direct shareholder, Genetrix Life Sciences AB, formed part of a group of companies, the ultimate parent of which is Genetrix, SL ("Genetrix" and together with its subsidiaries the "Genetrix Group"), which has its registered office in Madrid. On July 31, 2015, the Company was sold to TiGenix NV, see note 22.

        Previous to January 1, 2014, Genetrix rendered services to its subsidiaries and invoiced personnel, general and IT expenses. Since January 1, 2014, in order to provide Coretherapix, SLU with independent functionality, the Genetrix group decided to sell the equipment and furniture at market value to Coretherapix, SLU and since that date, the personnel are employed directly by Coretherapix SLU. In 2014, the Company had arranged to invoice certain personnel, general and IT expenses to third parties and to Sygnis Biotech, SLU, a Genetrix Group company and a subsidiary of Sygnis AG, related to collaboration in certain projects and to a cost sharing agreement.

        On February 5, 2015, Genetrix received, as a dividend in kind, from its subsidiary Genetrix Life Sciences AB, all the shares of the Company, thereby becoming the sole shareholder of Coretherapix (See note 22).

(2) Standards of Presentation

  (2.1)
  Accounting Standards Applied

        The financial statements of the Company have been prepared in accordance with International Financial Reporting Standards in force at December 31, 2014, as issued by the International Accounting Standards Board (IASB) (hereinafter "IFRS").

        The financial statements have been prepared on an historical cost basis. The financial statements are presented in euros and all values in the notes are rounded to the nearest thousands, except when otherwise indicated.

        Annual accounts for each of the years ended December 31, 2014 and 2013 were also prepared under accounting principles applicable in Spain as required for statutory purposes by prevailing legislation.

        In order to prepare financial statements in conformity with IFRS, it is necessary to apply certain critical accounting estimates. It also requires the management to exercise its judgement when applying the Company's accounting policies. The areas involving a greater degree of judgement or complexity, or

CORETHERAPIX, SLU

Notes to the Financial Statements (Continued)

December 31, 2014 and 2013

(2) Standards of Presentation (Continued)

areas where assumptions and estimates are significant to the financial statements are disclosed in Note 3.

        The purpose of these financial statements is to present the transactions and financial position of the Company in accordance with IFRS for the years ended December 31, 2014 and 2013 and they are to be included in offering documents related to potential capital markets transactions of the TiGenix Group.

  (2.2)
  Transition to International Financial Reporting Standards (IFRS)

        The Directors of the Company have prepared these financial statements in accordance with IFRS in force at December 31, 2014. These financial statements are its first IFRS financial statements (first-time adopter).

        The tables below show the information required by IFRS 1 about the transition process to these standards.

  a)
  Reconciliation of equity at December 31, 2014, December 31, 2013 and January 1, 2013:

	Equity January 1, 2013	Equity December 31, 2013	Equity December 31, 2014
Under Spanish GAAP	7,814,850	7,686,232	8,573,326
Reclassification and adjustment of awarded grants(i)	198,219	200,609	195,504
R&D expenses adjustment(ii)	(7,750,015)	(9,057,627)	(10,370,067)
Inventories expensed	(68,763)	(69,717)	(30,814)

Under IFRS	194,291	(1,240,503)	(1,632,051)

(i)
Under Spanish GAAP, non-refundable grants awarded by third parties are initially accounted for as equity through the statement of other comprehensive income and subsequently recognized in the income statement in line with the amortisation of the related assets.

Under IFRS, non-refundable grants should be recognized in the income statement over the periods in which the entity recognises as expenses the related costs for which the grant is intended to compensate. Therefore, the Company has recorded unearned deferred income under deferred income in the statement of financial position for the amount of the grants pending being taken to income.

(ii)
According to IAS 38, there is no recognition of intangible assets arising from research (or from the research phase of an internal project). Expenditure on research (or on the research phase of an internal project) shall be recognized as an expense when it is incurred.

CORETHERAPIX, SLU

Notes to the Financial Statements (Continued)

December 31, 2014 and 2013

(2) Standards of Presentation (Continued)

  b)
  Reconciliation of income statement and other comprehensive income for the year ended December 31, 2014

Income statement	Spanish GAAP 2014	IFRS 2014	Difference
Grants and other operating income	1,564,781	480,532	(1,084,249)	(1)
Research and development expenses	(1,266.262)	(1,227,359)	38,903	(2)
General and administrative expenses	(1,334,957)	(1,334,957)	—

Results from operating activities	(1,036,438)	(2,081,784)	(1,045,346)

Capitalised borrowing cost	46,177	—	(46,177)	(3)
Finance income	1,545	1,545	—
Finance costs	(172,236)	(230,483)	(58,247)	(1)
Exchange gains/(losses)	(77)	(76)	1

Net finance cost	(124,591)	(229,014)	(104,423)

Loss before income tax	(1,161,029)	(2,310,798)	(1,149,769)
Income tax	321,392	259,250	(62,142)	(4)

Loss for the year	(839,637)	(2,051,548)	(1,211,911)

Income and expense recognized directly in equity
Grants donations and bequest received	176,574	—	(176,574)	(5)
Grants donations and bequest transferred to the income statement	(87,599)	—	87,599	(5)
Net tax effect	(22,244)	—	22,244	(5)

Total recognized income and expense	(772,906)	(2,051,548)	(1,278,642)

CORETHERAPIX, SLU

Notes to the Financial Statements (Continued)

December 31, 2014 and 2013

(2) Standards of Presentation (Continued)

  c)
  Reconciliation of income statement and other comprehensive income for the year ended December 31, 2013

Income statement	Spanish GAAP 2013	IFRS 2013	Difference
Grants and other operating income	1,361,897	596,604	(765,293)	(1)
Research and development expenses	(1,293,605)	(1,294,559)	(954)	(2)
General and administrative expenses	(842,901)	(842,901)	—

Results from operating activities	(774,609)	(1,540,856)	(766,247)

Capitalised borrowing cost	14,007	—	(14,007)	(3)
Finance costs	(76,976)	(113,606)	(36,630)	(1)
Exchange gains/(losses)	1	1	—

Net finance cost	(62,968)	(113,605)	(50,637)

Loss before income tax	(837,577)	(1,654,461)	(816,884)
Income tax	122,323	—	(122,323)	(4)

Loss for the year	(715,254)	(1,654,461)	(939,207)

Income and expense recognized directly in equity
Grants donations and bequest received	542,167	—	(542,167)	(5)
Grants donations and bequest transferred to the income statement	(52,875)	—	52,875	(5)
Net tax effect	(122,323)	—	122,323	(5)

Total recognized income and expense	(348,285)	(1,654,461)	(1,306,176)

(1)
This difference relates mainly to the difference in the recognition criteria under Spanish GAAP in comparison with that required under IFRS within IAS 38 Intangible Assets of research costs and, to a lesser extent, of the grants received.

(2)
This difference relates to inventories which have been considered as expenses when incurred, as they directly relate to the research costs being expensed in (1) above.

(3)
The main difference in capitalised borrowing costs is due to the non-capitalization of research costs under IFRS as explained in (1) above.

(4)
At the date of preparation of the Spanish annual accounts, the Company had estimated the amount receivable of 299,149 euros from the tax authorities relating to the 2013 deductions for research and development. This amount was presented to the tax authorities in October 2014, and in July 2015 the Company received approval from the tax authorities for an amount of 259,250 euros. The difference between these amounts of 39,899 euros, together with the tax effect as explained in note (5) is the total difference in "Income Tax".

(5)
The differences in other comprehensive income are due to the fact that grants are not considered equity under IFRS as per IAS 20, and therefore all grants received are recognized in the income statement (if their nature is to compensate expenses) or as liabilities if the expense has not yet

CORETHERAPIX, SLU

Notes to the Financial Statements (Continued)

December 31, 2014 and 2013

(2) Standards of Presentation (Continued)

  been incurred. Consequently, there are no transfers from equity to the income statement relating to grants.

  d)
  Reconciliation of the cash flow statement for the year ended December 31, 2014 and 2013:

        Under Spanish GAAP, the Company completed abbreviated annual accounts which do not include cash flow statement.

(3) Other significant basis of presentation

  Functional and presentation currency

        The figures disclosed in the financial statements are expressed in Euros which is the Company's functional and presentation currency.

  Critical issues regarding the valuation and estimation of relevant uncertainties and judgements used when applying accounting principles

        Relevant accounting estimates and judgements and other estimates and assumptions have to be made when applying the Company's accounting principles to prepare the financial statements. A summary of the items requiring a greater degree of judgement or which are more complex, or where the assumptions and estimates made are significant to the preparation of the financial statements, is as follows:

  (i)
  Relevant accounting estimates and assumptions

        The benefit of a government loan at a below-market rate of interest is treated as a government grant, (measured as the difference between proceeds received and the fair value of the loan based on prevailing market interest rates). Determination of the appropriate amount of grant income to recognize involves judgements and estimates that the Company believes are reasonable, but it is possible that actual results may differ from the Company's estimates.

  (ii)
  Relevant judgements when applying accounting principles

        Significant accounting policies and other notes include details of any judgements made by management to identify and select the criteria applied for the measurement and classification of the main key financial indicators in these financial statements.

  Research and development costs:

        According to IAS 38, research is original and planned investigation undertaken with the prospect of gaining new scientific or technical knowledge and understanding. Expenditure on research activities is recognized in profit or loss as incurred.

        Development is the application of research findings or other knowledge to a plan or design for the production of new substantially improved materials, devices, products, processes, systems or services before the start of commercial production or use. Development does not include the maintenance or enhancement of ongoing operations.

CORETHERAPIX, SLU

Notes to the Financial Statements (Continued)

December 31, 2014 and 2013

(3) Other significant basis of presentation (Continued)

        Development does not need to be in relation to an entirely new innovation, rather it needs to be new to the specific company.

        Development expenditure is capitalised from the date on which the entity is able to demonstrate:

  •
  the technical feasibility of completing the intangible asset so that it will be available for use or sale;

  •
  its intention to complete the intangible asset and use or sell it;

  •
  its ability to use or sell the intangible asset;

  •
  how the intangible asset will generate probable future economic benefits;

  •
  the availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset; and

  •
  its ability to reliably measure the expenditure attributable to the intangible asset during its development

        Otherwise, it is recognized in profit or loss as incurred. Subsequent to initial recognition, development expenditure is measured at cost less accumulated amortisation and any accumulated impairment losses.

        The Company has not capitalised the development costs because it is not able to demonstrate these conditions have been met.

  (iii)
  Changes in accounting estimates

        Although estimates are calculated by the Company's sole director based on the best information available at the closing date of each corresponding financial statement, future events may require changes to these estimates in subsequent years. Any effect on the financial statements of adjustments to be made in subsequent years would be recognized prospectively.

  Going concern basis

        As shown in the accompanying income statement, the Company incurred losses of 2,051,548 euros in 2014 (1,654,461 in 2013). At December 31, 2014, equity is negative by an amount of 1,632,051 euros (negative equity of 1,240,503 euros at December 31, 2013) and working capital is negative in an amount of 30,326 euros (205,762 euros at December 31, 2013).

        However, for legal purposes, at December 31, 2014, equity under Spanish GAAP is positive and amounts to 8,573,326 euros (see note 2.2).

        During 2015, the Company has received shareholder contributions from its current sole shareholder, TiGenix NV of 1,000 thousand euros (see note 22).

        Based on the projected cash flows for 2015 the Company will need 218 thousand euros of additional financing in order to finance the projects in the pipeline. Moreover, based on the projected cash flows up to June 30, 2016, the Company will need an additional 373 thousands euros for these projects.

CORETHERAPIX, SLU

Notes to the Financial Statements (Continued)

December 31, 2014 and 2013

(3) Other significant basis of presentation (Continued)

        The Company's sole director has prepared these financial statements on a going concern basis due to the fact that, TiGenix NV, sole shareholder since July 31, 2015 (as detailed in note 22), will provide financial support necessary, to allow Coretherapix, SLU to continue with its activity. Nevertheless TiGenix NV has accumulated deficit of 97,606 thousand euros as of June 30, 2015 and recurring losses, and the significant cash used in its operating activities have raised substantial doubt regarding its ability to continue as a going concern. As at June 30, 2015, TiGenix had a cash and cash equivalent of 22.7 million euros. The board of directors of TiGenix is the opinion that this cash position is sufficient to continue operating the next 12 months from June 30, 2015, but will require significant additional cash resources to launch new development phases of existing projects in its pipeline. In order to launch such new development phases, TiGenix intends to timely obtain additional non-dilutive funding such as from partnering and/or dilutive funding. Based on the positive results from its lead compound Cx601, TiGenix is confident that sufficient additional funding will be obtained.

  Fair value measurement

        All assets and liabilities for which fair value is measured or disclosed in the financial statements are categorised within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

          Level 1—Quoted (unadjusted) market prices in active markets for identical assets or liabilities.

          Level 2—Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable.

          Level 3—Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable.

        All financial assets and liabilities of the Company are classified into Level 1 and 2, for disclosure purposes.

(4) Significant Accounting Policies

  (a)
  Intangible assets

        Intangible assets are measured at purchase cost, less any accumulated amortisation and impairment.

          (i)  Patents and trademarks

        Patents and trademarks are stated at cost of acquisition less accumulated amortisation and any accumulated impairment losses.

         (ii)  Computer software

        Computer software acquired by the Company is recognized as an asset when it meets the conditions related to development costs. Computer software maintenance costs are charged as expenses when incurred.

CORETHERAPIX, SLU

Notes to the Financial Statements (Continued)

December 31, 2014 and 2013

(4) Significant Accounting Policies (Continued)

        (iii)  Useful life and amortisation rates

        The Company assesses whether the useful life of each intangible asset acquired is finite or indefinite. An intangible asset is regarded by the Company as having an indefinite useful life when there is no foreseeable limit to the period over which the asset will generate net cash inflows. To date there are no assets with indefinite lives.

        Intangible assets with finite useful lives are amortised by allocating the depreciable amount of an asset on a systematic basis over its useful life using the straight-line method, by applying the following criteria:

	Amortisation method	Estimated years of useful life
Patents and trademarks	Straight-line	20
Computer software	Straight-line	3

        The depreciable amount of intangible assets is measured as the cost of the asset, less any residual value.

        The residual value of an intangible asset is the estimated amount that an entity would obtain currently from a disposal of the asset, after deducting the estimated costs of disposal, if the asset were in the condition expected at the end of its useful life.

        The residual value of an intangible asset with a finite useful life is assumed to be zero unless:

  •
  a third party has committed to buy the asset at the end of its useful life; or

  •
  there is an active market from which a residual value can be obtained, and it is probable that such a market will exist at the end of the asset's useful life.

        The Company reviews the residual value, useful life and amortisation method for intangible assets at each financial year end. Changes to initially established criteria are accounted for as a change in accounting estimates. If the residual value of an intangible asset increases to an amount equal to or greater than the asset's carrying amount, then amortisation stops until its residual value subsequently decreases to an amount below the asset's carrying amount.

        Subsequent to initial recognition of the asset, only the costs incurred which increase capacity or productivity or which lengthen the useful life of the asset are capitalised. The carrying amount of parts that are replaced is derecognized. Costs of day-to-day servicing are recognized in profit and loss as incurred.

        (iv)  Impairment losses

        The Company measures and determines impairment to be recognized or reversed based on the criteria in section (c) Impairment of non-financial assets subject to amortisation or depreciation.

CORETHERAPIX, SLU

Notes to the Financial Statements (Continued)

December 31, 2014 and 2013

(4) Significant Accounting Policies (Continued)

  (b)
  Property, plant and equipment

          (i)  Initial recognition

        Property, plant and equipment are measured at cost of acquisition. Property, plant and equipment are carried at cost less any accumulated depreciation and impairment.

         (ii)  Depreciation

        Property, plant and equipment are depreciated by allocating the depreciable amount of the asset on a systematic basis over its useful life. The depreciable amount is the cost of an asset, less its residual value.

        Property, plant and equipment are depreciated using the following criteria:

	Depreciation method	Estimated years of useful life
Technical installations and machinery	Straight-line	3 - 8
Other installations, equipment and furniture	Straight-line	10
Other property, plant and equipment	Straight-line	4

        The Company reviews residual values, useful lives and depreciation methods at each financial year end. Changes to initially established criteria are accounted for as a change in accounting estimates.

        (iii)  Subsequent costs

        Subsequent to initial recognition of the asset, only the costs incurred which increase capacity or productivity or which lengthen the useful life of the asset are capitalised. The carrying amount of parts that are replaced is derecognized. Costs of day-to-day servicing are recognized in profit and loss as incurred.

        (iv)  Impairment

        The Company measures and determines impairment to be recognized or reversed based on the criteria in section (c) Impairment of non-financial assets subject to amortisation or depreciation.

  (c)
  Impairment of non-financial assets subject to amortisation or depreciation

        The Company evaluates whether there are indications of possible impairment losses on non-financial assets subject to amortisation or depreciation to verify whether the carrying amount of these assets exceeds the recoverable amount. The recoverable amount is the higher of the fair value less costs to sell and the value in use.

        Impairment losses are recognized in the income statement.

        The Company considers evidence of impairment for these assets at both an individual asset and a collective level. All individual significant assets are individually assessed for impairment. Those found not to be impaired are then collectively assessed for any impairment that has been incurred but not yet individually identified. Assets that are not individually significant are collectively assessed for

CORETHERAPIX, SLU

Notes to the Financial Statements (Continued)

December 31, 2014 and 2013

(4) Significant Accounting Policies (Continued)

impairment. Collective assessment is carried out by grouping together assets with similar risk characteristics.

        An impairment loss is calculated as the difference between an asset's carrying amount and the present value of the estimated future cash flows discounted at the asset's original effective interest rate. Losses are recognized in profit or loss and reflected in an allowance account. When the Company considers that there are no realistic prospects of recovery of the asset, the relevant amounts are written off. If the amount of impairment loss subsequently decreases and the decrease can be related objectively to an event occurring after the impairment was recognized, then the previously recognized impairment loss is reversed in profit or loss.

  (d)
  Leases

          (i)  Lessee accounting

        The Company has rights to use certain assets through lease contracts.

        Leases in which the Company assumes substantially all the risks and rewards incidental to ownership are classified as finance leases, otherwise they are classified as operating leases.

  •
  Finance leases

    Assets held under finance leases are recognized at the start of the lease term as assets of the Group at their fair value or, if lower, at the present value of the minimum lease payments, each determined at the inception of the lease. The corresponding liability to the lessor is included in the balance sheet as a finance lease obligation. The financial costs need to be allocated to each term of the lease period so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are expensed.

  •
  Operating leases

    Rentals payable under operating leases are charged to income on a straight-line basis over the term of the relevant lease. Benefits received and receivable as an incentive to enter into an operating lease are also charged to income on a straight-line basis over the lease term.

  (e)
  Financial instruments

          (i)  Classification and separation of financial instruments

        Financial instruments are classified on initial recognition as a financial asset, a financial liability or an equity instrument in accordance with the economic substance of the contractual arrangement and the definitions of a financial asset, a financial liability and an equity instrument.

        The Company classifies financial instruments into different categories based on the nature of the instruments and management's intentions on initial recognition.

         (ii)  Loans and receivables

        Loans and receivables comprise receivables with fixed or determinable payments that are not quoted in an active market other than those classified in other financial asset categories. These assets

CORETHERAPIX, SLU

Notes to the Financial Statements (Continued)

December 31, 2014 and 2013

(4) Significant Accounting Policies (Continued)

are initially recognized at fair value, including transaction costs, and are subsequently measured at amortised cost using the effective interest method.

        Nevertheless, financial assets which have no established interest rate, which mature or are expected to be received in the short term, and for which the effect of discounting is immaterial, are measured at their nominal amount.

        (iii)  Derecognition of financial assets

        Financial assets are derecognized when the contractual rights to the cash flows from the financial asset expire or have been transferred and the Company has transferred substantially all the risks and rewards of ownership.

        On derecognition of a financial asset in its entirety, the difference between the carrying amount and the sum of the consideration received, net of transaction costs, including any new asset obtained less any new liability assumed and any cumulative gain or loss deferred in recognized income and expense, is recorded in profit or loss.

        (iv)  Impairment of financial assets

        A financial asset or a group of financial assets is impaired and impairment losses are incurred if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset and the event or events have an impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated.

        The Company recognises impairment of loans and receivables and debt instruments when estimated future cash flows are reduced or delayed due to debtor insolvency.

  Impairment of financial assets carried at amortised cost

        The amount of the impairment loss of financial assets carried at amortised cost is measured as the difference between the asset's carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset's original effective interest rate. For variable income financial assets, the effective interest rate corresponding to the measurement date under the contractual conditions is used.

        The impairment loss is recognized in profit and loss and may be reversed in subsequent periods if the decrease can be objectively related to an event occurring after the impairment has been recognized. The loss can only be reversed to the limit of the amortised cost of the assets had the impairment loss not been recognized.

         (v)  Financial liabilities

        Financial liabilities, including other payables, that are not classified as held for trading or as financial liabilities at fair value through profit or loss are initially recognized at fair value less any transaction costs directly attributable to the issue of the financial liability. After initial recognition, liabilities classified under this category are measured at amortised cost using the effective interest method.

CORETHERAPIX, SLU

Notes to the Financial Statements (Continued)

December 31, 2014 and 2013

(4) Significant Accounting Policies (Continued)

        Nevertheless, financial liabilities which have no established interest rate, which mature or are expected to be settled in the short term, and for which the effect of discounting is immaterial, are measured at their nominal amount.

        (vi)  Derecognition and modifications of financial liabilities

        The Company derecognises all or part of a financial liability when it either discharges the liability by paying the creditor, or is legally released from primary responsibility for the liability either by process of law or by the creditor.

        The difference between the carrying amount of a financial liability, or part of a financial liability, extinguished or transferred to another party and the consideration paid, including any non-cash assets transferred or liabilities assumed, is recognized in profit or loss.

       (vii)  Security deposits

        Deposits for lease contracts are measured, if the effect is significant, using the same criteria as for financial assets. The difference between the amount paid and the fair value is classified as a prepayment and recognized in profit or loss over the lease term.

  (f)
  Cash and cash equivalents

        Cash and cash equivalents include cash on hand and demand deposits in financial institutions. They also include other short-term, highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value. An investment normally qualifies as a cash equivalent when it has a maturity of less than three months from the date of acquisition.

  (g)
  Grants, donations and bequests

        Grants are recognized when there is reasonable assurance that the entity will comply with the relevant conditions and the grant will be received. Grants are recognized in profit or loss on a systematic basis when the entity recognises, as expenses, the related costs that the grants are intended to compensate. Grants that relate to the acquisition of an asset are recognized in profit or loss as the asset is depreciated or amortised.

        Grants corresponding to government loans at a below-market interest rate are estimated as the difference between proceeds received and the fair value of the loan based on prevailing market interest rate (reflecting the market credit risk for a Company such as Coretherapix in a similar development stage, Level 2 category). The Company recognises a profit corresponding to these grants on a systematic basis over the periods in which the Company incurs the related costs which the grants are intended to compensate.

  (h)
  Income tax

        The income tax expense or tax income for the year comprises current tax and deferred tax.

CORETHERAPIX, SLU

Notes to the Financial Statements (Continued)

December 31, 2014 and 2013

(4) Significant Accounting Policies (Continued)

        Current tax assets or liabilities are measured at the amount expected to be paid to or recovered from the taxation authorities, using the tax rates and tax laws that have been enacted or substantially enacted at the reporting date.

        Current and deferred tax are recognized as income or an expense and included in profit or loss for the year, except to the extent that the tax arises from a transaction or event which is recognized, in the same or a different year, directly in equity, or from a business combination.

        Government assistance provided in the form of deductions and other tax relief applicable to income tax payable and considered as government grants is recognized applying the criteria described in section (i) grants, donations and bequests.

  (i)
  Measurement

        Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the years when the asset is realised or the liability is settled, based on tax rates and tax laws that have been enacted or substantially enacted. The tax consequences that would follow from the manner in which the Company expects to recover or settle the carrying amount of its assets or liabilities are also reflected in the measurement of deferred tax assets and liabilities.

        Given the characteristics of the Company and its business, the Company has not recognized deferred tax assets as it has not been considered probable that there will be available taxable profit to recover any recognized assets.

  (j)
  Classification of assets and liabilities as current and non-current

        The Company classifies assets and liabilities in the statement of financial position as current and non-current. Current assets and liabilities are determined as follows:

  •
  Assets are classified as current when they are expected to be realised or are intended for sale or consumption in the Company's normal operating cycle, they are held primarily for the purpose of trading, they are expected to be realised within twelve months after the reporting date or are cash or a cash equivalent, unless the assets may not be exchanged or used to settle a liability for at least twelve months after the reporting date.

  •
  Liabilities are classified as current when they are expected to be settled in the Company's normal operating cycle, they are held primarily for the purpose of trading, they are due to be settled within twelve months after the reporting date or the Company does not have an unconditional right to defer settlement of the liability for at least twelve months after the reporting date.

  •
  Financial liabilities are classified as current when they are due to be settled within twelve months after the reporting date, even if the original term was for a period longer than twelve months, and an agreement to refinance or to reschedule payments on a long-term basis is completed after the reporting date and before the financial statements are authorised for issue.

CORETHERAPIX, SLU

Notes to the Financial Statements (Continued)

December 31, 2014 and 2013

(4) Significant Accounting Policies (Continued)

  (k)
  Related party transactions

        Transactions between related parties, except those related to business combinations, mergers, spin-offs and non-monetary contributions mentioned in the previous sections, are recognized at the fair value of the consideration given or received. The difference between this value and the amount agreed is recognized in line with the underlying economic substance of the transaction.

  (l)
  Standards and interpretations issued by the IASB, but not yet effective

        Based on the analyses performed to date, the Company estimates that the initial adoption of the standards and amendments issued by the IASB, which are not mandatory at the date of issuance of the accompanying financial statements, will have no significant impact on the financial statements, except for the following standards and amendments:

  IFRS 9—Financial instruments

        In July 2014, the IASB issued the final version of IFRS 9, Financial Instruments, which reflects all phases of the financial instruments project and replaces IAS 39, Financial Instruments: Recognition and Measurement, and all previous versions of IFRS 9. The standard introduces new requirements for classification and measurement, impairment and hedge accounting. IFRS 9 is effective for annual periods beginning on or after 1 January 2018, with early adoption permitted. Retrospective adoption is required, but comparative information is not mandatory. The adoption of IFRS 9 will have an effect on the classification and measurement of the Company's financial assets, but no impact on the classification and measurement of its financial liabilities. The new impairment calculation method will have no effect, either. As for hedge accounting, there will be substantial amendments, since the economic hedges arranged at the date of transition to IFRS 9, which cannot currently be recorded as accounting hedges in accordance with IAS 39, will be recognized as accounting hedges in accordance with the new standard.

  IFRS 15—Revenue from Contracts with Customers

        IFRS 15 was issued in May 2014 and establishes a new five-step model that will apply to revenue arising from contracts with customers. Under IFRS 15 revenue is recognized at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring goods or services to a customer. The principles in IFRS 15 provide a more structured approach to measuring and recognising revenue.

        The new revenue standard is applicable to all entities and will supersede all current revenue recognition requirements under IFRS. Either a full or modified retrospective application is required for annual periods beginning on or after January 1, 2018 with early adoption permitted. Company's management is currently assessing the impact of IFRS 15.

CORETHERAPIX, SLU

Notes to the Financial Statements (Continued)

December 31, 2014 and 2013

(4) Significant Accounting Policies (Continued)

        Additionally, the following improvements which are effective for periods beginning at January 1, 2016, and for which the Company does not expect any significant impact, include the following amendments:

        IFRS 5 Non-current assets held for sale and discontinued operations: These amendments will have no impact since the Company does not currently have any current assets held for sale.

        IFRS 7 Financial instruments: Disclosures: No impact is expected.

        IFRS 7 Financial instruments: Disclosures: No impact is expected since the Company does not currently have any financial assets and liabilities that can be offset.

        IAS 19 Employee benefits: No impact is expected since the Company does not currently have any long-term benefits subject to this standard.

        Amendments to IFRS 10 and IAS 28 Contribution of assets between an investor and its associate or joint venture: These amendments will be considered if assets that constitute a business between an investor and its associate or joint venture is sold or contributed to an associate or joint venture.

        Amendments to IFRS 10, IFRS 12 and IAS 28 for Investment entities: Applying the consolidation exception: These amendments will have no effect.

        Amendments to IFRS 11, Accounting for acquisitions of interest in joint operations. These amendments will be considered if the Company should belong to a group and interest is acquired in joint operations that constitute a business, and when additional interest in the same joint operation is acquired and joint control is retained.

        Amendments to IAS 16 and IAS 38 Acceptable methods of depreciation and amortisation: No significant impact is expected.

        Amendments to IAS 16 and IAS 41 Agriculture: Bearer Plants: These amendments will have no impact since the Company has no biological assets.

        Amendments to IAS 19 Defined benefit plans: Employee contributions: No impact is expected since the Company has no defined benefit plans with contributions from employees or third parties.

        Amendments to IAS 27 Equity method in separate financial statements: No impact is expected.

(5) Segment information

        The Company is currently under development and is considered a start-up business; there are no sales and consequently cannot present any geographical or client information.

        The most significant current market information of the Company is related to research projects underway at December 31, 2014: Cell therapies for symptoms of acute myocardial infarction, therapies for symptoms of chronic myocardial infarction and growth factor therapies.

        Operating segments are presented consistently with how resources are allocated by Company management. Based on how the Company manages business and how decisions about resource allocation are made, the Company has one reportable operating segment for financial reporting presentation purposes.

CORETHERAPIX, SLU

Notes to the Financial Statements (Continued)

December 31, 2014 and 2013

(6) Intangible Assets

        Details of intangible assets and movement are as follows:

	2014
	Euros
	Patents and trademarks	Computer software	Total
Cost at December 31, 2013	342,764	12,802	355,566
Additions	121,075	—	121,075

Cost at December 31, 2014	463,839	12,802	476,641
Accumulated depreciation at December 31, 2013	(28,123)	(12,247)	(40,370)
Depreciation	(20,140)	(555)	(20,695)

Accumulated depreciation at December 31,2014	(48,263)	(12,802)	(61,065)

Carrying amount at December 31, 2014	415,576	—	415,576

	2013
	Euros
	Patents and trademarks	Computer software	Total
Cost at January 1, 2013	213,572	12,802	226,374
Additions	129,192	—	129,192

Cost at December 31, 2013	342,764	12,802	355,566
Accumulated depreciation at January 1, 2013	(21,159)	(10,330)	(31,489)
Depreciation	(6,964)	(1,917)	(8,881)

Accumulated depreciation at December 31, 2013	(28,123)	(12,247)	(40,370)

Carrying amount at December 31, 2013	314,641	555	315,196

        The description of the patents at December 31, 2014 and December 31, 2013 are as follows:

          CTX-1: the patent family derived from priority applications GB2467982 and US 61,127,067 filed with priority date May 2008 and PCT WO2009136283 and further comprising applications: US 13/625,695, CA 2,723,765, US 13/801,213, US 13/446,466 and EP09742456.8 were abandoned in February 2015 due to the patentability difficulties encountered during the prosecution process. These applications claimed a multipotent stem cell expressing, among others, markers of totipotency including Oct4+, Nanog+, C-kit+ which had been hitherto limited to embryonic cell populations. The cells of the invention display an unprecedented capacity for multipotency; and the ability to differentiate to cell types of mesodermal, endodermal and ectodermal origin. The application also claimed the use of adult stem cells as therapeutic agents including, without limitation, for the regeneration of tissue, particularly for regeneration of damaged cardiac tissue, such as the myocardium. The net book value at December 31, 2014 amounts to 142,944 euros (123,676 euros at December 31, 2013).

          CTX-2: A patent family claiming a pharmaceutical formulation for parenteral administration to a target tissue comprising particles containing an active ingredient (especially being a growth

CORETHERAPIX, SLU

Notes to the Financial Statements (Continued)

December 31, 2014 and 2013

(6) Intangible Assets (Continued)

    factor selected from a list) and a biodegradable excipient wherein the mean diameter of the particles is 15 microns and 99% or more of the particles have a diameter of 15 +/– microns. The principal disclosed use is in the treatment of ischemic heart disease or myocardial infarction. The net book value at December 31, 2014 amounts to 184,162 euros (139,160 euros at December 31, 2013).

          CTX-3: A patent family claiming an isolated multipotent adult cardiac stem cell characterised by the presence and absence of particular biological markers, and the ability of the cell to differentiate into at least adipocytes, osteocytes, endothelial cells and smooth muscle cells. The PCT claims are also directed to a substantially pure population of the claimed cells, methods for preparing such a population of cells, as well as pharmaceutical compositions and methods of treating cardiovascular disease, ischemic injury and autoimmune diseases and preventing allogeneic organ transplant rejection. A separate US application was filed claiming a substantially pure population of adult cardiac stem cells characterised by the presence and absence of a set of biological markers, and pharmaceutically compositions comprising the claimed population of cells. Claims directed to methods of preparing the population of cells and to methods of treating cardiovascular disease, ischemic injury, autoimmune disease, inflammatory processes and chronic ulcers and preventing allogeneic organ transplant rejection can be pursued in a divisional application if required. Substantive examination of the application has recently commenced and a response to a non-final office action is due shortly. The net book value at December 31, 2014 amounts to 86,755 euros (49,938 euros at December 31, 2013).

(7) Property, Plant and Equipment

        Details of property, plant and equipment and movement are as follows:

	2014
	Euros
	Technical installations and machinery	Other installations, equipment and furniture	Other property, plant and equipment	Total
Cost at December 31, 2013	741,552	7,755	15,545	764,852
Additions	5,920	53,437	4,777	64,134
Disposals	(60,809)	(29,680)	(399)	(90,888)

Cost at December 31, 2014	686,663	31,512	19,923	738,098
Accumulated depreciation at December 31, 2013	(571,384)	(3,446)	(12,658)	(587,488)
Depreciation	(42,552)	(11,710)	(3,500)	(57,762)
Disposals	36,114	2,045	284	38,443

Accumulated depreciation at December 31, 2014	(577,822)	(13,111)	(15,874)	(606,807)

Carrying amount at December 31, 2014	108,841	18,401	4,049	131,291

CORETHERAPIX, SLU

Notes to the Financial Statements (Continued)

December 31, 2014 and 2013

(7) Property, Plant and Equipment (Continued)

	2013
	Euros
	Technical installations and machinery	Other installations, equipment and furniture	Other property, plant and equipment	Total
Cost at January 1, 2013	741,552	7,755	15,545	764,852

Cost at December 31, 2013	741,552	7,756	15,545	764,852
Accumulated depreciation at January 1, 2013	(524,319)	(2,670)	(9,510)	(536,499)
Depreciation	(47,065)	(776)	(3,148)	(50,989)

Accumulated depreciation at December 31, 2013	(571,384)	(3,446)	(12,658)	(587,488)

Carrying amount at December 31, 2013	170,168	4,309	2,887	177,364

        At December 31, 2014 and 2013, the cost of fully depreciated property, plant and equipment in use is as follows:

	Euros
	December 31, 2014	December 31, 2013	January 1, 2013
Technical installations and machinery	366,256	366,256	366,256
Other property, plant and equipment	4,506	1,675	1,675

	370,762	367,931	367,931

(8) Finance Leases—Lessee

        In 2013, the Company had laboratory equipment under finance leases arranged with the Genetrix Group company Biotherapix Molecular Medicines, SLU (See details in note 16.) At 2014 year end, this Genetrix Group company was liquidated and the agreement terminated, the Company acquiring the ownership of the laboratory equipment at market value.

        Finance lease liabilities are payables as follows:

							Euros
	Euros			Euros
							Present value of minimum lease payments
	Future minimum lease payments			Interest
	December 31, 2014	December 31, 2013	January 1, 2013	December 31, 2014	December 31, 2013	January 1, 2013	December 31, 2014	December 31, 2013	January 1, 2013
Less than one year	—	5,115	5,115	—	280	459	—	4,835	4,656
One to five years	—	2,558	7,674	—	95	376	—	2,463	7,298
Over five years	—	—	—	—	—	—	—	—	—

	—	7,673	12,789	—	375	835	—	7,298	11,954

CORETHERAPIX, SLU

Notes to the Financial Statements (Continued)

December 31, 2014 and 2013

(9) Operating Leases—Lessee

        The main lease contracts of the Company are:

  •
  The lab space lease is described below:

    On March 1, 2009, the Company signed an operating lease with a third party for the laboratory space where it carries out its projects. On November 15, 2010, the Company signed an addendum to the lease which increased the rented area from 265m2 to 398m2 for a total monthly rental price of 14,328 euros. The addendum came into effect as of January 15, 2011.

    On November 1, 2011 the Company signed a new lease stipulating a monthly rent of euros 11,144 for the same 398m2 area. On January 1, 2014, the Company signed an addendum to the agreement; reducing the monthly rent until October 2014 to 2,585 euros while the other clauses of the lease remained unchanged. On October 30, 2014, a new three-year agreement was signed that expires on December 31, 2017 with a monthly rent of 5,000 euros since November 2014, which may be cancelled with no penalties each December 31.

  •
  The office space lease is described below:

    On December 26, 2013, the Company signed an operating lease with a third party for the office space in La Encina building beginning January 1, 2014 with a monthly rent of 4,385 euros. Genetrix was the prior lessee of this office space. The mentioned contract was cancelled on May 31, 2014, all office personnel being relocated to the lab space.

        Operating lease payments have been recognized as an expense for the year as follows:

	Euros
	December 31, 2014	December 31, 2013
Lease payments	70,024	133,728

        Future minimum payments under non-cancellable operating leases are as follows:

	Euros
	December 31, 2014	December 31, 2013	January 1, 2013
Less than one year	34,332	28,610	133,728
Two to five years	—	—	111,440

	34,332	28,610	245,168

CORETHERAPIX, SLU

Notes to the Financial Statements (Continued)

December 31, 2014 and 2013

(10) Financial Assets by Category

        The classification of financial assets by category and class is as follows:

	December 31, 2014		December 31, 2013		January 1, 2013
	Non-current	Current	Non-current	Current	Non-current	Current
Other receivables
Deposits (note 10 (a))	10,000	676,350	65,338	—	18,671	—
Other receivables (note 10 (b))	—	60,347	—	6	—	170,959

Total financial assets	10,000	736,697	65,338	—	18,671	170,959

  (a)
  Deposits

        The fair values of the deposits and other receivables are close to their carrying amounts, mainly due to the short-term maturity of such instruments.

        Details of deposits are as follows:

	Euros		Euros		Euros
	At amortised cost or cost Carrying amount		At amortised cost or cost Carrying amount		At amortised cost or cost Carrying amount
	Non-current	Current	Non-current	Current	Non-current	Current
	December 31, 2014		December 31, 2013		January 1, 2013
Deposits
Deposits and guarantees	10,000	—	18,671	—	18,671	—
Deposits in financial institutions	—	676,350	46,667	—	—	—

Total financial assets	10,000	676,350	65,338	—	18,671	—

        The amount included under non-current guarantees relates to the laboratory lease held by the Company at 31 December 2014.

        Current deposits mainly comprise the balance at December 31, 2014 of a fixed-term deposit amounting to 600,000 euros that earns interest of 0.6% and matures on December 23, 2015 and another fixed-term deposit amounting to 76,350 euros that earns interest of 0.2% and matures on March 27, 2015 and is automatically renewed, which the Company deposited as security for the guarantee provided by Caja de Ingenieros for repayment of the soft loan extended by the Spanish Centre for the Development of Industrial Technology (CDTI). The Company may not withdraw the balance of this fixed-term deposit until it has repaid the loan from the CDTI. This deposit was cancelled on July 31, 2015 (see note 22).

CORETHERAPIX, SLU

Notes to the Financial Statements (Continued)

December 31, 2014 and 2013

(10) Financial Assets by Category (Continued)

  (b)
  Other receivables

        Details of other receivables are as follows:

	Euros
	December 31, 2014	December 31, 2013	January 1, 2013
Other receivables from Group companies	59,166	—	170,959
Personnel	1,181	6	—

	60,347	6	170,959

        At the 2014 reporting date, other receivables from Group companies reflect the invoicing of certain personnel, general and IT expenses etc. to third parties and Sygnis Biotech, SLU, a subsidiary of Sygnis AG due to certain projects performed in collaboration and a cost sharing agreement (see details in note 16).

  (c)
  Net losses and gains by financial asset category

        Net gains and losses by financial asset category in 2014 and 2013 are as follows:

	Euros
	Debts and payables
	December 31, 2014	December 31, 2013	January 1, 2013
Finance income	1,575	—	12,699

Total net losses/gains	1,575	—	12,699

        Finance income reflects income in respect of deposits which the Company deposited as security for the guarantee provided by Caja de Ingenieros for repayment of the soft loan extended by the Spanish Centre for the Development of Industrial Technology (CDTI).

(11) Cash and Cash Equivalents

        Details of cash and cash equivalents are as follows:

	Euros
	December 31, 2014	December 31, 2013	January 1, 2013
Cash in hand and at banks	239,434	197,700	65,819
Deposits	—	437,890	—

Cash and Cash Equivalents	239,434	635,590	65,819

        In 2013, deposits reflect the fixed-term deposit arranged by the Company for the same amount as the guarantee extended to the CDTI to secure the granting of a portion of the soft loan. Current deposits mainly comprise the balance of a 437,884 euros fixed-term deposit arranged by the Company at December 31, 2013, which earned interest of 0.5% and matured on March 27, 2014.

CORETHERAPIX, SLU

Notes to the Financial Statements (Continued)

December 31, 2014 and 2013

(12) Equity

        Details of equity and movement during the years are shown in the statements of changes in equity.

  (a)
  Capital

        At December 31, 2014 and 2013, the share capital of the Company is represented by 80,041 shares of 0.10 euros par value each, numbered from 1 to 80,041 inclusive, which are cumulative and indivisible, subscribed and fully paid. All shares have the same voting and profit sharing rights.

        At December 31, 2014 and 2013, the Company's sole shareholder was Genetrix Life Sciences, AB This company is registered in Sweden and belongs to the group headed by the Spanish company, Genetrix, SL.

        See note 22 regarding changes in shareholders in 2015.

  (b)
  Share premium

        Share premium is distributable except for the amount equal to the net book value of research and development costs recorded as an asset under Spanish GAAP amounting to 10,370,067 euros at December 31, 2014 (9,057,628 euros at December 31, 2013), provided that share capital does not exceed equity as a result of the distribution.

  (c)
  Voluntary reserves

        These reserves are freely distributable.

  (d)
  Other shareholder contributions

        On February 13, April 11, April 24, April 25, July 28, November 21, December 10 and December 19, 2014 Genetrix Life Sciences AB made monetary contributions to the Company totalling 1,660,000 euros.

        On April 2 and November 14, 2013, Genetrix Life Sciences AB made monetary contributions to the Company totalling 219,667 euros.

  (e)
  Prior years' losses

        The prior year's losses includes the accumulated losses from previous years.

CORETHERAPIX, SLU

Notes to the Financial Statements (Continued)

December 31, 2014 and 2013

(13) Financial Liabilities by Category

        The classification of financial liabilities by category and class is as follows:

	Euros
	December 31, 2014		December 31, 2013		January 1, 2013
	Non- current	Current	Non- current	Current	Non- current	Current
Loans and borrowings
Loans and borrowings from third parties (note 13 (b))	2,158,592	171,221	1,590,176	3,121	209,518	2,084
Loans and borrowings from Group companies (note 13 (a))	—	606,222	2,463	4,835	7,298	4,656
Other payables (note 13 (c))
Suppliers	—	15,953	—	13,117	—	57,617
Payables	—	296,792	—	672,801	—	256,874
Other payables	—	128,281	—	46,583	—	13,425
Deferred income (note 13 (d))	—	—	—	115,375	—	—

Total financial liabilities	2,158,592	1,218,469	1,592,639	855,832	216,816	334,656

  (a)
  Loans and borrowings from Group companies

        The fair values of these payable accounts are close to their carrying amounts due to the short-term maturity of such instruments.

        Details of Loans and borrowings from Group companies are as follows:

	Euros
	December 31, 2014		December 31, 2013		January 1, 2013
	Non- current	Current	Non- current	Current	Non- current	Current
Loans and borrowings from Group companies
Other financial liabilities	—	606,222	—	—	—	—
Finance lease payables (note 8)	—	—	2,463	4,835	7,298	4,656

Total	—	606,222	2,463	4,835	7,298	4,656

        In 2014, other financial liabilities include loans from the ultimate Parent and other third parties totalling 590 thousand euros, which mature in August 2015 together with the interest accrued that is payable upon maturity. These loans bear interest at an annual rate of 10%. At the reporting date, the Genetrix Group company Genetrix Life Sciences, AB had blocked 295,000 shares of its interest in the listed company Sygnis Pharma AG to secure these loans. The number of shares pledged to secure this liability is updated every quarter based on the average price of Sygnis AG shares in that quarter.

        In 2013, finance lease payables relate to the lease contract signed with the Genetrix Group company Biotherapix Molecular Medicines, SLU for use of laboratory equipment (see note 7). At the 2014 reporting date the finance lease was terminated.

CORETHERAPIX, SLU

Notes to the Financial Statements (Continued)

December 31, 2014 and 2013

(13) Financial Liabilities by Category (Continued)

  (b)
  Loans and borrowings from third parties and other payables

        At December 31, 2014 and 2013, Loans and borrowings from third parties and other payables are as follows:

	Euros
	December 31, 2014		December 31, 2013		January 1, 2013
	Non- current	Current	Non- current	Current	Non- current	Current
Other payables	183,893	2,753	—	3,121	—	2,084
Loans and borrowings from third parties
INNPACTO	503,577	68,465	476,134	—	209,518	—
Madrid Network	848,593	—	815,955	—	—	—
CDTI loan	622,529	46,090	274,616	—	—	—
Other payables	—	53,913	23,471	—	—	—

Total	2,158,592	171,221	1,590,176	3,121	209,518	2,084

        Other payables includes the advance of the 2015 annual instalment of the CAREMI and Cardionet grants amounting to 183,893 euros.

        The information related to the INNPACTO, Madrid Network and CDTI loans is the following;

  INNPACTO

        This loan is interest-free and has a term of 10 years, with a grace period of three years.

        In 2013, the Company received two annual payments of the INNPACTO loan, one of 457,225 euros and another of 142,150 euros.

        In January 2012 the Company received the first annual instalment of the INNPACTO loan amounting to 547,717 euros.

  Madrid Network

        In 2013, the Company received the loan from Madrid Network amounting to 948,017 euros. This interest-bearing loan has a term of ten years and a grace period of three years and the loan finances the company expenses from July 1, 2013 to December 31, 2014 with a rate of 1.23%.

        The Genetrix Group company, Genetrix Life Sciences, AB had blocked 552,440 shares of its interest in the listed company Sygnis AG to secure this loan.

  Spanish Centre for the Development of Industrial Technology (CDTI)

        During 2013, the Company received the first instalment of the loan from the Centre for Technological and Industrial Development (CDTI) amounting to 347,566 euros. This loan is interest-free and has a term of ten years, with a grace period of three years. In 2014 the Company received the second instalment of this loan amounting to 449,241 euros.

CORETHERAPIX, SLU

Notes to the Financial Statements (Continued)

December 31, 2014 and 2013

(13) Financial Liabilities by Category (Continued)

        The Group company, Genetrix Life Sciences AB, blocked 450,000 shares it held in the listed company Sygnis AG in order to secure the guarantee provided by Caja de Ingenieros for repayment of the loan from the CDTI to Coretherapix, SLU.

        As described in Note 3, the Company has considered that these loans include a grant component as they carry a much lower interest rate than the market interest rate at which the Company could obtain a loan from a third party.

        Other payables include the interest accrued until December 31, 2014 on the guarantee remuneration contract entered into by the Company with the Genetrix Group company Genetrix Life Sciences AB as payment for the guarantee provided to the Company by the latter to secure payment of the soft loans received from the CDTI and Madrid Network (note 16 (a)). Fair value of these other payables is close to its carrying amounts.

  (c)
  Other payables

        Details of Other payables are as follows:

	Euros
	December 31, 2014	December 31, 2013	January 1, 2013
Group
Payables	10,628	48,540	95,408
Unrelated parties
Suppliers	15,953	13,117	57,617
Payables	286,164	624,261	161,466
Personnel, salaries payable	128,281	46,583	13,425

Total	441,026	732,501	327,916

        Details of Group company payables are as follows:

	Euros
	Current
	December 31, 2014	December 31, 2013	January 1, 2013
Genetrix, SL	—	42,350	89,218
Biotherapix Molecular Medicine, SLU	—	6,190	6,190
Sygnis Biotech SLU	10,628	—	—

	10,628	48,540	95,408

        Fair value of these Other payables is close to its carrying amounts as these are all current amounts.

CORETHERAPIX, SLU

Notes to the Financial Statements (Continued)

December 31, 2014 and 2013

(13) Financial Liabilities by Category (Continued)

  (d)
  Deferred income

        As indicated in note 13 (b), in July 2013 the company received a soft loan from Madrid Network amounting to 948,017 euros. The loan finances the company expenses for an amount of 260,249 euros in 2013 and 1,003,774 euros in 2014. Deferred income recognizes the grant amount for the soft loan relating to 2014 fiscal year.

  (e)
  Net losses and gains by financial liability category

        Net gains and losses by financial liability category in 2014 and 2013 are as follows:

	Euros
	December 31, 2014	December 31, 2013	January 1, 2013
Warranties	53,912	—	—
Interest from other entities	30,128	23,633	231,402
Interest from loans	145,846	89,343	—
Other	597	630	288

Total net losses/gains	230,483	113,606	231,690

        Finance costs at amortised cost reflect costs accrued in respect of the debts and payables with group companies and others.

(14) Financial instruments and financial risk management

        The principal financial instruments used by the Company, from which financial risk arises, are as follows:

  •
  Other receivables

  •
  Cash and cash equivalents

  •
  Loans and borrowings

  •
  Other payables

  (a)
  Capital risk management

        The Company policy with respect to managing capital is to safeguard the Company's ability to continue as a going concern and to obtain an optimal capital structure over time.

CORETHERAPIX, SLU

Notes to the Financial Statements (Continued)

December 31, 2014 and 2013

(14) Financial instruments and financial risk management (Continued)

  (b)
  Fair value of financial instruments

		As at December 31, 2014
Euros	Notes	Carrying amount	Fair Value	Fair value hierarchy
Financial assets
Cash and cash equivalents	11	239,434	239,434	level 1
Other receivables (non-current)	10	10,000	10,000	level 2
Other receivables (current)	10	736,697	736,697	level 2
Financial liabilities
Loans and borrowings (non-current)	13	2,158,592	2,239,174	level 2
Loans and borrowings (current)	13	777,443	777,443	level 2
Other payables	13	441,026	441,026	level 2

		As at December 31, 2013
Euros	Notes	Carrying amount	Fair Value	Fair value hierarchy
Financial assets
Cash and cash equivalents	11	635,590	635,590	level 1
Other receivables (non-current)	10	65,338	65,338	level 2
Financial liabilities
Loans and borrowings (non-current)	13	1,592,639	1,681,352	level 2
Loans and borrowings (current)	13	7,956	7,956	level 2
Other payables	13	732,501	732,501	level 2

		As at January 1, 2013
Euros	Notes	Carrying amount	Fair Value	Fair value hierarchy
Financial assets
Cash and cash equivalents	11	65,819	65,819	level 1
Other receivables (non-current)	10	18,671	18,671	level 2
Other receivables (current)	10	170,959	170,959	level 2
Financial liabilities
Loans and borrowings (non-current)	13	216,816	216,761	level 2
Loans and borrowings (current)	13	6,740	6,740	level 2
Other payables	13	327,916	327,916	level 2

        The fair values of the financial assets and financial liabilities measured at amortized cost in the statement of financial position have been determined in accordance with generally accepted pricing models based on discounted cash flow analysis, with the most significant inputs being the discount rate that reflects the credit risk.

        The fair values of the borrowings has been determined based on a discounted rate reflecting the market credit risk for a company such as Coretherapix in development stage.

CORETHERAPIX, SLU

Notes to the Financial Statements (Continued)

December 31, 2014 and 2013

(14) Financial instruments and financial risk management (Continued)

        The current financial assets and liabilities are not included in the table above as their carrying amounts approximate their fair values.

  (c)
  Financial risk management objectives

        The Company is not exposed to market risk (which includes currency risk, interest rate risk and other price risk), credit risk and liquidity risk.

  Currency risk

        The Company is not subject to currency risk.

  Interest rate risk

        The Company is not exposed to interest rate risk, because all the Company's borrowings are at fixed interest rates.

  Liquidity risk

        The Company manages liquidity risk by maintaining adequate reserves, banking facilities and reserve borrowing facilities, by continuously monitoring forecast and actual cash flows, and by matching the maturity profiles of financial assets and liabilities.

        The following table details the Genetrix Group's remaining contractual maturity for its financial liabilities with agreed repayment periods. The table has been drawn up based on the undiscounted cash flows of financial liabilities based on the earliest date on which the Company can be required to pay. The table includes both interest and principal cash flows.

Euros	Interest rate	Within one year	1 - 5 years	After 5 years	Total
As at December 31, 2014
Non-interest bearing	N/A	114,555	1,698,773	1,207,993	3,021,321
Other financial liabilities	N/A	645,158	188,811	—	833,969

Total		759,713	1,887,584	1,207,993	3,855,290

As at December 31, 2013
Non-interest bearing	N/A	—	1,250,715	1,321,362	2,572,077

Total		—	1,250,715	1,321,362	2,572,077

As at January 1, 2013
Non-interest bearing	N/A	—	273,858	273,858	547,716

Total		—	273,858	273,858	547,716

  Credit risk management

        Credit risk refers to the risk that a counterparty will default on its contractual obligations resulting in financial loss to the Group.

CORETHERAPIX, SLU

Notes to the Financial Statements (Continued)

December 31, 2014 and 2013

(14) Financial instruments and financial risk management (Continued)

        The Company's exposure to credit risk is very limited, as its only debtors are group company entities and the transactions are for very low amounts.

        The maximum exposure to credit risk at the reporting date is the carrying amount of each class of financial asset. The Company does not hold any collateral as security.

        More information on the receivables can be found in Note 10.

(15) Taxation

        Details of balances with public entities are as follows:

	Euros
	December 31, 2014		December 31, 2013		January 1, 2013
	Non- current	Current	Non- current	Current	Non- current	Current
Assets
Receivables from tax authorities for research expenses deductions	—	259,250	—	—	—	—
Value added tax and similar taxes	—	23,432	—	42,282	—	96,572

	—	282,682	—	42,282	—	96,572

Liabilities
Social Security	—	21,189	—	7,816	—	7,045
Withholdings	—	62,198	—	25,848	—	32,452

	—	83,387	—	33,664	—	39,497

        The Company has the following main applicable taxes open to inspection by the Spanish taxation authorities:

Tax	Years open to inspection
Income tax	2010 - 2013
Value added tax	2011 - 2014
Personal income tax	2011 - 2014
Tax on Economic Activities	2011 - 2014
Social Security	2011 - 2014

        Due to the treatment permitted by fiscal legislation of certain transactions, additional tax liabilities could arise in the event of inspection. In any case, the Company's director does not consider that any such liabilities that could arise would have a significant effect on the financial statements.

CORETHERAPIX, SLU

Notes to the Financial Statements (Continued)

December 31, 2014 and 2013

(15) Taxation (Continued)

  Income tax

        A reconciliation of the accounting loss with the tax loss is as follows:

	Euros
	December 31, 2014	December 31, 2013	January 1, 2013
Loss for the year	(2,051,548)	(1,654,461)	(1,653,759)
Permanent differences	60,101	60	(135,912)
Income tax	(259,250)	—	—

Loss before income tax	(2,250,697)	(1,654,401)	(1,789,671)
Temporary differences	1,189,668	816,884	588,889
Tax loss	(1,061,029)	(837,517)	(1,200,782)

        Temporary differences correspond to research and development costs as well as grants (other operating income) and financial costs related to government loans at below market credit risk, that do not have the consideration of expenses but assets for the tax authorities.

        In accordance with Law 14/2013 of September 27, 2013 on supporting entrepreneurs and their internationalisation (published in the Official State Gazette of September 28, 2013), the Company requested the monetization of 259,250 thousand euros of the 2013 R&D deduction, which corresponds to 80% of the amount potentially deductible for research and development expenses in 2013.

        The Company has potential tax assets and tax credits for tax losses. Given that these do not comply with recognition requirements (its future realisation considered as probable), the Company has not recognized a deferred tax asset relating to them.

        The Company has not recognized deductions for research and development as deferred tax assets, the amounts and reversal periods of which are as follows:

	Euros
Year	December 31, 2014	December 31, 2013	January 1, 2013	Final year
2007	47,641	47,641	47,641	2025
2008	275,477	275,477	275,477	2026
2009	652,414	652,414	652,414	2027
2010	719,559	719,559	719,559	2028
2011	435,089	435,089	435,089	2029
2012	287,938	287,938	287,938	2030

	2,418,118	2,418,118	2,418,118

        Following prevailing Spanish legislation, as of January 1, 2013 these deductions can now be monetized instead of being deducted on the income tax return. The amounts incurred and expensed in 2013 were recognized as income tax income and a receivable in 2014, once the requirements for collection from the authorities were met. The Company expects that of the amounts incurred and

CORETHERAPIX, SLU

Notes to the Financial Statements (Continued)

December 31, 2014 and 2013

(15) Taxation (Continued)

expensed in 2014, approximately 80% will be accounted for as income tax income and receivables in 2015 when the requirements are met to be able to receive the amounts from the authorities. The amounts incurred and expensed for each year and their periods until which they can be monetized are as follows:

	Euros
Year	December 31, 2014	December 31, 2013	January 1, 2013	Final year
2013	—	391,202	—	2031
2014	352,150	—	—	2032

	352,150	391,202	—

        The Company has not recognized deferred tax assets deductions in respect of donations to the COTEC Foundation, the amounts and reversal periods of which are as follows:

	Euros
Year	December 31, 2014	December 31, 2013	January 1, 2013	Final year
2014	21,035	—	—	2029

	21,035	—	—

        The Company has tax loss carry forwards available for the following amounts:

	Euros
Year	December 31, 2014	December 31, 2013	January 1, 2013
2006	1,393	1,393	1,393
2007	86,542	86,542	86,542
2008	220,323	220,323	220,323
2009	471,746	471,746	471,746
2010	766,021	766,021	766,021
2011	1,067,928	1,067,928	1,067,928
2012	1,200,782	1,200,782	1,200,782
2013	837,517	837,517	—
2014	1,100,928	—	—

	5,753,180	4,652,252	3,814,735

        The expected tax rate applicable in Spain for these losses is 25%.

CORETHERAPIX, SLU

Notes to the Financial Statements (Continued)

December 31, 2014 and 2013

(15) Taxation (Continued)

        Differences between the financial basis and the corresponding tax basis of assets, and liabilities, generate differences between the statutory tax rate which is applicable to the entity and the effective tax rate presented in the income statement. In 2014 and 2013, these differences are as follows:

	December 31, 2014	December 31, 2013	January 1, 2013
	%	%	%
Expected tax	25.0	25.0	25.0
Tax effect of:
DTA not recognized related to NOL	(25.0)	(25.0)	(25.0)
R&D Credits	(13.5)	0.0	0.0
Non deductible expenses	2.5	0.0	0.0

Effective tax rate	(11.0)	0.0	0.0

(16) Related Party Balances and Transactions

  (a)
  Related party balances

        Details of balances receivable from and payable to Genetrix Group companies and the Company's sole director, Genetrix, SL, and the main characteristics of these balances are provided in notes 13 (a) and 13 (c).

        The sole director considers that the Company has no significant balances receivable from or payable to members of senior management personnel or the board of directors.

  (b)
  Related party transactions

        The Company's transactions with related parties are as follows:

	Euros
	December 31, 2014
	Genetrix, SL	Biotherapix Molecular Medicines, SLU	Sygnis Biotech, SLU	Total
Operating income
Other services rendered	—	—	113,434	113,434

Total income	—	—	113,434	113,434

Operating expenses
Other services received	—	—	(77,843)	(77,843)
Financial instruments
Finance costs	(53,912)	(375)	—	(54,287)

Total expenses	(53,912)	(375)	(77,843)	(132,130)

CORETHERAPIX, SLU

Notes to the Financial Statements (Continued)

December 31, 2014 and 2013

(16) Related Party Balances and Transactions (Continued)

	Euros
	December 31, 2013
	Genetrix, SL	Biotherapix Molecular Medicines, SLU	Sygnis Biotech SLU	Total
Operating expenses
Other services received	(420,000)	—	—	(420,000)
Financial instruments
Finance costs	—	(459)	—	(459)

Total expenses	(420,000)	(459)	—	(420,459)

        At December 31, 2013, the Company had entered into a contract with its sole director and ultimate parent, Genetrix, SL, whereby the latter provides the necessary professionals and resources to render various services to the Company: economic, financial and tax, purchasing, industrial property, human resources, legal services, etc. This contract was terminated in 2014.

  (c)
  Information on the Company's sole director and senior management personnel

        In 2014 and 2013, the sole director, Genetrix, SL, did not receive any remuneration, or any loans or advances, and the Company did not extend any guarantees on its behalf. The Company has no pension or life insurance obligations with its former or current director.

(17) Grants and other operating income

        Non-refundable grants and other operating income during 2013 and 2014 are:

2014	Euros
Income from cost sharing agreement	210,919
Grants transferred to results from soft loans	187,913
CAREMI and CARDIONET grants	81,700

Total	480,532

2013	Euros
Income from sharing cost agreement	15,417
Grants transferred to results from soft loans	511,684
CAREMI grant	69,503

Total	596,604

        The Company has received grants in the past to contribute to its research activity. The Company has fulfilled all requirements related to the grants and therefore does not reflect any provision for potential refunds.

        Grants related to soft loans are explained in Note 13.

CORETHERAPIX, SLU

Notes to the Financial Statements (Continued)

December 31, 2014 and 2013

(17) Grants and other operating income (Continued)

        Grants recognized in the income statement during 2013 and 2014 correspond to the following institutions, amounts and requirements:

  CNIC National Cardiovascular Research Centre Foundation—European Commission (CAREMI):

        This reflects a financial contribution received from the European Union and the National Cardiovascular Research Centre Foundation (CNIC) to implement the 'Cardio Repair European Multidisciplinary Initiative (CARE—MI)' project. The total grant for 2013 was 69,503 euros. In 2014, the amount granted was 69,503 euros.

  Cardionet

        This reflects a financial contribution received from the European Union within the framework of the Marie Curie Actions—Initial Training Networks (ITN) programme for the development of a translational training network on the cellular and molecular bases of heart homeostasis and repair. The funding received totals 233,705 thousand euros, of which 60% was received in 2012. In 2014, the Company received 12,197 euros.

        Other operating income during 2013 and 2014 are respectively 15,417 euros and 210,919 euros and correspond to the invoicing of certain personnel, general and IT expenses to third parties and Sygnis Biotech, SLU, subsidiary of Sygnis AG, due to certain projects performed in collaboration and a cost sharing agreement.

(18) Operating charges

  a)
  Research and development expenses

	Euros
	2014	2013
Employee benefits expenses	489,891	370,843
Depreciation, amortisation and impairment losses	56,043	54,867
Rental fees and other operating expenses	546,903	744,716
Supplies	134,522	124,133

	1,227,359	1,294,559

  b)
  General and administrative expenses

	Euros
	2014	2013
Employee benefits expenses	674,723	142,146
Depreciation, amortisation and impairment losses	62,872	5,001
Rental fees and other operating expenses	597,362	695,754

	1,334,957	842,901

CORETHERAPIX, SLU

Notes to the Financial Statements (Continued)

December 31, 2014 and 2013

(19) Earnings per share

        Basic Earnings/losses Per Share (EPS) amounts are calculated by dividing the losses for the year attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the year.

        The following reflects the income and share data used in the basic and diluted EPS computations:

	2014	2013
Profit /(loss of the year)	(2,051,548)	(1,654,461)
Weighted average of ordinary shares for basic EPS	80,041	80,041

Profit (loss) attributable to ordinary equity holders	(25.63)	(20.67)

(20) Other Information

        In 2010, a claim was filed against the Company and Genetrix, SL (its ultimate parent) by a scientist who had a collaboration agreement with Coretherapix, SLU to develop and market certain projects relating to cardiac stem cell therapies. The claimant was seeking compensation for breach of certain obligations included in the agreement, and to be recognized as a partner in the Company.

        The main proceedings were won at the court of first instance. The motion for injunction was won with costs at both the court of first instance and the provincial court.

        At December 31, 2013, no provision was made for these proceedings as Company management and its legal advisors have assessed the probability of this claim resulting in a future liability for the Company as remote, even though the claimant had appealed the Court decision.

        In 2014, a decision was handed down in favour of the Company in second instance proceedings. As the claimant has not filed an appeal against this ruling with the Supreme Court, the legal proceedings have been brought to a close.

(21) Other commitments.

        The Company will be able to cancel all the contracts in force in the following twelve months and without any early cancellation penalty.

(22) Events after the Reporting Period

        On February 3, 2015, the sole director proposed to dismiss three employees of the Company. These redundancies were estimated by 112,000 euros.

        On February 5, 2015, Genetrix, SL received as a dividend in kind from its subsidiary Genetrix Life Sciences AB all the shares of the Company, becoming at that time the sole shareholder of Coretherapix, SLU.

        On February 28, 2015, the Company abandoned the process for the approval of patent CTX-1. The cell projects underway are protected by patent CTX-3.

        On July 31, 2015, TiGenix NV acquired 100% of the issued share capital of Coretherapix, SLU from the sole shareholder, Genetrix, SL, as well as certain receivables from Coretherapix with a

CORETHERAPIX, SLU

Notes to the Financial Statements (Continued)

December 31, 2014 and 2013

(22) Events after the Reporting Period (Continued)

nominal value of 3,306,082 euros. Previous to this transaction, Genetrix, SL cancelled the loans of the Company with CDTI, Madrid Networks, Banco Popular and other related and third parties of 691,347 euros, 993,421 euros, 187,948 euros and 640,639 euros, respectively.

        On July 31, 2015, the Company received 500,000 euros of shareholder contribution.

        On September 25, 2015, the Company received 500,000 euros of shareholder contribution.

        In addition, on September 30, 2015, TiGenix NV approved a non-cash contribution aimed at offsetting negative results and voluntary reserves obtained by the Company in previous business years for the total receivable of 3,306,082 euros.

        Through and including                    ,         (the 25th day after the date of this prospectus), all dealers effecting transactions in the ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

American Depositary Shares
Representing              Ordinary Shares

PROSPECTUS

BofA Merrill Lynch

Cowen and Company

Canaccord Genuity

BTIG

                      ,

PART II INFORMATION NOT REQUIRED IN PROSPECTUS.

Item 6.    Indemnification of Directors and Officers.

        Under Belgian law, the directors of a company may be liable for damages to the company in case of improper performance of their duties. Our directors may be liable to our Company and to third parties for infringement of our articles of association or Belgian company law. Under certain circumstances, directors may be criminally liable. We maintain liability insurance for the benefit of our directors and executive management.

        In the underwriting agreement, the form of which is filed as Exhibit 1.1 to this registration statement, the underwriters will agree to indemnify, under certain conditions, us, the members of our board of directors and persons who control our Company within the meaning of the Securities Act against certain liabilities, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Item 7.    Recent Sales of Unregistered Securities.

        During the past three years, we issued securities in transactions that have not been registered under the Securities Act as set forth below. We believe that each such issuance was exempt from registration under the Securities Act in reliance on Regulation S or Regulation D under the Securities Act or Section 4(a)(2) of the Securities Act regarding transactions by an issuer not involving a public offering or involving offers and sales of securities outside the United States.

        On May 3, 2011, we issued 44,814,402 ordinary shares at a price per share of 1.2977 euros pursuant to a capital increase in kind of the share capital.

        On June 6, 2011, we issued 15,187,111 ordinary shares at a price per share of 1.00 euros pursuant to a capital increase in cash of the share capital.

        On April 17, 2012, we issued 536,534 ordinary shares at a price per share of 4.28 euros pursuant to a capital increase in kind of the share capital.

        On December 27, 2012, we issued 8,629,385 ordinary shares at a price per share of 0.78 euros pursuant to a capital increase in cash of the share capital.

        On July 24, 2013, we issued 21,259,092 ordinary shares at a price per share of 0.25 euros pursuant to a capital increase in cash of the share capital.

        On July 26, 2013, we issued 4,740,908 ordinary shares at a price per share of 0.25 euros pursuant to a capital increase in cash of the share capital.

        On November 22, 2013, we issued 34,188,034 ordinary shares at a price per share of 0.351 euros pursuant to a capital increase in cash of the share capital.

        On July 6, 2012, we issued and granted 4,000,000 warrants to members of executive management and employees at an exercise price of 1.00 euro per share.

        On March 20, 2013, we issued 777,000 warrants, 433,000 of which were effectively granted to directors on April 3, 2013 and one member of executive management on May 7, 2013 at an exercise price of 1.00 euro per share.

        On December 16, 2013, we issued and granted 1,806,000 warrants to members of executive management and employees at an exercise price of 0.46 euros per share for employees and 0.50 euros per share for non-employees.

        On April 22, 2014, we issued and granted 1,994,302 warrants to Kreos Capital IV (Expert Fund) at an exercise price of 0.75 euros per share.

        On March 6, 2015, we issued 9% senior unsecured bonds due 2018 for 25 million euros in total principal amount convertible into our ordinary shares.

        On July 31, 2015, we issued 7,712,757 ordinary shares at a price per share of 0.71 euros pursuant to a capital increase in kind of the share capital.

        On November 27, 2015, we issued 4,149,286 ordinary shares at a price per share of 0.95 euros pursuant to a capital increase in cash of the share capital.

        On December 3, 2015, we issued 4,956,894 ordinary shares at a price per share of 0.9516 euros pursuant to a capital increase in cash of the share capital.

        On December 7, 2015, we issued 2,250,000 warrants, of which 1,766,218 warrants were granted on December 7, 2015 to members of executive management and employees at an exercise price of 0.95 euros per share for employees and 0.97 euros per share for non employees.

        On December 14, 2015, we issued 9,030 ordinary shares at a price per share of 0.46 euros pursuant to the exercise of 9,030 warrants.

        On March 14, 2016, we issued 25 million ordinary shares at a price per share of 0.95 euros pursuant to a capital increase in cash of the share capital.

Item 8.    Exhibits and Financial Statement Schedules.

Exhibit Number	Description of Exhibit
*1.1	Form of Underwriting Agreement
**3.1	Articles of Association of TiGenix, as amended and currently in effect (English translation)
*4.1	Form of Deposit Agreement
*4.2	Form of American Depositary Receipt (included in Exhibit 4.1)
*5.1	Opinion of Osborne Clarke BV CVBA
*8.1	Opinion of Osborne Clarke BV CVBA as to Belgian tax matters
**†10.1	Distribution Agreement dated April 2, 2014 between TiGenix and Swedish Orphan Biovitrium AB as restated on April 23 and on May 28, 2014
**†10.2	Loan Facility Agreement dated December 20, 2013 between TiGenix and Kreos Capital IV (UK) Limited
**†10.3	Share Purchase Agreement dated January 23, 2014 between TiGenix and PharmaCell B.V.
**10.4	Warrants Plan 2012 (English translation)
**10.5	Warrants Plan 2013 (English translation)
**10.6	Second Warrants Plan 2013 (English translation)
**10.7	Kreos Warrants Plan (English translation)
**†10.8	Agreement for the Manufacturing of ChondroCelect between TiGenix NV, TiGenix B.V. and PharmaCell B.V. dated May 30, 2014
**10.9	Assignment of Exploitation Rights dated November 3, 2014 between Cellerix, S.L. and the Universidad Autonóma de Madrid (English translation)
**10.10	Amendment to the Agreement for the Assignment of Rights to Exploit IP between the Universidad Autonóma De Madrid and Cellerix, S.L., of November 3, 2004 (English translation)

Exhibit Number	Description of Exhibit
**10.11	Agreement for the Joint Ownership and Licensing of Exploitation Rights dated June 1, 2009 between Cellerix S.A. and the Consejo Superior de Investigaciones Científicas
**10.12	Agreement for the Joint Ownership and Licensing of Exploitation Rights dated January 17, 2011 between Cellerix S.A., the Consejo Superior de Investigaciones Científicas and the University of Seville
**10.13	Lease Agreement for Offices and Parking Spaces in Calle Marconi 1, Tres Cantos (Madrid) dated July 1, 2013 between TiGenix SAU and Mr. José Luis Gómez Ruiz and Mr. Álvaro García De La Rasilla Gortázar (English translation)
**10.14	English summary of Loan Agreement between TiGenix SAU and Madrid Network dated September 30, 2011
**10.15	English summary of Loan Agreement between TiGenix SAU and Madrid Network dated July 30, 2013
**10.16	Terms and conditions of the senior unsecured convertible bonds due 2018 dated June 25, 2015
**10.17	Trust Deed dated March 6, 2015 between TiGenix, TiGenix S.A.U. and BNP Paribas Trust Corporation UK Limited constituting 25 million euros in 9% senior unsecured convertible bonds due 2018 guaranteed by TiGenix S.A.U. convertible into fully paid ordinary shares in the issuer
**†10.18	Contribution agreement regarding the contribution of shares in, and the contribution and the transfer and assignment of receivables on, Coretherapix S.L. between Genetrix S.L. and TiGenix NV dated July 29, 2015
**10.19	English summary of Service Agreement between Science to Business Technology Park and Coretherapix dated October 30, 2014 (Lease agreement)
**10.20	Manufacturing Services Agreement between TiGenix S.A.U. and Lonza Walkersville, Inc. dated February 9, 2015
**10.21	Warrants Plan 2015 (English translation)
**10.22	License Agreement between TiGenix S.A.U. and Takeda Pharmaceuticals International AG dated July 4, 2016
**21.1	Subsidiaries of TiGenix
23.1	Consent of BDO Bedrijfsrevisoren Burg. CVBA, independent registered public accounting firm
23.2	Consent of KPMG Auditores, S.L., independent auditor
*23.3	Consents of Osborne Clarke BV CVBA (included in Exhibits 5.1 and 8.1)
**24.1	Powers of Attorney (included on the signature page)
**24.2	Power of Attorney of June Almenoff

*
To be filed by amendment.

**
Previously filed.

†
Confidential treatment has been sought with respect to portions of the exhibit, which has been separately submitted to the SEC.

Item 9.    Undertakings.

          (a)   The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

          (b)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (c)   The undersigned registrant hereby undertakes that:

              (i)  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

             (ii)  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Leuven, Belgium as of the 29th day of November, 2016.

TIGENIX
By:	/s/ EDUARDO BRAVO

	Name:	Eduardo Bravo Fernández de Araoz
	Title:	Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signatures		Title	Date

By:	/s/ EDUARDO BRAVO Eduardo Bravo Fernández de Araoz	Chief Executive Officer and Managing Director (Principal Executive Officer)	November 29, 2016
By:	/s/ CLAUDIA D'AUGUSTA Claudia D'Augusta	Chief Financial Officer (Principal Financial and Accounting Officer)	November 29, 2016
By:	/s/ EDUARDO BRAVO Innosté SA, represented by Jean Stéphenne	Director	November 29, 2016
By:	/s/ EDUARDO BRAVO Willy Duron	Director	November 29, 2016
By:	/s/ EDUARDO BRAVO Greig Biotechnology Global Consulting, Inc., represented by Russell Greig	Director	November 29, 2016
By:	/s/ EDUARDO BRAVO June Almenoff	Director	November 29, 2016

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the registrant's duly authorized representative in the United States, has signed this registration statement as of the 29th day of November, 2016.

By:	/s/ DONALD J. PUGLISI
	Name:	Donald J. Puglisi

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
*1.1	Form of Underwriting Agreement
**3.1	Articles of Association of TiGenix, as amended and currently in effect (English translation)
*4.1	Form of Deposit Agreement
*4.2	Form of American Depositary Receipt (included in Exhibit 4.1)
*5.1	Opinion of Osborne Clarke BV CVBA
*8.1	Opinion of Osborne Clarke BV CVBA as to Belgian tax matters
**†10.1	Distribution Agreement dated April 2, 2014 between TiGenix and Swedish Orphan Biovitrium AB as restated on April 23 and on May 28, 2014
**†10.2	Loan Facility Agreement dated December 20, 2013 between TiGenix and Kreos Capital IV (UK) Limited
**†10.3	Share Purchase Agreement dated January 23, 2014 between TiGenix and PharmaCell B.V.
**10.4	Warrants Plan 2012 (English translation)
**10.5	Warrants Plan 2013 (English translation)
**10.6	Second Warrants Plan 2013 (English translation)
**10.7	Kreos Warrants Plan (English translation)
**†10.8	Agreement for the Manufacturing of ChondroCelect between TiGenix NV, TiGenix B.V. and PharmaCell B.V. dated May 30, 2014
**10.9	Assignment of Exploitation Rights dated November 3, 2014 between Cellerix, S.L. and the Universidad Autonóma de Madrid (English translation)
**10.10	Amendment to the Agreement for the Assignment of Rights to Exploit IP between the Universidad Autonóma De Madrid and Cellerix, S.L., of November 3, 2004 (English translation)
**10.11	Agreement for the Joint Ownership and Licensing of Exploitation Rights dated June 1, 2009 between Cellerix S.A. and the Consejo Superior de Investigaciones Científicas
**10.12	Agreement for the Joint Ownership and Licensing of Exploitation Rights dated January 17, 2011 between Cellerix S.A., the Consejo Superior de Investigaciones Científicas and the University of Seville
**10.13
Lease Agreement for Offices and Parking Spaces in Calle Marconi 1, Tres Cantos (Madrid) dated July 1, 2013 between TiGenix SAU and Mr. José Luis Gómez Ruiz and Mr. Álvaro García De La Rasilla Gortázar (English translation)
**10.14	English summary of Loan Agreement between TiGenix SAU and Madrid Network dated September 30, 2011
**10.15	English summary of Loan Agreement between TiGenix SAU and Madrid Network dated July 30, 2013
**10.16	Terms and conditions of the senior unsecured convertible bonds due 2018 dated June 25, 2015

Exhibit Number	Description of Exhibit
**10.17	Trust Deed dated March 6, 2015 between TiGenix, TiGenix S.A.U. and BNP Paribas Trust Corporation UK Limited constituting 25 million euros in 9% senior unsecured convertible bonds due 2018 guaranteed by TiGenix S.A.U. convertible into fully paid ordinary shares in the issuer
**†10.18
Contribution agreement regarding the contribution of shares in, and the contribution and the transfer and assignment of receivables on, Coretherapix S.L. between Genetrix S.L. and TiGenix NV dated July 29, 2015
**10.19	English summary of Service Agreement between Science to Business Technology Park and Coretherapix dated October 30, 2014 (Lease agreement)
**10.20	Manufacturing Services Agreement between TiGenix S.A.V. and Lonza Walkersville, Inc. dated February 9, 2015
**10.21	Warrants Plan 2015 (English translation)
**10.22	License Agreement between TiGenix S.A.U. and Takeda Pharmaceuticals International AG dated July 4, 2016
**21.1	Subsidiaries of TiGenix
23.1	Consent of BDO Bedrijfsrevisoren Burg. CVBA, independent registered public accounting firm
23.2	Consent of KPMG Auditores S.L., independent auditor
*23.3	Consents of Osborne Clarke BV CVBA (included in Exhibits 5.1 and 8.1)
**24.1	Powers of Attorney (included on the signature page)
**24.2	Power of Attorney of June Almenoff

*
To be filed by amendment.

**
Previously filed.

†
Confidential treatment has been sought with respect to portions of the exhibit, which has been submitted separately with the SEC.